UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INSITE VISION INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, $0.01 par value per share
(2)

Aggregate number of securities to which transaction applies:

168,329,402, which is the sum of (i) the 131,951,033 shares of common stock issued and outstanding, (ii) 23,333,902 shares of common stock issuable upon exercise of warrants, and (iii) 13,044,467 shares of common stock issuable upon exercise of options to purchase shares of common stock with an exercise price less than $0.35, in each case as of September 23, 2015

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the registration fee, the transaction value was calculated as the sum of 168,329,402, which is the number of shares of common stock issued and outstanding, issuable upon exercise of warrants and issuable upon exercise of options to purchase shares of common stock with an exercise price less than $0.35, multiplied by $0.35 per share (which represents the amount of the per share merger consideration. In accordance with Exchange Act Rule 0-11(c), the filing fee was determined by multiplying 0.0001007 by the sum calculated in the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction: $58,915,291
	(5)	Total fee paid: $5,933

☐	Fee paid previously with preliminary materials:

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid: $6,846
	(2)	Form, Schedule or Registration Statement No.: Schedule TO
	(3)	Filing Party: Thea Acquisition Corp., Ranbaxy, Inc., Sun Pharmaceutical Industries Ltd.
	(4)	Date Filed: September 29, 2015

EXPLANATORY NOTE REGARDING THE REASON FOR THE FILING OF THIS

PRELIMINARY PROXY STATEMENT

InSite Vision Incorporated, a Delaware corporation (“InSite”), entered into an Agreement and Plan of Merger, dated September 15, 2015, as amended and restated on September 28, 2015 (as amended and restated, and as it may be further amended from time to time, the “Merger Agreement”), with Ranbaxy, Inc., a Delaware corporation (“Ranbaxy”) and an indirect wholly owned subsidiary of Sun Pharmaceutical Industries Ltd., a company registered and existing in India under the Companies Act, 2013 (“Sun Pharma”), and Thea Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Ranbaxy. Pursuant to the Merger Agreement, on September 29, 2015, Merger Sub commenced a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock of InSite, par value $0.01 per share, at a price of $0.35 per share, net to the seller thereof in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer to Purchase, dated September 29, 2015, filed as an exhibit to the Tender Offer Statement on Schedule TO (together with any amendments and supplements thereto, the “Schedule TO”) by (i) Merger Sub, (ii) Ranbaxy and (iii) Sun Pharma.

As of the date of this preliminary proxy statement, the Offer is still pending and is scheduled to expire at 12:00 midnight, New York time, (the end of the day) on Tuesday, October 27, 2015, unless the Offer is extended or terminated in accordance with the terms of the Merger Agreement. If the Offer is consummated and results in Merger Sub acquiring more than 90% of the shares of InSite common stock outstanding after giving effect to the issuance of shares of InSite common stock to Merger Sub pursuant to the “top-up option” contemplated by the Merger Agreement (the “Short Form Threshold”), Ranbaxy intends to consummate the merger of Merger Sub with and into InSite (the “Merger”) without an InSite stockholder meeting and without any further action by InSite stockholders as a “short-form” merger under Delaware law.

This preliminary proxy statement (as it may hereafter be amended from time to time) will only be mailed to InSite stockholders in definitive form if the Offer has terminated or the Offer is consummated and does not result in Merger Sub acquiring a number of shares of InSite common stock greater than or equal to the Short Form Threshold and the adoption of the Merger Agreement by InSite stockholders is required by applicable law to consummate the Merger, and in either case after the date on which the U.S. Securities and Exchange Commission (the “SEC”) (or the staff of the SEC), orally or in writing, confirms that it has no further comments on the proxy statement to be filed by InSite related to the adoption of the Merger Agreement by the stockholders of InSite, including the first business day that is at least ten calendar days after the filing of the preliminary proxy statement if the SEC has not informed InSite that it intends to review the proxy statement. In such event, InSite will take the necessary steps to establish a record date for, give notice of, call, convene and hold a special meeting of InSite stockholders to vote upon the adoption of the Merger Agreement.

Depending on the outcome of the Offer, certain information which appears in this preliminary proxy statement may no longer be relevant or material to InSite stockholders when considering whether and how to vote with respect to the proposal to adopt the Merger Agreement or the decision whether to exercise the right to demand appraisal of shares of InSite common stock held by them in accordance with Section 262 of the Delaware General Corporation Law. Accordingly, if, under the circumstances described in this explanatory note and in accordance with applicable law and the terms of the Merger Agreement, it becomes necessary to mail a definitive proxy statement to InSite stockholders, InSite will update the disclosures in this preliminary proxy statement to reflect the outcome of the Offer and as otherwise may be necessary.

The Offer is being made pursuant to the terms and subject to the conditions set forth in the Offer to Purchase, dated September 29, 2015, and in the related Letter of Transmittal (each as may be amended or supplemented from time to time) filed as exhibits to the Schedule TO. This preliminary proxy statement has no effect on the Offer, and you should refer to the Schedule TO and the InSite Board of Directors’ recommendation of the tender offer on Schedule 14D-9 filed with the SEC for further information regarding the Offer.

PRELIMINARY—SUBJECT TO COMPLETION—DATED OCTOBER 2, 2015

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of InSite Vision Incorporated (“InSite”) to be held at 10:00 a.m., local time, on                     , 2015, at the principal executive offices of InSite, 965 Atlantic Avenue, Alameda, California, 94501.

InSite has entered into an Agreement and Plan of Merger, dated September 15, 2015, as amended and restated on September 28, 2015 (as amended and restated, and as it may be further amended from time to time, the “Merger Agreement”), with Ranbaxy, Inc., a Delaware corporation (“Ranbaxy”) and an indirect wholly owned subsidiary of Sun Pharmaceutical Industries Ltd., a company registered and existing in India under the Companies Act, 2013 (“Sun Pharma”), and Thea Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Ranbaxy, pursuant to which InSite would be acquired by Ranbaxy (the “Merger”). If the transactions contemplated by the Merger Agreement are completed, you will be entitled to receive $0.35 in cash, without interest, less any required withholding taxes, for each share of InSite common stock that you own (unless you have properly exercised your appraisal rights with respect to such shares).

On September 29, 2015, Merger Sub commenced a cash tender offer (the “Offer”) for all of the outstanding shares of InSite common stock at a price of $0.35 per share, net to the seller in cash without interest and less any required withholding taxes. The Offer contemplates that, if the Offer is completed and, if applicable, the subsequent exercise by Merger Sub of its option to purchase from InSite additional shares of InSite common stock set forth in the Merger Agreement, Merger Sub beneficially owns in excess of 90% of the shares of InSite common stock outstanding (the “Short Form Threshold”), InSite will merge with Merger Sub, pursuant to a “short-form” merger under Delaware law (which would not require the approval of InSite stockholders other than Merger Sub), and all outstanding shares of InSite common stock (excluding shares held by stockholders who have perfected and not withdrawn a demand for appraisal rights or otherwise lost appraisal rights under Delaware law with respect to such shares) will be canceled and converted into the right to receive cash equal to the $0.35 per share offer price, without interest, less any required withholding taxes. The Offer was commenced pursuant to the Merger Agreement.

The Merger Agreement provides that the Merger may be consummated regardless of whether the Offer is completed. If the Offer is (i) not completed and is terminated in accordance with the Merger Agreement and the Merger Agreement is not terminated or (ii) completed but does not result in Merger Sub beneficially owning a number of shares of InSite common stock greater than or equal to the Short Form Threshold, the Merger will only be able to be consummated, subject to the terms and conditions of the Merger Agreement, after InSite stockholders have adopted the Merger Agreement at a special meeting of stockholders.

In such event, InSite will hold a special meeting to allow its stockholders to vote on certain matters in connection with the proposed Merger. At the special meeting, InSite stockholders will be asked to adopt the Merger Agreement. In addition, InSite stockholders will be asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement.

Only stockholders of record of InSite common stock at the close of business on                     , 2015, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

It is important that your shares be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the special meeting, we urge you to submit a proxy to have your shares voted in advance of the special meeting by using one of the methods described in the accompanying proxy statement. If your shares of InSite common stock are held in the name of a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of InSite common stock in accordance with the voting instruction card furnished by your broker, bank or other nominee.

The InSite Board of Directors unanimously recommends that InSite stockholders vote “FOR” the adoption of the Merger Agreement, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger and “FOR” the adjournment of the InSite special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement.

The accompanying proxy statement provides important information regarding the special meeting and a detailed description of the Merger Agreement, the Merger, a number of other transactions and agreements, and the matters to be presented at the special meeting. We urge you to read the accompanying proxy statement carefully and in its entirety.

If you have any questions about the special meeting or the merger after reading the accompanying proxy statement, you may contact InSite’s proxy solicitor, D.F. King & Co. Inc. Stockholders may call the toll free number at (800) 820 2146, and banks and brokers may call (212) 269 5550, in each case to reach D.F. King & Co. Inc.

We thank you for your consideration and continued support.

Sincerely,

Timothy Ruane

Chief Executive Officer and Member of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, passed upon the merits or fairness of the Merger Agreement or the transactions contemplated thereby, including the proposed Merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated                     , 2015, and it and the enclosed proxy card are first being mailed to InSite stockholders on or about                     , 2015.

965 Atlantic Avenue

Alameda, California 94501

Notice of Special Meeting of InSite Stockholders

To be held on                     , 2015

To the Stockholders of InSite Vision Incorporated:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of InSite Vision Incorporated, a Delaware corporation (“InSite”) will be held at 10:00 a.m., local time, on                     , 2015, at the principal executive offices of InSite, 965 Atlantic Avenue, Alameda, California, 94501 for the following purposes:

1.	To consider and vote on a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated September 15, 2015, as amended and restated on September 28, 2015 (as amended and restated, and as it may be further amended from time to time, the “Merger Agreement”), among InSite, Ranbaxy, Inc., a Delaware corporation (“Ranbaxy”), and Thea Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Ranbaxy, which provides for the merger of Merger Sub with and into InSite, with InSite surviving the merger as a wholly owned subsidiary of Ranbaxy (the “Merger”).

2.	To approve, on a non-binding, advisory basis, the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger.

3.	To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

The foregoing items are more fully described in the proxy statement accompanying this notice.

The InSite Board of Directors (i) approved the Merger Agreement and the Merger on the terms and subject to the conditions set forth in the Merger Agreement, (ii) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are, advisable, fair to, and in the best interest of, InSite and its stockholders, (iii) directed that the Merger Agreement be submitted to InSite stockholders for adoption at the special meeting and (iv) recommended that InSite stockholders adopt the Merger Agreement.

Accordingly, the InSite Board of Directors recommends that InSite stockholders vote “FOR” the Merger Proposal, “FOR” the proposal approving, on a non-binding, advisory basis, the compensation that will or may be made by InSite to its named executive officers in connection with the Merger, and “FOR” the proposal approving the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

The InSite Board of Directors has fixed the close of business on                     , 2015 as the record date for determining the stockholders entitled to receive notice of and vote at the special meeting and any adjournment or postponement thereof.

Please note that we intend to limit attendance at the special meeting to stockholders of record as of the record date (or their authorized representatives). If your shares of InSite common stock are held in the name of a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of InSite common stock as of the record date. All stockholders should also bring photo identification. A list of stockholders entitled to vote at the special meeting will be available in our offices located at 965 Atlantic Avenue, Alameda, California, 94501 during regular business hours for a period of at least ten days before the special meeting and at the place of the special meeting during the meeting.

Please carefully read the accompanying proxy statement, which describes the matters to be voted upon at the special meeting and how to vote your shares. The prompt return of your proxy card and voting instructions will assist InSite in preparing for the special meeting.

By Order of the Board of Directors,

Timothy Ruane Chief Executive Officer and

Member of the Board

Alameda, California

                    , 2015

If you have any questions concerning the Merger, the Merger Agreement or other matters to be considered at the special meeting, would like additional copies of this document or need help voting your shares, please contact InSite’s proxy solicitor:

D.F. King & Co. Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and brokers please call: (212) 269-5550

All others please call: (800) 820-2146

ABOUT THIS PROXY STATEMENT

References to this “proxy statement” means the proxy statement described below.

This proxy statement constitutes a proxy statement of InSite under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This proxy statement also constitutes a notice of meeting with respect to the special meeting of InSite stockholders.

You should rely only on the information contained in or incorporated by reference into this proxy statement. No one has been authorized to provide you with information that is different from that contained in this proxy statement. This proxy statement is dated                     , 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. InSite’s mailing of this proxy statement to InSite stockholders does not create any implication to the contrary.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Set forth below are questions that you, as a stockholder of InSite, may have regarding the Merger and the other matters to be considered at the special meeting of stockholders of InSite. InSite urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Merger and the other matters to be considered at the special meeting. Additional important information is also contained in the Annexes to this proxy statement. All references in this proxy statement to “InSite” refer to InSite Vision Incorporated, a Delaware corporation; all references in this proxy statement to “Sun Pharma” refer to Sun Pharmaceutical Industries Ltd., a company registered and existing in India under the Companies Act, 2013; all references in this proxy statement to “Ranbaxy” refer to Ranbaxy, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Sun Pharma; and all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of September 15, 2015, as amended and restated on September 28, 2015, by and among InSite, Ranbaxy and Thea Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Ranbaxy, providing for the merger of Merger Sub with and into InSite, with InSite surviving the merger as a wholly owned subsidiary of Ranbaxy (the “Merger”), a copy of which is included as Annex A to this proxy statement. All references to $ are to United States dollars.

General Questions and Answers

Q:	Why am I receiving this proxy statement?

A:	On September 15, 2015, InSite, Ranbaxy and Merger Sub entered into the Merger Agreement pursuant to which Ranbaxy would acquire InSite in accordance with the terms of the Merger Agreement. In order to effect this acquisition, a wholly owned subsidiary of Ranbaxy, Merger Sub, will be merged with and into InSite. InSite will be the surviving corporation and, as a result of the Merger, will become a wholly owned subsidiary of Ranbaxy.

You are receiving this proxy statement in connection with the solicitation of proxies by the InSite Board of Directors in favor of the proposal to adopt the Merger Agreement. This proxy statement contains important information about the Merger and the special meeting and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting. Your vote is very important. The InSite Board of Directors encourages you to vote as soon as possible.

Q:	Why was the Merger proposed?

A:	In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the InSite Board of Directors considered a number of factors. A detailed discussion of the background of, and reasons for, the Merger is included herein under “The Merger—Background of the Merger” and “The Merger—InSite’s Reasons for the Merger and Recommendation of the InSite Board of Directors.”

Additionally, InSite faces significant challenges related to its lack of financial resources. The transactions contemplated by the Merger Agreement, include a secured line of credit of up to $11,914,195 granted by Ranbaxy to InSite, as evidenced by a secured note from InSite to Ranbaxy (the “Secured Note”). The transactions previously contemplated by the Agreement and Plan of Merger, dated June 8, 2015, as amended and restated on July 16, 2015 and August 26, 2015 (as amended and restated, the “QLT Merger Agreement”), among InSite, QLT Inc. (“QLT”) and Isotope Acquisition Corp., an indirect wholly owned subsidiary of QLT (“Isotope”), which provided for the merger of Isotope with and into InSite, with InSite surviving the merger as an indirect wholly owned subsidiary of QLT, had provided InSite with borrowings under a secured line of credit provided by QLT, which borrowings were repaid with borrowings under the Secured Note in connection with the entry into the Merger Agreement. Absent the availability of these secured lines of credit, InSite expected that its cash and cash equivalents balance, anticipated cash flows from operations and the net proceeds from existing debt financing arrangements would have only been adequate to fund its operations until approximately July 2015.

Q.	Did Merger Sub commence a tender offer for shares of InSite common stock?

A.	Yes. On September 29, 2015, Merger Sub commenced a cash tender offer (the “Offer”) for all of the outstanding shares of InSite common stock at a price of $0.35 per share, net to seller thereof in cash, without interest thereon and less any required withholding taxes. The Offer was commenced pursuant to the Merger Agreement.

The Merger Agreement provides that (x) if the Offer is not completed and is terminated in accordance with the Merger Agreement, or (y) if the Offer is completed but, following the completion of the Offer and, if applicable, the subsequent exercise by Merger Sub of its option to purchase from InSite additional shares of InSite common stock set forth in the Merger Agreement, Merger Sub fails to beneficially own in excess of 90% of the shares of InSite common stock outstanding, the Merger will only be able to be consummated, subject to the terms and conditions of the Merger Agreement, after InSite stockholders have adopted the Merger Agreement at a special meeting.

InSite has prepared this proxy statement in connection with the solicitation of proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement in order to be able to consummate the Merger regardless of the outcome of the Offer.

If the Offer is terminated, regardless of whether you tendered your shares of InSite common stock in the Offer, you may vote your shares at the special meeting because you were a stockholder as of the record date of the meeting.

Q:	What will InSite stockholders receive in the Merger?

A:	In the Merger, each outstanding share of InSite common stock (except shares owned or held in treasury by InSite or owned by any subsidiary of InSite, shares owned by Ranbaxy, Merger Sub or any other direct or indirect subsidiary of Ranbaxy or shares held by stockholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be converted into the right to receive $0.35 in cash, without interest thereon (the “Merger Consideration”), and less any required withholding taxes. For example, if you own 100 shares of InSite common stock, you will receive $35 in cash in exchange for your shares of InSite common stock, without interest, less any required withholding taxes. In exchange for your shares, you will not receive any shares of the capital stock in Sun Pharma, Ranbaxy or Merger Sub following completion of the Merger.

Q:	What conditions must be satisfied to complete the Merger?

A:	The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this proxy statement. You are encouraged to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Merger.

Completion of the Merger depends upon a number of conditions being satisfied or, to the extent permitted by applicable law, waived, including, among other things, (i) if required by applicable law, the adoption of the Merger Agreement by InSite stockholders, (ii) the absence of any legal restraints or prohibitions on the consummation of the Merger and (iii) if the conditions of the Offer have been satisfied, Merger Sub having accepted for payment all shares of InSite common stock validly tendered (and not validly withdrawn in the Offer); provided that neither Ranbaxy nor Merger Sub will be entitled to assert this right if, in breach of the Merger Agreement or the terms of the Offer, Merger Sub fails to purchase those shares. In addition, only if the time at which Merger Sub accepts for payment shares of InSite common stock validly tendered and not properly withdrawn in the Offer (the “Acceptance Time”) has not occurred, Ranbaxy’s and InSite’s respective obligations to consummate the transactions contemplated by the Merger Agreement are subject to other specified conditions, including, (a) subject to the standards set forth in the Merger Agreement, the accuracy of the representations and warranties of the other party, and (b) compliance of the other party with its covenants under the Merger Agreement in all material respects.

Q:	When is the Merger expected to be completed?

A:	InSite and Ranbaxy are working to complete the Merger during the fourth quarter of 2015. However, the Merger is subject to a number of conditions and it is possible that factors both within and outside the control of either company could result in the transactions being completed at a later time, or not at all. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 79 of this proxy statement.

Q:	What will happen if the Merger is not completed?

A:	If the Merger is not completed, InSite stockholders will not receive any consideration for their shares of InSite common stock, instead, InSite will continue to exist as an independent public company. Under specified circumstances, InSite may be required to pay Ranbaxy a termination fee of $2,667,000 (the “Termination Fee”) and reimburse Ranbaxy an amount equal to $2,667,000 (the “QLT Termination Fee”), which amount is equal to the fee paid by Ranbaxy on behalf of InSite in connection with the termination of the QLT Merger Agreement. For more information regarding the Termination Fee and QLT Termination Fee, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 81 of this proxy statement.

Additionally, InSite will face significant challenges related to its lack of financial resources if the Merger is not completed. Absent the transactions contemplated by the Merger Agreement, including the secured line of credit of up to $11,914,195 provided by Ranbaxy to InSite, which refinanced a secured line of credit provided to InSite by QLT in June 2015, InSite expected that its cash and cash equivalents balance, anticipated cash flows from operations and the net proceeds from existing debt financing arrangements would have only been adequate to fund its operations until approximately July 2015. InSite’s obligation to repay all borrowing under the secured line of credit from Ranbaxy will accelerate and become due and payable on the occurrence of an event of default or on the termination of the Merger Agreement under certain circumstances, including if (1) Ranbaxy terminates the Merger Agreement as a result of the InSite Board of Directors (A) changing or withdrawing its recommendation that the stockholders of InSite tender their shares of InSite common stock to Merger Sub and, if applicable, vote in favor of adoption of the Merger Agreement (the “InSite Board Recommendation”) following the time of its receipt of a Company Superior Proposal (as defined in the Merger Agreement) or (B) failing to reaffirm the InSite Board Recommendation within five days of Ranbaxy requesting such reaffirmation following a publicly announced Company Acquisition Proposal (as defined in the Merger Agreement), (2) InSite terminates the Merger Agreement to engage in a competing transaction constituting a Company Superior Proposal (as defined in the Merger Agreement), or (3) InSite completes a competing transaction following certain termination events under the Merger Agreement. If the Merger Agreement is terminated other than for the reasons described above, any amounts drawn by InSite under the secured line of credit will become due and payable to Ranbaxy 12 months following such termination (subject to acceleration in certain circumstances). If the borrowings under the secured line of credit become due and payable, but InSite does not have sufficient cash to repay those amounts, Ranbaxy may elect to exercise rights under its security interest in substantially all of InSite’s assets. If the Merger is not completed and InSite is unable to enter into a strategic transaction or secure sufficient additional funding, InSite management believes that InSite will need to cease operations and liquidate its assets.

Q:	What will happen to InSite stock options?

A:

Pursuant to the terms of the Merger Agreement and subject to the conditions therein, at effective time of the Merger (the “Effective Time”), each option to purchase shares of InSite common stock (the “InSite Options”) granted pursuant to the InSite Vision Incorporated 1994 Stock Option Plan, as amended and restated, and the InSite Vision Incorporated 2007 Performance Incentive Plan, that is outstanding and unexercised as of immediately prior to the Effective Time will, (i) to the extent not then vested or exercisable, become fully vested and exercisable and (ii) be cancelled in exchange for a cash payment in an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such InSite Option. All such payments will be made within five business days following the Effective Time and will be subject to all applicable U.S. federal, state and local tax withholding requirements. In the event that the exercise price of an InSite Option equals or exceeds the Merger Consideration, such InSite Option will be cancelled for no consideration.

Q:	What will happen to InSite Warrants?

A:	Pursuant to the terms of the outstanding warrants to purchase shares of InSite common stock (collectively, the “InSite Warrants”), as a result of the Merger, each holder of an InSite Warrant will have the right to elect, during the period beginning on the date of public announcement of the Merger and ending 45 days after public announcement of the completion of the Merger, to surrender his, her or its InSite Warrants to InSite as the surviving corporation of the Merger in return for a cash payment equal to the Black-Scholes value of such holder’s InSite Warrants in lieu of continuing to hold its InSite Warrants. With respect to InSite Warrants for which an election described in the preceding sentence does not occur within the time specified in the InSite Warrant, such InSite Warrants that are outstanding and unexercised as of the Effective Time will be cancelled and, following the Effective Time, will only entitle the holder of the InSite Warrant to receive at such time an amount in cash determined by multiplying (1) the number of shares of InSite’s common stock issuable upon exercise of the InSite Warrant immediately prior to such time by (2) the excess, if any, of the Merger Consideration over the exercise price of such InSite Warrant.

Q:	What will happen to InSite’s 12% Senior Secured Notes?

A:	As of June 30, 2015, InSite had outstanding $7.795 million aggregate principal amount of 12% Senior Secured Notes (the “InSite Notes”). On September 15, 2015, each of Nicky V LLC, Kash Flow 18 LLC, James Cannon and Timothy McInerney, Chairman of the InSite Board of Directors, as holders of, in the aggregate, $5.25 million in principal amount of the InSite Notes (each, a “Consenting Holder”), entered into an Amendment, Waiver and Consent with InSite (collectively, the “Amendment, Waiver and Consents”) that amended all outstanding InSite Notes to, among other things, make the outstanding principal balance of all InSite Notes, together with all accrued and unpaid interest thereunder, become due and payable in a lump sum on the earlier to occur of (i) the closing date of the Merger and (ii) 12 months after the date on which the Merger Agreement is terminated.

Q:	What are the material U.S. federal income tax consequences of the Merger?

A:	The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Generally, if you are a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 61 of this proxy statement), for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive and (ii) your adjusted tax basis in the InSite common stock you exchange pursuant to the Merger. If you are a non-U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 61 of this proxy statement), the Merger will generally not result in tax to you under U.S. federal income tax laws unless you have certain connections to the United States.

Because individual circumstances may differ, it is recommended that you consult your own tax advisor to determine the particular tax effects of the Merger to you.

You should read the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 61 of this proxy statement for a more complete discussion of the material U.S. federal income tax consequences of the Merger.

Q:	Are stockholders entitled to seek appraisal rights if they do not vote in favor of the adoption of the Merger Agreement?

A:	Yes. InSite stockholders who do not vote in favor of the Merger Proposal, who continuously hold their shares of InSite common stock through the Effective Time and who otherwise comply precisely with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of InSite common stock, as determined by the Delaware Court of Chancery, if the Merger is completed. For more information regarding appraisal rights, see the section entitled “Appraisal Rights” beginning on page 89 of this proxy statement. In addition, a copy of Section 262 of the DGCL is attached as Annex B to this proxy statement. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to exercise, appraisal rights.

Questions and Answers about the Special Meeting

Q:	When and where will the special meeting be held?

A:	The special meeting will take place at 10:00 a.m., local time, on , 2015, at the principal executive offices of InSite, 965 Atlantic Avenue, Alameda, California, 94501.

Q:	Who is soliciting my proxy to vote at the special meeting?

A:	The InSite Board of Directors is soliciting your proxy to vote at the special meeting. This proxy statement summarizes the information you need to know to vote on the proposals to be presented at the special meeting.

Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on , 2015, which is the record date for the special meeting, are entitled to vote at the special meeting. As of the close of business on the record date, there were shares of InSite common stock outstanding and entitled to vote at the special meeting.

Q:	How many shares must be present to hold the special meeting?

A:	Holders of a majority of the outstanding shares of InSite common stock entitled to vote as of the record date at the special meeting must be present in person or represented by proxy at the special meeting in order to have the required quorum for transacting business. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

Q:	What is the difference between holding shares of InSite common stock as a stockholder of record and as a beneficial owner?

A:	Some InSite stockholders may hold their shares of InSite common stock through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares of InSite common stock held of record and those owned beneficially through a broker, bank or other nominee.

•	Stockholder of Record. If your shares of InSite common stock are registered directly in your name with InSite’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares of InSite common stock, and these proxy materials are being sent directly to you by InSite. As the stockholder of record, you have the right to grant your voting proxy directly to InSite or to vote your shares of InSite common stock in person at the special meeting. A proxy card is enclosed for you to use.

•

Beneficial Owner. If your shares of InSite common stock are held in a brokerage account or in the name of a broker, bank or other nominee, you are considered the beneficial owner of those shares of InSite common stock, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares of InSite common stock. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of InSite common stock, and you are also invited to attend the special meeting where you can vote your shares of InSite common stock in person by following the procedure described below. Because a beneficial owner is not the stockholder of record, you may not vote these shares of InSite common stock at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of InSite common stock giving you the right to vote the shares of InSite common stock at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the stockholder of record.

Q:	What proposals will be voted on at the special meeting?

A:	At the special meeting, you will be asked to consider and approve the following proposals:

•	To consider and vote on the Merger Proposal.

•	To approve, on a non binding, advisory basis, the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger.

•	To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

Q:	What vote is required for approval of the proposals in this proxy statement, and what happens if I abstain?

A:	The following are the vote requirements:

•	Merger Proposal: The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of InSite common stock entitled to vote as of the record date for the special meeting is required to approve the Merger Proposal. Accordingly, abstentions, failures to vote and broker non-votes, if any, will have the same effect as a vote against the Merger Proposal.

•	Non-Binding, Advisory Approval of Compensation Payments: The affirmative vote, in person or by proxy, of holders of a majority of the shares of InSite common stock represented at the special meeting and entitled to vote thereon is required to approve, on a non-binding, advisory basis, the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger. An abstention will have the same effect as a vote against the proposal. Failures to vote and broker non-votes, if any, will have no effect on the proposal, assuming a quorum is present.

•	Adjournment of the Special Meeting: The affirmative vote, in person or by proxy, of holders of a majority of the shares of InSite common stock represented at the special meeting and entitled to vote thereon is required to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting. An abstention will have the same effect as a vote against the proposal. Failures to vote and broker non-votes, if any, will have no effect on the proposal, assuming a quorum is present.

Q:	How does the InSite Board of Directors recommend that I vote my shares of InSite common stock on the proposals?

A:	The InSite Board of Directors recommends that stockholders vote:

•	“FOR” the Merger Proposal;

•	“FOR” the proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger; and;

•	“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

Q:	How do InSite’s directors and executive officers intend to vote on the proposals set forth in this proxy statement?

A:	As of , 2015, which is the record date for the special meeting, the directors and executive officers of InSite held and are entitled to vote, in the aggregate, approximately % of the aggregate voting power of the outstanding shares of InSite common stock. InSite believes that its directors and executive officers intend to vote all of their shares of InSite common stock “FOR” the proposals set forth in this proxy statement.

Q:	How do I vote?

A:	You may vote in person at the special meeting. You may also vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided, or by Internet or telephone by following the instructions on the enclosed proxy card. If your shares of InSite common stock are held in the name of your broker, bank or other nominee, you should submit voting instructions to your bank, broker or other nominee. Please refer to the voting instruction card included in these proxy materials by your bank, broker or other nominee.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in person in order to vote your shares of InSite common stock.

Q:	If I hold my shares of InSite common stock through a broker, bank or other nominee, will my broker, bank or other nominee vote my shares of InSite common stock for me?

A:	Yes, but only if you properly instruct them to do so. If your shares of InSite common stock are held in a brokerage account or in the name of a broker, bank or other nominee, you are considered the “beneficial owner” of the shares of InSite common stock held for you in what is known as “street name”. If this is the case, this proxy statement has been forwarded to you by your broker, bank or other nominee, or its agent. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares of InSite common stock. Because a beneficial owner is not the stockholder of record, you may not vote these shares of InSite common stock at the special meeting, unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of InSite common stock giving you the right to vote the shares of InSite common stock at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from your broker, bank or other nominee who is the stockholder of record.

If you hold your shares of InSite common stock in the name of a broker, bank or other nominee, please refer to the information on the voting instruction card forwarded to you by your broker, bank or other nominee to see which voting options are available to you. In many cases, you may be able to submit your voting instructions by the Internet or telephone. If you do not properly submit your voting instructions, the broker, bank or other nominee will not be able to vote on these proposals. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and therefore, brokers, banks and other nominees cannot vote on these proposals without your instructions. This is called a “broker non-vote”. Therefore, it is important that you cast your vote by instructing your broker, bank or nominee on how you wish to vote your shares of InSite common stock.

Q:	How many votes do I have?

A:	Each InSite stockholder is entitled to one vote for each share of common stock held by such stockholder as of the record date.

Q:	What happens if I sell or transfer my shares of InSite common stock after the record date but before the special meeting?

A:	If you sell or transfer your shares of InSite common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of InSite common stock and each of you notifies InSite of such special arrangements, you will transfer the right to receive the Merger Consideration, if the merger is consummated, to the person to whom you sell or transfer your shares of InSite common stock, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of InSite common stock after the record date, you are encouraged to complete, date, sign and return the enclosed proxy or vote via the Internet or telephone.

Q:	Can I change my vote?

A:	Yes, if you are a holder of record as of the applicable record date, you can change your vote or revoke your proxy at any time before the special meeting by:

•	notifying InSite’s Secretary in writing before the special meeting that you have revoked your proxy;

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 p.m., Eastern Time, on , 2015, or by mailing a later-dated, new proxy card; or

•	voting in person at the special meeting.

Any such written notice must be received by InSite’s Secretary at InSite’s principal executive offices at InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501.

If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by them if you wish to change your vote.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:	If you properly return your proxy card but do not include instructions on how to vote, your shares of InSite common stock will be voted “FOR” the Merger Proposal, thereby voting such shares of InSite common stock in favor of approving the merger, “FOR” the approval, by a non-binding advisory vote, of the advisory compensation proposal, and “FOR” the approval of the adjournment proposal. InSite does not currently intend to present any other proposals for consideration at the special meeting.

Q:	Why am I being asked to approve, on a non-binding, advisory basis, the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger?

A:	The SEC has adopted rules that require InSite to seek a non-binding, advisory vote on the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger. See “The Merger—Interests of Certain Persons in the Merger—Quantification of Change in Control and Termination Payments and Benefits to InSite’s Executive Officers in Connection with the Merger” beginning on page 56 of this proxy statement.

Q:	What happens if the proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger is not approved?

A:	Approval, on a non-binding, advisory basis, of the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger is not a condition to completion of the Merger. The vote is a non-binding, advisory vote. If the Merger is completed, InSite may be obligated to pay all or a portion of this compensation to its named executive officers in connection with the completion of the Merger or certain terminations of employment following the Merger, even if InSite stockholders fail to approve this proposal.

Q:	What does it mean if I get more than one proxy card to vote my shares of InSite common stock?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple paper proxy cards or voting instruction cards. For example, if you hold your shares of InSite common stock in more than one brokerage account, you may receive a set of proxy materials for each brokerage account in which you hold shares. If you are an InSite stockholder of record and your shares of InSite common stock are registered in more than one name, you will receive more than one set of proxy materials. Please follow the instructions on each proxy card or voting instruction card that you receive to ensure that all your shares of InSite common stock are voted.

Q:	Who will count the votes?

A:	The votes will be counted by a representative of Broadridge. A representative of InSite will act as the inspector of election appointed for the special meeting.

Q:	Where can I find the voting results of the special meeting?

A:	InSite intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports InSite files with the SEC are publicly available when filed. See the section entitled “Where You Can Find More Information” beginning on page 92 of this proxy statement.

Q.	Are there any other risks to me from the Merger that I should consider?

A.	Yes. There are risks associated with all business combinations, including the Merger. See the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 11 of this proxy statement.

Q:	Who pays for the solicitation of proxies to vote at the special meeting?

A:	The expense of this solicitation of votes for the special meeting, including the cost of preparing, assembling and mailing the notice of special meeting, proxy card and this proxy statement, will be borne by InSite. In addition to the solicitation of proxies by mail, some of InSite’s officers and regular employees, without extra remuneration, may solicit proxies personally, by telephone or otherwise. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy cards and proxy materials to their principals, and InSite may reimburse them for their expenses in forwarding these materials. InSite has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for approximately $7,500 plus reimbursement of out-of-pocket expenses.

Q:	Should I send in my share certificate(s) now?

A:	No. Please do not send any share certificates with your proxy card. After the Merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of InSite common stock for the Merger Consideration you are entitled to receive in connection with the Merger.

Q:	I already sent my stock certificates to American Stock Transfer & Trust Company, LLC in connection with the Offer. What do I need to do to get my Merger Consideration?

A:	If the Offer has been terminated, your share certificates will be returned to you. If you tendered your shares by book-entry transfer into American Stock Transfer & Trust Company, LLC’s account at The Depository Trust Company (the “DTC”), those shares will be credited to an account maintained at the DTC promptly following the termination of the Offer. If the Merger Agreement is adopted and other conditions to the Merger are satisfied, shortly after the Merger is completed you will receive a new letter of transmittal with instructions informing you how to send in your share certificates to American Stock Transfer & Trust Company, LLC, the paying agent appointed by Ranbaxy. You should not send any share certificates with your proxy card. If the Offer is consummated prior to the special meeting, you will receive payment in accordance with the documents you received in connection with the Offer.

Q:	Whom should I call if I have questions?

A:	You may call the InSite Investor Relations departments at:

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, California 94501

Telephone number: (510) 865-8800

You may also contact InSite’s proxy solicitor at:

D.F. King & Co. Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and brokers please call: (212) 269-5550

All others please call: (800) 820-2416

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act and Section 21E of the Exchange Act (collectively, “forward-looking statements”).

These forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “seek,” “would,” “could,” “potential,” “continue,” “ongoing,” “upside,” “increases,” “potential,” and the negative of these terms or other comparable or similar terminology or expressions.

Although InSite believes the forward-looking statements are reasonable, they are subject to important risks and uncertainties. Those include, without limitation:

•	general economic conditions and conditions affecting the industries in which InSite operates;

•	the commercial success of InSite’s products; and

•	InSite’s research and development risks, including with respect to InSite’s efforts to develop and obtain U.S. Food and Drug Administration (“FDA”) approval of BromSite™, AzaSite Plus™ and DexaSite™, and its ability to successfully commercialize, either alone or with partners, such product candidates.

With respect to the Merger:

•	uncertainties as to the timing of the Offer and the Merger;

•	uncertainties as to how many of InSite stockholders will tender their shares in the Offer;

•	the possibility that various conditions to the consummation of the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger;

•	the risk that competing offers or acquisition proposals will be made; and

•	the effects of disruption from the transactions on InSite’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees.

These forward-looking statements may be affected by risks and uncertainties in InSite’s businesses and market conditions, including that the assumptions upon which the forward-looking statements in this proxy statement are based may be incorrect in whole or in part. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosure contained in this proxy statement as well as in filings made by InSite with the SEC, including InSite’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC on September 29, 2015 (and any amendments thereto) and the Tender Offer Statement on Schedule TO filed by Merger Sub, Ranbaxy, Sun Pharma and certain of their affiliates with the SEC on September 29, 2015 and other tender offer documents to be filed by Merger Sub, Ranbaxy, Sun Pharma and certain of their affiliates. InSite wishes to caution readers that certain important factors may have affected and could in the future affect their actual results and could cause their actual results for subsequent periods to differ materially from those expressed in or implied by any forward-looking statement made by InSite, including that the Merger may not be consummated on the timeline anticipated by InSite or at all. The forward-looking information is made as of the date hereof and, except as required by law, InSite undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

SUMMARY

This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the Annexes and the documents referred to in this proxy statement, to fully understand the transactions and the voting procedures for the special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 92 of this proxy statement. The page references have been included in this summary to direct you to a more complete description of the topics presented below.

Parties to the Merger (Page 18)

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, California 94501

(510) 865-8800

InSite Vision Incorporated, a Delaware corporation, is an ophthalmic product development company advancing ophthalmic pharmaceutical products to address unmet eye care needs. InSite’s current portfolio of products is based on its proprietary DuraSite® sustained drug delivery technology.

Ranbaxy, Inc.

600 College Rd E # 2100

Princeton, New Jersey 08540

(609) 720-9200

Ranbaxy, Inc., a Delaware corporation, is an indirect wholly owned subsidiary of Sun Pharma, a company registered and existing in India under the Companies Act, 2013. Ranbaxy is a manufacturer and distributor of prescription, branded and over-the-counter drugs.

Thea Acquisition Corp.

600 College Rd E # 2100

Princeton, New Jersey 08540

(609) 720-9200

Thea Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Ranbaxy and an indirect wholly owned subsidiary of Sun Pharma, was formed on August 12, 2015, for the sole purpose of engaging in the transactions contemplated by the Merger Agreement (including the Offer and the Merger). To date, Merger Sub has not conducted any activities other than those incident to its formation, the execution of the Merger Agreement and the taking of certain steps in connection therewith, including conducting the Offer and preparing filings under the U.S. securities laws made in connection with the Offer and the Merger. In the Merger, Merger Sub will be merged with and into InSite, with InSite surviving as a direct wholly owned subsidiary of Ranbaxy and an indirect wholly owned subsidiary of Sun Pharma.

Tender Offer

On September 29, 2015, Merger Sub commenced the Offer for all of the outstanding shares of InSite common stock at a price of $0.35 per share, net to the seller in cash without interest (the “Offer Price”) and less any required withholding taxes. The Offer contemplates that, if the Offer is completed and after such completion and, if applicable, the exercise by Merger Sub of its option to purchase from InSite additional shares of InSite common stock set forth in the Merger Agreement, Merger Sub beneficially owns a number of shares of InSite common stock equal to or greater than the Short Form Threshold, InSite will merge with Merger Sub, pursuant to a “short-form” merger under Delaware law (which would not require the approval of InSite stockholders other than Merger Sub), and all outstanding shares of InSite common stock (excluding shares held by stockholders who have perfected and not withdrawn a demand for appraisal rights or otherwise lost appraisal rights under Delaware law with respect to such shares) will be canceled and converted into the right to receive cash equal to the $0.35 per share Offer Price, without interest, less any required withholding taxes. The Offer was commenced pursuant to the Merger Agreement.

If the Offer is (i) not completed and is terminated in accordance with the Merger Agreement and the Merger Agreement is not terminated or (ii) completed but does not result in Merger Sub beneficially owning a number of shares of InSite common stock equal or greater than the Short Form Threshold, the Merger will only be able to be consummated, subject to the terms and conditions of the Merger Agreement, after InSite stockholders have adopted the Merger Agreement at a special meeting. InSite has prepared this proxy statement in connection with the solicitation of proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement in order to be able to consummate the Merger regardless of the outcome of the Offer. If the Offer and the “short-form” merger are completed, InSite will not need to solicit proxies for the special meeting to obtain stockholder approval of the adoption of the Merger Agreement in order to be able to consummate the Merger.

The Merger Agreement contains provisions that govern the circumstances in which the Offer is required or permitted to be terminated. The Merger Agreement provides that, unless the Merger Agreement is terminated, Merger Sub will extend the Offer for one or more periods of up to twenty (20) business days each if, at the then-scheduled expiration time, any of the conditions to the Offer have not been satisfied or, to the extent permitted by the terms of the Merger Agreement or applicable law, waived by Ranbaxy or Merger Sub. The Merger Agreement provides that Merger Sub will also extend the Offer for any period required by any applicable law or any rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer. However, if any condition to the Offer shall not have been satisfied or waived (to the extent waivable by Ranbaxy or Merger Sub) prior to November 2, 2015, then, on any date prior to November 13, 2015, Merger Sub shall be permitted to irrevocably and unconditionally terminate the Offer. If Merger Sub elects to terminate the Offer in these circumstances, the parties to the Merger Agreement have agreed to seek to complete the Merger using a “long-form” merger structure and InSite has agreed to hold a special meeting of its stockholders to consider and vote on the adoption of the Merger Agreement.

This proxy statement refers to the Offer and to terms of the Merger Agreement applicable to the Offer; however, the Offer is being made separately to the holders of shares of InSite common stock and is not applicable to the special meeting.

The Special Meeting (Page 93)

InSite will hold a special meeting of stockholders at 10:00 a.m., local time, on                     , 2015, at the principal executive offices of InSite, 965 Atlantic Avenue, Alameda, California, 94501. At this meeting, stockholders of InSite will be asked (1) to consider and vote on the Merger Proposal, (2) to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger, and (3) to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

You can vote at the special meeting only if you owned InSite common stock at the close of business on                     , 2015 which is the record date for the special meeting.

The Merger (Page 18)

InSite and Ranbaxy have agreed to the acquisition of InSite by Ranbaxy pursuant to the terms of the Merger Agreement. In order to effect this acquisition, a wholly owned subsidiary of Ranbaxy, Merger Sub, will be merged with and into InSite. InSite will survive the Merger and will become an indirect wholly owned subsidiary of Sun Pharma and a direct wholly owned subsidiary of Ranbaxy.

Merger Consideration (Page 18)

Pursuant to the terms of the Merger Agreement and subject to the conditions therein, at the Effective Time, each share of InSite’s common stock issued and outstanding immediately prior to the Effective Time (except shares owned or held in treasury by InSite or owned by any subsidiary of InSite, shares owned by Ranbaxy, Merger Sub or any other direct or indirect subsidiary of Ranbaxy or shares held by stockholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) will be cancelled and automatically converted into the right to receive $0.35 in cash, without interest, less any required withholding taxes.

Treatment of InSite Options (Page 58)

Each InSite Option will, at the Effective Time, (i) to the extent not then vested or exercisable, become fully vested and exercisable and (ii) be cancelled in exchange for a cash payment in an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such InSite Option. All such payments will be made within five business days following the Effective Time and will be subject to all applicable U.S. federal, state and local tax withholding requirements. In the event that the exercise price of an InSite Option equals or exceeds the Merger Consideration, such InSite Option will be cancelled for no consideration.

Treatment of InSite Warrants (Page 58)

Pursuant to the terms of the outstanding InSite Warrants, as a result of the Merger, each holder of an InSite Warrant will have the right to elect, during the period beginning on the date of public announcement of the Merger and ending 45 days after public announcement of the completion of the Merger, to surrender his, her or its InSite Warrants to InSite as the surviving corporation of the Merger in return for a cash payment equal to the Black-Scholes value of such holder’s InSite Warrants in lieu of continuing to hold its InSite Warrants. With respect to InSite Warrants for which an election described in the preceding sentence does not occur within the time specified in the InSite Warrant, such InSite Warrants that are outstanding and unexercised as of the Effective Time will be cancelled and, following the Effective Time, will only entitle the holder of the InSite Warrant to receive at such time an amount in cash determined by (A) multiplying (1) the number of shares of InSite’s common stock issuable upon exercise of the InSite Warrant immediately prior to such time by (2) the excess, if any, of the Merger Consideration over the exercise price of such InSite Warrant.

Effect of the Merger on the InSite Notes (Page 59)

On September 15, 2015, the Consenting Holders entered into the Amendment, Waiver and Consents with InSite that amended all outstanding InSite Notes to, among other things, make the outstanding principal balance of all InSite Notes, together with all accrued and unpaid interest thereunder, become due and payable in a lump sum on the earlier to occur of (i) the closing date of the Merger and (ii) 12 months after the date on which the Merger Agreement is terminated.

The Merger Agreement (Page 64)

Conditions to the Completion of the Merger (Page 79)

As more fully described in this proxy statement and as fully set forth in the Merger Agreement attached as Annex A to this proxy statement, the completion of the Merger depends upon a number of conditions being satisfied or, to the extent permitted by applicable law, waived, including, among other things, (i) if required by applicable law, the adoption of the Merger Agreement by InSite stockholders, (ii) the absence of any legal restraints or prohibitions on the consummation of the Merger and (iii) if the Offer Conditions have been satisfied, Merger Sub having accepted for payment all shares of InSite common stock validly tendered (and not validly withdrawn in the Offer); provided that neither Ranbaxy nor Merger Sub will be entitled to assert this right if, in breach of the Merger Agreement or the terms of the Offer, Merger Sub fails to purchase those shares. In addition, only if the Acceptance Time has not occurred, Ranbaxy’s and InSite’s respective obligations to consummate the transactions contemplated by the Merger Agreement are subject to other specified conditions, including, (a) subject to the standards set forth in the Merger Agreement, the accuracy of the representations and warranties of the other party, and (b) compliance of the other party with its covenants in all material respects.

Termination of the Merger Agreement (Page 81)

Ranbaxy and InSite may jointly agree to terminate the Merger Agreement at any time. Either of Ranbaxy or InSite also may terminate the Merger Agreement in various circumstances, including failure to receive the necessary approval of InSite stockholders, or if the other party breaches certain of its obligations in the Merger Agreement.

Termination Fee; Effect of Termination (Page 82)

In specified circumstances, including those involving a change in the InSite Board of Directors’ recommendation that InSite stockholders vote “FOR” the Merger Proposal or in the event of termination of the Merger Agreement to accept a third-party acquisition proposal, InSite may become obligated to pay to Ranbaxy the Termination Fee of $2,667,000 and reimburse Ranbaxy for payment on InSite’s behalf of the QLT Termination Fee of $2,667,000 in connection with the terms of the QLT Merger Agreement.

InSite’s Reasons for the Merger (Page 43)

In the course of reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, the InSite Board of Directors considered a number of factors. A detailed discussion of the background of, and reasons for, the Merger are described in “The Merger—Background of the Merger” and “—InSite’s Reasons for the Merger and Recommendation of the InSite Board of Directors.”

Recommendation of the InSite Board of Directors (Page 43)

After careful review and consideration, for the reasons described under “The Merger—InSite’s Reasons for the Merger and Recommendation of the InSite Board of Directors” beginning on page 43 of this proxy statement, at its meeting held on September 11, 2015, the InSite Board of Directors (i) approved the Merger Agreement and the Merger on the terms and subject to the conditions set forth in the Merger Agreement, (ii) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are, advisable, fair to, and in the best interest of, InSite and its stockholders, (iii) directed that the Merger Agreement be submitted to InSite stockholders for adoption at the special meeting and (iv) recommended that InSite stockholders adopt the Merger Agreement.

Accordingly, the InSite Board of Directors recommends that InSite stockholders vote “FOR” the Merger Proposal, “FOR” the proposal approving, on a non-binding, advisory basis, the compensation that will or may be made by InSite to its named executive officers in connection with the Merger, and “FOR” the proposal approving the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

Interests of Certain Persons in the Merger (Page 54)

In considering the recommendation of the InSite Board of Directors with respect to the Merger, you should be aware that InSite’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of InSite stockholders generally. As described in more detail under “The Merger—Interests of Certain Persons in the Merger” beginning on page 54 of this proxy statement, these interests include, but are not limited to, certain payments and benefits that are expected to be provided to the executive officers upon consummation of the Merger or in connection with termination of their employment under certain circumstances prior to or following the Merger.

Appraisal Rights (Page 89)

Pursuant to Section 262 of the DGCL, InSite stockholders who do not vote in favor of the Merger Proposal, who continuously hold their shares of InSite common stock through the Effective Time and who otherwise comply precisely with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of InSite common stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of your shares of InSite common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the Merger Consideration that you would otherwise be entitled to receive under the terms of the Merger Agreement.

InSite stockholders who wish to exercise the right to seek an appraisal of their shares must so advise InSite by submitting a written demand for appraisal in the form described in this proxy statement prior to the vote to approve the Merger Proposal, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of InSite common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, InSite stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. See “Appraisal Rights” beginning on page 89 of this proxy statement.

Accounting Treatment (Page 54)

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences (Page 61)

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Generally, if you are a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 61 of this proxy statement), for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference between (i) the amount of cash you receive and (ii) your adjusted tax basis in the InSite common stock you exchange pursuant to the Merger. If you are a non-U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 61 of this proxy statement), the Merger will generally not result in tax to you under U.S. federal income tax laws unless you have certain connections to the United States.

Because individual circumstances may differ, it is recommended that you consult your own tax advisor to determine the particular tax effects of the Merger to you.

You should read the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 61 of this proxy statement for a more complete discussion of the material U.S. federal income tax consequences of the Merger.

THE MERGER

This section of the proxy statement describes the material aspects of the proposed Merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the full text of the Merger Agreement, which is attached as Annex A, for a more complete understanding of the Merger.

Parties to the Merger

InSite Vision Incorporated

InSite Vision Incorporated, a Delaware corporation, is an ophthalmic product development company advancing ophthalmic pharmaceutical products to address unmet eye care needs. InSite’s current portfolio of products is based on its proprietary DuraSite® sustained drug delivery technology.

InSite’s principal executive offices are located at 965 Atlantic Avenue, Alameda, California 94501 and its telephone number is (510) 865-8800. Its website address is www.insitevision.com. The information contained in, or that can be accessed through, InSite’s website (including any website linked from InSite’s website) is not intended to be incorporated into this proxy statement. See “Where You Can Find More Information” beginning on page 92 of this proxy statement.

Ranbaxy, Inc.

Ranbaxy, Inc., a Delaware corporation, is an indirect wholly owned subsidiary of Sun Pharma, a company registered and existing in India under the Companies Act, 2013. Ranbaxy is a manufacturer and distributor of prescription, branded and over-the-counter drugs.

Ranbaxy’s principal executive offices are located at 600 College Rd E # 2100, Princeton, New Jersey 08540 and its telephone number is (609) 720-9200.

Thea Acquisition Corp.

Thea Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Ranbaxy and an indirect wholly owned subsidiary of Sun Pharma, was formed on August 12, 2015, for the sole purpose of engaging in the transactions contemplated by the Merger Agreement (including the Offer and the Merger). To date, Merger Sub has not conducted any activities other than those incident to its formation, the execution of the Merger Agreement and the taking of certain steps in connection therewith, including conducting the Offer and preparing filings under the U.S. securities laws made in connection with the Offer and the Merger. In the Merger, Merger Sub will be merged with and into InSite, with InSite surviving as a direct wholly owned subsidiary of Ranbaxy and an indirect wholly owned subsidiary of Sun Pharma.

Merger Sub’s principal executive offices are located at 600 College Rd E # 2100, Princeton, New Jersey 08540 and its telephone number is (609) 720-9200.

Merger Consideration

On September 15, 2015, Ranbaxy, Merger Sub and InSite entered into the Merger Agreement, providing for the Merger of Merger Sub with and into InSite, with InSite the surviving corporation in the Merger and a wholly owned subsidiary of Ranbaxy, all upon the terms and subject to the conditions set forth in the Merger Agreement. At the completion of the Merger, each outstanding share of InSite common stock (except shares owned or held in treasury by InSite or owned by any subsidiary of InSite, shares owned by Ranbaxy, Merger Sub or any other direct or indirect subsidiary of Ranbaxy or shares held by stockholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) will be converted into the right to receive $0.35 in cash, without interest thereon, and less any required withholding taxes.

Background of the Merger

The InSite Board of Directors has regularly reviewed InSite’s results of operations and competitive position, as well as strategic alternatives. In addition, InSite from time to time evaluates potential transactions that would further its strategic objectives.

Over the past three fiscal years, InSite has faced significant challenges related to its lack of financial resources. In fiscal year 2012, InSite incurred a net loss of $8.2 million and used $10.3 million in net cash in operating its business. At December 31, 2012, InSite had just $1.3 million in cash. InSite’s financial condition has not improved since 2012.

As of June 2015, prior to the announcement of the entry into the initial QLT Merger Agreement and the related borrowings from QLT, InSite expected that its cash on hand, anticipated cash flow from operations and the net proceeds from its debt financing arrangements would only enable it to continue its operations for one to two months. Further, for the second consecutive fiscal year, InSite’s independent auditors included an explanatory paragraph in their audit report related to InSite’s consolidated financial statements for the fiscal year ended December 31, 2014, noting that its recurring losses from operations, available cash balance and accumulated deficit raised substantial doubt about its ability to continue as a going concern.

Despite its financial challenges, however, InSite’s product development has continued to progress. In March 2013, InSite announced positive results from the first Phase 3 clinical trial of BromSite™ (0.075% bromfenac in DuraSite™) demonstrating statistically significant superiority (p < 0.001) compared to vehicle in alleviating ocular pain and inflammation among patients following cataract surgery.

InSite management has prepared, and from time to time updates, financial calculations to assist the InSite Board of Directors in its evaluation of the financial needs of InSite. These calculations, which incorporate assumptions regarding future expenses and cash flows relating to various product categories, are not intended to serve as forecasts or projections and have not been adopted or approved by the InSite Board of Directors. In early 2013, the InSite Board of Directors considered, among other things, its financial needs at that time and determined that, based on financial calculations prepared by InSite management and in light of InSite’s then current financial condition, it was highly unlikely that InSite would be able to obtain sufficient financing from available sources to achieve the maximum potential value of its products. In light of this determination and InSite’s financial condition, the InSite Board of Directors and InSite management engaged in discussions related to various strategic transactions between 2013 and entry into the QLT Merger Agreement, including exploration and discussions relating to strategic merger transactions that would combine InSite with a larger company that had sufficient cash resources to fund research and development of InSite’s current programs, entering into licensing and collaboration transactions under which InSite and a partner might share responsibility for funding InSite’s current programs, and licensing transactions that would allow InSite to monetize certain programs in order to fund others. InSite also pursued various financing transactions in order to fund its operations and, in particular, its research and development expenses. For example, in order to improve its financial condition and facilitate further development of BromSite™, on April 2, 2013, InSite entered into an agreement with SWK Funding LLC and Bess Royalty, L.P. to sell InSite’s rights to a royalty on future sales of Besivance by Bausch & Lomb for an initial payment of $15.0 million and an additional $1.0 million payable in February 2014 if sales targets were met (which amount was subsequently paid to InSite). Under that agreement, InSite may also be eligible for revenue sharing or a return of the full future royalty stream under certain circumstances relating to the buyers’ receipt of specified future royalties.

Over the years, InSite engaged in numerous discussions with Company A regarding a potential collaboration with Company A. These discussions included preliminary negotiations of potential licensing and other agreements with Company A, and on November 14, 2011, the companies entered into a confidentiality agreement to facilitate those discussions. However, none of those discussions had led to any definitive agreement.

In May 2013, the InSite Board of Directors held a meeting to discuss a potential collaboration and marketing relationship with Company A, along with a possible investment by Company A in InSite. The InSite Board of Directors discussed the merits of such a relationship, including that such a transaction would enable InSite to defray certain of its marketing costs, and, if the transaction involved an investment by Company A in InSite, would result in additional funds to facilitate the development of products in InSite’s pipeline. After deliberation, the InSite Board of Directors directed InSite management to continue to explore a transaction with Company A.

Under a license agreement for AzaSite® entered into on February 15, 2007 with Inspire Pharmaceuticals, Inc. (“Inspire”), Merck & Co. (“Merck”) (which later acquired Inspire) had exclusive development and commercialization rights in the United States and Canada for topical anti- infective products containing azithromycin as the sole active ingredient for human ocular or ophthalmic indications, including AzaSite®, which was the only product included in the license agreement that was approved for marketing. On August 1, 2013, Merck notified InSite that it had ceased sales representative promotion of AzaSite® in the United States. Merck’s obligation to make minimum royalty payments on AzaSite® also terminated on September 30, 2013. InSite accordingly believed that AzaSite® royalties would significantly decline over time. Merck subsequently sold Inspire, and therefore its rights to AzaSite®, to Akorn, Inc. (“Akorn”).

On August 14, 2013, the InSite Board of Directors held a meeting to discuss InSite’s financial challenges, including Merck’s decision to cease sales promotion of AzaSite®, as well as the status of discussions regarding a potential transaction with Company A. At that meeting, Timothy Ruane, InSite’s Chief Executive Officer, provided an update on negotiations with Company A. Mr. Ruane informed the InSite Board of Directors that in the course of discussions with Company A relating to a potential collaboration, marketing and investment relationship, representatives from Company A had expressed interest in pursuing a stock-for-stock merger of the two companies as an alternative. Mr. Ruane informed the InSite Board of Directors, however, that discussions with Company A were progressing at a slow pace despite InSite’s efforts to rapidly progress negotiations and that it was unclear when or if a transaction could be successfully agreed to and consummated with Company A because Company A expressed it was not interested in pursuing an all cash transaction.

On October 16, 2013, InSite received a non-binding indication of interest from Company A. In its indication of interest, Company A proposed a stock-for-stock acquisition at an implied InSite share price equal to the average closing price of InSite’s shares during the five trading-day period preceding the day of announcement and a contingent value right that would be paid based on achieving certain regulatory milestones. On October 15, 2013, which was the last trading day prior to receipt of the indication of interest, the closing price of InSite’s common stock was $0.20 per share. While InSite management believed that certain of the regulatory milestones triggering payment of the contingent value right were unlikely to be met, the aggregate value of the contingent value right was approximately $30.0 million assuming full payment. Later that day, the InSite Board of Directors held a meeting to discuss InSite’s cash burn rate and cash needs through August 2014. The InSite Board of Directors also discussed the indication of interest from Company A.

In addition to engaging in discussions with Company A, throughout 2013, InSite engaged in numerous discussions with Company B regarding a potential collaboration with Company B. In furtherance of those discussions, on October 18, 2013, Company B entered into a confidentiality agreement with InSite and the parties engaged in discussions regarding a potential strategic transaction.

On October 23, 2013, the InSite Board of Directors held a meeting to further discuss Company A’s offer to acquire InSite. At that meeting, the InSite Board of Directors also considered the viability of pursuing alternative transactions and InSite’s standalone prospects given its continuing cash needs, the challenging financing environment for small biotech companies such as InSite, and a perceived lack of available financing. The InSite Board of Directors noted that InSite’s need for cash to support operations resulted in InSite requiring an amount of cash in the short term that represented a very significant percentage of InSite’s market capitalization. This meant that it was unlikely InSite could effect a significant financing transaction on favorable terms that would enable it to continue on a standalone basis. The InSite Board of Directors also discussed commencing a formal process to explore strategic alternatives and hiring a financial advisor to assist the board in evaluating its alternatives and potentially conducting such a process. At the conclusion of these discussions, the InSite Board of Directors resolved to form a mergers and acquisitions committee of the InSite Board of Directors (the “M&A Committee”), comprising Timothy McInerney, the Chairman of the InSite Board of Directors, and Craig Tooman, a member of the InSite Board of Directors and chairman of the Audit Committee, and tasked the M&A Committee with the responsibility for analyzing and negotiating the offer from Company A and considering and negotiating other offers that might be received by InSite. The InSite Board of Directors determined to form the M&A Committee to ensure regular dialogue between InSite management and the InSite Board of Directors regarding strategic alternatives, since the smaller size of the M&A Committee as compared to the full InSite Board of Directors would allow for more convenient and flexible scheduling of periodic meetings. The InSite Board of Directors also directed InSite management to engage a financial advisor to assist InSite in evaluating the proposal from Company A, as well as pursue and analyze other strategic alternatives.

The next day, on October 24, 2013, Mr. Ruane met with the chief executive officer of Company B. Prior discussions with Company B had been largely preliminary in nature, and neither party had commenced due diligence on the other. Company B verbally expressed an interest in acquiring InSite. Specific terms were not discussed, however, other than the prospect of a transaction that would provide a “modest premium” to InSite’s stock price.

In late October 2013, Mr. Ruane received an email from the chairman and chief executive officer of Company A, followed by a telephone call from a representative from Company A’s financial advisor, referencing Company A’s preliminary interest in evaluating a potential strategic transaction between Company A and InSite.

On November 7, 2013, InSite completed a confirmatory Phase 3 clinical trial of BromSite™ for the reduction of inflammation and pain after cataract surgery.

On November 8, 2013, InSite executed an engagement letter with Guggenheim Securities (“Guggenheim Securities”) for Guggenheim Securities to act as InSite’s financial advisor in exploring strategic alternatives. The engagement letter only provided for Guggenheim Securities to assist InSite in engaging a process to explore strategic alternatives but did not contemplate Guggenheim Securities rendering any fairness opinion with respect to any potential transaction resulting from that process. The engagement letter provided that (a) in the event of a sale transaction involving a sale of effective control of or greater than 50% of InSite’s voting securities, InSite would pay Guggenheim Securities a fee equal to $1,500,000 plus 2.00% of the aggregate consideration in excess of a threshold amount of $57,000,000, which amount would be reduced, up to a maximum of $200,000, in the event a separate financial advisor provided an opinion as to the fairness of a transaction and (b) in the event of a strategic partnering transaction not involving a sale transaction, InSite would pay Guggenheim Securities a fee of $1,500,000. Other than as described herein, during the two years prior to the date of the Merger Agreement, Guggenheim Securities has not been engaged by InSite to provide any financial advisory or investment banking services for which Guggenheim Securities received fees. In addition, during the two years prior to the date of the Merger Agreement, Guggenheim Securities has not been engaged by Sun Pharma, Ranbaxy or Merger Sub to provide any financial advisory or investment banking services for which Guggenheim Securities received fees. In the ordinary course of business, Guggenheim Securities and its affiliates may, directly or indirectly, hold long or short positions, purchase, sell and otherwise enter into transactions in or with respect to bank debt, debt or equity securities and derivative products of or relating to InSite, Sun Pharma or their respective affiliates or the respective subsidiaries.

Based on instructions from InSite management, on November 11, 2013, representatives from Guggenheim Securities telephoned representatives from Company A’s financial advisor to inform them that InSite would be conducting a formal process and that while InSite appreciated Company A’s written offer, the terms were not viewed as pre-emptive. Representatives from Guggenheim Securities reported to Company A’s financial advisor that the InSite Board of Directors’ determination was based in part on the fact that there was no premium implied in the stock-for-stock exchange, the fact that Company A’s common stock was not listed on a major U.S. stock exchange and, unless and until so listed, would include a liquidity discount, and the board’s analysis that the conditions related to payment of the contingent value right created a substantial risk with respect to the actual value of the contingent value right and therefore had to be significantly discounted in analyzing the actual value of Company A’s proposal.

On November 14, 2013, representatives from Company A’s financial advisors provided Guggenheim Securities with a revised verbal offer of a stock-for-stock acquisition of InSite at a 35% premium to the then-current share price, implying consideration of $0.28 per share, together with an aggregate contingent value right of $6.0 million that would be paid upon achievement of certain milestones. While the revised proposal included a per share premium payable at completion of the transaction that was not included in Company A’s initial proposal, InSite management continued to believe that the conditions related to payment of the contingent value right created a substantial risk with respect to the actual value of the contingent value right, and therefore did not constitute a material improvement to Company A’s initial proposal, particularly given the fact that under the proposal, InSite stockholders would not be receiving stock that was listed on a major U.S. stock exchange at the time the transaction was expected to be completed. Company A’s financial advisor indicated that it would take four to six months after the announcement of a transaction for its stock to be listed on a major U.S. stock exchange.

After extensive discussions with InSite management and between InSite management and members of the M&A Committee, on November 18, 2013, representatives from Guggenheim Securities discussed the verbal offer with senior management of Company A. In such discussion, it was determined that Company A’s second offer was not substantially different in terms of the actual realizable total value from the prior offer given that Company A’s stock was not listed on a major U.S. stock exchange and that certain of the contingent value milestones were unlikely to be met. The representatives from Guggenheim Securities therefore indicated to Company A that the offer was not viewed as sufficiently attractive to InSite at that time to provide exclusivity to Company A prior to engaging in discussions with other potential strategic partners.

Between late November and early December 2013, Guggenheim Securities contacted 32 additional companies, including Sun Pharma and QLT, and invited them to make either a proposal to acquire InSite or a proposal regarding an alternative strategic transaction with InSite. The companies were chosen based on their experience in ophthalmology or other similar specialty pharmaceutical areas, as well as their financial position and experience in completing mergers, acquisitions or other strategic transactions. Representatives from Guggenheim Securities discussed the list of companies with InSite management and members of the InSite Board of Directors.

In late November 2013, representatives from Guggenheim Securities had a telephone call with a representative from Company B regarding its interest in a potential transaction with InSite. The representatives from Guggenheim Securities informed Company B that InSite intended to initiate a formal sale process since it had received indications of interest from two parties, including Company B. Company B’s representative indicated that Company B would likely not participate in a competitive sale process and was not interested in paying a significant premium. In response, representatives from Guggenheim Securities informed Company B that the InSite Board of Directors might consider negotiating a transaction with Company B on an exclusive basis if Company B’s proposal to acquire InSite provided for a valuation of InSite that was economically comparable to the value proposed by Company A, so long as such proposal provided greater certainty as to closing. The representatives from Company B indicated that Company B would discuss the proposal internally, but they did not think the proposal would be acceptable to Company B.

On November 27, 2013, Mr. Ruane received an email from the chief executive officer of Company C expressing Company C’s interest in exploring a combination with InSite through a reverse merger.

On December 2, 2013, Mr. Ruane and the chief executive officer of Company C had a telephone call to preliminarily discuss a potential transaction between their respective companies. To facilitate further discussions, the next day, on December 3, 2013, Company C and InSite entered into a confidentiality agreement.

In early December 2013, a representative from Guggenheim Securities had a telephone call with senior management of Company B. On that telephone call, Company B inquired if an acquisition of InSite at a “modest premium” and excluding any additional contingent value rights, would be considered attractive. The representative from Guggenheim Securities reiterated that the InSite Board of Directors might consider a proposal from Company B that provided economically comparable value to the proposal made by Company A and, subsequent to that telephone call, representatives from Company B ended conversations regarding a potential transaction with InSite.

On December 11, 2013, the InSite Board of Directors held a meeting at which representatives from Guggenheim Securities provided the InSite Board of Directors with an update on the strategic process, including discussions surrounding the slightly increased non-binding indication of interest made by Company A, the verbal inquiry made by Company B, the preliminary discussions with Company C, and Guggenheim Securities’ update on the ongoing strategic outreach to other parties. As of the date of that meeting, seven parties had indicated some level of engagement beyond acknowledgment of the opportunity. QLT had informed Guggenheim Securities that it was not interested in a potential transaction with InSite at that point, as it was then focused on pursuing later-stage assets for acquisition. Representatives from Guggenheim Securities informed the InSite Board of Directors that the reasons provided by parties who declined to consider a potential transaction with InSite were varied, and included ophthalmology not being a strategic focus, front of the eye diseases not being a strategic focus, inability to pursue pre-commercial assets, skepticism around the market for InSite’s products, desire for novel assets and concern surrounding the regulatory pathway for InSite’s products.

On December 15, 2013, InSite entered into a confidentiality agreement with Company D and shared a limited number of regulatory and clinical documents with Company D.

On December 18, 2013, InSite announced positive results from the second and confirmatory Phase 3 clinical trial of BromSite™ for the reduction of inflammation and pain after cataract surgery.

In late December 2013, representatives from Guggenheim Securities and Jones Day, InSite’s counsel, discussed with InSite’s senior management and Mr. McInerney InSite’s current results of operations and financial condition and potential alternative financing transactions InSite might pursue in lieu of a strategic transaction with a third party.

In late December 2013, following the release of the BromSite™ results, representatives from Guggenheim Securities distributed to 21 companies a letter setting forth the process InSite anticipated following in connection with potential acquisition proposals or other strategic transactions. InSite also prepared for the transaction process by instituting a virtual data room to facilitate due diligence by potential acquirors. Included in the data room, which was updated from time to time, were documents relating to InSite’s products, including regulatory matters relating thereto, corporate matters, current and past litigation, employee information, intellectual property matters, real property, financial information, license agreements and supply agreements, as well as certain of the financial calculations prepared by InSite management for the InSite Board of Directors to assist it in its evaluation of the financial needs of InSite.

On January 10, 2014, InSite provided Company D with access to the virtual data room after Company D’s review of the preliminary materials.

Also on January 10, 2014, the M&A Committee held a meeting at which representatives from Guggenheim Securities provided a detailed review of the status of discussions with various potential strategic partners. At the time of the meeting, of the 35 companies initially identified as possible parties to a strategic transaction with

InSite (which included Sun Pharma and QLT), 12 companies had previously been or were currently actively reviewing a potential transaction, including Company A, Company B, Company C and Company D. Of those 12 companies, InSite had entered into confidentiality agreements with four parties, and was in the process of negotiating a confidentiality agreement with a fifth party. Representatives from Guggenheim Securities also informed the M&A Committee that there were an additional 12 companies that remained non-committal or non-responsive, including Sun Pharma, and two additional companies that had subsequently indicated that they were not interested in pursuing a transaction with InSite. The remaining nine companies contacted also indicated that they were not interested in pursuing a transaction with InSite, including QLT.

The M&A Committee discussed whether to reach out to additional companies, including a number of private ophthalmology companies and larger specialty pharmaceutical companies, but determined that the likelihood of those companies being interested was low and that reaching out to additional companies would distract InSite management’s time and resources from discussions with the affirmatively interested parties, and that communicating with additional parties increased the likelihood of public disclosure of the potential transactions, which could result in Company A no longer being interested in pursuing a transaction. The M&A Committee instructed Guggenheim Securities to continue discussions with parties that had expressed interest.

Throughout January 2014, InSite management held various discussions with potential acquirors. On January 13, 2014, Mr. Ruane and Louis Drapeau, InSite’s Chief Financial Officer, met with representatives from Company D to provide an update on the current state of InSite’s business and operations. On January 14, 2014, Mr. Ruane met with management from Company E to conduct preliminary diligence and introductions related to a potential acquisition. InSite and Company E had previously entered into a confidentiality agreement on January 31, 2013. On January 15, 2014, Mr. Ruane met with the chief executive officer of Company C to discuss the two businesses and the potential framework for a transaction involving the two companies. Also on January 15, 2014, Mr. Ruane, together with representatives from Guggenheim Securities, met with representatives from Company A. At that meeting, representatives from Guggenheim Securities indicated that Company A needed to improve its offer in order to make it compelling to InSite stockholders.

On January 22, 2014, InSite and Company F entered into a confidentiality agreement and Company F was granted access to the virtual data room.

On January 24, 2014, the M&A Committee held a meeting. At that meeting, representatives from Guggenheim Securities provided a further update on discussions with various potential strategic partners. Representatives from Guggenheim Securities informed the InSite Board of Directors that five companies (Company A, Company C, Company D, Company E and Company F) continued to actively explore a transaction with InSite, and all of those parties had entered into confidentiality agreements with InSite. Representatives from Guggenheim Securities indicated that two additional companies had now indicated that after initial internal review they were no longer interested in pursuing a transaction with InSite at that time.

On January 29, 2014, representatives from Company D contacted representatives from Guggenheim Securities to indicate that, following its due diligence of InSite, Company D was not interested in pursuing a transaction with InSite until there was further progress on FDA approval for DexaSite™ for the treatment of blepharitis.

On January 30, 2014, Company A provided a revised non-binding indication of interest contemplating a stock-for-stock merger in which InSite stockholders would receive Company A common stock (valuing InSite at between $0.41 and $0.47 per share, or a premium of between 58% and 81% to the then-current share price), together with contingent value rights in the form of warrants for up to $7.5 million in the aggregate that would become exercisable upon the achievement of certain regulatory milestones.

Also on January 30, 2014, representatives from Company C informed Guggenheim Securities that, based on its due diligence to date and InSite’s trading price, Company C would not be able to offer a transaction value that the InSite Board of Directors and InSite stockholders would find attractive and, as such, it was no longer interested in pursuing a potential transaction with InSite.

On January 31, 2014, representatives from Sun Pharma entered into a confidentiality agreement with InSite and informed representatives from Guggenheim Securities that it was evaluating the information shared by InSite and, upon completion of such evaluation, would revert with feedback to Guggenheim Securities on its consideration of a transaction with InSite.

Also on January 31, 2014, the M&A Committee held a meeting. At that meeting, the M&A Committee discussed the revised offer from Company A, and representatives from Guggenheim Securities provided an update on additional discussions with other parties. At the time of the meeting, Company F had indicated that it expected to provide a non-binding indication of interest in the coming weeks, Sun Pharma indicated that it would revert with feedback to Guggenheim Securities on its consideration of a transaction with InSite following completion of its evaluation of InSite, and another party had indicated that it was interested in a strategic partnering transaction with InSite but not a change of control transaction. The M&A Committee determined to not respond immediately to Company A’s proposal in order to see if additional anticipated indications of interest were submitted.

On February 4, 2014, InSite announced 2013 net sales of Besivance® (besifloxacin ophthalmic suspension) 0.6% achieved the levels necessary for InSite to earn an additional $1.0 million milestone payment under its agreement with SWK Funding LLC and Bess Royalty, L.P.

Also on February 4, 2014, the M&A Committee held a meeting. At that meeting, representatives from Guggenheim Securities provided a further update on discussions with various potential strategic partners, indicating that no party other than Company A had provided a written indication of interest and that based on discussions with other potential parties, it was likely that at most only two additional indications of interest would be forthcoming. Guggenheim Securities also reported that one non-responsive company formally declined to engage with InSite and nine other companies remained non-responsive.

On February 12, 2014, InSite received a non-binding indication of interest from Company F for a cash offer that valued InSite at between $0.32 and $0.36 per share, or a premium of between 23% and 38% to the then-current share price, assuming InSite maintained a cash balance of $9 million.

On February 13, 2014, the M&A Committee held a meeting to discuss the proposal from Company F, including the implied valuation. Representatives from Guggenheim Securities also provided an update on discussions with Company A. Representatives from Guggenheim Securities also stated that while Company D was continuing due diligence, it had given no indication as to when or if it would submit a proposal. Representatives from Guggenheim Securities indicated that except for Sun Pharma, which had not met its communicated timeline for delivery of a non-binding indication of interest and would likely be considerably slower than Company A and Company F in negotiating a definitive agreement and completing a transaction, it was not expected that additional indications of interest would be made, including from Company D. The M&A Committee discussed Company A’s and Company F’s offers and the risks associated with each offer. The M&A Committee then instructed Guggenheim Securities to reach out to Company F and request an increase in the financial terms of the offer and to discuss timing and next steps with Company A, including revised terms to Company A’s offer that would provide greater certainty regarding the value of the transaction proposed by Company A.

Between late February and mid-March 2014, InSite held several discussions with Company A regarding a potential acquisition of InSite. Company A conducted due diligence on InSite’s business and InSite conducted due diligence on Company A’s business given that the consideration proposed was equity in Company A.

On February 20, 2014, representatives from Jones Day had a telephone call with counsel to Company A to clarify the structure and certain terms of Company A’s proposal.

On February 21, 2014, the InSite Board of Directors held a meeting. At that meeting, representatives from Guggenheim Securities provided the InSite Board of Directors with an update on the status of the sale process. Representatives from Guggenheim Securities provided a financial analysis of Company A’s proposal, including a comparison of financial terms of the indication compared to other transactions in the marketplace and InSite’s financial performance. Representatives from Guggenheim Securities also provided an analysis of the all-cash offer from Company F. Representatives from Guggenheim Securities reported that it had requested that Company F increase its offer, but that Company F had indicated that it was unlikely to be able to do so. The InSite Board of Directors compared the terms and risks of the Company A and the Company F offers against each other and reviewed the status of due diligence on Company A. As indicated by Guggenheim Securities, Sun Pharma was expected to provide a non-binding indication of interest in the near future, and a fourth company indicated that it might be interested in a license or partnership arrangement but would not pursue a change of control transaction. An additional three companies had not declined but had indicated that they would need additional time to consider whether they were interested in pursuing a potential transaction with InSite. The InSite Board of Directors instructed management and InSite’s advisors to continue conducting due diligence of Company A and to continue pursuing the transaction with Company A, and to pursue an enhanced bid from Company F. The InSite Board of Directors also discussed the potential terms of a counteroffer to Company A’s proposal, including the potential exchange ratio and the milestones that would trigger payments under the contingent value right.

On March 3, 2014, the M&A Committee held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, the M&A Committee discussed the status of discussions with Company A, Company F and Sun Pharma. Sun Pharma had not submitted a non-binding indication of interest and discussions with Sun Pharma indicated that there was doubt surrounding its continued interest. Guggenheim Securities and management informed the M&A Committee that, based on discussions to date, even if Sun Pharma were to submit an indication of interest to InSite, it would be in a range that was substantially lower than the value set forth in the indications from Company A and Company F. The M&A committee also directed management and Jones Day to prepare drafts of definitive documents contemplating a transaction with Company A.

On March 4, 2014, Jones Day delivered to Company A’s counsel a draft merger agreement proposing that Company A acquire InSite in a stock-for-stock transaction at a fixed exchange ratio that would value InSite at $0.47 per share (the high end of the range provided by Company A in its revised offer) and providing for a contingent value right that would provide up to $13.5 million of additional value upon the achievement of specified milestones.

Throughout this period, Company A, together with a variety of consultants and advisors engaged by Company A, continued to conduct extensive regulatory, legal, business, technical and other due diligence on InSite and its product candidates.

On March 17, 2014, the InSite Board of Directors held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, the InSite Board of Directors discussed the status of discussions with Company A. Representatives from Guggenheim Securities also informed the InSite Board of Directors that Company F had not been responsive to Guggenheim Securities’ request for a better offer and had not moved forward with incremental due diligence on InSite. The InSite Board of Directors discussed the transaction structure proposed by Company A and proposed timing for Company A to respond to the draft merger agreement that Jones Day had provided. The InSite Board of Directors further discussed InSite’s financing needs, expense items and the likely timing of when, absent the receipt of significant financing or entering into a strategic transaction, InSite would no longer have enough cash to fund its operations.

On March 18, 2014, Mr. Ruane had a telephone call with the chairman and chief executive officer of Company A. The executives discussed the potential transaction and Company A’s outstanding due diligence concerns. Specifically, it became clear that Company A had concerns regarding the projected regulatory pathway for InSite’s product candidates. In addition, Company A indicated that it was concerned about the process of listing its stock on a major U.S. stock exchange. Later that day, senior management of Company A contacted representatives from Guggenheim Securities and informed them that Company A was formally terminating discussions regarding a transaction with InSite at that time.

On March 21, 2014, the InSite Board of Directors held a meeting, in which representatives from Guggenheim Securities and Jones Day participated, to review the status of discussions with Company F, which was continuing to conduct high-level due diligence but had not made any changes to its offer. Representatives from Guggenheim Securities also provided an update on the termination of discussions with Company A. The InSite Board of Directors considered preliminary financial projections for InSite for 2014 and 2015, cash needs, cash end date, and potential expense reduction initiatives.

On March 27, 2014, InSite announced that AzaSite® net sales had continued to decline since Merck had terminated sales promotion of the drug in August 2013, and that the decline was exacerbated by a supply shortage around the time that Merck sold Inspire, and therefore its rights to AzaSite®, to Akorn in November 2013. InSite indicated that the significant decline in its royalties on AzaSite® net sales would likely trigger an event of default on InSite’s non-convertible, non-recourse promissory notes due in 2019 (the “AzaSite Notes”). A default on the AzaSite Notes would result in InSite losing the rights to receive further AzaSite® royalties.

On April 29, 2014, Company F formally concluded its evaluation of InSite, and informed representatives from Guggenheim Securities that it was focusing its acquisition efforts on companies that already had approved products in the marketplace.

Despite previously indicating that it was not interested in pursuing a transaction with InSite because it was focused on acquiring a company with commercial stage assets, QLT re-engaged in discussions regarding a potential transaction with InSite, and on May 8, 2014, QLT and InSite entered into a confidentiality agreement.

On June 5, 2014, the InSite Board of Directors held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, the InSite Board of Directors discussed potentially refinancing or restructuring the AzaSite Notes, for which InSite was past due in making interest payments. The InSite Board of Directors discussed the fact that, at the current level of AzaSite® royalties, InSite would likely default on the AzaSite Notes during 2014. The InSite Board of Directors also discussed the need for additional capital to operate InSite’s business beyond September 2014.

On June 6, 2014, senior management of Company D contacted representatives from Guggenheim Securities to receive an update on InSite’s business.

On June 10, 2014, InSite repurchased and cancelled the AzaSite Notes for a single payment of $6.0 million. As a result of the cancellation, the entire then-outstanding principal amount of the AzaSite Notes, as well as accrued interest, was extinguished. The $6.0 million payment to the holders of AzaSite Notes was funded by Akorn in return for a lower royalty on net sales of AzaSite® in North America.

On June 26, 2014, QLT announced plans to merge with Auxilium Pharmaceuticals, Inc., at which point further discussions with QLT regarding a potential transaction with InSite ceased.

Throughout June and July 2014, InSite explored various financing alternatives to fund continuing operations. InSite was unable to secure any financing and eventually pursued a bridge loan to be placed through Riverbank Capital Securities, Inc. (“Riverbank Capital”), an entity of which Mr. McInerney is a principal.

As of June 30, 2014, InSite’s cash and cash equivalents were $2.5 million. InSite expected its current cash at that point to enable it to only continue operations until approximately September 2014.

In July 2014, the U.S. Patent and Trademark Office issued a patent on BromSite™. The patent provides protection for bromfenac formulations in DuraSite, including ISV-101, to August 7, 2029. Also in July 2014, the FDA agreed that the results of the DexaSite™ Phase 3 clinical trial could potentially support marketing approval for DexaSite™ and InSite indicated that it planned to file a new drug application for DexaSite™ with the FDA in 2016.

On August 11, 2014, management of Company D contacted representatives from Guggenheim Securities and indicated that based on its review of InSite’s business, it was not interested in pursuing a transaction with InSite.

On August 13, 2014, based on positive data from two pivotal Phase 3 clinical studies, InSite announced it intended to file a new drug application with the FDA in the first quarter of 2015 for marketing approval of BromSite™ (bromfenac 0.075% in DuraSite®) for the treatment of inflammation and prevention of pain after cataract surgery.

On September 16, 2014, the InSite Board of Directors held a meeting. At that meeting the InSite Board of Directors approved a secured bridge financing for up to $15.0 million placed through Riverbank Capital to various participating creditors.

At September 30, 2014, InSite’s cash and cash equivalents were $0.3 million. InSite expected its cash on hand, anticipated cash flow from operations and the expected net proceeds from the expected debt financing arrangements contemplated to be placed through Riverbank Capital would only enable it to continue operations until approximately March 2015.

On October 8, 2014, InSite agreed to sell the InSite Notes in an aggregate principal amount of up to $15.0 million, together with warrants for the purchase of shares of InSite common stock, to various purchasers sourced by Riverbank Capital. However, InSite received purchase commitments for only approximately $7.8 million in aggregate principal amount of InSite Notes. Between October 2014 and December 2014, InSite sold and issued InSite Notes with an aggregate principal amount of $5,196,996 and issued warrants to purchase 2,053,169 shares at $0.33 per share, 200,620 shares at $0.31 per share and 2,824,281 shares at $0.26 per share. The InSite Notes were secured by substantially all of InSite’s assets.

In mid-October 2014, following termination of its proposed merger with Auxilium, QLT contacted representatives from Guggenheim Securities regarding a potential transaction with InSite.

On November 11, 2014, QLT informed representatives from Guggenheim Securities that QLT was in the process of engaging Greenhill & Co. (“Greenhill”) to act as its financial advisor in connection with any potential transaction with InSite.

At December 31, 2014, InSite’s cash and cash equivalents were $1.7 million. InSite expected its cash on hand, anticipated cash flow from operations and the net proceeds from the sale of the remaining committed InSite Notes would only enable it to continue operations until approximately May 2015.

In early January 2015, representatives from Guggenheim Securities contacted Sun Pharma, Company F and a third party, Company H, which had previously shown interest in a transaction, to determine whether any of those parties would reconsider a potential transaction with InSite. Company F and Company H indicated they would be willing to engage in further discussions.

On January 21, 2015, senior management of InSite and QLT, along with the QLT Board of Directors, held a preliminary due diligence meeting in New York City. At that meeting, senior management of InSite presented information regarding its business and operations to the QLT Board of Directors and QLT’s senior management.

On January 26, 2015, the InSite Board of Directors held a meeting in which representatives from Jones Day participated. At that meeting, Mr. Ruane updated the InSite Board of Directors, informing them of the potential that QLT might pursue an acquisition of InSite. Mr. Ruane also indicated that discussions with Company F regarding a potential strategic relationship had been re-initiated, and that Company H had expressed interest in discussing a potential transaction with InSite.

On January 28, 2015, representatives from Jones Day and QLT’s counsel, Weil, Gotshal & Manges LLP (“Weil”), had a telephone call to discuss the potential structure of a transaction between InSite and QLT.

On January 29, 2015, InSite entered into a license agreement with Nicox S.A., a French publicly traded company (“Nicox”), for the development and commercialization of ophthalmic therapeutic products AzaSite® (1% azithromycin), AzaSite Xtra™ (2% azithromycin) and BromSite™ (0.075% bromfenac), all formulated in InSite’s DuraSite® drug delivery system. Nicox received exclusive rights to commercialize all three products in Europe (including Eastern Europe), the Middle East and Africa. InSite received an upfront payment of $3.0 million and can potentially receive an aggregate of $13.75 million in milestone payments for various product approvals and sales milestones for the subject products, and mid-single digit to low-double digit royalties on commercial sales of the products in Nicox’s territory.

In February 2015, InSite, Akorn and Pfizer Inc. entered into a settlement agreement to dismiss a patent infringement lawsuit against Mylan concerning Mylan’s abbreviated new drug application seeking to launch generic versions of AzaSite® with the FDA. Due to the settlement, under the terms of the amended license agreement with Akorn, effective March 2015, InSite’s royalty rate on sales of AzaSite® in North America increased from 8% to 9%.

From early February 2015 until execution of the QLT Merger Agreement on June 8, 2015, each of QLT and InSite conducted due diligence on the other. Also during that time, senior management from each company, along with their respective financial advisors and attorneys, engaged in numerous discussions and meetings regarding a potential transaction.

On February 6, 2015, the InSite Board of Directors held a meeting in which representatives from Jones Day participated. At that meeting, the InSite Board of Directors discussed the status of discussions with QLT, Company F and Company H. The InSite Board of Directors also directed Guggenheim Securities to engage with Company A to determine if Company A would be interested in re-engaging in discussions.

On February 12, 2015, InSite management presented certain financial and operating business information to selected business development representatives from Company H.

On February 21, 2015, representatives from Guggenheim Securities had a telephone call with representatives from Greenhill. The representatives from Greenhill stated that after considering the discussions at the meeting held January 21, 2015, QLT had determined to move forward with a transaction with InSite and that QLT was targeting an announcement of the proposed transaction by the end of March 2015.

In March 2015, InSite received a Notice of Allowance from the U.S. Patent and Trademark Office on a utility patent application for AzaSite Xtra™, a 2% solution of azithromycin formulated in DuraSite for ophthalmic indications, extending patent protection of AzaSite Xtra™ to 2033.

On March 17, 2015, the InSite Board of Directors held a meeting in which representatives from Jones Day participated. At the meeting, Mr. Ruane updated the InSite Board of Directors on discussions with QLT and the status of InSite’s due diligence on QLT and QLT’s due diligence on InSite. The InSite Board of Directors discussed QLT’s plans relating to QLT’s potential investment in one or more third-party companies and potentially structuring those transactions to permit InSite stockholders to participate in those transactions should they occur. The InSite Board of Directors also discussed InSite’s available cash resources and its need for additional capital to fund the filing of the NDA with respect to BromSite™ (the “BromSite NDA”) and to operate its business beyond July 2015. The InSite Board of Directors and management discussed a potential loan to be made by QLT in order to allow InSite to fund its operations, including the filing of the BromSite NDA, during the period between signing and closing a merger transaction. Mr. Ruane also indicated that Company H was no longer responsive to InSite’s request to continue discussions and was likely no longer interested in pursuing a transaction. Mr. Ruane informed the InSite Board of Directors that Company A had indicated that if it was to propose terms regarding an acquisition of InSite, those terms would likely be inferior to the preliminary terms proposed by QLT and that the risks associated with the completion of that transaction would likely be greater than the risks associated with a transaction with QLT, specifically because of the need to undertake a listing by Company A of its stock on a major U.S. stock exchange. At the meeting, the InSite Board of Directors also expanded the size of the M&A Committee to three directors, appointing Robert O’Holla to join Messrs. McInerney and Tooman.

On March 19, 2015, representatives from Guggenheim Securities received a telephone call from Company F asking if InSite was still engaged in strategic discussions, as Company F desired an update on InSite’s business. Guggenheim Securities informed Company F about InSite’s ongoing process. Company F indicated that it may be interested in participating in the process. Representatives from Guggenheim Securities arranged a telephone call between Company F and InSite management.

On March 27, 2015, selected business development representatives from Company F met with management from InSite to receive an update on and review of InSite’s business.

On March 30, 2015, representatives from Greenhill informed representatives from Guggenheim Securities that QLT was considering pursuing an additional acquisition, not previously disclosed, simultaneously with its potential acquisition of InSite.

Also on March 30, 2015, representatives from Guggenheim Securities contacted senior management of Company A to invite Company A to revisit a potential acquisition of InSite and provide a revised indication of interest.

On March 31, 2015, the InSite Board of Directors held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, the InSite Board of Directors discussed potential strategic alternatives, including a potential transaction with QLT. The InSite Board of Directors also received an update on the status of discussions with QLT. Mr. Ruane reported on renewed discussions with Company F and Guggenheim Securities’ outreach to Company A. The InSite Board of Directors asked Mr. Ruane and Guggenheim Securities to seek a formal offer from Company F. The InSite Board of Directors also engaged in a lengthy discussion of the risks and benefits of QLT’s possible investment in two third-party companies as well as a simultaneous acquisition of another company and the ability of InSite stockholders to participate in the economic benefit of those transactions. The InSite Board of Directors discussed InSite’s capital needs to continue to fund operations. The InSite Board of Directors also discussed whether to contact other potential buyers, but determined that it was highly unlikely that other parties would be interested given that there had been no fundamental change to InSite’s business or its prospects from that previously identified by potential parties as reasons not to acquire InSite. Representatives from Guggenheim Securities reported that they had contacted all candidates deemed viable by the InSite Board of Directors since its initial engagement and that, other than QLT, Company F and Company A, no other parties had expressed interest in evaluating a potential acquisition of InSite at that time. Furthermore, given the recent issuance of InSite Notes, the reduced stock price and the continued need for capital to fund InSite’s operations, the ratio of the value of InSite to the needed fundraising had become significantly more detrimental and, accordingly, the InSite Board of Directors concluded that, at that time, it would be significantly detrimental to current InSite stockholders to raise the funds InSite needed to continue its operations through an equity issuance.

At March 31, 2015, InSite’s cash and cash equivalents were $1.1 million. InSite expected that, without obtaining additional financing, InSite’s cash on hand, anticipated cash flow from operations and the net proceeds from existing debt financing arrangements would only enable it to continue operations until approximately July 2015. The improvement in InSite’s ability to fund its operations since December 31, 2014 was the result of payments from Nicox under the license agreement entered into in the first quarter of 2015.

On April 8, 2015, and again on April 9, 2015, representatives from Jones Day and Weil had telephone calls to discuss the potential structure of a transaction involving InSite and QLT and certain proposed high-level terms of such a transaction.

In April 2015, InSite sold an additional aggregate principal amount of $2.6 million in InSite Notes and issued warrants to purchase 3,464,456 shares of common stock at an exercise price of $0.18 per share. InSite publicly disclosed that it had fully drawn down all available amounts under the secured bridge financing placed through Riverbank Capital.

On April 13, 2015, Weil provided an initial draft of the QLT Merger Agreement to Jones Day. The draft QLT Merger Agreement provided that consummation of the merger with QLT was subject to FDA acceptance of the BromSite NDA for review and other third-party approvals. Further, the draft QLT Merger Agreement provided that InSite would be required to reimburse QLT for its out-of-pocket costs, up to a maximum amount to be agreed, in the event InSite stockholders rejected adoption of the QLT Merger Agreement and no competing proposal had been announced. The draft QLT Merger Agreement also provided that if the QLT Merger Agreement were terminated under certain circumstances, including by InSite in order to accept a “superior proposal,” InSite would be required to pay QLT a termination fee equal to 5% of the enterprise value of InSite, based on the consideration proposed to be paid by QLT and debt obligations of InSite to be assumed. In addition, despite the fact that the proposed consideration was comprised solely of stock, the draft QLT Merger Agreement included only a limited number of representations and warranties as to QLT and its business, and the absence of covenants restricting QLT from taking actions between signing and consummation of the merger that could dilute or devalue the consideration offered to InSite stockholders in that merger.

On April 14, 2015, senior management of InSite and representatives from Jones Day had a telephone call to discuss the draft QLT Merger Agreement.

The following day, on April 15, 2015, representatives from Jones Day and Weil had a telephone call to discuss the other transactions QLT was planning to consummate simultaneously with its proposed acquisition of InSite.

On April 16, 2015, Company F informed representatives from Guggenheim Securities that it was no longer interested in pursuing a potential transaction with InSite. Company F indicated that the risks and costs associated with seeking FDA approval for InSite’s product candidates was greater than Company F was prepared to undertake.

On April 17, 2015, the InSite Board of Directors held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, the InSite Board of Directors discussed the current timing of the potential transaction with QLT, and also discussed the open issues reflected in the draft QLT Merger Agreement and the challenges that some of the terms presented in achieving a transaction that would be acceptable to InSite stockholders. The InSite Board of Directors also discussed QLT’s proposed investments in other companies, the risks those investments presented to timing and completion of QLT’s acquisition of InSite, and InSite’s current financial needs. Representatives from Guggenheim Securities also updated the InSite Board of Directors on discussions with QLT and informed the board that Company F was no longer interested in pursuing an acquisition of InSite. Representatives from Guggenheim Securities also provided an update on discussions with Company A, informing the InSite Board of Directors that discussions had not progressed as Company A was not fully committed to the timing of listing its stock on a major U.S. stock exchange.

Between April 17, 2015 and April 21, 2015, representatives from Guggenheim Securities had several discussions with representatives from Greenhill regarding the initial draft QLT Merger Agreement and the issues InSite and its advisors had identified with respect to that draft. Those issues included, among other things, (1) provisions in the draft QLT Merger Agreement that conditioned consummation of the merger on obtaining certain third-party approvals, including certain actions by the FDA, (2) the proposed size of the termination fee, (3) that InSite would be required to reimburse QLT for its out-of-pocket costs, up to a maximum amount to be agreed, in the event InSite stockholders rejected adoption of the QLT Merger Agreement and no competing proposal had been announced, and (4) the scope of the QLT representations, warranties and covenants and the absence of covenants restricting QLT from taking actions between signing and consummation of the merger that could dilute or devalue the consideration offered to InSite stockholders in the merger.

On April 23, 2015, Weil provided Jones Day with a draft of certain key documents related to the proposed loan to be provided by QLT to InSite contemporaneously with entry into the QLT Merger Agreement. The loan documents provided for a full acceleration of the payment of all borrowings under the loan in the event the QLT Merger Agreement was terminated for any reason.

On April 24, 2015, Jones Day provided Weil with a revised draft of the QLT Merger Agreement. Among other things, the draft QLT Merger Agreement (1) did not provide as a condition to consummation of the merger obtaining any non-governmental third-party approvals, (2) proposed a reduced termination fee, (3) eliminated any requirement to reimburse QLT for its out-of-pocket costs in the event InSite stockholders rejected adoption of the QLT Merger Agreement and no competing proposal had been announced, and (4) included broad representations and warranties as to QLT and its business, as well as customary covenants restricting QLT from taking actions between signing and consummation of the merger that could dilute or devalue the consideration offered to InSite stockholders in the merger.

Also on April 24, 2015, Mr. Ruane had a telephone call with the QLT Board of Directors to discuss potential synergies between the QLT and InSite businesses.

From April 24, 2015 until execution of the QLT Merger Agreement on June 8, 2015, the parties and their advisors negotiated the terms of the QLT Merger Agreement and exchanged numerous drafts of the QLT Merger Agreement.

On April 29, 2015, representatives from Greenhill informed representatives from Guggenheim Securities that QLT was no longer considering one of the third-party investments that QLT had been contemplating executing simultaneously with the acquisition of InSite.

Also on April 29, 2015, Jones Day provided Weil with a revised draft of the proposed secured note relating to the secured line of credit to be provided by QLT to InSite upon entry of the QLT Merger Agreement and other related documents. Jones Day also provided a copy of its comments to the secured note and other related documents to be provided to the holders of InSite Notes, whose approval would be necessary for InSite to enter into the secured note. From April 24, 2015 until execution of the QLT Merger Agreement and the secured note on June 8, 2015, the parties and their advisors negotiated the terms of the secured note and exchanged several drafts of the secured note and other related documents. The holders of InSite Notes and their advisors also negotiated with QLT and its advisors the terms of a subordination agreement and other concessions designed to facilitate the QLT loan to InSite.

On April 30, 2015, representatives from Guggenheim Securities and Greenhill discussed the latest draft QLT Merger Agreement and the issues QLT had raised with that revised draft. Those issues included, among other things, (1) provisions in the QLT Merger Agreement that conditioned consummation of the merger with QLT on the FDA not having refused to accept the BromSite NDA for review and the FDA not having asserted a deficiency that is reasonably likely to require one or more additional clinical studies with respect to BromSite™, (2) the proposed size of the termination fee, (3) the termination events creating an obligation to pay the termination fee, (4) the fact that InSite would be required to reimburse QLT for its out-of-pocket costs, up to a maximum amount to be agreed, in the event InSite stockholders rejected adoption of the QLT Merger Agreement and no competing proposal had been announced, and (5) the scope of the QLT representations, warranties and covenants restricting QLT’s actions between signing and consummation of the merger. Later that day, representatives from Guggenheim Securities relayed those discussions to InSite senior management and representatives from Jones Day.

On May 1, 2015, representatives from Jones Day and Weil had a telephone call and negotiated terms of the QLT Merger Agreement. Later that day, Weil provided Jones Day with an initial draft of the voting agreement QLT proposed to enter into with certain InSite stockholders contemporaneously with the signing of the QLT Merger Agreement. On that same day Weil also provided Jones Day with revised drafts of the secured note and related documents.

On May 3, 2015, representatives from Jones Day and Weil had a telephone call in which they further negotiated terms of the QLT Merger Agreement as well as the secured note and related documents. Later that day Jones Day provided Weil with revised drafts of the QLT Merger Agreement, voting agreement, and the secured note and documents related to the secured line of credit to be provided to InSite by QLT.

On May 4, 2015, Weil provided Jones Day with a revised draft of the secured note and related documents, and the next day, on May 5, 2015, Weil provided Jones Day with a revised draft of the QLT Merger Agreement. The revised draft QLT Merger Agreement included broader representations and warranties to be made by QLT and a limited number of covenants restricting QLT’s operations between signing and consummation of the merger. Also, the revised draft QLT Merger Agreement now reflected that no non-governmental third-party approvals were required and were therefore no longer a condition to consummation of the merger, and, other than payment of the termination fee in certain circumstances, the QLT Merger Agreement did not require any payment from InSite to QLT in the event InSite stockholders did not adopt the QLT Merger Agreement. However, the draft secured note still required accelerated payment of the secured note in the event the QLT Merger Agreement was terminated for any reason.

On May 6, 2015, the InSite Board of Directors held a meeting. At that meeting, the InSite Board of Directors reviewed the current drafts of the proposed QLT Merger Agreement, voting agreement and documents to be entered into in connection with the proposed loan from QLT. Representatives from Guggenheim Securities and Jones Day reviewed the drafts and the open issues regarding such documents with the InSite Board of Directors. Representatives from Jones Day also reviewed with the InSite Board of Directors its fiduciary duties under Delaware law in connection with reviewing the potential transaction contemplated by the QLT Merger Agreement. Representatives from Guggenheim Securities also reviewed with the InSite Board of Directors the sale process that InSite had undergone since November 2013. Specifically, representatives from Guggenheim Securities referenced the fact that during the past 18 months 36 companies had been contacted regarding engaging in a potential transaction with InSite, of which at some point active due diligence had been conducted by a total of seven of such companies, all of whom (including QLT once before re-engaging in late 2014, and Sun Pharma) had formally declined pursuing a transaction with InSite. Representatives from Guggenheim Securities informed the InSite Board of Directors that at this point in time, only QLT remained interested in a near-term transaction and it was not aware of any of the previously contacted buyers having changed their strategic direction in a way that would lead them to re-engage in discussions.

At the meeting, the InSite Board of Directors also authorized InSite to engage Roth Capital Partners, LLC (“Roth”) to evaluate the proposed transaction with QLT and to render a fairness opinion, from a financial point of view, with respect to such transaction. The InSite Board of Directors authorized InSite to engage Roth because InSite’s engagement with Guggenheim Securities did not contemplate Guggenheim Securities rendering a fairness opinion.

Later in the day, representatives from Jones Day had a telephone call with certain holders of InSite Notes regarding the secured note to be entered into with QLT.

Also on May 6, 2015, InSite engaged Roth for the purpose of rendering an opinion to the InSite Board of Directors as to the fairness, from a financial point of view, of the potential transaction with QLT.

On May 7, 2015, representatives from Jones Day and Weil had a telephone call and further negotiated terms of the QLT Merger Agreement.

On May 11, 2015, the InSite Board of Directors held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, the InSite Board of Directors discussed QLT’s proposal that the proposed exchange ratio of QLT common shares to be issued for each share of InSite common stock be set at-market, with no premium payable. The InSite Board of Directors discussed the need for InSite stockholders to receive a premium in the proposed transaction. Representatives from Jones Day and Guggenheim Securities also reviewed with the InSite Board of Directors structures that would provide InSite stockholders the ability to receive cash in lieu of participating in QLT’s proposed investment in third-parties; representatives from Guggenheim Securities reiterated to the board that QLT continued to reinforce that consummating the additional third-party transactions contemporaneously with the InSite transaction was integral to its interest in acquiring InSite. The representatives from Guggenheim Securities also informed the InSite Board of Directors that Greenhill had informed them that QLT would not be prepared to pay cash to InSite stockholders in lieu of their participation in these transactions.

On May 12, 2015, InSite announced that it had finalized the BromSite NDA. InSite indicated that it would need to delay filing the BromSite NDA until it could raise additional financing to pay the FDA filing fee of approximately $2.2 million.

Also on May 12, 2015, Jones Day provided a revised draft of the QLT Merger Agreement to Weil. From May 12 through June 6, 2015, Jones Day and Weil exchanged drafts of the QLT Merger Agreement, the secured note and documents relating to the secured line of credit to be provided to InSite by QLT and the voting agreement.

On May 21, 2015, the InSite Board of Directors held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, the InSite Board of Directors received an update on open issues relating to the proposed QLT Merger Agreement. Representatives from Guggenheim Securities also reported to the InSite Board of Directors that QLT had indicated that it would set an exchange ratio of 0.048 of a share of QLT stock for each share of InSite common stock based on an indicative value of $0.178 per share of InSite common stock. This represented a premium to the $0.140 per share closing trading price of InSite common stock on the preceding day. The InSite Board of Directors also discussed the fact that certain of InSite’s large stockholders had indicated that while they would not agree to enter into a voting agreement with QLT, they were generally supportive of the transaction. The InSite Board of Directors discussed the timing of a transaction with QLT and the delays in timing due to QLT’s negotiation of the other contemporaneous transactions it was pursuing. Representatives from Guggenheim Securities informed the InSite Board of Directors that they had reached out to a new company, Company I, to see if it would be interested in acquiring InSite because Company I had recently terminated discussions regarding an alternative transaction with a third party. Representatives from Guggenheim Securities reported, however, that based on its discussion with Company I, Company I was unlikely to pursue discussions with InSite.

In mid-May 2015, Jerry St. Peter, the Vice President & Head, Ophthalmic Business of Sun Pharma, called Mr. Ruane to inform Mr. Ruane that Sun Pharma was interested in a potential transaction with InSite due to a new strategic change at Sun Pharma related to establishing a branded ophthalmic business in the United States. On May 21, 2015, Sun Pharma was granted access to the virtual data room. Between May 21 and June 7, 2015, Sun Pharma performed due diligence on InSite, including holding telephonic meetings with representatives of InSite and submitting questions and due diligence request lists on May 29 and June 5, 2015. During this time, InSite answered Sun Pharma’s due diligence questions and responded to each of the items on Sun Pharma’s due diligence request lists, but Sun Pharma did not make any proposal to acquire InSite at that time.

Between May 21 and June 1, 2015, InSite and QLT and their respective advisors continued to negotiate the QLT Merger Agreement. During this time, QLT continued its due diligence of InSite, and InSite management continued to respond to questions and document requests from QLT management and QLT’s advisors. Among other things, InSite management discussed with QLT management the financial calculations prepared by InSite management for the InSite Board of Directors to assist the InSite Board of Directors in its evaluation of the financial needs of the company. InSite management cautioned QLT that neither the InSite Board of Directors nor InSite management viewed these calculations as reliable projections of the future performance or potential value of the company as they were not intended to serve as financial forecasts and did not include many variables that would be required for the calculations to serve as projections or forecasts, including certain costs and expenses that InSite would incur in operating the company and developing its products, the effects of any financing necessary to continue the company’s operations, whether necessary financing would actually be available, and assumptions concerning events that were likely to occur that would cause the calculations to be incorrect or misleading. Accordingly, InSite management informed QLT that this information was not an appropriate tool for evaluating the value of InSite’s business and should not be considered to be material to a transaction with InSite. QLT did not rely on this information for purposes of evaluating a transaction with InSite. At about this time, InSite management also discussed these calculations and their limitations with Roth, and Roth confirmed to InSite that it did not use or consider this information for purposes of rendering its fairness opinion.

On June 1, 2015, Weil provided a revised draft of the QLT Merger Agreement to Jones Day, and on June 4, 2015, Weil provided a revised draft of the secured note and related documents. Between June 1 and June 7, 2015, Weil and Jones Day negotiated the QLT Merger Agreement and secured note and exchanged various drafts of the QLT Merger Agreement, the secured note and documents relating to the secured line of credit to be provided to InSite by QLT and InSite and QLT agreed to set the termination fee at $1,170,00, or approximately 5% of the equity value of InSite, based on the consideration to be paid by QLT.

Under the terms of the secured note as finally negotiated, repayment of borrowings by InSite under the secured note would accelerate in the event (1) QLT terminated the QLT Merger Agreement as a result of the InSite Board of Directors effecting a change in its recommendation that InSite stockholders vote in favor of adopting the QLT Merger Agreement, or the InSite Board of Directors recommending an alternative transaction or due to InSite materially breaching its obligations relating to the solicitation of a competing transaction, (2) InSite terminated the QLT Merger Agreement to engage in a competing transaction, or (3) InSite completed a competing transaction following the termination of the QLT Merger Agreement.

In addition, in connection with finalization of the QLT Merger Agreement, QLT advised InSite of its intention to, following consummation of the merger and the purchase by QLT of ordinary shares of Aralez Pharmaceuticals plc (the “Aralez Shares”), for an aggregate purchase price of $45.0 million, effect a special election distribution to each of its shareholders payable, at the election of each such shareholder, in either Aralez Shares or cash, subject to possible pro-ration. As a result, former InSite stockholders would, subject to pro-ration, have the opportunity to receive cash in lieu of Aralez Shares.

In the evening of June 7, 2015, the InSite Board of Directors held a meeting. At that meeting, the InSite Board of Directors reviewed the proposed final drafts of the QLT Merger Agreement and the secured note and documents relating to the secured line of credit to be provided to InSite by QLT. The InSite Board of Directors reviewed with representatives of Jones Day, Guggenheim Securities and Roth the terms of the proposed transactions and the possibility of alternative strategic transactions. The InSite Board of Directors also discussed InSite’s current business prospects and the fact that without additional financing, InSite would be unable to proceed with the development and marketing of BromSite™ or to continue operating its business. The InSite Board of Directors also discussed the cash from QLT that would become available for these purposes upon completion of the merger with QLT. Also at the meeting, Roth rendered its oral opinion, which opinion was subsequently confirmed by delivery of its written opinion, to the InSite Board of Directors to the effect that, as of that date and based upon and subject to the qualifications, limitations and assumptions stated therein, the merger consideration payable pursuant to the proposed QLT Merger Agreement was fair, from a financial point of view, to the stockholders of InSite. After considerable deliberation and discussion, the InSite Board of Directors (1) approved the QLT Merger Agreement and the merger with QLT on the terms and subject to the conditions set forth in the QLT Merger Agreement, (2) determined that the terms of the QLT Merger Agreement, the merger with QLT and the other transactions contemplated by the QLT Merger Agreement are fair to, and in the best interest of, InSite and its stockholders, (3) directed that the QLT Merger Agreement be submitted to InSite stockholders for adoption at the special meeting and (4) recommended that InSite stockholders adopt the QLT Merger Agreement. In addition, in connection with approval of the QLT Merger Agreement, the InSite Board of Directors approved the secured note and documents relating to the secured line of credit to be provided to InSite by QLT on the terms and subject to the conditions set forth in those documents.

Later that evening, certain holders of InSite Notes agreed to waive their rights to a mandatory redemption of such holders’ notes in connection with the consummation of the merger with QLT.

In the early morning of June 8, 2015, QLT and InSite executed the QLT Merger Agreement and the secured note, and certain InSite stockholders entered into a voting agreement with QLT in support of the merger with QLT. Pursuant to the terms of the secured note with QLT, InSite borrowed an amount equal to $2.36 million to fund the FDA filing fee for the BromSite NDA. InSite and QLT publicly announced the merger prior to the opening of trading on NASDAQ on June 8, 2015. At the time of the announcement of the QLT Merger Agreement, Sun Pharma had not completed its due diligence of InSite.

On June 10, 2015, InSite submitted the BromSite NDA to the FDA.

On the morning of August 5, 2015, Mr. St. Peter telephoned Mr. Ruane to inform him that Sun Pharma intended to submit a proposal to acquire InSite. Later on August 5, 2015, the InSite Board of Directors received an unsolicited proposal from Sun Pharma to acquire all outstanding shares of InSite common stock at a price of $0.25 per share in cash. The proposal was non-binding and subject to further due diligence. The proposal also contemplated that Sun Pharma would (1) advance to InSite any termination fee payable to QLT under the QLT Merger Agreement and (2) provide InSite with financing on terms substantially similar to the secured line of credit provided to InSite by QLT. Later that day, Mr. Ruane telephoned the Chief Executive Officer of QLT to inform him of the proposal from Sun Pharma. After submission of the proposal by Sun Pharma, Mr. St. Peter telephoned Mr. Ruane to confirm that Mr. Ruane and the InSite Board had received Sun Pharma’s revised proposal.

On August 6, 2015, the InSite Board of Directors held a meeting. At that meeting, the InSite Board of Directors discussed with representatives from Guggenheim Securities and Jones Day the proposal from Sun Pharma and the obligations of the InSite Board of Directors and InSite pursuant to the QLT Merger Agreement. Following extensive deliberation, the InSite Board of Directors determined in good faith that the proposal from Sun Pharma constituted or was reasonably likely to lead to a Company Superior Proposal (as defined in the QLT Merger Agreement).

Later that day, Mr. Ruane informed the Chief Executive Officer of QLT of the InSite Board of Directors’ determination, and that representatives from InSite and Jones Day would be engaging in discussions with, and providing diligence materials to Sun Pharma and its legal counsel.

To facilitate further discussions with Sun Pharma, on August 7, 2015, InSite and Sun Pharma amended their existing confidentiality agreement. In addition, InSite again provided Sun Pharma with access to the virtual data room to permit Sun Pharma to review the due diligence materials made available by InSite in order to permit Sun Pharma to remove the due diligence condition to its proposal.

Between August 7, 2015 and August 10, 2015, representatives of Jones Day and Shearman & Sterling LLP, counsel to Sun Pharma (“Shearman & Sterling”) had discussions to clarify the terms of Sun Pharma’s proposal and the related transaction documents.

On August 10, 2015, Shearman & Sterling provided an initial draft of the Merger Agreement to Jones Day. The draft Merger Agreement contemplated that the proposed transaction between Sun Pharma and InSite would be effected through a subsidiary of Sun Pharma making a cash tender offer for all outstanding shares of InSite common stock for $0.25 per share in cash. The draft Merger Agreement also contemplated that InSite would grant the Sun Pharma subsidiary a “top up” option to purchase shares of InSite common stock from InSite for $0.25 per share using a promissory note if necessary to allow Sun Pharma’s subsidiary to effect a short-form merger with InSite following completion of the tender offer. The draft Merger Agreement also provided that InSite would concurrently seek stockholder approval of Sun Pharma’s proposed transaction and merger. If necessary, the tender offer would be followed by InSite holding a special meeting of its stockholders to approve the transaction and the merger. The draft Merger Agreement also contemplated that InSite’s four largest stockholders would, contemporaneously with entry into the Merger Agreement, enter into tender and support agreements in favor of the proposed transaction.

Later on August 10, 2015, InSite issued a press release announcing that it had received Sun Pharma’s non-binding proposal; however, as jointly decided by Sun Pharma and InSite, InSite did not mention Sun Pharma specifically by name in the press release.

On August 12, 2015, Shearman & Sterling provided draft loan documents pursuant to which a subsidiary of Sun Pharma would provide InSite with a loan sufficient to pay outstanding borrowings under the secured note with QLT in full, engage in certain manufacturing activities, pay the termination fee to QLT under the QLT Merger Agreement and operate InSite’s business through the end date of the Merger Agreement proposed by Sun Pharma.

Between August 10 and August 20, 2015, representatives from Shearman & Sterling and Jones Day, along with InSite management, negotiated the terms of the proposed Merger Agreement and the Sun Pharma loan documents. During the course of these discussions, Sun Pharma removed its requirement that the four largest InSite stockholders enter into support and voting agreements in favor of Sun Pharma’s proposal and agreed that the termination fee payable to QLT under the QLT Merger Agreement would only be reimbursable to Sun Pharma under specified circumstances in which InSite would be required to pay a termination fee to Sun Pharma in connection with a termination of the Merger Agreement proposed by Sun Pharma.

On August 14, 2015, the InSite Board of Directors held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, Jones Day reviewed with the InSite Board of Directors its fiduciary duties in considering Sun Pharma’s proposal and provided an overview of the legal terms of the proposed agreements from and status of negotiations with Sun Pharma. Representatives from Guggenheim Securities also reviewed with the InSite Board of Directors the financial terms of the QLT Merger Agreement, QLT’s stock trading price since the announcement of the QLT Merger Agreement, which had declined, and the financial terms of Sun Pharma’s proposal.

On August 17, 2015, InSite announced receipt from the FDA of the “Day 74 letter”, in which the FDA indicated that it had accepted for review the BromSite NDA, which satisfied one of the conditions to completion of the merger with QLT.

On August 20, 2015, Sun Pharma submitted a proposal, together with proposed definitive versions of the proposed Merger Agreement and loan documents. The proposal reflected Sun’s original proposal to make a cash tender offer for all outstanding shares of InSite common stock for $0.25 per share in cash. Sun Pharma indicated that its proposal would remain open during the time that InSite was required to negotiate with QLT under the QLT Merger Agreement and such number of additional days required to enter into the proposed definitive Merger Agreement and loan documents.

Later that day, the InSite Board of Directors held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, the InSite Board of Directors discussed the proposal from

Sun Pharma and compared it to the terms of the QLT Merger Agreement. The InSite Board of Directors also discussed whether to seek a fairness opinion from Roth with respect to the proposal from Sun Pharma. The InSite Board of Directors noted the time and expense associated with seeking such opinion, as well as the fact that the opinion would only relate to whether the Sun Pharma proposal, which valued InSite at a higher amount than the consideration payable under the QLT Merger Agreement, was fair from a financial point of view to InSite stockholders, and not whether the Sun Pharma proposal was superior to the transactions contemplated by the QLT Merger Agreement. As such, the InSite Board of Directors did not determine to seek a new fairness opinion at that time. After extensive deliberation, the InSite Board of Directors determined in good faith after consultation with Jones Day and Guggenheim Securities that (1) the proposal from Sun Pharma was unsolicited and constituted a Company Superior Proposal (as defined in the QLT Merger Agreement), and (2) in light of the proposal, failure to terminate the QLT Merger Agreement or make an Adverse Recommendation Change (as defined in the QLT Merger Agreement) would be inconsistent with the directors’ fiduciary obligations under applicable law.

Following the meeting of the InSite Board of Directors, and to satisfy its obligations under the QLT Merger Agreement, InSite delivered to QLT a written notice stating that (1) the InSite Board of Directors intended to terminate the QLT Merger Agreement in connection with the proposal from Sun Pharma and (2) in accordance with the terms of the QLT Merger Agreement, until 5:00 p.m. Pacific Time on Wednesday, August 26, 2015, InSite would make its directors, officers and outside advisors reasonably available for the purpose of engaging in negotiations with QLT and its representatives (to the extent QLT desired to negotiate) regarding a possible amendment to the QLT Merger Agreement so that the proposal from Sun Pharma would cease to be a Company Superior Proposal (as defined in the QLT Merger Agreement).

On August 21, 2015, InSite issued a press release announcing that Sun Pharma’s proposal constituted a Company Superior Proposal (as defined in the QLT Merger Agreement); however, as jointly decided by Sun Pharma and InSite, InSite did not mention Sun Pharma specifically by name in the press release.

On August 24, 2015, QLT delivered to InSite a proposed amendment to the QLT Merger Agreement that proposed an increase in the exchange ratio to 0.065 common shares of QLT for each share of InSite common stock. QLT’s closing trading price on August 24, 2015 was $3.39 per share. Based on that closing price, under QLT’s proposal, an InSite stockholder would receive QLT common shares worth approximately $0.22 per share of InSite common stock held. The proposal also increased the termination fee that would be payable to QLT in the event of a termination of the proposed revised QLT Merger Agreement under specified circumstances, including in connection with acceptance of the Sun Pharma proposal, from $1,170,000 to $2,845,198.

Later that day, the InSite Board of Directors held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, the InSite Board of Directors discussed the proposal from QLT. After extensive deliberation, the InSite Board of Directors determined that the proposal from QLT did not result in the proposal from Sun Pharma ceasing to be a Company Superior Proposal (as defined in the QLT Merger Agreement). Following the meeting, InSite notified QLT of the determination of the InSite Board of Directors.

Between August 24 and August 26, 2015, QLT’s and InSite’s advisors and management discussed potential revisions to the QLT Merger Agreement that would result in the proposal from Sun Pharma ceasing to be a Company Superior Proposal (as defined in the QLT Merger Agreement).

In the evening of August 25, 2015, Weil provided Jones Day with a draft amended and restated QLT Merger Agreement that provided for an exchange ratio that would be based on the average trading price of QLT common shares for the 20-trading day period ending on the trading day immediately preceding the closing of the merger with QLT (the “Average QLT Trading Price”). Under the terms of the proposed amended and restated QLT Merger Agreement, each share of InSite common stock would be exchanged for: (1) 0.076 QLT common shares, if the Average QLT Trading Price is between $3.28 and $3.92; (2) a number of QLT common shares equal to

$0.30 divided by the Average QLT Trading Price, if the Average QLT Trading Price is greater than $3.92; and (3) a number of QLT shares equal to $0.25 divided by the Average QLT Trading Price, if the Average QLT Trading Price is less than $3.28. The proposed amended and restated QLT Merger Agreement also provided that the number of QLT common shares to be issued in the merger would be subject to a cap so that QLT would not issue QLT common shares in excess of 19.9% of then-outstanding QLT common shares. In such event, the remaining merger consideration would be paid in cash (based on the value of the Average QLT Trading Price) on a pro rata, per share basis.

QLT’s closing trading price on August 25, 2015 was $3.33 per share. Based on that closing price, under QLT’s proposal, an InSite stockholder would receive QLT common shares worth approximately $0.25 per share of InSite common stock held. In addition, the proposed amended and restated QLT Merger Agreement also provided that the termination fee that QLT would be entitled to receive from InSite if the proposed amended and restated QLT Merger Agreement were terminated under specified circumstances would increase from $1,170,000 to $3,420,629.

Throughout August 26, 2015, representatives of Guggenheim Securities and Jones Day, along with InSite management, discussed the terms of QLT’s revised proposal with QLT’s financial and legal advisors. Among other things, InSite’s advisors informed QLT’s advisors that QLT should increase the value of the consideration offered and decrease the termination fee. As a result of those discussions, later in the afternoon on August 26, 2015, QLT further revised its proposal. QLT’s revised proposal increased the exchange ratio from 0.076 to 0.078, subject to a revised collar. Under QLT’s revised proposal, the Average QLT Trading Price would be measured over a 15-trading day period rather than the 20-trading day period initially proposed. In addition, each share of InSite common stock would be exchanged for: (1) 0.078 QLT common shares, if the Average QLT Trading Price is between $3.22 and $3.86; (2) a number of QLT common shares equal to $0.30 divided by the Average QLT Trading Price, if the Average QLT Trading Price is greater than $3.86; or (3) a number of QLT shares equal to $0.25 divided by the Average QLT Trading Price, if the Average QLT Trading Price is less than $3.22. The proposal continued to be subject to a cap so that QLT would not issue QLT common shares in excess of 19.9% of then-outstanding QLT common shares. In such event, the remaining merger consideration would be paid in cash (based on the value of the Average QLT Trading Price) on a pro rata, per share basis. In addition, the revised proposal decreased the amount of the termination fee from QLT’s previous proposal of $3,420,629 to $2,667,000, which constituted approximately 5% of QLT’s calculated enterprise value for InSite.

The QLT proposal was also conditioned upon certain significant InSite stockholders executing new voting agreements pursuant to which they would agree to support and vote in favor of the transactions contemplated by the proposed amended and restated merger agreement. QLT subsequently engaged in discussions with such stockholders regarding the terms of the revised QLT proposal and the new voting agreements. Following these discussions, Broadfin Healthcare Master Fund, LTD, which entered into a voting agreement in connection with the execution of the QLT Merger Agreement on June 8, 2015, indicated that it would execute a new voting agreement and QLT removed its requirement that any other stockholders execute a new voting agreement.

QLT’s closing trading price on August 25, 2015 was $3.43 per share. Based on that closing price, under QLT’s proposal, an InSite stockholder would receive QLT common shares worth approximately $0.267 per share of InSite common stock held.

Later that day, the InSite Board of Directors held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, the InSite Board of Directors discussed the latest revised proposal from QLT. After considerable deliberation and discussion, the InSite Board of Directors (1) determined that the proposal from Sun Pharma was no longer a Company Superior Proposal (as defined in the QLT Merger Agreement), (2) approved the amended and restated QLT Merger Agreement (for purposes of this “—Background of the Merger” section and the “InSite’s Reasons for the Merger and Recommendation of the InSite Board of Directors” section below, the “Amended QLT Merger Agreement”) and the merger with QLT on the terms and subject to the conditions set forth in the Amended QLT Merger Agreement, (3) determined that the terms of the Amended QLT Merger Agreement, the merger with QLT and the other transactions contemplated by the Amended QLT Merger Agreement are fair to, and in the best interest of, InSite and its stockholders, (4) directed that the Amended QLT Merger Agreement be submitted to InSite stockholders for adoption at the special meeting and (5) recommended that InSite stockholders adopt the Amended QLT Merger Agreement.

In the evening of August 26, 2015, QLT and InSite executed the Amended QLT Merger Agreement. InSite and QLT publicly announced the execution of the Amended QLT Merger Agreement prior to the opening of trading on NASDAQ on August 27, 2015.

On the morning of September 3, 2015, Mr. St. Peter telephoned Mr. Ruane to inform him that Sun Pharma intended to submit a revised proposal to acquire InSite. Later on September 3, 2015, the InSite Board of Directors received a revised unsolicited proposal from Sun Pharma to acquire all outstanding shares of InSite common stock at a price of $0.35 per share in cash. As in Sun Pharma’s previous proposal, the draft Merger Agreement contemplated that InSite would grant the Sun Pharma subsidiary a “top up” option to purchase shares of InSite common stock from InSite if necessary to allow Sun Pharma’s subsidiary to effect a short-form merger with InSite following completion of the tender offer. The revised proposal was accompanied by proposed definitive versions of the Merger Agreement and loan documents. The definitive agreements were substantially similar to the documents provided to InSite in connection with Sun Pharma’s initial proposal, except that Sun Pharma proposed a termination fee of $2,667,000 in connection with certain terminations of the Merger Agreement, which was the same termination fee that would become payable to QLT under similar specified circumstances. The revised proposal was also subject to a due diligence condition relating to requests for information concerning a patent infringement lawsuit that had recently been filed against InSite. After submission of the revised proposal by Sun Pharma, Mr. St. Peter telephoned Mr. Ruane to confirm that Mr. Ruane and the InSite Board had received Sun Pharma’s revised proposal. Later that day, Mr. Ruane informed QLT of the proposal from Sun Pharma.

On the morning of September 4, 2015, the InSite Board of Directors held a meeting. At that meeting, the InSite Board of Directors discussed with representatives from Guggenheim Securities and Jones Day the revised proposal from Sun Pharma and the obligations of the InSite Board of Directors and InSite pursuant to the Amended QLT Merger Agreement. Following deliberation, the InSite Board of Directors determined in good faith that the revised proposal from Sun Pharma constituted or was reasonably likely to lead to a Company Superior Proposal (as defined in the Amended QLT Merger Agreement).

Later that morning, Mr. Ruane informed the Chief Executive Officer of QLT of the InSite Board of Directors’ determination, and that representatives from InSite and Jones Day would be engaging in discussions with, and providing due diligence materials to Sun Pharma and its legal counsel in order to permit Sun Pharma to remove the due diligence condition to its revised proposal. Representatives of InSite and Sun Pharma discussed Sun Pharma’s due diligence questions and InSite provided Sun Pharma with due diligence materials related to the patent infringement lawsuit. Accordingly, Sun Pharma informed InSite that its revised proposal was firm and no longer subject to a due diligence condition.

In the early afternoon of September 4, 2015, the InSite Board of Directors held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, the InSite Board of Directors discussed the revised proposal from Sun Pharma and compared it to the terms of the Amended QLT Merger Agreement. After deliberation, the InSite Board of Directors determined in good faith after consultation with Jones Day and Guggenheim Securities that (1) the revised proposal from Sun Pharma was unsolicited and constituted a Company Superior Proposal (as defined in the Amended QLT Merger Agreement), and (2) in light of the proposal, failure to terminate the Amended QLT Merger Agreement or make an Adverse Recommendation Change (as defined in the Amended QLT Merger Agreement) would be inconsistent with the directors’ fiduciary obligations under applicable law. In addition, for the reasons previously considered by the InSite Board of Directors at its August 20, 2015 meeting with respect to the original proposal from Sun Pharma, the InSite Board of Directors determined not to seek a fairness opinion from Roth with respect to the Sun Pharma proposal at that time.

Following the meeting of the InSite Board of Directors, and to satisfy its obligations under the Amended QLT Merger Agreement, InSite delivered to QLT a written notice stating that (1) the InSite Board of Directors intended to terminate the Amended QLT Merger Agreement in connection with the proposal from Sun Pharma and (2) in accordance with the terms of the Amended QLT Merger Agreement, until 5:00 p.m. Pacific Time on Thursday, September 10, 2015, InSite would make its directors, officers and outside advisors reasonably available for the purpose of engaging in negotiations with QLT and its representatives (to the extent QLT desired to negotiate) regarding a possible amendment to the Amended QLT Merger Agreement so that the revised proposal from Sun Pharma would cease to be a Company Superior Proposal (as defined in the Amended QLT Merger Agreement).

In the afternoon of September 10, 2015, the Chief Executive Officer of QLT telephoned Mr. Ruane to provide a revised proposal. The Chief Executive Officer of QLT verbally proposed an increase to the exchange ratio such that each share of InSite common stock would be exchanged for 0.110 QLT common shares. QLT’s closing trading price on August 25, 2015 was $3.33 per share. Based on that closing price, under QLT’s proposal, an InSite stockholder would receive QLT common shares worth approximately $0.365 per share of InSite common stock held. The proposed exchange ratio was subject to a collar such that each share of InSite common stock would be exchanged for a number of QLT common shares that would have an Average QLT Trading Price of not less than $0.355 nor greater than $0.365. The Chief Executive Officer of QLT also proposed that the consideration to be paid would no longer be subject to a cap on the number of shares issued by QLT in the merger with QLT, and accordingly, the issuance of QLT common shares in connection with the merger would be subject to approval by QLT’s shareholders. In addition, the revised proposal increased the amount of the termination fee that would become payable to QLT under specified circumstances from $2,667,000 to $4,750,000. Mr. Ruane informed the Chief Executive Officer of QLT that he would present QLT’s revised proposal to the InSite Board of Directors but that QLT needed to present the revised proposal in writing. Mr. Ruane also told the Chief Executive Officer of QLT that he believed that the InSite Board of Directors would likely find that such a large increase to the termination fee was unacceptable.

Shortly following receipt of QLT’s verbal proposal, the InSite Board of Directors held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, the InSite Board of Directors discussed the latest revised proposal from QLT. The InSite Board of Directors noted the increased consummation risk of the QLT transaction given the need to obtain QLT shareholder approval, as well as the significantly increased termination fee proposed by QLT. After considerable deliberation and discussion, the InSite Board of Directors directed (1) Mr. McInerney to negotiate with the Chairman of the QLT Board of Directors in order to seek an increase in the exchange ratio being proposed by QLT, as well as a decrease in the termination fee demanded by QLT and (2) Mr. Ruane to inform Sun Pharma that InSite was still negotiating with QLT and would not take any formal action to terminate the Amended QLT Merger Agreement until at least 5:00 pm Eastern Time on September 11, 2015.

Later that day, Mr. McInerney met with the Chairman of the QLT Board of Directors regarding QLT’s revised proposal. Mr. McInerney indicated that, among other things, given the increased termination fee and the additional consummation risk associated with the fact that QLT’s revised proposal required approval of QLT’s shareholders, the InSite Board of Directors was unlikely to determine that QLT’s revised proposal was equal or superior to Sun Pharma’s revised proposal. Mr. McInerney requested that QLT improve the terms of its revised proposal, including an increased exchange rate, a significantly reduced termination fee and the payment of a termination fee to InSite in the event that QLT’s shareholders did not approve the transaction.

In the morning of September 11, 2015, Mr. Ruane telephoned Jerry St. Peter, the Vice President & Head, Ophthalmic Business of Sun Pharma, to see if Sun Pharma would be willing to increase its proposal for InSite. Representatives of Jones Day also telephoned representatives of Shearman & Sterling to deliver a similar request. Following that conversation, representatives from Shearman & Sterling telephoned representatives from Jones Day to state that Sun Pharma was not willing to increase its proposal.

In the afternoon of September 11, 2015, Weil provided Jones Day with a revised proposal letter, followed by a draft amendment and restatement of the Amended QLT Merger Agreement. Thereafter, Guggenheim Securities confirmed with Greenhill the terms of the revised proposal from QLT. QLT’s revised proposal provided, among other things, (1) for an exchange ratio of 0.110 with a collar that would insure that a holder of shares of InSite common stock would receive QLT common shares with a value at closing of not less than $0.355 or more than $0.385, (2) that the aggregate number of QLT common shares issuable in connection with the merger with QLT would no longer be subject to a cap, and accordingly the issuance of such shares would require the approval of QLT’s shareholders, and (3) that the termination fee payable to QLT in connection with the termination of the transaction under certain circumstances would be increased to $4,500,000. The revised proposal did not provide for any termination fee or expense reimbursement that would be payable to InSite in the event that the transaction were terminated due to a failure to obtain QLT shareholder approval.

Later that day, the InSite Board of Directors held a meeting in which representatives from Guggenheim Securities and Jones Day participated. At that meeting, the InSite Board of Directors discussed the latest revised proposal from QLT and the proposal from Sun Pharma. After extensive deliberation, the InSite Board determined that the proposal from Sun Pharma still constituted a Company Superior Proposal (as defined in the Amended QLT Merger Agreement). After considerable deliberation and discussion, the InSite Board of Directors resolved that unless QLT modified its proposal by 5:00 p.m. Pacific Time on September 11, 2015, (1) the proposal from Sun Pharma continued to constitute a Company Superior Proposal (as defined in the Amended QLT Merger Agreement); (2) it was in the best interests of InSite and its stockholders and advisable to terminate the Amended QLT Merger Agreement and to enter into the Merger Agreement, (3) to approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (4) to authorize and approve the Top-Up Option and the issuance of the Top-Up Option Shares (each as defined under the section “The Merger Agreement—Top-Up Option”), and (5) to recommend that InSite stockholders tender their shares of InSite common stock to Merger Sub or Ranbaxy pursuant to the Offer, and, if applicable, approve the adoption of the Merger Agreement and the Merger.

Immediately following the meeting, representatives from Jones Day communicated to representatives from Weil the determination of the InSite Board of Directors and, based on instructions from the InSite Board of Directors, indicated that QLT’s proposal would cause the Sun Pharma proposal to no longer constitute a Company Superior Proposal (as defined in the Amended QLT Merger Agreement) if QLT would (1) reduce the proposed termination fee payable by InSite to $3,000,000 or less; (2) provide for a reciprocal termination fee payable by QLT in the same amount as the QLT termination fee in the event the transaction were terminated due to a failure to obtain QLT shareholder approval; and (3) extend the maturity date of the secured note with QLT in the event the transaction was terminated due to a failure to obtain QLT shareholder approval. QLT declined to amend its proposal prior to 5:00 p.m. Pacific Time on September 11, 2015.

Between the evening of September 11, 2015 and the afternoon of September 15, 2015, representatives from Jones Day and Shearman & Sterling worked to finalize the Merger Agreement and related documents.

In the afternoon of September 12, 2015, on behalf of QLT, representatives from Greenhill submitted to representatives from Guggenheim Securities a further revised proposal from QLT. The further revised proposal provided (1) for an exchange ratio of 0.104 (which would as of the date of the proposal provide for each InSite share, shares of QLT worth $0.355), provided that if the Average QLT Trading Price is at or below $3.41, the exchange ratio would be revised to ensure that the value to be received per share of InSite common stock would not be less than $0.355; (2) QLT agreed to extend the maturity date of the secured note in the event the transaction was terminated due to a failure to obtain QLT shareholder approval; (3) that the termination fee payable to QLT in connection with the termination of the transaction under certain circumstances would be increased to $5,000,000; and (4) that InSite’s monthly borrowing capacity under the secured note would be increased from $1,100,000 to $2,100,000. The revised proposal did not provide for any termination fee or expense reimbursement that would be payable to InSite in the event that the QLT shareholders failed to approve the transactions. Subsequently, the Chairman of the QLT Board of Directors telephoned Mr. McInerney to indicate that QLT would also agree to indemnify members of the InSite Board of Directors for any claims that their acceptance of the revised QLT proposal, including the proposed termination fee of $5,000,000 would constitute a breach of their fiduciary duties to InSite stockholders. Members of the InSite Board were informed of the details of this revised proposal and each director confirmed that the revised proposal did not meet the conditions set forth in the InSite Board of Directors’ resolutions of September 11, 2015, and that therefore InSite should continue to finalize the Merger Agreement and other definitive agreements with Sun Pharma.

In the afternoon of September 15, 2015, Sun Pharma and InSite executed the Merger Agreement and the Secured Note providing for the secured line of credit from Sun Pharma. Concurrently with the execution of the Merger Agreement, InSite terminated the Amended QLT Merger Agreement and Sun Pharma paid, on behalf of InSite, the termination fee of $2,667,000 to QLT. In addition, pursuant to the terms of the Secured Note, InSite borrowed, contemporaneously with execution of the Secured Note, an amount equal to $5,814,194.52 in order to fully repay all principal, interest, fees and expenses outstanding under the secured note with QLT and Sun Pharma paid, on behalf of InSite, such amount directly to QLT.

On September 28, 2015, Sun Pharma and InSite agreed to amend and restate the Merger Agreement. The Merger Agreement was amended and restated to provide, among other things, greater certainty as to closing timing by providing that (1) if the conditions to the Offer are not satisfied by November 2, 2015, then Merger Sub may at any time prior to November 13, 2015 terminate the Offer so that InSite may hold a special meeting of its stockholders to consider adoption of the Merger Agreement, and (2) any “subsequent offering period” relating to the Offer would not be indefinitely extended.

InSite’s Reasons for the Merger and Recommendation of the InSite Board of Directors

The InSite Board of Directors considered many factors in making its determination (i) that the terms of the Merger are advisable, fair to, and in the best interests of, InSite stockholders and (ii) to approve the Merger Agreement and recommend that InSite stockholders vote to approve and adopt the Merger Agreement and the Merger. In arriving at its determination, the InSite Board of Directors consulted with InSite’s senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following (not in any order of importance):

•	the fact that InSite’s cash balance, current assets and cash flows from operations were insufficient to fund its operations beyond July 2015 at the time InSite entered into the QLT Merger Agreement;

•	the InSite Board of Directors’ belief that absent obtaining a merger partner, InSite would require highly dilutive equity financing in order to continue operating its business, if such financing was available at all;

•	the fact that InSite had not been successful in obtaining additional funding from private or public equity or debt financing sources, and its limited financial resources greatly reduced its ability to continue operations and advance its products through the regulatory pipeline;

•	the fact that the Merger Consideration at the time of entry into the Merger Agreement represented a premium of (a) 150% over the closing price per share of the InSite common stock on June 5, 2015, which was the last trading date prior to the announcement of entry into the initial QLT Merger Agreement, and (b) 153% over InSite common stock’s volume weighted average price per share over the 30 trading days ended June 5, 2015, and (c) 28% over the implied value of the merger consideration that would have been payable pursuant to the Amended QLT Merger Agreement based on the volume weighted average price of QLT common stock during the 30-trading days ended on September 14, 2015, which was the last trading date prior to the entry into the Merger Agreement;

•	the fact that the Merger Consideration is in the form of cash, providing certainty, immediate value and liquidity to InSite stockholders;

•	the InSite Board of Directors’ consideration of potential alternative transactions when determining to enter into the QLT Merger Agreement and its view, in consultation with its legal and financial advisors, (a) that at that time it was not probable that any alternative transaction reasonably available to InSite within a reasonable timeframe would generate value to InSite stockholders in excess of the consideration payable by QLT thereunder, (b) that the Merger Consideration provides greater certainty and overall value to InSite stockholders than the consideration payable by QLT under the Amended QLT Merger Agreement, and (b) that the Merger Agreement provided sufficient flexibility for the InSite Board of Directors to change its current recommendation to a recommendation that InSite stockholders vote against the Merger in the case of a superior proposal, or otherwise;

•	the fact that, in connection with entry into the Merger Agreement, an affiliate of Sun Pharma agreed to provide a secured line of credit of up to $11,914,195 to InSite to, among other things, repay amounts borrowed under the secured line of credit with QLT, which amounts were used to, among other things, fund the payment to the FDA of the filing fee for the BromSite NDA;

•	the fact that in connection with its earlier consideration of the initial QLT Merger Agreement, the InSite Board of Directors had received an opinion of Roth to the effect that, as of June 7, 2015, and based upon and subject to the qualifications, limitations and assumptions stated therein, the expected value of the merger consideration payable pursuant to the initial QLT Merger Agreement was fair, from a financial point of view, to the current stockholders of InSite. In this regard, the InSite Board noted that (i) the Merger Consideration payable pursuant to the Merger Agreement ($0.35 per share of InSite common stock) represented (a) a nearly 100% increase over the implied value of the merger consideration payable pursuant to the initial QLT Merger Agreement ($0.178 per share of InSite common stock, as measured by the closing price of QLT common shares on the last trading day before the announcement of the initial QLT Merger Agreement, and (b) a 28% increase over the implied value of the merger consideration payable pursuant to the Amended QLT Merger Agreement ($0.273 per share of InSite common stock, as measured by the volume weighted average price of QLT common stock during the 30-trading days ending on the trading day before the announcement of the Amended QLT Merger Agreement) and (ii) other than with respect to the Merger Consideration (including the fact that it is payable in cash), the Offer, the treatment of InSite Options and InSite Warrants and the amount of the termination fee payable to an affiliate of Sun Pharma in specified circumstances, the Merger Agreement did not materially change the terms of the initial QLT Merger Agreement or the Amended QLT Merger Agreement;

•	the InSite Board of Directors’ belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•	the fact that the completion of the Merger is not subject to any financing condition or Sun Pharma shareholder approval; and

•	the fact (a) that the deal protections set forth in the Merger Agreement do not preclude a third party from making an acquisition proposal that is superior to the terms of the Merger, (b) that InSite may, subject to the requirements of the Merger Agreement, provide information to and participate in discussions with qualifying unsolicited third-party proposals and (c) that, in the event of such a superior proposal, the InSite Board of Directors may, subject to the terms and conditions of the Merger Agreement, change its recommendation in favor of the proposal to adopt and approve the Merger Agreement and that the amount of and triggering conditions for the termination fee and the effects of termination are reasonable under the circumstances.

In the course of its deliberations, the InSite Board of Directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that, if the Merger is consummated, InSite will no longer exist as an independent public company and its stockholders will not participate in the future growth of the InSite business;

•	the risks and contingencies related to the announcement and pendency of the Merger, including the potential impact of the Merger on InSite’s employees and relationships with third parties;

•	the fact that Ranbaxy has the right to terminate the Merger Agreement in specified circumstances;

•	the fact that InSite has incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, regardless of whether or not the Merger is completed;

•	the fact that under the terms of the Merger Agreement, InSite must (i) pay to Ranbaxy a termination fee of $2,667,000, (ii) reimburse Ranbaxy an amount equal to $2,667,000, which amount is equal to the fee paid by Ranbaxy on behalf of InSite in connection with the termination of the Amended QLT Merger Agreement and (iii) repay amounts outstanding under the Secured Note if the Merger Agreement is terminated under specified circumstances;

•	the fact that the Merger will be taxable to InSite stockholders;

•	the fact that certain of InSite’s directors and executive officers may receive benefits that are different from, and in addition to, those of InSite’s other stockholders, as described under “—Interests of Certain Persons in the Merger”; and

•	the fact that, pursuant to the Merger Agreement, unless Ranbaxy otherwise consents, InSite must generally conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to the completion of the Merger, which may delay or prevent InSite from pursuing business opportunities that may arise or preclude actions that would be advisable if InSite were to remain an independent company.

The InSite Board of Directors considered whether to request a separate opinion from its financial advisor as to whether the Merger Consideration is fair, from a financial point of view, to the stockholders of InSite. After careful deliberation, the Board determined that it was neither necessary nor useful to obtain such an opinion, because (i) the InSite Board of Directors had previously received an opinion from Roth in connection with executing the initial QLT Merger Agreement that the consideration payable by QLT pursuant to the initial QLT Merger Agreement was fair, from a financial point of view, to the stockholders of InSite; (ii) the Merger Consideration is considerably greater, on a per-share basis, than the amount that would have been payable by QLT pursuant to the initial QLT Merger Agreement; and (iii) the Merger Consideration is payable in cash, whereas the amount that would have been paid by QLT was payable in QLT common shares.

The foregoing discussion of the factors considered by the InSite Board of Directors is not intended to be exhaustive, but rather includes material factors that the InSite Board of Directors considered in approving and recommending the Merger Agreement and the transactions contemplated thereunder. The InSite Board of Directors carefully considered all of these factors as a whole in reaching its determination and recommendation and did not assign any particular weight or rank to any of the positive or potentially negative factors or risks discussed in this section. Individual members of the InSite Board of Directors may have given different weight to different factors.

The InSite Board of Directors (i) approved the Merger Agreement and the Merger on the terms and subject to the conditions set forth in the Merger Agreement, (ii) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interest of, InSite and its stockholders, (iii) directed that the Merger Agreement be submitted to InSite stockholders for adoption at the special meeting and (iv) recommended that InSite stockholders adopt the Merger Agreement. Accordingly, the InSite Board of Directors recommends that InSite stockholders vote “FOR” the Merger Proposal, “FOR” the proposal approving, on a non-binding, advisory basis, the compensation that will or may be made by InSite to its named executive officers in connection with the Merger, and “FOR” the proposal approving the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

Opinion of Roth to the InSite Board of Directors with Respect to Original QLT Merger Consideration

Pursuant to an engagement letter dated May 6, 2015, InSite retained Roth to provide an opinion to the InSite Board of Directors as to whether, as of the date of the opinion, the merger consideration (the “Original QLT Merger Consideration”) payable pursuant to the initial QLT Merger Agreement, which agreement gives effect to the amendment and restatement on July 16, 2015 but not the amendment and restatement on August 26, 2015 (such agreement, the “Original QLT Merger Agreement”), was fair, from a financial point of view, to the then current stockholders of InSite. Pursuant to the Original QLT Merger Agreement, in the merger contemplated thereby (the “Original QLT Merger”), InSite stockholders would have received, in exchange for each share of InSite common stock owned immediately prior to the Merger, 0.048 of a validly issued, fully paid and non-assessable common share of QLT.

At the meeting of the InSite Board of Directors on June 7, 2015, Roth rendered its oral opinion to the InSite Board of Directors that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, exceptions to the opinion and limitations on the scope of the review described to the InSite Board of Directors, the Original QLT Merger Consideration payable pursuant to the Original QLT Merger Agreement was fair, from a financial point of view, to the then current stockholders of InSite. At the request of InSite, Roth subsequently delivered its written opinion, dated June 7, 2015, to the InSite Board of Directors that, as of such date and based upon and subject to assumptions made, procedures followed, matters considered, exceptions to the opinion and limitations on the scope of the review set forth in its written opinion, the Original QLT Merger Consideration payable pursuant to the Original QLT Merger Agreement was fair, from a financial point of view, to the then current stockholders of InSite.

The full text of the written opinion of Roth dated June 7, 2015, which sets forth the assumptions made, procedures followed, matters considered, exceptions to the opinion and limitations on the scope of the review undertaken, is attached as Annex A to this Statement and is incorporated herein by reference.

InSite stockholders should be cautioned that Roth’s opinion is dated as of June 7, 2015 and is only addressed to the InSite Board of Directors and not to InSite stockholders. The opinion does not address the Offer Price or the Merger Consideration to be paid in connection with the Merger Agreement and was prepared only with respect to the Original QLT Merger Consideration that was to be received by InSite stockholders in the Original QLT Merger. The opinion does not address the Offer Price or the Merger Consideration as compared to the common shares of QLT that would have been received in the Original QLT Merger. Further, the opinion was delivered on June 7, 2015 and does not address or take into account matters that may have arisen after such date, including the Offer or, if applicable, the Merger, and InSite’s financial and operating performance, as well as general economic and financial conditions, may have changed materially since that date. Roth was not engaged to deliver any advice or an opinion with respect to the Offer or the Merger or to update its opinion or the various assumptions made in rendering the opinion. The opinion does not constitute a recommendation to any InSite stockholder as to whether such stockholder should tender its shares in the Offer, does not in any manner address any other aspects of the Merger and does not address the relative merits of the Offer or the Merger in comparison to any other transactions or strategies that might be available to InSite, including without limitation the Original QLT Merger. The summary of the opinion of Roth set forth in this Statement is qualified in its entirety by reference to the full text of such opinion. As a result, any reader should carefully consider the forgoing in examining the opinion.

In arriving at its opinion, Roth, among other things:

•	reviewed a draft of the Original QLT Merger Agreement dated June 1, 2015;

•	reviewed certain publicly available business and financial information of InSite and QLT, that Roth assumed to be prepared on a best practices basis and believed to be relevant to its inquiry;

•	reviewed certain other financial and operating data, assuming such data was reasonably prepared on a best practices basis, concerning InSite and QLT;

•	discussed the past and current operations, financial condition and prospects of InSite and QLT with management of InSite and the advisors to InSite and QLT, respectively;

•	reviewed the reported prices and trading activity during the twelve-month period ended June 4, 2015 of InSite common stock;

•	reviewed the reported prices and trading activity for the twelve-month period ended June 4, 2015 of QLT common shares;

•	compared the financial performance of InSite and QLT with that of certain publicly traded companies that Roth deemed relevant;

•	compared certain financial terms of the Original QLT Merger to financial terms, to the extent publicly available, of certain other business combination transactions that Roth deemed relevant; and

•	performed such other analyses and considered such other factors as Roth deemed appropriate.

Roth also held discussions with certain members of the management of InSite with respect to certain aspects of the Original QLT Merger, and the past and current business operations of InSite and certain other matters Roth believed necessary or appropriate to its inquiry. Roth did not use any projected financial information provided by InSite or QLT in arriving at its opinion. Roth’s analysis was based on data as of June 4, 2015, and its evaluation of the Original QLT Merger Consideration that was to be paid in the Original QLT Merger was based upon the information known and made available to it at such time.

Roth, in giving its opinion, relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with Roth by InSite or otherwise reviewed by Roth, and Roth did not independently verify (nor did Roth assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. Roth further relied upon the assurances of InSite management, as well as the advisors of InSite and QLT, that they were not aware of any facts that would make any of the information reviewed by Roth to be inaccurate, incomplete or misleading and would advise Roth if any information previously provided to Roth became inaccurate or was required to be updated in the period of its review. Roth did not conduct nor was it provided with any valuation or appraisal of any assets or liabilities, nor did Roth evaluate the solvency of InSite or QLT under any state or federal laws relating to bankruptcy, insolvency or similar matters. Roth also assumed that the Original QLT Merger and the other transactions contemplated by the Original QLT Merger Agreement would be consummated as described in the Original QLT Merger Agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to Roth before it rendered its opinion. Roth also assumed that the representations and warranties made by InSite, QLT and Isotope in the Original QLT Merger Agreement and the related agreements were and would continue to be true and correct in all respects material to Roth’s analysis. Roth is not a legal, regulatory or tax expert and relied on the assessments made by the advisors to InSite with respect to such issues. Roth further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Original QLT Merger would be obtained without any adverse effect on InSite or on the contemplated benefits of the Original QLT Merger.

Roth’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Roth as of, the date of such opinion. Subsequent developments may affect Roth’s opinion, and Roth does not have any obligation to update, revise, or reaffirm such opinion; Roth expressly disclaimed any responsibility to do so. Roth’s opinion was limited to the fairness, from a financial point of view, of the Original QLT Merger Consideration that was payable pursuant to the Original QLT Merger Agreement to InSite stockholders in the Original QLT Merger, and Roth expressed no opinion as to the fairness of any consideration paid or payable in connection with the Original QLT Merger to the holders of any other class of securities, creditors or other constituencies of InSite or as to the underlying decision by InSite to engage in the Original QLT Merger as compared any alternative business strategies that might exist for InSite. Furthermore, Roth expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Original QLT Merger, or any class of such persons, relative to the Original QLT Merger Consideration that was to be paid to InSite stockholders in the Original QLT Merger or with respect to the fairness of any such compensation.

Roth’s opinion did not constitute a recommendation to any stockholder of InSite as to how such stockholder should vote with respect to the Original QLT Merger or any other matter. Roth expressed no opinion as to the underlying valuation, future performance or long-term viability of InSite or QLT or to what the value of QLT common shares would have been upon consummation of the Original QLT Merger or thereafter. Roth’s opinion was approved by an internal committee of Roth.

In accordance with customary investment banking practice, Roth employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by Roth in connection with providing its opinion to the InSite Board of Directors on June 7, 2015 and does not purport to be a complete description of the analyses or data presented by Roth. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone and, in order to fully understand the financial analyses used by Roth, the tables must be read together with the full text of each summary. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Roth’s financial analyses.

Historical Stock Trading Analysis

For the purpose of these analyses, Roth assumed the transaction announcement date was June 4, 2015. Roth selected these dates because these time frames are commonly used in evaluating historical stock trading analyses. Roth analyzed the Original QLT Merger Consideration implied relative to the closing price of common stock of InSite and QLT on:

•	June 4, 2015;

•	June 3, 2015

•	May 5, 2015;

•	March 6, 2015;

•	December 5, 2014; and

•	June 9, 2014.

The results of this analysis are summarized in the following table:

Time Before Assumed Announcement	Date	QLT Stock Price	Implied Offer Stock Price	InSite Stock Price	Implied Premium (Discount)
Announcement	6/4/2015	$3.69	$0.18	$0.14	28.6%
One Day	6/3/2015	$3.74	$0.18	$0.14	28.6%
One Month	5/5/2015	$3.62	$0.17	$0.15	13.3%
Three Months	3/6/2015	$3.97	$0.19	$0.19	0.0%
Six Months	12/5/2014	$3.92	$0.19	$0.22	(13.6)%
One Year	6/9/2014	$5.40	$0.26	$0.13	100.0%

Source of QLT Stock Price: Capital IQ

Premiums Paid Analysis

Roth analyzed the premiums paid in 57 publicly announced M&A transactions over the twelve months ended June 4, 2015 involving U.S.-based companies with market capitalizations between $10.0 million and $500.0 million at the time of announcement. Roth selected this time window and these market capitalization ranges based on its professional judgment. For each of the transactions, based on publicly available information obtained from Capital IQ, Roth calculated the premiums of the offer price in the transaction to the target company’s closing stock price one day, approximately one week and approximately one month prior to the announcement of the transaction. The results of these analyses are summarized in the following table:

	Public Transaction Premiums Paid (Last Twelve Months)
	25th Percentile	75th Percentile
One-Day Premium	10.5%	42.8%
One-Week Premium	13.9%	45.3%
One-Month Premium	15.6%	54.5%

Roth applied the 25th percentile and the 75th percentile premiums paid in the transactions described above to the closing price of InSite’s common stock as of certain dates preceding the announcement of the entry into the Original QLT Merger Agreement and then analyzed the resulting stock price. For the purpose of these analyses, Roth assumed the transaction announcement date was June 4, 2015. The results of these analyses are summarized in the following table:

	Implied Stock Price Range
	25th Percentile	75th Percentile
One-Day Premium	$0.15	$0.20
One-Week Premium	$0.15	$0.20
One-Month Premium	$0.18	$0.24

Comparable Public Company Analysis

Using publicly available information, Roth compared selected financial data of InSite with similar data for publicly traded companies engaged in businesses which Roth judged to be sufficiently analogous to InSite’s business or aspects thereof. Those companies were as follows:

•	Heron Therapeutics, Inc.

•	Lipocine Inc.

•	Otonomy, Inc.

•	Repros Therapeutics Inc.

•	Antares Pharma Inc.

•	Xenoport, Inc.

•	Aerie Pharmaceuticals, Inc.

•	Alimera Sciences, Inc.

•	NovaBay Pharmaceuticals, Inc.

•	Ohr Pharmaceutical, Inc.

•	pSivida Corp.

None of the selected companies reviewed is identical to InSite and certain of these companies may have characteristics that are materially different from those of InSite. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of Roth’s analysis, may be considered similar to those of InSite. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect their comparability to InSite.

For purposes of this analysis, Roth analyzed, as of June 4, 2015, the ratio of enterprise value (defined as fully diluted market capitalization plus total debt less cash and cash equivalents) to estimated calendar years 2015 and 2016 revenue, for the comparable companies. For the comparable companies’ estimated 2015 and 2016 revenue, Roth used estimates from CapitalIQ. The overall observed 2015 and 2016 estimated revenue multiples for the comparable companies were as follows:

	EV / REVENUE Multiples(1)
	2015	2016
Heron Therapeutics, Inc.	NA	14.2x
Lipocine Inc.	NA	NM
Otonomy, Inc.	NA	NM
Repros Therapeutics Inc.	NM	3.8
Antares Pharma Inc.	7.0x	4.0
Xenoport, Inc.	7.6	4.7
Aerie Pharmaceuticals, Inc.	NA	NA
Alimera Sciences, Inc.	7.1	3.0
NovaBay Pharmaceuticals, Inc.	15.2	4.1
Ohr Pharmaceutical, Inc.	NA	NA
pSivida Corp.	6.0	NA
25th Percentile	7.0x	3.9x
75th Percentile	7.6	4.5

(1)	For purposes of the above chart, “NA” means not applicable and “NM” means not meaningful.

Roth applied the 25th and 75th percentile of the multiples to the projected 2015 and 2016 revenues of InSite based on its professional judgment that these percentiles were the most applicable to the projected revenues of InSite. The estimated calendar year 2015 and 2016 revenue used for InSite were based on the one research analyst firm that follows InSite. The results of these analyses are summarized in the table below:

	Implied Share Price Range
	25th Percentile	75th Percentile
EV / 2015E Revenue	$0.20	$0.22
EV / 2016E Revenue	$0.15	$0.18

Precedent Transaction Analysis

Using publicly available information, Roth examined selected M&A transactions from January 1, 2011 to June 4, 2015 involving targets in the ophthalmology industry with enterprise values between $10.0 million and $1.0 billion at the time of the announcement of such transactions. Roth selected the transactions because, in the exercise of its professional judgment, Roth determined the targets in such transactions to be relevant companies having operations and financial performance, for purposes of Roth’s analysis, similar to InSite. The selected transactions analyzed were the following:

Transaction	Announcement Date
Ohr Pharmaceutical’s acquisition of SKS Ocular	May 2014
Oak Pharmaceuticals acquisition of Inspire Pharmaceuticals	November 2013
Akorn’s acquisition of Hi-Tech Pharmacal	August 2013
Perrigo’s acquisition of Fera Pharmaceuticals (ophthalmic)	June 2013
Bausch & Lomb’s acquisition of ISTA Pharmaceuticals	March 2012
Valeant Pharmaceuticals International’s acquisition of Eyetech	February 2012
Santen Pharmaceutical’s acquisition of Novagali Pharma	September 2011
Merck & Company’s acquisition of Inspire Pharmaceuticals	April 2011

For each of the selected transactions, Roth calculated and compared the resulting enterprise value in the transaction as a multiple of last twelve month (“LTM”) revenue. The multiples for the selected transactions were based on publicly available information at the time of the relevant transaction. The 25th and 75th percentile of LTM revenue multiples for the selected transactions were as follows:

Precedent Transaction Multiples Range
	25th Percentile	75th Percentile
LTM Revenue	2.9x	4.3x

Roth applied the 25th and 75th percentile of the multiples to the LTM revenues of InSite. The results of this analysis are summarized in the table below:

	Implied Share Price Range
	25th Percentile	75th Percentile
EV / LTM Revenue	$0.20	$0.31

No company or transaction utilized in the precedent transactions analysis is identical to InSite or to the proposed merger. In evaluating the precedent transactions and selecting implied multiples, Roth made judgments and assumptions concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected transactions and InSite.

The foregoing summary of the material financial analyses does not purport to be a complete description of the analyses or data presented to the InSite Board of Directors by Roth. For example, Roth considered other matters in the course of its analysis, such as the following:

•	Illiquidity of InSite’s common stock: Average daily volume of $23,624 during the preceding twelve months with shares traded over the counter.

•	Stock price versus research analyst estimates: Between September 15, 2011 and June 4, 2015, the price of InSite’s common stock traded at an approximate 80.0% discount to the stock price that analysts projected for InSite common stock.

•	Revenue: The research analyst has materially decreased its revenue estimates for InSite for 2015 and 2016.

•	Cash for operations: InSite recently had exhausted its borrowing availability, which was providing them with liquidity through July 2015.

•	Anticipated difficulties in monetizing certain of InSite’s assets.

•	The attractiveness of QLT as a merger partner: QLT has cash on its balance sheet and is listed on a national exchange.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Roth believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, Roth did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, Roth considered the totality of the factors and analyses performed in determining its opinion. Roth’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to InSite, and none of the selected transactions reviewed was identical to the Original QLT Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of Roth’s analysis, may be considered similar to those of InSite. The transactions selected were similarly chosen because their participants, strategic nature and other factors, for purposes of Roth’s analysis, may be considered similar to the Original QLT Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the comparability of the companies compared to InSite and the transactions compared to the Original QLT Merger.

Roth is a nationally recognized investment banking firm which is regularly engaged in providing financing advisory services in connection with mergers and acquisitions. InSite selected Roth to render a fairness opinion to the InSite Board of Directors in connection with the Original QLT Merger on the basis of Roth’s experience in similar transactions, its reputation in the investment community and its familiarity with InSite and its business. Further, Roth has extensive experience in the Life Sciences, biotechnology and biopharmacological markets. Roth, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. For example, Roth and its affiliates may in the future provide investment banking and other financial services to InSite or QLT for which Roth and its affiliates would expect to receive compensation. Roth is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services.

Roth was engaged by the InSite Board of Directors solely to render the fairness opinion and received a fee of $150,000, 25% of which was paid at the time Roth was engaged by the InSite Board of Directors and the remainder of which was paid upon the delivery by Roth of its opinion. Roth is entitled to an additional fee of $25,000 for each update to its fairness opinion requested by the InSite Board of Directors. Roth also received a fee of $40,000 in connection with the inclusion of the description above in this proxy statement. Roth would not have received any other payment or compensation contingent upon the consummation of the Original QLT Merger and will not receive any payment or compensation contingent upon the consummation of the Merger with Ranbaxy. In addition, InSite has agreed to reimburse Roth for its expenses incurred in connection with its services up to $25,000, including the fees and disbursements of counsel, and will indemnify Roth against certain liabilities, including liabilities arising under U.S. federal securities laws. Roth may perform financial services for InSite or QLT and its affiliates in the future and, in such case, can expect to receive customary fees for its services.

Aside from Roth’s equity research coverage of InSite and QLT, during the two years preceding the date of the delivery of its opinion, other than as described herein, neither Roth nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with InSite or QLT. In the ordinary course of business, Roth and its affiliates may acquire, hold or sell, for itself and its affiliates’ own accounts and for the accounts of customers, equity securities, or other interests or securities of InSite or QLT, and, accordingly, may at any time hold a long or a short position in such securities. Specifically, Ted Roth, President and member of the board of directors of Roth, owned 10,000 shares of common stock of InSite at the time of Roth’s opinion to the InSite Board of Directors.

Closing and Effective Time of Merger

If the Merger Agreement is adopted at the special meeting then, assuming timely satisfaction of the other necessary closing conditions, InSite anticipates that the Merger will be completed promptly thereafter. The effective time of the Merger will occur as soon as practicable following the closing of the Merger upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (or at such later date as we and Ranbaxy may agree and specify in the Certificate of Merger).

Surrender of Stock Certificates and Payment of Merger Consideration

At the Effective Time, each share of InSite common stock issued and outstanding immediately prior to the Effective Time (except shares owned or held in treasury by InSite or owned by any subsidiary of InSite, shares owned by Ranbaxy, Merger Sub or any other direct or indirect subsidiary of Ranbaxy or shares held by stockholders who have properly made and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL) will be converted into and become the right to receive the Merger Consideration.

At the Effective Time, Ranbaxy will deposit, or cause to be deposited, with the paying agent an amount in cash sufficient to pay the aggregate Merger Consideration pursuant to the Merger Agreement. As soon as reasonably practicable after the Effective Time, Ranbaxy will cause the paying agent to mail to each holder of record of shares of InSite common stock immediately prior to the Effective Time (i) a letter of transmittal (which will specify that delivery shall be effected, and risk of loss and title to the stock certificates shall pass, only upon proper delivery of the certificates to the paying agent and shall, subject to InSite’s reasonable approval, be in such form and have such other provisions (including customary provisions with respect to the delivery of an “agent’s message” with respect to book-entry shares) as Ranbaxy may reasonably designate) and (ii) instructions for use in effecting the surrender of stock certificates or book-entry shares in exchange for the Merger Consideration.

Upon surrender of stock certificates or book-entry shares to the paying agent (in the case of book-entry shares, by receipt of the paying agent of an “agent’s message”) together with the letter of transmittal and such other documents as may customarily be required by the paying agent, the holder of the stock certificates or book-entry shares will be entitled to receive in exchange therefor the Merger Consideration into which the shares represented thereby have been converted. Until so surrendered, each stock certificate and book-entry share will be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration with respect to those shares.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the Merger Consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of InSite, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required by InSite to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Interests of Certain Persons in the Merger

In considering the recommendation of the InSite Board of Directors with respect to the Merger, you should be aware that some of InSite’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of InSite stockholders generally. As described in more detail below, these interests include certain payments and benefits that are expected to be provided to the executive officers upon consummation of the Merger or in connection with termination of their employment under certain circumstances prior to or following the Merger.

Treatment of Equity Awards

The equity compensation held by directors and executive officers of InSite will be treated in the Merger in the same manner as similar awards held by other employees of InSite. See “—Treatment of InSite Options” below.

Treatment of InSite Warrants

The InSite Warrants held by directors and executive officers of InSite will be treated in the Merger in the same manner as similar awards held by other holders of InSite Warrants. See “—Treatment of InSite Warrants” below.

Treatment of InSite Notes

Pursuant to the Amendment, Waiver and Consents, the outstanding principal balance of the InSite Notes, including InSite Notes beneficially owned by Timothy McInerney, the Chairman of the InSite Board of Directors, together with all accrued and unpaid interest thereunder, becomes due and payable in a lump sum on the earlier to occur of (i) the closing date of the Merger and (ii) 12 months after the date on which the Merger Agreement is terminated. See “—Effect of the Merger on the InSite Notes” below.

Treatment of 2014 Bonus Plan

InSite’s named executive officers were eligible to receive bonuses under the InSite Vision Incorporated 2014 Bonus Plan (the “2014 Bonus Plan”). The InSite Compensation Committee determined that InSite achieved 70% performance for its 2014 bonus metric based on three corporate goals established for the 2014 Bonus Plan. However, as a result of the InSite Compensation Committee’s consideration of InSite’s stockholder interests, including its 2014 stock price performance, which declined by about 33.3%, and prudent cash management considerations, it deferred a final decision as to the amount and timing of bonus payments to the named executive officers for 2014. In connection with the Merger, InSite expects to make payments to its named executive officers under the 2014 Bonus Plan.

Payments under the 2014 Bonus Plan to InSite’s named executive officers would be as follows:

Named Executive Officer	Bonus Payment
Timothy Ruane	$205,853
Louis Drapeau	$76,944
Lyle M. Bowman, Ph. D.	$73,182
Kamran Hosseini, M.D., Ph.D.	$87,643
Surendra Patel	$59,644

Special 2015 Bonus

Under the provisions of the Merger Agreement imposing operating limitations on InSite between signing and closing, InSite is not prohibited from paying bonuses to certain executives in an aggregate amount of up to approximately $1.0 million, which amount includes amounts that may be paid under the 2014 Bonus Plan. The InSite Compensation Committee determined to pay a special bonus, contingent upon the closing of the Merger (the “Special 2015 Bonus”), to each of its named executive officers in recognition of the officer’s outstanding personal contributions to InSite as it faced significant challenges related to its lack of financial resources, including contributions that resulted in a successful merger transaction. Payment of each Special 2015 Bonus is conditioned on the applicable named executive officer’s continued employment with InSite through the closing of the Merger.

Payments of Special 2015 Bonuses to InSite’s named executive officers would be as follows:

Named Executive Officer	Bonus Payment
Timothy Ruane	$165,000
Louis Drapeau	$65,000
Lyle M. Bowman, Ph. D.	$60,000
Kamran Hosseini, M.D., Ph.D.	$70,000
Surendra Patel	$50,000

Change of Control and Termination Benefits

Certain of InSite’s executive officers are eligible for severance benefits under the terms of the InSite Vision Incorporated Severance Plan (the “Severance Plan”). With the exception of Mr. Drapeau, these benefits are payable in the event of an executive’s involuntary termination (other than due to death or disability) without “cause” or for “good reason” (as each term is defined in the applicable participation agreement) within 90 days before, or within two years after, the occurrence of a “change in control.” In such event, and subject to the execution of a release, certain of InSite’s executive officers would be entitled to receive certain compensation and benefits paid or provided by InSite under the Severance Plan and their respective participation agreements. In Mr. Drapeau’s case, as long as he is employed at the time of a “change in control,” the benefits under the Severance Plan are payable upon the occurrence of a “change in control,” regardless of whether his employment terminates. Accordingly, if Mr. Drapeau incurs a qualifying termination of employment following the date of a “change in control,” he will not be entitled to receive any additional benefits under the Severance Plan.

If an eligible executive officer incurs a qualifying termination of employment within 90 days before, or within two years after, the occurrence of a “change in control,” or, in Mr. Drapeau’s case, in the event of a “change in control,” such executive officers would be entitled to the following benefits under the Severance Plan:

•	a lump sum severance payment equal to the sum of (a) the executive officer’s annual base salary rate multiplied by the executive officer’s “change in control severance multiplier” plus (b) the executive officer’s target bonus for the year in which the termination occurs (or, if the executive officer does not have a target bonus opportunity for such year, the average annual cash bonus paid to the participant for the three preceding fiscal years);

•	payment of or reimbursement by InSite of the executive officer’s premiums for continued medical and other welfare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a number of months determined by multiplying the executive officer’s change in control severance multiplier by twelve; and

•	full accelerated vesting of the participant’s stock options and other equity-based awards, with a six-month extension of the period to exercise such stock options (but not beyond the original term of the option).

The change in control severance multiplier for Mr. Ruane is two. The change in control severance multiplier for each of Mr. Drapeau, Dr. Bowman, Dr. Hosseini and Mr. Patel is one and one-half.

In addition, the Severance Plan provides that if any payment or benefit (whether pursuant to the terms of the Severance Plan or otherwise) (the “parachute payments”) to or for an executive officer is or will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 (the “Code”), then the parachute payments will be reduced so that the maximum amount of the parachute payments payable will be $1.00 less than the amount which would cause the parachute payments to be subject to the excise tax imposed under Section 4999 of the Code, but only if such reduction would put the executive officer in a better after-tax position than if the executive officer were to receive all parachute payments and pay all taxes thereon, including the excise tax.

For an estimate of the amounts that would be payable to each of InSite’s executive officer’s in connection with a qualifying termination in connection with a change of control, see “—Quantification of Change in Control and Termination Payments and Benefits to InSite’s Executive Officers in Connection with the Merger” below.

Indemnification and Insurance

Pursuant to the Merger Agreement, Ranbaxy has agreed to indemnify, defend and hold harmless, and provide advancement of expenses to, all present and former officers and directors of InSite and any InSite subsidiary, against all losses, claims, damages, costs, expenses (including attorneys’ fees and expenses and disbursements), liabilities or judgments that are paid in settlement of or in connection with any action, investigation, audit or claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of InSite or any of InSite’s subsidiaries at or prior to the Effective Time. The Merger Agreement provides that Ranbaxy will indemnify, defend and hold harmless, and provide advancement of expenses to the fullest extent provided or permitted under InSite’s certificate of incorporation or bylaws, or any indemnification agreement entered into between InSite and such person, in each case as in effect as of the date of the Merger Agreement, and under applicable law.

InSite may purchase a “tail” directors’ and officers’ liability insurance policy for InSite’s present and former directors and officers who are covered prior to the Effective Time by the directors’ and officers’ liability insurance currently maintained by InSite with coverage for six years following the Effective Time, and with coverage and amounts and terms and conditions no less favorable to the covered persons than the existing policies of directors’ and officers’ liability insurance maintained by InSite. Notwithstanding the foregoing, InSite may not purchase such “tail” policy for a total cost in excess of 300% of the then current annual premium paid by InSite for such insurance, referred to as the “tail cap,” without prior written consent of Ranbaxy; however, if the total cost for such “tail” policy exceeds the tail cap, then InSite may obtain a “tail” policy with the maximum coverage available for a total cost not to exceed the tail cap.

Quantification of Change in Control and Termination Payments and Benefits to InSite’s Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K of the Securities Act, the table below sets forth the estimated amounts of compensation that is based on or otherwise relates to the Merger that may become payable to Messrs. Ruane, Drapeau, Bowman, Hosseini, and Patel, assuming the Merger closed on September 23, 2015 (the latest practicable date, determined pursuant to Item 402(t) of Regulation S-K under the Securities Act). These compensation payments include amounts the named executive officers would receive under InSite’s 2014 Bonus Plan, the Special 2015 Bonus payments, and payments and benefits under the Severance Plan. All amounts in the table below are shown before the deduction of any applicable withholding taxes. The amounts set forth in the table below are estimates based on multiple assumptions that may or may not actually occur. As a result, the amount, if any, that a named executive officer actually receives may materially differ from the amounts set forth in the table.

Quantification of Change in Control and Termination Payments and Benefits to

InSite’s Executive Officers

Name (a)	Cash ($)(1) (b)	Equity ($)(2) (c)	Pension/ NQDC ($) (d)	Perquisites/ Benefits ($)(3) (e)	Tax Reimbursements ($)(4) (f)	Other ($) (g)	Total ($) (h)
Timothy Ruane	1,481,578	137,382	—	66,954	—	—	$1,685,914
Louis Drapeau	679,644	55,321	—	52,538	—	—	$787,503
Lyle M. Bowman, Ph.D.	702,433	41,491	—	54,901	—	—	$798,825
Kamran Hosseini, M.D., Ph.D.	839,230	59,932	—	22,236	—	—	$921,398
Surendra Patel	573,523	34,886	—	28,231	—	—	$636,640

(1)	For Messrs. Ruane, Bowman, Hosseini and Patel, the amount set forth in column (b) includes the following payments: (i) “double-trigger” severance payment under the Severance Plan equal to the sum of (x) 2.0 times (for Mr. Ruane) or 1.5 times (for each of Messrs. Bowman, Hosseini and Patel) the named executive officer’s annual base salary at the time of termination and (y) the named executive officer’s target bonus for the year in which the termination occurs, corresponding to payments of $1,110,725, $569,251, $681,587, and $463,879, respectively; (ii) a “single-trigger” payment under the 2014 Bonus Plan equal to $205,853, $73,182, $87,643, and $59,644, respectively; and (iii) a “single-trigger” Special 2015 Bonus payment equal to $165,000, $60,000, $70,000, and $50,000, respectively. With respect to the “double-trigger” payments to Messrs. Ruane, Bowman, Hosseini and Patel, the executive officer must incur a qualifying termination of employment within two years following the completion of the Merger in order to receive such payments under the Severance Plan.

For Mr. Drapeau, the amount set forth in column (b) includes the following payments: (i) a “single-trigger” payment under the Severance Plan equal to the sum of (x) 1.5 times his annual base salary and (y) his target bonus for the year in which the Merger occurs, corresponding to a payment of $537,700; (ii) a “single-trigger” payment under the 2014 Bonus Plan equal to $76,944; and (iii) a “single-trigger” Special 2015 Bonus payment equal to $65,000.

(2)	Pursuant to the Merger Agreement, each InSite Option will, at the Effective Time, (i) to the extent not then vested or exercisable, become fully vested and exercisable and (ii) be cancelled in exchange for a cash payment in an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such InSite Option. The values in column (c) represent the aggregate value in respect of each named executive officer’s unvested InSite Options as of September 23, 2015, the latest practicable date before the filing of this proxy statement. Pursuant to the terms of the Merger Agreement, payments in respect of such unvested InSite Options will be made within five business days following the Effective Time and will be subject to all applicable U.S. federal, state and local tax withholding requirements. For more detail regarding the treatment of outstanding InSite Options in the Merger, see “—Treatment of InSite Options” below.
(3)	The values in column (e) above represent the payment of or reimbursement by InSite of the executive officer’s premiums for continued medical and other welfare benefits pursuant to COBRA for a period of 24 months (in Mr. Ruane’s case) or 18 months (in the case of Messrs. Drapeau, Bowman, Hosseini and Patel). The amounts are payable on a “double-trigger” basis for each of Messrs. Ruane, Bowman, Hosseini and Patel, and on a “single-trigger” basis for Mr. Drapeau.
(4)

The Severance Plan provides that if any payment or benefit (whether pursuant to the Severance Plan or otherwise) (the “parachute payments”) to or for an executive officer is or will be subject to the excise tax imposed under Section 4999 of the Code on “excess parachute payments,” then such parachute payments will be reduced so that the maximum amount of the parachute payments payable to an executive officer will be $1.00 less than the amount which would cause the parachute payments to be subject to the excise tax imposed under Section 4999 of the Code, but only if such reduction would put the executive officer in a better after-tax position than if the executive were to receive all parachute payments and pay all taxes thereon, including the excise tax imposed under Section 4999 of the Code. The amounts indicated in the table above do not attempt to quantify such reduction; therefore, actual payments to the named executive officers may be less than the amounts indicated in the table. None of the executive officers are entitled to a tax reimbursement or “make-whole” payment in respect of any parachute payments.

The table above assumes that each of the named executive officers will be paid a lump sum amount in respect of bonuses under the 2014 Bonus Plan and the Special 2015 Bonus payment on September 23, 2015. For more detail regarding these bonus payments, see “—Treatment of 2014 Bonus Plan” and “—Special 2015 Bonus” above.

In addition, the table above assumes that, with the exception of Mr. Drapeau, each of InSite’s named executive officers is terminated without cause or resigns for good reason on September 23, 2015 (or immediately thereafter) under circumstances that entitle such named executive officer to severance payments and benefits under the Severance Plan. In Mr. Drapeau’s case, the tabular disclosure set forth above assumes that he is employed on September 23, 2015, and, regardless of whether his employment is terminated on such date, is entitled to payments and benefits under the Severance Plan on September 23, 2015. Payments under the Severance Plan are payable in a lump sum, provided that the named executive officer executes a release of claims. The payment or reimbursement by InSite of the named executive officer’s COBRA premiums is made on a monthly basis. For more detail regarding the payments under the Severance Plan, see “—Change of Control and Termination Benefits” above.

Treatment of InSite Options

Each InSite Option will, at the Effective Time, (i) to the extent not then vested or exercisable, become fully vested and exercisable and (ii) be cancelled in exchange for a cash payment in an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such InSite Option (the “Option Consideration”). All such payments will be made within five business days following the Effective Time and will be subject to all applicable U.S. federal, state and local tax withholding requirements. In the event that the exercise price of an InSite Option equals or exceeds the Merger Consideration, such InSite Option will be cancelled for no consideration.

If, at the Effective Time, each outstanding and vested InSite Option with an exercise price less than $0.35 (an “In-the-Money InSite Option”) held by InSite’s directors and executive officers as of September 23, 2015 were converted into the right to receive the Option Consideration, InSite’s directors and executive officers would receive an aggregate of approximately $360,088 in cash, without interest, less any required withholding of taxes required by applicable law. In addition, if, at the Effective Time, each outstanding and unvested In-the-Money InSite Option held by InSite’s directors and executive officers as of September 23, 2015 were vested and converted into the right to receive the Option Consideration, InSite’s directors and executive officers would receive an aggregate of approximately $426,512 in cash, without interest, less any required withholding of taxes required by applicable law.

As of September 23, 2015, InSite’s directors and executive officers collectively held InSite Options to purchase 17,064,374 shares, with exercise prices ranging from $0.20 to $1.59 per share. Of this amount, InSite Options to purchase 4,940,322 shares issuable upon exercise of such InSite Options were vested In-the-Money InSite Options, InSite Options to purchase 4,149,678 shares issuable upon exercise of such InSite Options were unvested In-the-Money InSite Options and InSite Options to purchase 7,974,374 shares issuable upon exercise of such InSite Options were not In-the-Money InSite Options.

Treatment of InSite Warrants

Pursuant to the terms of the outstanding InSite Warrants, as a result of the Merger, each holder of an InSite Warrant, including Timothy McInerney, Chairman of the InSite Board, Timothy Ruane, InSite’s Chief Executive Officer, Louis Drapeau, InSite’s Vice President, Chief Financial Officer, Lyle M. Bowman, InSite’s Vice

President, Development, and Surendra Patel, InSite’s Vice President, Operations & Quality, will have the right to elect, during the period beginning on the date of public announcement of the Merger and ending 45 days after public announcement of the completion of the Merger, to surrender his, her or its InSite Warrants to InSite as the surviving corporation of the Merger in return for a cash payment equal to the Black-Scholes value of such holder’s InSite Warrants in lieu of continuing to hold the InSite Warrants. With respect to InSite Warrants for which an election described in the preceding sentence does not occur within the time specified in the InSite Warrant, such InSite Warrants that are outstanding and unexercised as of the Effective Time will be cancelled and will only entitle the holder of the InSite Warrant to receive at such time an amount in cash determined by (A) multiplying (1) the number of shares of InSite’s common stock issuable upon exercise of the warrant immediately prior to such time by (2) the excess, if any, of the Merger Consideration over the exercise price of such InSite Warrant. In the event that the exercise price of an InSite Warrant equals or exceeds the Merger Consideration, such InSite Warrant will be cancelled for no consideration, unless the holder elects to surrender such InSite Warrant for a cash payment equal to the Black-Scholes value of such InSite Warrant.

Effect of the Merger on the InSite Notes

As of June 30, 2015, InSite had outstanding $7.795 million aggregate principal amount of the InSite Notes. On September 15, 2015, the Consenting Holders entered into the Amendment, Waiver and Consents that amended all outstanding InSite Notes to, among other things, make the outstanding principal balance of all InSite Notes, together with all accrued and unpaid interest thereunder, become due and payable in a lump sum on the earlier to occur of (i) the closing date of the Merger and (ii) 12 months after the date on which the Merger Agreement is terminated.

Votes Required to Approve the Merger

To be approved at the special meeting, the Merger Proposal must receive the affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of InSite common stock entitled to vote as of the record date.

Deregistration of InSite Common Stock

If the Merger is completed, the InSite common stock will be deregistered under the Exchange Act and InSite will no longer be required to file periodic reports with the SEC on account of the InSite common stock.

Appraisal Rights

Pursuant to Section 262 of the DGCL, InSite stockholders who do not vote in favor of the Merger Proposal, who continuously hold their shares of InSite common stock through the Effective Time and who otherwise comply precisely with the applicable requirements of Section 262 of the DGCL have the right to seek appraisal of the fair value of their shares of InSite common stock, as determined by the Delaware Court of Chancery, if the Merger is completed. The “fair value” of your shares of InSite common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the Merger Consideration that you would otherwise be entitled to receive under the terms of the Merger Agreement.

InSite stockholders who wish to exercise the right to seek an appraisal of their shares must so advise InSite by submitting a written demand for appraisal in the form described in this proxy statement prior to the vote to approve the Merger Proposal, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of InSite common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, InSite stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, which is attached as Annex B to this proxy statement. See “Appraisal Rights” beginning on page 89 of this proxy statement.

Litigation Relating to the Merger

QLT and InSite issued press releases announcing the execution of the QLT Merger Agreement on June 8, 2015. On June 17, 2015, a purported class action lawsuit entitled Speiser, et al. v. InSite Vision, Inc., et al., Civil Action No. RG15774540, was filed in California Superior Court for Alameda County, naming as defendants InSite, all of the members of the InSite Board of Directors, QLT and QLT’s merger subsidiary, Isotope Acquisition Corp. On July 10, 2015, a second purported class action entitled McKinley v. Ruane, et al., Civil Action No. RG15777471, was filed in the same court, naming the same defendants. In both cases, the plaintiffs, who claim to be InSite stockholders, alleged in their complaints that members of the InSite Board of Directors breached fiduciary duties to InSite stockholders by agreeing to enter into the initial QLT Merger Agreement because the merger consideration contemplated thereby was inadequate and the process by which the transaction was agreed to was flawed. The plaintiffs also alleged that QLT and Isotope aided and abetted the breaches of duty by the members of the InSite Board of Directors. The plaintiffs alleged that they were seeking to enjoin consummation of the transaction or, in the alternative, to recover unspecified money damages, together with costs and attorneys’ fees. On August 12, 2015, the court entered an order determining that the cases were related and assigned them to a single judge. On September 4, 2015, attorneys for the plaintiffs filed a Consolidated Amended Class Action Complaint. The plaintiffs alleged that members of the InSite Board of Directors breached fiduciary duties to InSite stockholders by agreeing to enter into the amendment and restatement of the QLT Merger Agreement on August 26, 2015 because the merger consideration contemplated thereby was inadequate, the process by which the amended transaction was agreed to was flawed, and the preliminary proxy statement filed by InSite in relation to the amended transaction contained incomplete and materially misleading disclosures. Following the announcement of the Merger Agreement with Sun Pharma on September 15, 2015, attorneys for the plaintiffs indicated that they intended to voluntarily dismiss QLT and Isotope from the litigation. The consolidated case is currently at a preliminary stage; the defendants have not filed responses to the complaints, and have agreed to voluntarily produce a limited number of documents. InSite and the members of the InSite Board of Directors believe that the litigation is without merit and intend to defend themselves vigorously.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the Merger to holders of InSite common stock. This discussion is based on the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of shares of InSite common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of shares of InSite common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of shares of InSite common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker dealers, mutual funds, retirement or other tax-deferred accounts, tax exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark- to-market method of accounting, controlled foreign corporations, passive foreign investment companies, persons subject to the alternative minimum tax, U.S. expatriates, holders who acquired their shares of InSite common stock through the exercise of options or otherwise as compensation, holders who hold their shares of InSite common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, holders who exercise appraisal rights, and holders who own or have owned (directly, indirectly or constructively) 5% or more of InSite’s common stock (by vote or value). This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder.

This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the Merger to holders of shares of InSite common stock; it is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of InSite common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. Holders that are partners of a partnership holding shares of InSite common stock should consult their own tax advisor.

All holders should consult their own tax advisor to determine the particular tax consequences to them of the receipt of cash in exchange for shares of InSite common stock pursuant to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of InSite common stock that is:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of shares of InSite common stock that is not a U.S. holder.

U.S. holders

Tax Consequences of the Merger

The receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (i) the amount of cash received pursuant to the Merger and (ii) such holder’s adjusted tax basis in the InSite common stock exchanged pursuant to the Merger. Such gain or loss generally will be capital gain or loss, and will be long term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the Merger. Long term capital gains for certain non-corporate U.S. holders, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of InSite common stock at different times or at different prices, such U.S. holder must determine its tax basis, holding period and gain or loss separately with respect to each block of InSite common stock. In addition, certain non-corporate U.S. holders of InSite common stock may be subject to an additional 3.8% Medicare surtax on all or a portion of their “net investment income,” which may include all or a portion of the gain recognized in connection with the Merger.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) with respect to the cash received pursuant to the Merger, unless such holder properly establishes an exemption or provides its correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. holders

Tax Consequences of the Merger

In general, any gain recognized on the receipt of cash pursuant to the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is “effectively connected” with a United States trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the non-U.S. holder’s net gain realized in the Merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•	InSite is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the Merger and (ii) the non-U.S. holder’s holding period in InSite common stock, and the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of InSite’s outstanding common stock at any time during the applicable period. Although there can be no assurances in this regard, InSite does not believe that it is, was, or will become a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to the cash received by such non-U.S. holder pursuant to the Merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

THE MERGER AGREEMENT

The following is a summary of certain material terms of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated into this proxy statement by reference in its entirety and is attached hereto as Annex A. The provisions of the Merger Agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information concerning the Merger Agreement that is important to you. You are urged to carefully read the Merger Agreement in its entirety for a more complete understanding of the Merger Agreement.

Except for its status as the contractual document that establishes and governs the legal relations among the parties with respect to the Merger, InSite and Ranbaxy do not intend for the Merger Agreement to be a source of factual, business or operational information about the companies. The Merger Agreement contains representations and warranties of the parties as of specific dates and may have been used for purposes of allocating risk between the parties rather than establishing matters as facts. Those representations and warranties were made solely for the benefit of the other parties to the Merger Agreement and are qualified in several important respects, which you should consider as you read them in the Merger Agreement. The representations and warranties are qualified in their entirety by certain information filed by InSite with the SEC prior to the date of the Merger Agreement, as well as by confidential disclosure schedules that InSite delivered to Ranbaxy in connection with the execution of the Merger Agreement, and are qualified by contractual standards of materiality that may differ from what stockholders consider to be material. Information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and new information qualifying a representation or warranty may have been included in this proxy statement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as accurate statements as of the date of the Merger Agreement or any other date.

The Offer

The Merger Agreement provides that Merger Sub will commence the Offer as promptly as practicable (and in any event on or prior to September 30, 2015) after the execution of the Merger Agreement, and that, subject to the satisfaction of the condition of the Offer than the number of shares of InSite common stock validly tendered and not properly withdrawn prior to the expiration of the Offer which, together with the number of shares of InSite common stock (if any) then beneficially owned by Ranbaxy or any of its wholly owned direct or indirect subsidiaries or with respect to which Ranbaxy or any of its wholly owned direct or indirect subsidiaries otherwise have, directly or indirectly, voting power, represents at least a majority of the shares of InSite common stock then outstanding (determined on a fully diluted basis) (collectively, the “Minimum Condition”) and the other conditions that are described in the Offer to Purchase, dated September 29, 2015, relating to the Offer (the “Offer to Purchase”), Merger Sub will accept for payment and pay for all shares of InSite common stock validly tendered and not properly withdrawn in the Offer as promptly as practicable after 12:00 midnight., New York City Time (the end of the day), on October 27, 2015 (the “Expiration Time”). Merger Sub expressly reserves the right to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that without InSite’s prior written approval Merger Sub is not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of shares of InSite common stock sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition, (v) amend, modify or waive any of the other conditions and requirements to the Offer in a manner adverse to the holders of shares of InSite common stock, (vi) impose conditions to the offer that are in addition to the conditions set forth in the Offer to Purchase, (vii) extend the Expiration Time in a manner other than in accordance with the Merger Agreement, or (viii) otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to the holders of shares of InSite common stock.

The Merger Agreement provides that Merger Sub will extend the Offer:

•	to the extent required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff; and

•	for one or more periods of up to 20 business days each if, at the then-scheduled expiration of the Offer, any of the conditions to the Offer set forth in the Offer to Purchase are not satisfied or, where permitted by applicable law, waived by Merger Sub or Ranbaxy.

In no event will Merger Sub be required to extend the Offer for any reason beyond January 29, 2016. In addition, if any condition to the Offer shall not have been satisfied or waived (to the extent waivable by Ranbaxy or Merger Sub) prior to November 2, 2015, then, on any date prior to November 13, 2015, then Merger Sub shall be permitted to irrevocably and unconditionally terminate the Offer. If Merger Sub elects to terminate the Offer in these circumstances, the parties to the Merger Agreement have agreed to seek to complete the Merger using a “long-form” merger structure and InSite has agreed to hold a special meeting of its stockholders to consider and vote on the adoption of the Merger Agreement.

After acceptance for payment of shares of InSite common stock in the Offer, and assuming full exercise of the Top-Up Option (defined under “—Top-Up Option” below) if Ranbaxy, Merger Sub and their subsidiaries and affiliates do not hold, in the aggregate, at least 90% of the issued and outstanding shares of InSite common stock so as to permit Merger Sub to consummate the Merger as a “short-form” merger pursuant to Section 253 of the DGCL, then Merger Sub will provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act of not less than three or more than 20 business days as determined in the sole discretion of Ranbaxy and Merger Sub. Merger Sub is required to immediately accept for payment, and promptly pay for, all shares of InSite common stock validly tendered in any subsequent offering period. Ranbaxy will provide or cause to be provided to Merger Sub the funds necessary to pay for any shares of InSite common stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

Subject to the termination right of Merger Sub described above, Merger Sub has agreed that it will not terminate the Offer prior to any scheduled Expiration Time without the written consent of Ranbaxy except if the Merger Agreement has been terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then Merger Sub is required to promptly, irrevocably and unconditionally terminate the Offer and cause American Stock Transfer & Trust Company, LLC, the depositary for the Offer, to return all shares of InSite common stock tendered in the Offer.

Top-Up Option

Pursuant to the Merger Agreement, InSite granted to Merger Sub an irrevocable top up option (the “Top-Up Option”), exercisable only after the acceptance for payment of shares of InSite common stock in the Offer, to purchase, at a price per share equal to the Offer Price, additional shares of InSite common stock equal to the lowest number of Shares that, when added to the number of shares of InSite common stock owned, directly or indirectly, by Merger Sub or Ranbaxy, will constitute one share more than 90% of the shares of InSite common stock then outstanding (after giving effect to the exercise of the Top-Up Option). The Top-Up Option is not exercisable for a number of shares of InSite common stock in excess of InSite’s total authorized and unissued shares of common stock. The aggregate par value of the shares of InSite common stock issued pursuant to the Top-Up Option is to be paid in cash and the balance of the aggregate price is to be paid by delivery of a promissory note which will be full recourse against Merger Sub, guaranteed by Ranbaxy, bearing interest at the prime rate, and having a maturity of one year.

Pursuant to the Merger Agreement, Ranbaxy, Merger Sub and InSite agreed that the issuance shares of InSite common stock pursuant to the Top-Up Option (the “Top-Up Option Shares”) will not be taken into account in any appraisal proceeding under Section 262 of the DGCL, and none of Ranbaxy, Merger Sub or InSite will take any position to the contrary at any appraisal proceeding.

Merger Without Meeting of Stockholders

Under the terms of the Merger Agreement, if after the Acceptance Time and, if applicable, any subsequent offering period and the exercise of the Top-Up Option, Ranbaxy shall own, in the aggregate, at least 90% of the total outstanding shares of InSite common stock, InSite, Ranbaxy and Merger Sub will take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable, without a meeting of the stockholders of InSite in accordance with Section 253 of the DGCL.

Closing of the Merger

Unless the Merger Agreement is terminated prior to such time (see “—Termination of the Merger Agreement” below), the closing of the Merger will occur on the earlier of the third business day following the satisfaction or waiver (to the extent permitted by applicable law) of all of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) or such other date as the parties may mutually agree.

On the closing date, InSite will file a certificate of merger or a certificate of ownership and merger, as applicable, with the Delaware Secretary of State. The Merger will become effective at the time the certificate of merger or a certificate of ownership and merger, as applicable, has been so filed or at another time as is agreed by the parties and specified in the certificate of merger or a certificate of ownership and merger, as applicable, in accordance with the relevant provisions of the DGCL. On the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will be merged with and into InSite and the separate existence of Merger Sub will cease. InSite will survive the Merger as the surviving corporation and a wholly owned subsidiary of Ranbaxy (the “Surviving Corporation”). At the Effective Time, all property, rights, privileges, immunities, powers and franchises of InSite and Merger Sub will vest in the Surviving Corporation and continue unaffected by the Merger and all of their debts, liabilities and duties will become debts, liabilities and duties of the Surviving Corporation.

Merger Consideration to InSite Stockholders

At the Effective Time, each share of InSite common stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares, as defined below, or shares held by a dissenting stockholder who complies in all respects with the provisions of Section 262) will be automatically converted into the right to receive the Merger Consideration, subject to any withholding taxes required by applicable law. Each share of InSite common stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by InSite, owned by any subsidiary of InSite or owned by Ranbaxy, Merger Sub or any other direct or indirect subsidiary of Ranbaxy will no longer be outstanding and will automatically be cancelled and will cease to exist (“Cancelled Shares”), and no consideration shall be delivered in exchange therefor. Uncertificated shares represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any shares of InSite common stock (each, a “Certificate”) shall thereafter represent only the right to receive, pursuant to the terms of the Merger Agreement, the Merger Consideration into which the shares of InSite Common Stock represented by such Book-Entry Share or Certificate have been converted.

Treatment of InSite Options

At the Effective Time, each InSite Option that is unexercised and outstanding as of immediately prior to the Effective Time, (i) to the extent not then vested or exercisable, will become fully vested and exercisable contingent upon the completion of the Merger and (ii) be cancelled in exchange for a cash payment in an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such InSite Option. All such payments will be made within five business days following the Effective Time and shall be subject to all applicable U.S. federal, state and local tax withholding requirements. In the event that the exercise price of an InSite Option equals or exceeds the Merger Consideration, such InSite Option will be cancelled for no consideration.

Treatment of InSite Warrants

Promptly following the execution and delivery of the Merger Agreement, InSite will take all actions reasonably necessary to ensure compliance with the obligations of InSite under InSite Warrants in accordance with the terms thereof, including the giving of any notice (in form and substance reasonably acceptable to Ranbaxy) required thereunder. To the extent any holder of an InSite Warrant exercises its rights pursuant to the terms of the InSite Warrants to receive a cash payment in exchange for the cancellation of such InSite Warrants, Ranbaxy will ensure that InSite will have the requisite funds necessary to satisfy InSite’s obligation in respect thereof.

Pursuant to the terms of the outstanding InSite Warrants, as a result of the Merger, each holder of an InSite Warrant will have the right to elect, during the period beginning on the date of public announcement of the Merger and ending 45 days after public announcement of the completion of the Merger, to surrender its InSite Warrants to InSite as the surviving corporation of the Merger in return for a cash payment equal to the Black-Scholes value of such holder’s InSite Warrants in lieu of continuing to hold its InSite Warrant. With respect to InSite Warrants for which an election described in the preceding sentence has not occurred, each InSite Warrant that is outstanding and unexercised as of the Effective Time will be cancelled and will only entitle the holder of the InSite Warrant to receive at such time an amount in cash determined by (A) multiplying (1) the number of shares of InSite’s common stock issuable upon exercise of the warrant immediately prior to such time by (2) the excess, if any, of the Merger Consideration over the exercise price of such InSite Warrant. In the event that the exercise price of an InSite Warrant equals or exceeds the Merger Consideration, such InSite Warrant will be cancelled for no consideration, unless the holder elects to surrender such InSite Warrant for a cash payment equal to the Black-Scholes value of such InSite Warrant.

Governing Documents, Directors and Officers Following the Merger

The certificate of incorporation of InSite as in effect immediately prior to the Effective Time will be amended by virtue of the Merger to read in the form of the certificate of incorporation attached as Exhibit A to the Merger Agreement. The bylaws of the Surviving Corporation will be the bylaws of Merger Sub as in effect immediately prior to the Effective Time. The directors of Merger Sub will become the directors of the Surviving Corporation, and, except as otherwise determined by Ranbaxy, the officers of Merger Sub will become the officers of the Surviving Corporation.

Dissenter’s Rights

Each share of InSite common stock outstanding immediately prior to the Effective Time and held by a stockholder who is entitled to demand and has properly demanded appraisal rights for such shares in accordance with Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration and will instead represent the right to receive the payment of consideration due to such holder of such shares in accordance with Section 262 of the DGCL. If, after the Effective Time, any stockholder fails to perfect, or otherwise waives, withdraws or loses its rights to appraisal under Section 262 of the DGCL or other applicable law, the right of such stockholder to be paid the fair value of such shares will cease and such shares will be deemed converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest and subject to any withholding taxes required by applicable law.

The foregoing summary of Section 262 of the DGCL does not purport to be complete and is qualified in its entirety by reference to Section 262 of the DGCL, which is attached as Annex B to this proxy statement. Failure to follow the steps that Section 262 of the DGCL requires for perfecting appraisal rights may result in the loss of those rights. See the section entitled “Appraisal Rights” beginning on page 89 this proxy statement.

Exchange of InSite Stock Certificates Following the Merger

Prior to the Effective Time, Ranbaxy will appoint a bank or trust company reasonably acceptable to InSite to act as paying agent (the “Paying Agent”) for the payment and delivery of the Merger Consideration.

At the Effective Time, Ranbaxy will deposit, or will cause Merger Sub to deposit, with the Paying Agent, for the benefit of the holders of certificates of InSite common stock, for payment through the Paying Agent, an amount sufficient to pay the aggregate Merger Consideration.

As soon as reasonably practicable after the Effective Time, Ranbaxy will cause the Paying Agent to mail to each holder of record of shares of InSite common stock immediately prior to the Effective Time a letter of transmittal and instructions for use in effecting the surrender of those Certificates and Book-Entry Shares in exchange for the Merger Consideration.

Upon surrender of a duly executed letter of transmittal and a Certificate representing shares of InSite common stock or a Book-Entry Share to the Paying Agent, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificate or Book-Entry Shares have been converted pursuant to the Merger Agreement.

As of the 12-month anniversary of the closing date, Ranbaxy will be entitled to require the Paying Agent to deliver to Ranbaxy any portion of the consideration deposited with the Paying Agent that has not been transferred to the holders of Certificates or Book-Entry Shares and any holder of Certificates or Book-Entry Shares who has not theretofore surrendered such certificates in compliance with the Merger Agreement will only look to Ranbaxy (subject to abandoned property, escheat or other similar laws) for satisfaction of any claims for Merger Consideration without any interest thereon.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Ranbaxy and Merger Sub, on the one hand, and InSite, on the other hand, that are qualified in several important respects, which you should consider as you read them in the Merger Agreement. The representations and warranties are qualified in their entirety by certain information of InSite filed with the SEC by InSite before the date of the Merger Agreement. In addition, the representations, warranties and covenants of the parties are qualified by confidential disclosure schedules that InSite prepared and delivered to Ranbaxy immediately before signing the Merger Agreement. In addition, certain of the representations and warranties made by Ranbaxy and Merger Sub, on the one hand, and InSite, on the other hand, were made as of a specified date, and may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than as establishing matters as facts. Moreover, certain of the representations, warranties and covenants of the parties may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders.

The representations and warranties made by InSite relate to the following subject matters, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•	InSite subsidiaries;

•	the authority of InSite to enter into the Merger Agreement and due execution and delivery of the Merger Agreement and the completion of the transactions contemplated thereby;

•	the capital structure, equity securities and indebtedness of InSite;

•	the absence of the violation of applicable laws, organizational documents, or material contracts as a result of the Merger;

•	required consents and approvals;

•	the absence of certain changes and events since December 31, 2014;

•	timey filing of required SEC filings and maintenance of a system of internal control over financial reporting and disclosure controls;

•	the absence of certain undisclosed liabilities;

•	compliance with applicable laws;

•	certain tax matters;

•	intellectual property;

•	real property;

•	accuracy of the information included in the Offer to Purchase, the Solicitation/Recommendation Statement on Schedule 14D-9 filed by InSite relating to the Offer and any proxy statement filed by InSite related to the adoption of the Merger Agreement by the stockholders of InSite;

•	litigation;

•	brokers and finders;

•	employee benefit plans;

•	material contracts, including the absence of violation or breach in any material respect of each such contract;

•	company permits;

•	environmental matters;

•	opinion of Roth to the InSite Board of Directors with respect to the merger consideration to be paid under the initial QLT Merger Agreement;

•	the InSite Board Recommendation;

•	exemption from Section 203 of the DGCL;

•	certain insurance matters;

•	regulatory matters including the filing by InSite and its subsidiaries of all required filings with the FDA and compliance with the Federal Food, Drug, and Cosmetic Act; and

•	the termination of the QLT Merger Agreement.

The representations and warranties made by Ranbaxy relate to the following subject matters, among other things:

•	corporate organization and similar corporate matters, including the qualification to do business under applicable law, corporate standing and corporate power;

•	the authority of Ranbaxy and Merger Sub to enter into the Merger Agreement and due execution and delivery of the Merger Agreement and the completion of the transactions contemplated thereby;

•	the absence of the violation of applicable laws, organizational documents, material contracts or material permits as a result of the Merger;

•	required consents and approvals;

•	litigation;

•	accuracy of the information included in the Offer to Purchase, the Solicitation/Recommendation Statement on Schedule 14D-9 filed by InSite relating to the Offer and any proxy statement filed by InSite related to the adoption of the Merger Agreement by the stockholders of InSite;

•	no ownership of InSite common stock;

•	sufficient of funds to consummate the transactions contemplated by the Merger Agreement; and

•	ownership and operation of Merger Sub.

Under the Merger Agreement, InSite and Ranbaxy agreed that except for the representations and warranties expressly contained in the Merger Agreement, each party does not make any other representation or warranty.

The representations and warranties of InSite and Ranbaxy contained in the Merger Agreement will terminate and expire at the Effective Time.

Material Adverse Effect

Several of the representations, warranties, covenants and closing conditions contained in the Merger Agreement refer to the concept of a “Material Adverse Effect.”

For purposes of the Merger Agreement, a “Material Adverse Effect” with respect to each of InSite or Ranbaxy will be deemed to occur if any event, change or effect (each an “Event”), individually or in the aggregate with other such Events, has occurred that has a Material Adverse Effect on the financial condition, business or results of operations of such party and its subsidiaries, taken as a whole or prevent the ability of such party to consummate the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, a Material Adverse Effect with respect to any party will not include any Event directly or indirectly arising out of or attributable to:

•	any decrease in the market price of the InSite common stock (but in such case any Event underlying such decrease may be taken into account in determining whether there has been a Material Adverse Effect unless excluded by another clause of this definition);

•	changes in U.S. GAAP, applicable law or accounting standards, or in any interpretation of U.S. GAAP, applicable law or accounting standards;

•	the failure, in and of itself, of Ranbaxy or InSite, as the case may be, to meet any expected or projected financial or operating performance target publicly announced or provided to the other party prior to the date of the Merger Agreement, as well as any change, in and of itself, by Ranbaxy or InSite, as the case may be, in any expected or projected financial or operating performance target as compared with any target publicly announced or provided to the other party prior to the date of the Merger Agreement, but in each case any Event underlying such failure or change may be taken into account in determining whether there has been a Material Adverse Effect unless excluded by another clause of this definition;

•	any changes or developments in United States or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting United States or global financial or securities markets;

•	any reduction in (1) the credit rating or credit worthiness of a party or any of its subsidiaries or (2) in the credit rating of any indebtedness or capital stock or other security of a party (but in either case any Event underlying such decrease may be taken into account in determining whether there has been a Material Adverse Effect unless excluded by another clause of this definition);

•	any changes or developments resulting from the announcement of the Merger Agreement, including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors (provided, that the exceptions described in the second and fourth bullets above will not apply to the extent that Ranbaxy or InSite, as the case may be, and their respective subsidiaries are materially disproportionately affected thereby compared to other participants in the industry or industries in which they operate); or

•	with respect to InSite, the termination of the QLT Merger Agreement.

Covenants

InSite Interim Operating Covenants

InSite made covenants in the Merger Agreement relating to the conduct of its business prior to the earlier of the Acceptance Time, the Effective Time or the termination of the Merger Agreement. Unless Ranbaxy otherwise consents in writing or except as expressly required or permitted by the Merger Agreement or as set forth in the disclosure schedule delivered by InSite to Ranbaxy in connection with the Merger Agreement, or as may be required by applicable law, InSite:

•	and its subsidiaries will conduct its business in the ordinary course consistent with past practice and in compliance with applicable law in a manner so as not to cause the closing condition relating to the accuracy of InSite’s representations and warranties to fail to be satisfied due to noncompliance;

•	and its subsidiaries will use commercially reasonable efforts to preserve intact its present and presently planned business organization, maintain in effect all necessary licenses, permits, consents, franchises, approvals and authorizations, keep available the services of its executive officers and key employees on commercially reasonable terms, and maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it;

•	will take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of InSite to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated thereby; and

•	will not, and will cause its subsidiaries not to, directly or indirectly:

•	amend or otherwise change their respective organizational documents;

•	split, combine, or reclassify shares of capital stock of InSite;

•	make, declare, or pay any dividend on or make any other distribution on or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or any other securities or obligations convertible into or exchangeable for shares of its capital stock, with certain exceptions;

•	grant any InSite Option or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue, encumber, sell or otherwise permit to become outstanding any additional shares of its capital stock or voting securities or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or voting securities or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for securities of its capital stock, except pursuant to the exercise of InSite Options or pursuant to the settlement of InSite Warrants, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock, equity interests or other voting securities;

•	adopt a plan of complete or partial liquidation, dissolution, merger, conversion, consolidation, restructuring, recapitalization or other reorganization, other than the Merger;

•	incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the financial obligations of any other person, except for (i) the existing indebtedness arrangements set forth on the InSite disclosure schedule, (ii) pursuant to the Secured Note or (iii) pursuant to agreements or arrangements between InSite and its direct or indirect wholly owned subsidiaries or among InSite’s direct or indirect wholly owned subsidiaries;

•	make any loans or advances to any other person, except for (i) loans among InSite and any of its wholly owned subsidiaries, and (ii) advances permitted pursuant to the Merger Agreement;

•

other than pursuant to the InSite contracts in effect on the date of the Merger Agreement, (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $50,000 (with certain exceptions), or (ii) cancel, release or assign any material indebtedness of any such person owed to it or any material claims held by it against any such person other than in the ordinary course of business consistent with past practice;

•	acquire any capital stock of any other person, or acquire any assets other than assets acquired in the ordinary course of business consistent with past practice valued at less than $50,000 in the aggregate;

•	make any capital expenditures in excess of $50,000 for any individual capital expenditure and $250,000 in the aggregate;

•	except as required under the terms of the Merger Agreement or the terms of any InSite employee benefit plan existing as of the date of the Merger Agreement, (1) increase the compensation or benefits of any of the current or former directors or executive officers (collectively, the “Company Covenant Individuals”) or increase in any manner the compensation or benefits of employees or individuals who are individual consultants classified as independent contractors (other than in the ordinary course of business consistent with past practice), (2) pay to any Company Covenant Individual any amounts or increase any amounts payable to Company Covenant Individuals not required by applicable law or any InSite employee benefit plan, (3) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan, agreement or policy with or for the benefit of any Company Covenant Individual, (4) other than routine business and travel expense advances, loan any money or other property to any Company Covenant Individual, or (5) hire any new employee at the level of vice president or above;

•	implement or adopt any change in its accounting principles or methods, other than may be required by U.S. GAAP or applicable law, or make, revoke or modify any material tax election;

•	settle or compromise any suit, claim, litigation or proceeding (each, an “Action”) other than those Actions that do not create obligations of InSite or its subsidiaries in excess of $50,000 for any individual Action and $100,000 in the aggregate;

•	other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material insurance policies;

•	(1) enter into any contract that, if in effect on the date of the Merger Agreement, would be a material contract or (2) other than in the ordinary course of business consistent with past practice, amend or terminate (other than in accordance with its terms) any other material contract or waive any material right under any material contract, except InSite may enter into certain material contracts which are terminable without penalty by InSite on 90 days’ or less notice in the ordinary course of business consistent with past practices;

•	(1) sell or otherwise transfer any rights to InSite’s intellectual property (with certain exceptions), (2) allow to lapse (other than pursuant to its terms or pursuant to applicable law) or default under any rights under or to any of InSite’s intellectual property, or (3) disclose to any third party, other than to the representatives of Ranbaxy or pursuant to a valid confidentiality agreement entered into in the ordinary course of business consistent with past practice, any of InSite’s trade secrets that would cause the representations and warranties contained in the Merger Agreement to be not true and correct as of the Effective Time;

•	except (1) as otherwise permitted by the Merger Agreement, (2) for any repayment or prepayment by InSite or any of its subsidiaries under the Secured Note, or (3) for transactions between InSite and its subsidiaries or among InSite’s subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any indebtedness or guarantees of InSite or any of its subsidiaries; or

•	agree to take any of the actions listed above.

InSite will be permitted to request consent from Ranbaxy with respect to any of the above listed actions by delivery of written notice. With respect to certain of these actions, Ranbaxy’s consent may not be unreasonably withheld, conditioned or delayed. If Ranbaxy does not respond to any request for consent on or prior to 11:59 p.m., Pacific Coast time, on the fifth business day after InSite delivers such request to Ranbaxy and Ranbaxy’s counsel, Ranbaxy will be deemed to have provided its prior written consent to the taking of such action upon and under the circumstances described in such request and only as to the specific instances subject to such request.

Ranbaxy Conduct of Business

Pursuant to the Merger Agreement, during the period from September 15, 2015 until the Effective Time or, if earlier, the termination of the Merger Agreement, each of Ranbaxy and Merger Sub agrees that, between September 15, 2015 and the Effective Time, it shall not, directly or indirectly, take any action or fail to take any action that would reasonably be expected to delay or prevent the consummation of the transactions contemplated by the Merger Agreement.

Third Party Acquisition Proposals

Subject to the exceptions described below, InSite has agreed that during the period from the date of the Merger Agreement until the earlier of the Acceptance Time, the Effective Time, and the termination of the Merger Agreement in accordance with its terms, it will not, and will cause its subsidiaries not to, and will use commercially reasonable efforts to cause each controlled affiliate and any representative of InSite, any of its subsidiaries or any such controlled affiliate not to, and on becoming aware of it will use commercially reasonable efforts to stop any such person from continuing to, directly or indirectly:

•	solicit, initiate or knowingly encourage, knowingly cooperate with any person regarding, or knowingly facilitate (including by way of furnishing material, non-public information) any inquiries or proposals regarding, or that would reasonably be expected to lead to, any Company Competing Transaction (as defined below) (any of the foregoing inquiries or proposals, a “Company Acquisition Proposal”);

•	participate in any discussions or negotiations regarding any Company Acquisition Proposal; or

•	enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than an acceptable confidentiality agreement) regarding, or that is intended to result in, or would reasonably be expected to lead to, any Company Acquisition Proposal (any of the foregoing inquiries or proposals, a “Company Acquisition Agreement”).

InSite will notify Ranbaxy promptly (but in no event later than one business day) after InSite has knowledge of:

•	its receipt of any Company Acquisition Proposal;

•	any material modification of or material amendment to any Company Acquisition Proposal; or

•	any inquiry or request for non-public information relating to InSite or any of its subsidiaries for access to the properties, books or records of InSite or any of its subsidiaries by any person that is reasonably likely to lead to a Company Acquisition Proposal.

Such notice to Ranbaxy will be made orally and confirmed in writing and will include the identity of the person(s) making the Company Acquisition Proposal or inquiry or request. InSite will keep Ranbaxy reasonably informed, on a current basis, of any material changes in the status of or terms of any such Company Acquisition Proposal or request and provide to Ranbaxy as soon as practicable after receipt or delivery thereof with copies of all material documents or other substantive materials containing any financial or material terms or conditions of such Company Competing Transaction that are sent to InSite from any third party in connection with any Company Acquisition Proposal. InSite will provide Ranbaxy any written material or material correspondence within one business day after receipt of such materials.

A “Company Competing Transaction” means any of (i) a transaction, including any tender offer, exchange offer or share exchange, pursuant to which any third person or group (other than Ranbaxy or any of its affiliates or any group of which Ranbaxy or its affiliates is a member), or the stockholders of such third person, directly or indirectly, acquires or would acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 15% or more of the outstanding shares of common stock of InSite or of the outstanding voting power of InSite (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing such voting power), whether from InSite or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or business combination pursuant to which any third person or group of persons (other than Ranbaxy or any of its affiliates or any group of which Ranbaxy or its affiliates is a member), or the stockholders of such third person or persons, beneficially owns or would beneficially own 15% or more of the outstanding shares of common stock or the outstanding voting power of Ranbaxy, or, if applicable, any surviving entity or the parent entity resulting from any such transaction, immediately upon consummation thereof, (iii) a recapitalization of InSite or any of its subsidiaries or any transaction similar to a transaction referred to in clause (ii) above involving InSite or any of its subsidiaries pursuant to which any third person or group of persons (other than Ranbaxy or any of its affiliates or any group of which Ranbaxy or its affiliates is a member), or its stockholders, beneficially owns or would beneficially own 15% or more of the outstanding shares of common stock or the outstanding voting power of InSite or such subsidiary or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof or (iv) any transaction pursuant to which any third person or group of persons (other than Ranbaxy or any of its affiliates) directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture or otherwise) acquires or would acquire control of assets (including for this purpose the equity securities of, or other ownership interest in, subsidiaries of InSite and securities of the entity surviving any merger or business combination involving any of the subsidiaries of InSite) of InSite or any of its subsidiaries representing 15% or more of the fair market value of all the assets of InSite and its subsidiaries, taken as a whole, immediately prior to such transaction.

However, if, prior to obtaining the requisite vote of InSite stockholders needed to adopt the Merger Agreement and approve entry into the transactions contemplated thereby (the “InSite stockholder approval”), InSite or its representatives may:

•	to the extent necessary, contact any person or group of persons (and their representatives) that makes a Company Acquisition Proposal solely to clarify the terms of such Company Acquisition Proposal that are unclear to InSite and that InSite reasonably determines are material to its analysis of such Company Acquisition Proposal;

•	furnish and enter into discussions with, and only with, the person or group (and its representatives) who has made a Company Acquisition Proposal that was not solicited on or after the date of the Merger Agreement in violation of the Merger Agreement if the InSite Board of Directors:

•	determines in good faith (after consultation with its outside legal counsel and financial advisor or advisors) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal (as defined below);

•	provides notice to Ranbaxy of its intent to furnish information to or enter into discussions with such person; and

•	enters into a confidentiality agreement with such person containing terms that are determined in good faith by InSite to be no less favorable to InSite in the aggregate than those contained in the Mutual Non-Disclosure Agreement, dated January 31, 2014 and as amended August 7, 2015, between Sun Pharma and InSite (any such agreement, an “acceptable confidentiality agreement”).

A “Company Superior Proposal” means a bona fide written Company Acquisition Proposal made by a third person (or group of persons) to consummate a merger, consolidation, business combination or other similar transaction involving InSite pursuant to which the stockholders of InSite immediately preceding such transaction would hold less than 50% of the outstanding shares of common stock of, or less than 50% of the outstanding voting power of, InSite, any surviving entity or the parent entity resulting from any such transaction immediately upon consummation thereof that the InSite Board (after consultation with its outside legal counsel and its financial advisor or advisors) determines in good faith (i) to be more favorable from a financial point of view to InSite stockholders than the Merger and (ii) is reasonably capable of being completed in accordance with its terms.

Board Recommendation Change

Except as described below, InSite has agreed that the InSite Board of Directors will not (i) withhold, withdraw or modify in a manner adverse to Ranbaxy the InSite Board Recommendation or the approval or declaration of advisability by the InSite Board of Directors of the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) or the approval or declaration of advisability by the InSite Board of Directors of the Merger Agreement and the transactions contemplated thereby (including the Merger) or (ii) resolve, agree or propose publicly to take any such actions (an “adverse recommendation change”) or approve or permit the entry into or publicly propose to do so with respect to any Company Acquisition Agreement.

The InSite Board of Directors may make an adverse recommendation change in the following circumstances:

•	if, at any time prior to obtaining InSite stockholder approval (i) InSite receives a Company Acquisition Proposal, (ii) such Company Acquisition Proposal did not result from a breach of the non-solicitation covenants set forth in the Merger Agreement and (iii) the InSite Board of Directors determines in good faith after consultation with its outside legal counsel and with its financial advisor that (A) such Company Acquisition Proposal constitutes a Company Superior Proposal, and (B) in light of such Company Acquisition Proposal, failure to make an adverse recommendation change would be inconsistent with the directors’ fiduciary obligations under applicable law (in which case the InSite Board of Directors may also terminate the Merger Agreement to enter into a definitive Company Acquisition Agreement with respect to such Company Superior Proposal); provided, however, that InSite will not terminate the Merger Agreement pursuant to the foregoing, and any purported termination pursuant to the foregoing will be void and of no force or effect, unless in advance of or concurrently with such termination InSite pays, or causes to be paid, the Termination Fee to Ranbaxy in immediately available funds as described in “—Termination Fee; Effect of Termination.”

•	if (i) an intervening event (as defined below) occurs or arises after the date of the Merger Agreement and prior to obtaining InSite stockholder approval and (ii) the InSite Board of Directors determines in good faith after consultation with its outside legal counsel and with its financial advisor that in light of the existence of such intervening event, failure to make an adverse recommendation change would constitute a breach of the directors’ fiduciary obligations under applicable law.

As used herein, an “intervening event” means a material development or change in circumstances in the business, results of operations or financial condition of InSite and its subsidiaries (other than and not related to (A) a Company Acquisition Proposal or (B) a development or change in circumstances related to the marketing or development of BromSite™ or (C) a development or change in circumstances relating to the availability of financing or capital or the terms thereof) that was neither known to nor reasonably foreseeable by the InSite Board of Directors on or prior to the date of the Merger Agreement.

Written Notice of Adverse Recommendation Change

Prior to making any adverse recommendation change as a result of a Company Superior Proposal or an intervening event or terminating the Merger Agreement to enter into a definitive acquisition agreement with respect to a Company Superior Proposal, InSite will deliver to Ranbaxy a written notice stating that the InSite Board of Directors intends to take such action and, together with such notice, provide a copy of the proposed form of the Company Acquisition Agreement or a description of the intervening event, as applicable. During the four business day period commencing, if Ranbaxy’s receipt of such notice is prior to 5:00 p.m. Pacific Coast time, on the date of Ranbaxy’s receipt of such notice, or, if such receipt is after 5:00 p.m. Pacific Coast time, on the business day first following the date of Ranbaxy’s receipt of such notice, InSite will make its directors, officers and outside advisors reasonably available for the purpose of engaging in negotiations with Ranbaxy and its representatives (to the extent Ranbaxy desires to negotiate) regarding a possible amendment to the Merger Agreement so that the Company Acquisition Proposal that is the subject of the notice ceases to be a Company Superior Proposal or so as to obviate the need for an adverse recommendation change as a result of the intervening event. Any written proposal made by Ranbaxy to amend the Merger Agreement during this period will be considered by the InSite Board of Directors in good faith. With respect to a notice delivered in connection with a Company Acquisition Proposal, each time the financial or other material terms of such Company Acquisition Proposal are amended, InSite will deliver to Ranbaxy a new notice (including as attachments thereto a copy of the new Company Acquisition Agreement related to such amended proposal and copies of any material documents related thereto), and the period to negotiate any possible amendment to the Merger Agreement will be extended by an additional two business days from the date of Ranbaxy’s receipt of such new notice.

Regulatory Approvals

Each party to the Merger Agreement will use commercially reasonable efforts to:

•	as soon as practicable, obtain from any governmental authority all waivers, consents, licenses, orders and other approvals required to be obtained in connection with the transactions contemplated by the Merger Agreement and make all necessary filings required to be made in connection with the transactions contemplated by the Merger Agreement;

•	as soon as practicable, obtain all consents from third parties that are necessary or desirable in connection with the consummation of the transactions contemplated by the Merger Agreement;

•	as soon as practicable, execute and deliver any additional instruments necessary to consummate any of the transactions contemplated by the Merger Agreement; and

•	as soon as practicable, provide all such information concerning such party, its subsidiaries and its subsidiaries’ officers, directors, employees and partners as may reasonably be requested in connection with any of the matters described above.

Each of Ranbaxy and InSite agree to:

•	make such filings with governmental authorities as are required in connection with the transactions contemplated by the Merger Agreement; and

•	cooperate in good faith with the other party in obtaining any consents from governmental authorities and in connection with resolving any investigation or other inquiry of any governmental authority with respect to such filings.

•	Each of Ranbaxy and InSite will coordinate with respect to the overall strategy relating to obtaining any consents form governmental authorities.

•	No party may directly or indirectly enter into any agreement with a governmental authority related to the Merger Agreement or the transactions contemplated thereby without the prior written consent of the other (which consent will not be unreasonably withheld, conditioned or delayed). Neither InSite nor any of its subsidiaries will (without the written consent of Ranbaxy) offer or agree to divest, license or otherwise commit any of InSite, Ranbaxy or any of their respective subsidiaries to take any action that limits any freedom of action with respect to their ability to retain or operate any of their businesses, services or assets, and neither Ranbaxy nor any of its subsidiaries will (without the written consent of InSite) offer or agree to divest, license or otherwise commit any of InSite, Ranbaxy or any of its subsidiaries to take any action that limits any freedom of action with respect to their ability to retain or operate any of their businesses, services or assets.

Preparation of Proxy Statement; InSite Stockholders Meeting

InSite has agreed to:

•	as promptly as practicable (and in any event, within five business days after the commencement of the Offer), file a preliminary proxy statement with the SEC and use commercially reasonable best efforts to respond as promptly as practicable to any comments from the SEC, and, if adoption of the Merger Agreement is required under applicable law to complete the Merger after the completion of the Offer or the termination of the Offer in accordance with the Merger Agreement, cause a definitive proxy statement related to the adoption of the Merger Agreement by the stockholders of InSite to be printed and mailed to the stockholders of InSite;

•	if adoption of the Merger Agreement by the stockholders of InSite is required under applicable law, after Merger Sub accepts for payment shares of InSite common stock validly tendered in the Offer and, if applicable, the subsequent offering period, or after the termination of the Offer in accordance with the Merger Agreement, then InSite will (x) as promptly as practicable, but in any event within two business days following the later of (i) if the Offer is terminated in accordance with the Merger Agreement, Merger Sub’s request and (ii) the Proxy Statement Clearance Date (as defined below), establish a record date for and give notice of a special meeting of InSite stockholders to consider and vote on the adoption of the Merger Agreement, and (y) as promptly as practicable, but not later than ten business days after the record date, mail the definitive proxy statement to InSite stockholders of record and to the other stockholders as required by Rule 14a-13 of the Exchange Act as of the record date;

•	convene and hold the special meeting of InSite stockholders to consider and vote on the adoption of the Merger Agreement as promptly as reasonably practicable after mailing the definitive proxy statement; provided, however, that in no event shall such meeting be initially scheduled later than 21 business days following the date the proxy statement is mailed to the stockholders of InSite;

•	use its commercially reasonable efforts to solicit proxies from its shareholders in favor of the adoption of the Merger Agreement; and

•	not to adjourn, postpone, delay or cancel the special meeting without the prior written consent of Ranbaxy; provided that InSite may adjourn, postpone, delay or cancel the special meeting without the prior consent of Ranbaxy if and to the extent that: (i) there are holders of an insufficient number of shares of InSite common stock present or represented by a proxy at the special meeting to constitute a quorum at the special meeting, provided that any such adjournments, postponements or delays shall not cause the special meeting to be reconvened on a date that is beyond the date that is 60 days from the date of the mailing of the definitive proxy statement; (ii) InSite has not received proxies representing a sufficient number of shares of InSite common stock to adopt the Merger Agreement, provided that any such adjournments, postponements or delays shall not cause the special meeting to be reconvened on a date that is beyond the date that is 60 days from the date of the mailing of the definitive proxy statement; (iii) such adjournment, postponement, delay or cancellation is required by applicable law or a request from the SEC or its staff; or (iv) in the good faith judgment of the InSite Board of Directors (after consultation with its outside legal advisors), the failure to adjourn, postpone or delay the special meeting could be reasonably likely to not allow sufficient time under applicable laws for the distribution of any required or appropriate supplement or amendment to the definitive proxy statement.

The proxy statement related to the adoption of the Merger Agreement by InSite stockholders must include (i) the InSite Board Recommendation and (ii) the fairness opinion with respect to the merger consideration to be paid under the QLT Merger Agreement delivered to the InSite Board by Roth together with a summary thereof.

“Proxy Statement Clearance Date” means the date on which the SEC (or the staff of the SEC), orally or in writing, confirms that it has no further comments on the proxy statement to be filed by InSite related to the adoption of the Merger Agreement by InSite stockholders, including the first business day that is at least ten calendar days after the filing of the preliminary proxy statement if the SEC has not informed InSite that it intends to review the proxy statement.

Additional Agreements

The Merger Agreement contains certain other covenants, including covenants relating to cooperation between Ranbaxy and InSite in the preparation of the tender offer and InSite’s proxy statement, other filings to be made with the SEC and other governmental filings, obtaining consents, access to information and performing their respective obligations regarding public announcements. Ranbaxy and InSite have further agreed, as applicable, to the following additional covenants and agreements in the Merger Agreement, among others:

•	Ranbaxy and InSite will take all steps necessary to cause any dispositions of InSite common stock or acquisitions of Ranbaxy common shares resulting from the transactions contemplated under the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act (with respect to InSite) or will become subject to such reporting requirements (with respect to Ranbaxy) to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	InSite will give Ranbaxy the opportunity to participate in, but not control, InSite’s defense or settlement of any stockholder litigation against InSite and/or its directors or executive officers relating to the Merger Agreement or the transactions contemplated thereby; InSite agrees that it will not settle any such litigation without the prior written consent of Ranbaxy, such consent not to be unreasonably withheld, conditioned or delayed;

•	Ranbaxy will cooperate fully with each former holder of shares of InSite common stock who receives the Merger Consideration to allow such holder to determine and comply with its obligations under U.S. tax law and to make any U.S. tax elections that may be available to such holder; and

•	prior to the Acceptance Time and to the extent permitted by applicable law, the compensation committee of the InSite Board of Directors, at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding that has been or will be entered into by Merger Sub, InSite or their respective affiliates with any of the officers, directors or employees of InSite pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

Governance Matters

Under the Merger Agreement, after Merger Sub accepts for payment any shares of InSite common stock validly tendered in the Offer, Ranbaxy is entitled to elect or designate a number of directors, rounded up to the next whole number, to the InSite Board of Directors that is equal to the total number of directors on the InSite Board of Directors multiplied by the percentage that the shares of InSite common stock beneficially owned by Ranbaxy and its direct or indirect wholly owned subsidiaries, including Merger Sub, in the aggregate, bears to the total number of shares of InSite common stock then outstanding. InSite has agreed to use commercially reasonable efforts to cause Merger Sub’s designees to be elected or designated to the InSite Board of Directors, including increasing the size of the InSite Board of Directors and seeking and accepting the resignations of its incumbent directors. Prior to the Effective Time, notwithstanding the above obligations with respect to Merger Sub’s designees, InSite will cause at least two directors who were members of the InSite Board of Directors as of the Acceptance Time, and not designated by Ranbaxy, to remain as directors. These remaining directors are referred to as the “Independent Directors.” If the number of Independent Directors is reduced below two, the remaining Independent Director will be entitled to elect or designate a person meeting the foregoing criteria to fill the vacancy. If no Independent Directors remain, the other directors shall designate two persons who would be “independent directors” under the rules of the NASDAQ Global Select Market to fill such vacancies. InSite will also cause individuals designated by Ranbaxy to constitute the number of members, rounded up to the next whole number, on each committee of the InSite Board of Directors that represents the same percentage as individuals designated by Ranbaxy represent on the InSite Board of Directors.

After Ranbaxy’s designees are elected to the InSite Board of Directors and until the Effective Time, the approval of the Independent Directors is required for InSite to:

•	terminate the Merger Agreement;

•	amend the Merger Agreement where action is required by the InSite Board of Directors;

•	extend the time for performance of any obligation or action by Ranbaxy or Merger Sub under the Merger Agreement;

•	waive compliance with any of the agreements or conditions under the Merger Agreement for the benefit of InSite;

•	change the date of, postpone or adjourn the special meeting of InSite stockholders, except as required by applicable law;

•	exercise any of InSite’s rights or remedies under the Merger Agreement; or

•	amend the certificate of incorporation or bylaws of InSite.

Conditions to the Completion of the Merger

The completion of the transactions depends upon the satisfaction or waiver of a number of conditions, all of which, to the extent permitted by applicable law, may be waived by InSite and/or Ranbaxy, as applicable.

The following conditions must be satisfied or waived before InSite or Ranbaxy is obligated to complete the Merger:

•	if the adoption of the Merger Agreement by InSite stockholders is required by applicable law, InSite stockholders shall have adopted the Merger Agreement; and

•	no outstanding judgment, injunction, order or decree of a competent governmental authority shall have been entered and shall continue to be in effect, and no law shall have been adopted or be effective, in each case that prohibits, enjoins or makes illegal the consummation of the Merger or the issuance of Ranbaxy common shares pursuant to the transactions contemplated by the Merger Agreement.

If the conditions to the Offer have been satisfied, Merger Sub shall have accepted for payment all shares of InSite common stock validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that neither Ranbaxy nor Merger Sub shall be entitled to assert the failure of this condition if, in breach of the Merger Agreement or the terms of the Offer, Merger Sub fails to purchase any shares of InSite common stock validly tendered (and not validly withdrawn) pursuant to the Offer.

Only if the Acceptance Time shall not have occurred, the obligations of InSite to complete the Merger are also conditioned on the satisfaction or waiver of the following conditions:

•	as of the date of the Merger Agreement and as of the closing date, certain representations and warranties made by Ranbaxy in the Merger Agreement relating to the authorized capital stock of Ranbaxy shall be true and correct, except for any issuances permitted pursuant to the Merger Agreement;

•	as of the date of the Merger Agreement and as of the closing date, certain representations and warranties made by Ranbaxy in the Merger Agreement relating to organization, corporate standing, subsidiaries, capitalization, conflicts with organizational documents, brokerage and finder’s fees, and Section 203 of the DGCL shall be true and correct (disregarding all materiality or Material Adverse Effect qualifications) in all material respects;

•	as of the closing date, certain representations and warranties made by Ranbaxy in the Merger Agreement relating to the Ranbaxy common shares to be issued in connection with the transactions contemplated by the Merger Agreement and the absence of certain changes since December 31, 2014 through the date of the Merger Agreement shall be true and correct;

•	the remaining representations and warranties made by Ranbaxy in the Merger Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifications) as of the date of the Merger Agreement and as of the closing date, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect on Ranbaxy;

•	each of Ranbaxy and Merger Sub shall have complied in all material respects with their obligations and agreements in the Merger Agreement and shall have complied in all material respects with the covenants to be performed or complied with on or before the closing date; and

•	InSite shall have received a certificate dated the closing date and validly executed by an executive officer of Ranbaxy to the effect that the foregoing conditions have been satisfied.

Only if the Acceptance Time shall not have occurred, the obligations of Ranbaxy and Merger Sub to complete the Merger are also conditioned on the satisfaction or waiver of the following conditions:

•	as of the date of the Merger Agreement and as of the closing date, certain representations and warranties made by InSite in the Merger Agreement relating to the authorized capital stock of InSite shall be true and correct (disregarding all materiality or Material Adverse Effect qualifications), except for any de minimis inaccuracies and other than with respect to any issuances permitted pursuant to the Merger Agreement;

•	as of the date of the Merger Agreement and as of the closing date, certain representations and warranties made by InSite in the Merger Agreement relating to organization, corporate standing, subsidiaries, corporate power and authority, conflicts with organizational documents, brokerage and finder’s fees, and Section 203 of the DGCL shall be true and correct (disregarding all materiality or Material Adverse Effect qualifications) in all material respects;

•	as of the closing date, certain representations and warranties made by InSite in the Merger Agreement relating to the absence of certain changes since December 31, 2014 through the date of the Merger Agreement shall be true and correct;

•	the remaining representations and warranties made by InSite in the Merger Agreement shall be true and correct (disregarding all materiality or Material Adverse Effect qualifications) as of the date of the Merger Agreement and as of the closing date, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect on InSite;

•	InSite shall have complied in all material respects with its obligations and agreements in the Merger Agreement and shall have complied in all material respects with the covenants to be performed or complied with on or before the closing date;

•	since the date of the Merger Agreement, there shall not have occurred any Events that have had or would have a Material Adverse Effect on InSite; and

•	Ranbaxy shall have received a certificate dated the closing date and validly executed by the chief financial officer of InSite to the effect that the foregoing conditions have been satisfied.

Indemnification

From and after the earlier of the Acceptance Time and the Effective Time, Ranbaxy will cause the Surviving Corporation to indemnify, defend and hold harmless, and provide advancement of expenses to, all present or former directors and officers of InSite or any of its subsidiaries as provided in InSite’s organizational documents or any indemnification agreement to which such a party is bound and which is in effect as of the date of the Merger Agreement will continue in full force and effect from and after the Effective Time.

In addition, InSite may purchase a “tail” directors’ and officers’ liability insurance policy in effect for six years from the closing date covering those persons who are currently covered by the directors’ and officers’

liability insurance policies of InSite on terms not less favorable than such existing insurance coverage; provided that InSite shall not spend premiums for any of such insurance to the extent it would exceed 300% of InSite’s then current annual premium for directors’ and officers’ liability insurance.

From and after the Effective Time, Ranbaxy will provide to the directors and officers of InSite that become directors or officers of Ranbaxy (including the Surviving Corporation) such directors’ and officers’ liability and insurance and indemnification agreements on the same basis and terms that are at least as favorable to those terms that are provided to any other director or officer of Ranbaxy.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the closing in the following ways:

•	by mutual written consent of InSite and Ranbaxy;

•	by either Ranbaxy or InSite if there shall be any legal requirement that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent governmental authority enjoining InSite or Ranbaxy from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided that the party seeking to terminate the Merger Agreement pursuant to the foregoing has used its commercially reasonable efforts to render inapplicable such legal requirement or remove such judgment, injunction, order or decree;

•	by either Ranbaxy or InSite if neither the Acceptance Time nor the Effective Time shall have occurred on or before 11:59 p.m., Eastern Time, on January 29, 2016 (the “End Date”), except that the right to so terminate the Merger Agreement will not be available to Ranbaxy or InSite if its material breach of any obligation under the Merger Agreement has been the cause of or resulted in the failure of the closing to occur by such date;

•	by Ranbaxy prior to the earlier of the Acceptance Time and obtaining the InSite stockholder approval, (i) at any time following an adverse recommendation change by the InSite Board of Directors or (ii) if after the date of the Merger Agreement a Company Acquisition Proposal is publicly announced or disclosed and the InSite Board of Directors fails to affirm the InSite Board Recommendation within five business days after receipt of a written request from Ranbaxy to do so (provided, that in no event will the InSite Board of Directors be required to affirm the InSite Board Recommendation more than once with respect to any particular Company Acquisition Proposal or more than once with respect to a material amendment thereof);

•	by either Ranbaxy or InSite if the InSite meeting of stockholders has concluded (including after taking into account any adjustment or postponement thereof), the stockholders of InSite voted and the InSite stockholder approval shall not have been obtained;

•	by either Ranbaxy or InSite if prior to the earlier of the Acceptance Time or the Effective Time there is a breach by the other party of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or if any Event shall have occurred, which breach or event would result in the failure of one or more conditions described under “—Conditions to the Completion of the Merger” to be satisfied on or prior to the End Date, and such breach or Event is not capable of being cured or remains uncured by the earlier of (x) the End Date and (y) 30 business days after detailed written notice thereof has been received by the party alleged to be in breach; provided, however, that the party seeking to terminate the Merger Agreement for these reasons is not then in material breach of any representation, warranty or covenant under the Merger Agreement;

•

by Ranbaxy prior to the earlier of the Acceptance Time or the receipt of the InSite stockholder approval if InSite is in material breach of its agreement under the Merger Agreement not to (i) solicit, initiate or knowingly encourage, knowingly cooperate with any person regarding, or knowingly facilitate

(including by way of furnishing material, non-public information) any inquiries or proposals regarding a Company Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Company Acquisition Proposal, or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement, other than any Acceptable Confidentiality Agreement, regarding, or that is intended to result in, or would reasonably be expected to lead to, any Company Acquisition Proposal (each of the foregoing are referred to as the “non-solicitation covenants”); or

•	by InSite in connection with an adverse recommendation change, as described under “—Board Recommendation Change.”

Termination Fee; Effect of Termination

Under the Merger Agreement, if the Merger Agreement is terminated by (i) Ranbaxy in the circumstances described in the fourth or seventh bullet point under “—Termination of the Merger Agreement” or (ii) by InSite or Ranbaxy in the circumstances described in the fifth bullet point under “—Termination of the Merger Agreement,” at a time when Ranbaxy could have terminated the Merger Agreement as described in the fourth bullet point under “—Termination of the Merger Agreement,” then InSite will pay to Ranbaxy the Termination Fee in an amount equal to $2,667,000. Concurrently with the payment of the Termination Fee, if the Merger Agreement is terminated by Ranbaxy in the circumstances described in the fourth or seventh bullet point under “—Termination of the Merger Agreement,” then InSite will also pay an amount to Ranbaxy equal to the QLT Termination Fee in an amount equal to $2,677,000.

If the Merger Agreement is terminated by InSite in connection with an adverse recommendation change, as described under “—Board Recommendation Change,” then InSite will pay the Termination Fee to Ranbaxy concurrently with such termination.

If the Merger Agreement is terminated by Ranbaxy or InSite either (i) because the Merger has not been consummated by the End Date (in the event neither the Acceptance Time has occurred nor has the requisite vote for approval of the Merger by InSite stockholders been obtained) or (ii) because the InSite stockholder approval has not been obtained, and, in the case of clause (i), prior to the termination of the Merger Agreement or, in the case of clause (ii), prior to the special meeting of InSite stockholders at which the InSite stockholder approval was not obtained, (x) a Company Acquisition Proposal was publicly announced or disclosed and (y) within twelve months after the date of such termination, InSite enters into a definitive agreement to engage in a Company Competing Transaction or consummates a Company Competing Transaction, then InSite will, prior to the consummation of the Company Competing Transaction, pay to Ranbaxy an amount in cash equal to the Termination Fee plus the QLT Termination Fee (provided that for the purposes of this termination provision, the references in the definition of Company Competing Transaction, as described under “—Third Party Acquisition Proposals” to “15%” will be deemed to be references to 50%).

If the Merger Agreement is terminated (i) by Ranbaxy in the circumstances described in the fourth bullet point under “—Termination of the Merger Agreement,” (ii) in the circumstances described in the sixth bullet point under “Termination of the Merger Agreement,” due to a breach by InSite of any of the covenants of InSite in the Merger Agreement, (iii) by Ranbaxy in the circumstances described in the seventh bullet point under “—Termination of the Merger Agreement,” or (iv) in the circumstances described in the eighth bullet point under “—Termination of Merger Agreement,” then InSite will pay to Ranbaxy an amount equal to the QLT Termination Fee.

In no event will InSite be required to pay the Termination Fee or the QLT Termination Fee on more than one occasion, nor shall InSite be required to pay the Termination Fee or the QLT Termination Fee to both Ranbaxy and Merger Sub in combination with the other. If the Termination Fee (and the QLT Termination Fee, if applicable) is paid by InSite and accepted by Ranbaxy, such payment will be the sole and exclusive remedy of Ranbaxy and its subsidiaries, affiliates, stockholders and representatives and their respective successors and assigns against InSite or any of its subsidiaries, stockholders, affiliates or representatives and their respective successors and assigns pursuant to the Merger Agreement.

Obligations in Event of Termination

In the event of a termination as described above, the Merger Agreement will become void and of no effect except for certain sections of the Merger Agreement. Such termination will not relieve any party to the Merger Agreement of any liability for any breach of any representation or warranty known by the party making such representation or warranty to be materially untrue or any willful or intentional breach of any covenant or agreement set forth in the Merger Agreement. In the case of the preceding sentence, the non breaching party will be entitled to seek damages based on what such party believes to be an appropriate theory of damages.

Expenses

Whether the transactions contemplated by the Merger Agreement are or are not consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereunder will be paid by the party incurring such costs and expenses, subject to certain exceptions, including the following:

•	Ranbaxy shall reimburse InSite for its reasonable and documented out of pocket costs incurred in preparing, printing and mailing the proxy statement in an amount not to exceed $250,000; and

•	any payments under “—Termination Fee; Effect of Termination.”

Amendment

Any provision of the Merger Agreement may, at any time prior to the Effective Time, be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by Ranbaxy, InSite and Merger Sub; provided, however, that after receipt, if required by applicable law, of the approval of InSite stockholders, no amendment, modification or supplement of the Merger Agreement will be made unless, to the extent required by applicable law, such amendment is approved by InSite stockholders.

Governing Law

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Injunctive Relief

Ranbaxy and InSite have acknowledged and agreed that each would be irreparably harmed if any of the provisions of the Merger Agreement are not performed in accordance with their specific terms or are otherwise breached and that money damages would not be an adequate remedy at law for such non-performance or breach. Accordingly, Ranbaxy and InSite agree that each will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of the Merger Agreement and agree to enforce specifically the terms and provisions of the Merger Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware without regard to any bonding requirement under applicable law.

SECURED NOTE

In connection with the execution of the Merger Agreement, on September 15, 2015, InSite and Ranbaxy entered into the Secured Note pursuant to which Ranbaxy agreed, subject to the terms and conditions thereof, to provide a secured line of credit of up to $11,914,195 to InSite. Interest accrues on the amounts borrowed under the Secured Note at the rate of 12% per annum. As of September 23, 2015, InSite’s total borrowings under the Secured Note were $5.8 million.

Pursuant to the terms of the Secured Note, InSite borrowed, contemporaneously with execution of the Secured Note, an amount equal to $5,814,195 to repay all principal, interest and other amounts owing to QLT under the secured note made by InSite in favor of QLT in the original principal amount of $9,853,333. Provided that the Merger Agreement has not then been terminated and certain other conditions to borrowing continue to be satisfied, InSite has the right to draw an additional $600,000 to finance certain manufacturing costs and may also borrow up to $1,100,000 per month until January 31, 2016 to fund operating expenses.

The Secured Note is secured by a first priority security agreement over substantially all of the assets of InSite, including after acquired assets and certain of InSite’s copyrights, trademarks, patents and patent applications, pursuant to the terms of a Security Agreement, dated as of September 15, 2015, between InSite and Ranbaxy. The security interest in InSite’s assets that are granted to Ranbaxy will have first priority over the security interests of the holders of the InSite Notes.

The Secured Note also includes (i) certain restrictive covenants which restrict the ability of InSite and its subsidiaries to, among other things, incur indebtedness, grant liens on their assets, pay dividends or sell assets and (ii) events of default, including failure to pay amounts when due, breaches of representations and warranties in the loan documents and certain bankruptcy events.

All borrowings under the Secured Note will be due and payable at the closing of the Merger or 12 months following the termination of the Merger Agreement except that InSite’s obligation to repay those amounts will accelerate and become due and payable on the occurrence of an event of default or on the termination of the Merger Agreement under the following circumstances: (1) Ranbaxy terminates the Merger Agreement as a result of the InSite Board of Directors (A) changing or withdrawing the InSite Board Recommendation following the time of its receipt of a Company Superior Proposal (as defined in the Merger Agreement) or (B) failing to reaffirm the InSite Board Recommendation within five days of Ranbaxy requesting such reaffirmation following a publicly announced Company Acquisition Proposal (as defined in the Merger Agreement); (2) InSite terminates the Merger Agreement to engage in a competing transaction constituting a Company Superior Proposal; or (3) InSite completes a competing transaction following certain termination events under the Merger Agreement.

Pursuant to a certain Securities Purchase Agreement, dated as of October 9, 2014, InSite issued the InSite Notes to certain noteholders (“InSite Noteholders”), including Timothy McInerney, Chairman of the InSite Board of Directors, and, in connection therewith, granted security for the payment and performance of such obligations to U.S. Bank National Association, as collateral agent for InSite Noteholders (the “Notes Representative”). Ranbaxy, the Notes Representative and InSite entered into an Intercreditor Agreement, dated as of September 15, 2015 (“Intercreditor Agreement”), pursuant to which, among other things, the Notes Representative, on behalf of InSite Noteholders, agreed to subordinate such security interests, at the direction of the required InSite Noteholders, to the security interest of Ranbaxy.

Under the Intercreditor Agreement, upon the occurrence of the Closing Date (as defined in the Merger Agreement), to the extent the InSite Noteholders and the Notes Representative have not been paid in full (i) all liens in favor of any InSite Noteholders and the Notes Representative shall be deemed to rank senior in all respects to the liens granted in favor of Ranbaxy securing the interests of Ranbaxy under the Secured Note, (ii) Ranbaxy shall promptly deliver to the Notes Representatives all collateral that it is holding as part of such security and (iii) Ranbaxy and the required InSite Noteholders shall work in good faith to promptly negotiate and execute an amendment to the Intercreditor Agreement to provide for Ranbaxy to be the second priority creditor and the Notes Representative to be the first priority creditor, all on terms that are substantially equivalent to those set forth in the Intercreditor Agreement governing the relative priorities and rights of the parties.

However, if there is a termination of the Merger Agreement by InSite as a result of a breach by Ranbaxy described in the sixth bullet under “The Merger Agreement—Termination of the Merger Agreement” above, all liens in favor the Notes Representative for the holders of the InSite Notes shall be deemed to rank pari passu in all respects with the liens in favor of Ranbaxy securing the interests of Ranbaxy under the Secured Note and (ii) in furtherance of the foregoing, Ranbaxy and the required InSite Noteholders shall work in good faith to promptly negotiate and execute an amendment to the Intercreditor Agreement to give effect to such pari passu ranking.

In connection with the above, certain InSite Noteholders holding in the aggregate $5.25 million principal amount of the InSite Notes and InSite entered into the Amendment, Waiver and Consents whereby certain terms, including the maturity date, of the InSite Notes were amended. Under such Amendment, Waiver and Consents, the outstanding principal balance of all InSite Notes, together with all accrued and unpaid interest thereunder, become due and payable in a lump sum on the earlier to occur of (i) the closing date of the Merger and (ii) 12 months after the date on which the Merger Agreement is terminated.

MARKET PRICE OF INSITE COMMON STOCK AND DIVIDEND INFORMATION

Market Prices

InSite’s common stock is traded on the OTC Bulletin Board (the “OTCBB”) under the symbol “INSV.” Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

For the periods indicated, the following table sets out the high and low trading prices of InSite’s common stock, as reported by the OTCBB.

	OTCBB INSV
	High	Low
For the quarterly period:
2013
First Quarter	$0.37	$0.28
Second Quarter	$0.35	$0.29
Third Quarter	$0.34	$0.15
Fourth Quarter	$0.33	$0.18
2014
First Quarter	$0.32	$0.17
Second Quarter	$0.20	$0.10
Third Quarter	$0.36	$0.15
Fourth Quarter	$0.35	$0.15
2015
First Quarter	$0.24	$0.18
Second Quarter	$0.20	$0.12
Third Quarter	$0.36	$0.17
Fourth Quarter (through October 1, 2015)	$0.35	$0.34

The last reported sale price of InSite’s common shares on October 1, 2015 on the OTCBB was $0.34.

Dividends

InSite has never declared or paid dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future, if ever. It is the present policy of the InSite Board of Directors to retain its earnings, if any, for the development of its business.

INSITE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to InSite regarding beneficial ownership of its common stock, as of September 23, 2015 unless otherwise noted by (i) each person who is known by InSite to beneficially own more than five percent of its common stock, (ii) InSite’s Chief Executive Officer and each of its other named executive officers, (iii) each director, and (iv) all current executive officers and directors as a group. Unless otherwise indicated, the principal address of each of the stockholders below is: c/o InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501. Except as otherwise indicated, InSite believes that each of the beneficial owners of the common stock listed below has sole voting and investment power with respect to such shares, subject to community property laws, where applicable.

The percentage of beneficial ownership is calculated based on the 131,951,033 shares of common stock that were outstanding on September 23, 2015. This percentage is calculated to include the common stock of which such individual or entity had the right to acquire beneficial ownership of as of September 23, 2015 or within 60 days thereafter, including, but not limited to, upon the exercise of options and warrants; however, such common stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual or entity.

Name of Beneficial Owner	Number of Shares		Percent of Class
Broadfin Capital, LLC	17,071,866	(1)	12.57%
237 Park Avenue, Suite 900

New York, New York 10017

Broadfin Healthcare Master Fund, Ltd.

20 Genesis Close

Ansbacher House, 2nd Floor

P.O. Box 1344

Grand Cayman KY1-1108 Cayman Islands

Kevin Kotler

c/o Broadfin Capital, LLC

237 Park Avenue, Suite 900

New York, New York 10017

Eli Jacobson	11,050,676	(2)	8.37%
125 Broad Street, 32nd Floor
New York, NY 10004
Nicky V LLC	10,206,391	(3)	7.59%
Nicole Berg
P.O. Box 464 Syosset, New York 11791
Timothy Ruane	4,381,461	(4)	3.22%
Louis Drapeau	2,333,375	(5)	1.74%
Lyle M. Bowman, Ph.D.	1,244,540	(6)	*
Kamran Hosseini, M.D., Ph.D.	1,517,836	(7)	1.14%
Surendra Patel	925,473	(8)	*
Timothy McInerney	2,541,573	(9)	1.90%
Brian Levy, O.D. M.Sc.	506,250	(10)	*
Robert O’Holla	780,000	(11)	*
Craig A. Tooman	493,750	(12)	*
Anthony Yost	780,000	(11)	*
All current executive officers and directors as a group (10 persons)	15,504,258	(13)	10.60%

*	Less than one percent of the issued and outstanding common stock.
(1)	Information is based on the Schedule 13G/A filed with the SEC on February 14, 2013 by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler. Amount is comprised of

13,171,866 shares over which Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd., and Kevin Kotler have shared voting and dispositive power. Amount also includes warrants to purchase 3,900,000 shares issued to Broadfin Healthcare Master Fund, Ltd.
(2)	Information is based on the Schedule 13G/A filed with the SEC on February 17, 2015 by Eli Jacobson. Amount is comprised of 11,050,676 shares over which Eli Jacobson has sole voting and dispositive power.
(3)	Information is based on InSite’s records and the Voting Agreement, dated as of June 8, 2015, by and between Nicky V LLC and QLT entered into in connection with the Original Merger Agreement, which voting agreement is no longer in effect. Amount is comprised of 7,744,621 shares of common stock. Amount also includes warrants to purchase 2,461,770 shares of common stock issued to Nicky V LLC. Nicole Berg holds final voting or investment power over these shares.
(4)	Includes 80,000 shares issuable upon the exercise of warrants and 4,101,461 issuable upon the exercise of stock options as of September 23, 2015 or within 60 days thereafter.
(5)	Includes 80,000 shares issuable upon the exercise of warrants and 1,993,375 shares issuable upon the exercise of stock options as of September 23, 2015 or within 60 days thereafter.
(6)	Includes 1,320 shares issuable upon the exercise of warrants and 1,167,532 shares issuable upon the exercise of stock options as of September 23, 2015 or within 60 days thereafter.
(7)	Includes 1,510,483 shares issuable upon the exercise of stock options as of September 23, 2015 or within 60 days thereafter.
(8)	Includes 6,666 shares issuable upon the exercise of warrants and 895,819 shares issuable upon the exercise of stock options as of September 23, 2015 or within 60 days thereafter.
(9)	Includes 1,160,787 shares issuable upon the exercise of warrants and 780,000 shares issuable upon the exercise of stock options as of September 23, 2015 or within 60 days thereafter.
(10)	Includes 506,250 shares issuable upon the exercise of stock options as of September 23, 2015 or within 60 days thereafter.
(11)	Includes 780,000 shares issuable upon the exercise of stock options as of September 23, 2015 or within 60 days thereafter.
(12)	Includes 493,750 shares issuable upon the exercise of stock options as of September 23, 2015 or within 60 days thereafter.
(13)	Includes 1,328,773 shares issuable upon the exercise of warrants and 13,008,670 shares issuable upon the exercise of stock options as of September 23, 2015 or within 60 days thereafter.

APPRAISAL RIGHTS

General

This section summarizes certain material provisions of Delaware law pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex B. All references in Section 262 of the DGCL to “stockholder” are to the record holder of the shares of InSite common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not you should exercise your right to seek appraisal under Section 262 of the DGCL.

If you hold one or more shares of InSite common stock, you are entitled to appraisal rights under Delaware law and have the right to demand appraisal of your shares in connection with the Merger, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of the completion of the Merger in place of the Merger Consideration, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such InSite stockholder awarded “fair value” for the holder’s shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the Merger Consideration. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, that which InSite stockholders will receive pursuant to the Merger.

Under Section 262 of the DGCL, given that InSite stockholders are being asked to approve the Merger Proposal, InSite, not less than 20 days prior to the special meeting, must notify each stockholder who was an InSite stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and the copy of applicable statutory provisions is attached to this proxy statement as Annex B.

A HOLDER OF INSITE COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND ANNEX B CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. AN INSITE STOCKHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION.

How to Exercise and Perfect your Appraisal Rights

If you are an InSite stockholder and wish to exercise the right to seek an appraisal of your shares of InSite common stock, you must comply with ALL of the following:

•	you must not vote in favor of the Merger Proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, if you vote by proxy and wish to exercise your appraisal rights you must vote against the Merger Proposal or abstain from voting your shares;

•	you must deliver to InSite a written demand for appraisal before the vote on the Merger Proposal at the special meeting, and such demand must reasonably inform InSite of your identity and your intention to demand appraisal of your shares of InSite common stock. The written demand for appraisal must be in addition to and separate from any proxy or vote;

•	you must continuously hold your shares of InSite common stock from the date of making the demand through the Effective Time. You will lose your appraisal rights if you transfer the shares before the Effective Time; and

•	you or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of InSite common stock within 120 days after the Effective Time. The surviving company is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of InSite stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of InSite common stock within the time prescribed in Section 262 of the DGCL.

Who May Exercise Appraisal Rights

Only a holder of record of shares of InSite common stock issued and outstanding immediately prior to the Effective Time may assert appraisal rights for the shares of InSite stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform InSite of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its InSite common stock. Beneficial owners who do not also hold their shares of InSite common stock of record may not directly make appraisal demands to InSite. The beneficial owner must, in such cases, have the holder of record, such as a bank, broker or other nominee, submit the required demand in respect of those shares of InSite common stock of record. A holder of record, such as a bank, broker or other nominee, who holds shares of InSite common stock as a nominee or intermediary for others, may exercise his, her or its right of appraisal with respect to the shares of InSite common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of InSite common stock as to which appraisal is sought. Where no number of shares of InSite common stock is expressly mentioned, the demand will be presumed to cover all shares of InSite common stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKER OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If you own shares of InSite common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. If you hold shares of InSite common stock through a nominee or intermediary who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, California 94501

Telephone number: (510) 865-8800

WHERE YOU CAN FIND MORE INFORMATION

InSite is subject to the information requirements of the Exchange Act and, in accordance therewith, files annual, quarterly and special reports and other information with the SEC. Those reports and information can be accessed free of charge on InSite’s website at www.insitevision.com. Neither InSite’s website, nor the information contained on its website, nor any website or information contained on any website linked from InSite’s website, is part of this proxy statement.

The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that InSite files with the SEC by reference to its name or to its SEC file number. You also may read and copy any document InSite files with the SEC at the SEC’s public reference room located at:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges.

If you would like to request documents from InSite, please do so by                    , 2015, in order to receive them before the special meeting of InSite stockholders.

InSite has not authorized anyone to give any information or make any representation about the Merger or InSite that is different from, or in addition to, that contained in this proxy statement. Therefore, if any one distributes this type of information, you should not rely on it. The information contained in this proxy statement speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

THE SPECIAL MEETING

Date, Time and Location

The special meeting will take place at 10:00 a.m., local time, on                    , 2015, at the principal executive offices of InSite, 965 Atlantic Avenue, Alameda, California, 94501.

Purpose

At the special meeting, holders of InSite common stock as of the record date will be asked to consider and approve the following proposals:

(1)	To consider and vote on the Merger Proposal.

(2)	To approve, on a non-binding, advisory basis, the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger.

(3)	To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

The approval of the Merger Proposal by InSite stockholders is a condition to the obligations of Ranbaxy and InSite to complete the Merger. The approval, on a non-binding, advisory basis, of the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger is not a condition to the obligations of Ranbaxy or InSite to complete the Merger. The approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal also is not a condition to the obligation of Ranbaxy or InSite to complete the Merger.

The InSite Board of Directors knows of no other matters to be presented for action at the special meeting.

Recommendation of the InSite Board of Directors

The InSite Board of Directors (i) approved the Merger Agreement and the Merger on the terms and subject to the conditions set forth in the Merger Agreement, (ii) determined that the terms of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interest of, InSite and its stockholders, (iii) directed that the Merger Agreement be submitted to InSite stockholders for adoption at the special meeting and (iv) recommended that InSite stockholders adopt the Merger Agreement.

The InSite Board of Directors recommends that InSite stockholders vote:

(1)	“FOR” Proposal One to approve the Merger Proposal;

(2)	“FOR” Proposal Two to approve, on a non-binding, advisory basis, the compensation payments that will or may be made to InSite to its named executive officers in connection with the Merger; and

(3)	“FOR” Proposal Three to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

Record Date and Quorum

Stockholders of record as of the close of business on                    , 2015 are entitled to notice of and to vote at the special meeting. As of the close of business on the record date,             shares of InSite’s common stock were issued and outstanding and there were             holders of record of the common stock. Each stockholder is entitled to one vote for each share of common stock held by such stockholder as of the record date.

Holders of a majority of the outstanding shares entitled to vote as of the record date at the special meeting must be present in person or represented by proxy at the special meeting in order to have the required quorum for transacting business. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

If you sell or transfer your shares of InSite common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of InSite common stock and each of you notifies InSite of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is consummated, to the person to whom you sell or transfer your shares of InSite common stock, but you will retain your right to vote such shares of InSite common stock at the special meeting.

Required Vote

The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of InSite common stock entitled to vote as of the record date for the special meeting is required to approve the Merger Proposal (Proposal 1). The affirmative vote, in person or by proxy, of the holders of a majority in voting power of the shares of InSite common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter is required to approve, on a non-binding, advisory basis, the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger (Proposal 2) and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting (Proposal 3).

Votes may be cast in favor or against each matter. You may also vote “ABSTAIN” with respect to any matter and such abstentions will be treated as shares present in person or represented by proxy and entitled to vote on that matter and thus will have the same effect as votes against the proposals.

A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of an independent registered public accounting firm, without instructions from the beneficial owner of those shares. A broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as approval of the Merger Proposal, the advisory, non-binding compensation payments that will or may be made by InSite to its executive officers in connection with the Merger, and the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal. Consequently, if you do not give your broker specific instructions, your shares will not be voted, although they will count for purposes of determining whether a quorum exists. You are encouraged to provide instructions to your broker. This ensures your shares will be voted at the special meeting.

Failures to vote and broker non-votes, if any, will have the same effect as a vote against the Merger Proposal. Failures to vote and broker non-votes, if any, will have no effect on the proposal approving, on a non-binding, advisory basis, the compensation that will or may be made by InSite to its named executive officers in connection with the Merger, assuming a quorum is present. Failures to vote and broker non-votes, if any, will have no effect on the approval of the InSite adjournment proposal.

Share Ownership and Voting by InSite Directors and Executive Officers

As of                    , 2015, which is the record date for the InSite special meeting, the directors and executive officers of InSite held and are entitled to vote, in the aggregate, approximately     % of the aggregate voting power of the outstanding shares of InSite common stock.

InSite believes that its executive officers and directors intend to vote all of their shares of InSite common stock “FOR” the Merger Proposal, “FOR” the approval, on a non-binding, advisory basis, of the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger Agreement and “FOR” the approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

Voting of Shares

For stockholders of record:

In addition to voting in person at the special meeting, if your shares of InSite common stock are held in your name by InSite’s transfer agent, stockholders may submit a proxy as follows:

•	Internet. A stockholder can submit a proxy over the Internet by following the instructions provided on the separate proxy card.

•	Telephone. A stockholder can submit a proxy over the telephone by following the instructions provided on the separate proxy card.

•	Mail. A stockholder that receives a printed set of the proxy materials can submit a proxy by mail by completing, signing and returning the separate proxy card in the prepaid and addressed envelope with the proxy materials.

Stockholders are urged to specify their choices on the proxy they submit by Internet, telephone or mail. If you submit a proxy, but do not specify how you want to vote on a proposal, in the absence of contrary instructions, the shares of InSite common stock represented by such proxy will be voted in accordance with the InSite Board of Directors’ recommendations.

For beneficial owners:

If your shares of InSite common stock are held in the name of a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares of InSite common stock. Because a beneficial owner is not the stockholder of record, you may not vote these shares of InSite common stock at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of InSite common stock giving you the right to vote such shares of InSite common stock at the special meeting.

Revocation of Proxies

You may revoke or change your proxy at any time prior to or at the special meeting. It may be revoked by submitting another properly completed proxy with a later date via the Internet or telephone before 11:59 p.m., Eastern Time, on                    , 2015 or by mail, by filing a written notice of revocation with a later date with the Secretary of InSite at InSite’s principal executive offices, InSite Vision Incorporated, 965 Atlantic Avenue, Alameda, California 94501, or by attending the special meeting and voting in person. Attendance at the special meeting alone will not be sufficient to revoke your proxy. If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by them if you wish to change your vote.

Solicitation of Proxies; Costs of Solicitation

Your proxy is being solicited by the InSite Board of Directors on behalf of InSite. InSite pays the cost of soliciting your proxy, including the cost of preparing, assembling and mailing the notice of the special meeting, proxy card and this proxy statement, and reimburses brokerage costs and other fees for forwarding proxy materials to you. InSite has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for approximately $7,500 plus reimbursement of out-of-pocket expenses.

Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of InSite, none of whom will receive additional compensation therefor.

Tabulation of Votes

All votes will be tabulated by a representative of Broadridge, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A representative of InSite will act as the inspector of election appointed for the special meeting.

Adjournments and Postponements

In addition to the Merger Proposal and the advisory compensation proposal, stockholders of InSite are also being asked to approve a proposal that will give the InSite Board of Directors authority to adjourn the special meeting if necessary or appropriate in the view of the InSite Board of Directors, including to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal, to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure to be disseminated to and reviewed by stockholders of InSite prior to the special meeting, or otherwise with the consent, or upon the request, of Ranbaxy. In addition, the InSite Board of Directors could postpone the meeting before it commences, in each case in any of the circumstances described above. If the special meeting is so adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Any adjournment may be made without notice to another time or place if the date, time and place to which the meeting is adjourned is announced at the meeting at which the adjournment is taken. At the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. If the InSite Board of Directors fixes a new record date for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Attending the Special Meeting

Only stockholders of record as of the close of business on                    , 2015, or their duly appointed proxies may attend the special meeting, or if your shares of InSite common stock are held in the name of a broker, bank or other nominee and you bring evidence of beneficial ownership on the record date for the special meeting, such as a copy of your most recent account statement or similar evidence of ownership of InSite common stock as of the record date for the special meeting, you may attend the special meeting. If your shares of InSite common stock are held in the name of a broker, bank or other nominee and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of InSite common stock authorizing you to vote at the special meeting. All stockholders should bring photo identification (a driver’s license or passport is preferred), as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the special meeting, we encourage you to vote by telephone, Internet or mail so your vote will be counted if you later decide not to (or are otherwise unable to) attend the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting. Stockholders will be admitted to the meeting room starting at 9:45 a.m., local time, and admission will be on a first-come, first-served basis.

Assistance

If you need assistance in completing your proxy card or have questions regarding InSite’s special meeting, please contact InSite’s proxy solicitor, D.F. King & Co. Inc. Stockholders may call the toll free number at (800) 820-2146, and banks and brokers may call (212) 269-5550, in each case to reach D.F. King & Co. Inc.

PROPOSAL 1: THE MERGER PROPOSAL

As described in further detail in “Questions and Answers About the Merger and the Special Meeting,” “Summary,” “The Merger” and “The Merger Agreement,” the InSite Board of Directors has approved the Merger of Merger Sub with and into InSite, subject to satisfaction of the conditions set forth in the Merger Agreement, including the approval of the stockholders of InSite at the special meeting.

Required Vote

The affirmative vote, in person or by proxy, of the holders of a majority of the outstanding shares of InSite common stock entitled to vote as of the record date on Proposal No. 1 at the special meeting is required to approve the Merger Proposal.

Recommendation of the InSite Board of Directors

The InSite Board of Directors recommends that InSite stockholders vote “FOR” the Merger Proposal.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON COMPENSATION

InSite is providing its stockholders with the opportunity to cast a vote, on a non-binding, advisory basis, to approve the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger as disclosed in the table titled “The Merger—Interests of Certain Persons in the Merger—Quantification of Change in Control and Termination Payments and Benefits to InSite’s Executive Officers” beginning on page 57 of this proxy statement, as required by Section 14A of the Exchange Act, which was enacted as part of the Dodd- Frank Wall Street Reform and Consumer Protection Act of 2010.

Through this proposal, InSite is asking its stockholders to indicate their approval, on a non-binding, advisory basis, of the various change of control, equity acceleration and other payments which InSite’s named executive officers will or may be eligible to receive in connection with the Merger as indicated in the table referred to above. The various plans and arrangements pursuant to which these compensation payments may be made (with the exception of the Special 2015 Bonuses) have previously formed part of InSite’s overall compensation program for its named executive officers or are required pursuant to the terms of the Merger Agreement.

You should review carefully the information under the heading “Merger—Interests of Certain Persons in the Merger—Quantification of Change in Control and Termination Payments and Benefits to InSite’s Executive Officers in Connection with the Merger” disclosed in this proxy statement. The InSite Board of Directors unanimously recommends that InSite stockholders approve the following resolution:

“RESOLVED, that the stockholders of InSite approve, solely on an advisory, non-binding basis, the “golden parachute” compensation which will or may be made to InSite’s named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table titled “Quantification of Change in Control and Termination Payments and Benefits to InSite’s Executive Officers” beginning on page 57 of this proxy statement.”

The vote on this compensation proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the “golden parachute” compensation proposal and vice versa. Because the vote on the “golden parachute” compensation proposal is advisory only, it will not be binding on either InSite or Ranbaxy. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation payments that are contractually required to be made by InSite to its named executive officers will or may be made, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of InSite stockholders.

Required Vote

The affirmative vote, in person or by proxy, of the holders of a majority in voting power of the shares of InSite common stock present in person or represented by proxy at the special meeting and entitled to vote on Proposal 2 at the special meeting is required to approve, on a non-binding, advisory basis, the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger.

Recommendation of the InSite Board of Directors

The InSite Board of Directors recommends that InSite stockholders vote “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger.

PROPOSAL 3: ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

InSite stockholders are being asked to approve a proposal that will give the InSite Board of Directors authority to adjourn the special meeting one or more times, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

If this proposal is approved, the special meeting could be adjourned to any date. If the special meeting is adjourned, InSite stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the Merger Proposal but do not indicate a choice on the adjournment proposal, your shares of InSite common stock will be voted in favor of the adjournment proposal.

Additionally, the Chairman of the InSite Board of Directors has the right and authority to adjourn or postpone the special meeting and to prescribe rules, regulations and procedures for the proper conduct of the special meeting, including, but not limited to, establishing an agenda or order of business for the special meeting, maintaining order and safety of those in attendance, restricting entry to the special meeting after the fixed time for commencement thereof and limiting time allotted to questions or comments by participants at the special meeting. The Chairman of the InSite Board of Directors may determine to adjourn the special meeting even if this proposal is not approved by InSite stockholders.

Required Vote

The affirmative vote, in person or by proxy, of the holders of a majority in voting power of the shares of InSite common stock present in person or represented by proxy at the special meeting and entitled to vote on Proposal 3 at the special meeting is required to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

Recommendation of the InSite Board of Directors

The InSite Board of Directors recommends that InSite stockholders vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the Merger Proposal at the time of the special meeting.

OTHER MATTERS

Submission of Stockholder Proposals

Only such business will be conducted at the special meeting as will have been brought by the InSite Board of Directors before the special meeting pursuant to the attached “Notice of Special Meeting of InSite Stockholders.”

Deadline for Receipt of Stockholder Proposals to be Presented at the Next Annual Meeting

InSite held its 2015 annual meeting of stockholders (the “2015 Annual Meeting”) on March 31, 2015. It is not expected that InSite will hold an annual meeting of stockholders for 2016 unless the Merger is not completed. If the Merger is not completed and InSite holds an annual meeting of stockholders for 2016, then proposals of stockholders of InSite that are intended to be included in InSite’s 2016 annual proxy statement under Rule 14a-8 of the Exchange Act must be received no later than October 22, 2015. In order to be considered at the annual meeting of stockholders for 2016, if one is held (the “2016 Annual Meeting”), proposals of stockholders and nominations of director candidates by stockholders must comply with the advance notice requirements contained in the InSite bylaws. In accordance with the InSite bylaws, stockholders who wish to nominate director candidates or to present other business to be voted on at an annual meeting of stockholders must deliver written notice thereof to the Secretary of InSite at the principal executive offices of InSite no later than the close of business on January 1, 2016 and no earlier than the close of business on December 2, 2015. However, if the date of the 2016 Annual Meeting is changed by more than 30 days before or more than 70 days after the date of the first anniversary of the 2015 Annual Meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the 2016 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2016 Annual Meeting or the 10th day following the day on which InSite publicly announces the date of the 2016 Annual Meeting. A stockholder’s notice of proposal and nominations must include the requirements set forth in full in the InSite bylaws.

Other Business at the Special Meeting

InSite knows of no other matters that will be presented for consideration at the special meeting.

Form 10-K

InSite filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 with the SEC on February 18, 2015. Stockholders may obtain a copy of InSite’s Form 10-K, without charge, by writing to Investor Relations at InSite’s headquarters at 965 Atlantic Avenue, Alameda, California 94501 or on InSite’s website located at www.insitevision.com under “Investors—Annual Reports.”

Householding

The SEC adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports, proxy statements and notices of internet availability of proxy materials, or notices, with respect to two or more securityholders sharing the same address by delivering a single set of proxy materials addressed to those securityholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

Many brokers with account holders who are InSite stockholders will be “householding” this proxy statement. A single copy of this proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or InSite that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report, proxy statement or notice, please notify your broker and direct a written request to Investor Relations, 965 Atlantic Avenue, Alameda, California 94501 or call (510) 865-8800. InSite undertakes to deliver promptly to a stockholder upon such written or oral request a separate annual report, proxy statement or notice.

Stockholders who currently receive multiple copies of annual reports, proxy statements or notices at their address and would like to request “householding” of their communications should contact their broker.

BY ORDER OF THE BOARD OF DIRECTORS OF INSITE VISION INCORPORATED,

Lyle M. Bowman, Ph.D.
Secretary

Dated:                    , 2015

ANNEX A

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

INSITE VISION INCORPORATED,

RANBAXY, INC.

and

THEA ACQUISITION CORP.

Dated as of September 28, 2015

A-i

A-ii

EXHIBIT A	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

ANNEX A	Conditions to Offer

SCHEDULES

Section 4.1 – Business Qualifications

Section 4.2 – Subsidiaries

Section 4.4(b) – Company Options and Company Warrants as of the Measurement Date

Section 4.4(c) – Indebtedness

Section 4.5(d)(iii) – Governmental Consents

Section 4.6 – Absence of Certain Changes

Section 4.8 – Undisclosed Liabilities

Section 4.9 – Compliance with Laws

Section 4.11(a)(i) – Registered IP

Section 4.11(a)(ii) – IP Events

Section 4.11(c) – Infringement

Section 4.11(d) – Infringement of Company IP

Section 4.14 – Litigation

Section 4.15 – Brokerage and Finder’s Fees

Section 4.16 – Employee Benefit Plans

Section 4.17 – Material Contracts

Section 4.23 – Insurance Policies

Section 6.1 – Company Conduct of Business

Section 6.16 – Employee Matters

Section 9.15(b)(xvi) – Company Knowledge Party

Section 9.15(b)(xxii) – Company Permitted Liens

A-iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 28, 2015, is by and among INSITE VISION INCORPORATED, a Delaware corporation (the “Company”), RANBAXY, INC., a Delaware corporation (“Parent”), and THEA ACQUISITION CORP., a Delaware corporation and a wholly owned direct Subsidiary of Parent (“Merger Sub” and, together with Parent and the Company, the “Parties” and each, individually, a “Party”) and amends and restates in its entirety that certain Agreement and Plan of Merger, dated September 15, 2015.

WITNESSETH:

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of September 15, 2015, (the “Original Execution Date”), among the Company, Parent and Merger Sub (the “Original Merger Agreement”);

WHEREAS, the Parties desire to amend and restate the Original Merger Agreement in its entirety on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of the Original Merger Agreement, the Company terminated that certain Agreement and Plan of Merger, dated June 8, 2015, as amended and restated on July 16, 2015 and August 26, 2015, by and among the Company, QLT Inc., a corporation incorporated under the laws of British Columbia (“QLT”), and Isotope Acquisition Corp. (the “QLT Merger Agreement”) in accordance with its terms and Parent paid in full the Termination Fee (as defined in the QLT Merger Agreement) of $2,667,000 to QLT Inc. pursuant to Section 7.2(c) of the QLT Merger Agreement (the “QLT Termination Fee Amount”) to QLT;

WHEREAS, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock for $0.35 per share (such amount, or any greater amount per share paid pursuant to the Offer, being the “Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Offer and the Merger, (iii) authorized and approved the Top-Up Option and the issuance of the Top-Up Option Shares, and (iv) resolved to recommend that the stockholders of the Company (the “Company Stockholders”) tender their shares of Company Common Stock to Merger Sub or Parent pursuant to the Offer, and, if applicable, approve the adoption of this Agreement and the Merger;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and Parent and declared it advisable, to enter into the Original Merger Agreement and this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and the Offer, and (iii) resolved to recommend adoption of this Agreement by Parent, the sole stockholder of Merger Sub;

WHEREAS, the Board of Directors of Parent has (i) determined that it is in the best interests of Parent to enter into the Original Merger Agreement and this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and the Offer, and (iii) adopted resolutions approving this Agreement and the Transactions;

WHEREAS, Parent and the Company have entered into that certain secured note, dated as of the date of the Original Merger Agreement (the “Parent Secured Note”), pursuant to which Parent has agreed, subject to the terms and conditions thereof, to provide a secured line of credit to the Company;

WHEREAS, in connection with the Original Merger Agreement, the requisite holders of the Company’s outstanding 12% Senior Secured Notes agreed to an extension of the maturity date of their 12% Senior Secured Notes to the earlier of (i) the Closing Date and (ii) the 12 month anniversary of any termination of this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement; and

WHEREAS, capitalized terms used in, but not defined within, the provisions of this Agreement are defined in Section 9.15.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree that the Original Merger Agreement is amended and restated in its entirety as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as practicable after the date hereof, and in any event on or prior to September 30, 2015, Merger Sub shall (and Parent shall cause Merger Sub to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase for cash all issued outstanding shares of Company Common Stock at the Offer Price. The consummation of the Offer, and the obligation of Merger Sub to accept for payment and pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject solely to: (i) there being validly tendered in the Offer (in the aggregate) and not properly withdrawn prior to the Expiration Date that number of shares of Company Common Stock which, together with the number of shares of Company Common Stock (if any) then owned of record by Parent or any of its wholly-owned direct or indirect Subsidiaries, including Merger Sub, or with respect to which Parent or any of its wholly-owned direct or indirect Subsidiaries, including Merger Sub, otherwise has, directly or indirectly, voting power, represents at least a majority of the shares of Company Common Stock then outstanding (determined on a Fully Diluted Basis) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Merger Sub, of the other conditions and requirements set forth in Annex A (such conditions and requirements, together with the Minimum Condition, the “Offer Conditions”). The Offer Conditions are for the sole benefit of Merger Sub and may be asserted by Merger Sub regardless of the circumstances giving rise to such condition or may be waived by Merger Sub, in its sole discretion, in whole or in part at any time and from time to time, subject to this Section 1.1. For purposes of clarity, Merger Sub may not waive the Minimum Condition.

(b) Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by Merger Sub, of the other Offer Conditions as of the Expiration Date, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer promptly after the Expiration Date. Parent shall provide or cause to be provided to Merger Sub on a timely basis funds sufficient to purchase and pay for any and all shares of Company Common Stock that Merger Sub becomes obligated to accept for payment and purchase pursuant to the Offer. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer shall be paid to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement.

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Minimum Condition and the other Offer Conditions. To the extent permitted by applicable Law, Merger Sub expressly reserves the right (in its sole discretion) to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that except with the prior written approval of the Company, Merger Sub shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of shares of Company Common Stock sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition, (v) amend any of the other Offer Conditions in a manner adverse to the holders of shares of Company Common Stock, (vi) impose conditions to the Offer that are in addition to the Offer Conditions, (vii) except as provided in Section 1.1(e), terminate, accelerate, extend or otherwise modify or amend the Expiration Date, or (viii) otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to the holders of shares of Company Common Stock. For the avoidance of doubt, in no event shall any waiver by Parent or Merger Sub of any condition to the Offer (other than the Minimum Condition) in accordance with the terms of this Agreement be deemed to be a modification or amendment of the Offer that is adverse to the holders of shares of Company Common Stock.

(d) Unless extended in accordance with Section 1.1(e), the Offer shall expire at 12:00 midnight (New York City time) at the end of the day that is 20 Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) (such date and time, the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with Section 1.1(e), the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e) If at any then scheduled Expiration Date, any of the Offer Conditions (including the Minimum Condition) have not been satisfied, or waived (to the extent permitted by the terms of this Agreement and applicable Law) by Merger Sub, unless Merger Sub shall have terminated the Offer pursuant to Section 1.1(i), Merger Sub shall extend the Offer for successive periods of up to 20 Business Days each, the length of each such period to be determined by Merger Sub in its sole discretion, in order to permit the satisfaction of such conditions; provided, however, that Merger Sub shall not be required to extend, and shall not extend without the consent of the Company, the Offer beyond the End Date if any condition to the Offer has not been satisfied at or prior to the End Date. In addition, notwithstanding anything to the contrary in the prior sentence, Merger Sub shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) or its staff.

(f) If necessary to obtain sufficient shares of Company Common Stock to reach the Short Form Threshold after the Expiration Date (assuming full exercise of the Top-Up Option), Merger Sub shall provide for one “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act, as determined in the sole discretion of Parent and Merger Sub, of not less than three or more than 20 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act). Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) immediately accept for payment, and pay for, all shares of Company Common Stock that are validly tendered pursuant to the Offer during each such “subsequent offering period.” Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to purchase during such “subsequent offering period.” The Offer Documents will provide for the possibility of a “subsequent offering period” in a manner consistent with the terms of this Section 1.1(f) and Rule 14d-11 under the Exchange Act.

(g) Subject to Section 1.1(i), Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement has been terminated in accordance with Article VIII. If this Agreement is terminated in accordance with Article VIII, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within one Business Day of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated prior to the purchase of shares of Company Common Stock in the Offer, including pursuant to Section 1.1(i), Merger Sub shall (and Parent shall cause Merger Sub to) promptly return, and shall cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof and Merger Sub shall not (and Parent shall cause Merger Sub not to) accept any shares of Company Common Stock pursuant to the Offer.

(h) As soon as practicable on the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal and a form of summary advertisement (collectively, together with any amendments, supplements and exhibits thereto, the “Offer Documents”). Merger Sub may, but shall not be required to, provide guaranteed delivery procedures for the tender of shares of Company Common Stock in the Offer; provided, however, if Merger Sub provides guaranteed delivery procedures, for purposes of determining whether the Minimum Condition has been satisfied, Parent and Merger Sub shall include for purposes of its determination thereof shares of Company Common Stock tendered in the Offer pursuant to guaranteed delivery procedures if and only if shares of Company Common Stock have been delivered pursuant to such guarantees as of the Expiration Date. Parent and Merger Sub agree to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock, as and to the extent required by Law, including the Exchange Act. Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply as to form in all material respects with the requirements of applicable Law. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly notify the other Party and correct any information provided by it for use in the Offer Documents, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and Merger Sub agrees to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by Law, including the Exchange Act. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Merger Sub shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that Parent and Merger Sub or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such responses and Parent and Merger Sub shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

(i) If any Offer Condition shall not have been satisfied or, to the extent waivable by Parent or Merger Sub, waived prior to November 2, 2015, then Merger Sub may at any time prior to November 13, 2015, irrevocably and unconditionally terminate the Offer. If the Offer is terminated pursuant to this Section 1.1(i), the Company shall proceed with and take all actions necessary to hold the Company Stockholders Meeting in accordance with the terms of Section 6.5. The termination of the Offer pursuant to this Section 1.1(i) is referred to in this Agreement as the “Offer Termination”. Notwithstanding anything to the contrary in this Section 1.1(i), if this Agreement is terminated pursuant to Article VIII, then Merger Sub shall promptly (and, in any event, within two Business Days of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any shares of Company Common Stock pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub in accordance with the terms of this Agreement, including this Section 1.1(i), or this Agreement is terminated in accordance with Article VIII, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer. The Parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Article VIII and that, absent such termination of this Agreement, the obligations of the Parties other than those related to the Offer shall continue to remain in effect, including those obligations with respect to the Merger.

Section 1.2 Company Actions.

(a) Not later than the date on which Parent and Merger Sub file the Schedule TO with the SEC, the Company shall, in a manner that complies with the rules and regulations promulgated by the SEC under the Exchange Act, including Rule 14d-9 thereunder, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.4, contain the Company Board Recommendation. Subject to the making of an Adverse Recommendation Change pursuant to Section 6.4, the Company hereby consents to the inclusion in the Offer Documents of a description of the Company Board Recommendation. The Company further agrees to cause the Schedule 14D-9 to be disseminated to holders of shares of Company Common Stock, as and to the extent required by the Exchange Act. The Company shall cause the Schedule 14D-9 to comply as to form in all material respects with the requirements of applicable Law. Parent and the Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly notify the other Party and correct any information included in, or incorporated by reference into, the Schedule 14D-9, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case, as and to the extent required by Law, including the Exchange Act. Parent and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. In addition, the Company shall provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel.

(b) From time to time as requested by Parent or its Representatives, the Company shall promptly furnish or cause to be furnished to Parent or Merger Sub mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the shares of Company Common Stock as of the most recent practicable date, and shall promptly furnish Parent or Merger Sub with such information (including updated lists of holders of the shares of Company Common Stock and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and shall reasonably promptly furnish such other assistance as Parent or its Representatives may reasonably request in communicating with the record and beneficial holders of shares of Company Common Stock. Subject to any and all Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub and their Representatives shall: (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings, computer files or files of securities positions in accordance with the Confidentiality Agreement, and (ii) use such information only in connection with the Offer and the Merger. If this Agreement shall be terminated in accordance with Article VIII, Parent shall deliver to the Company or destroy all copies of such information then in the possession of Parent, Merger Sub or their Representatives in accordance with the terms of the Confidentiality Agreement.

Section 1.3 Directors.

(a) Effective upon such time as Merger Sub accepts for payment shares of Company Common Stock tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”), and at all times thereafter,

Parent will be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.3) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company will use commercially reasonable efforts to cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. Notwithstanding the foregoing, and irrespective of the calculation set forth in this Section 1.3(a), there will remain on the Company Board at all times prior to the Effective Time at least two directors of the Company in office as of the Acceptance Time who were not designated by Parent (the “Independent Directors”); provided, however, that if the number of Independent Directors is reduced below two for any reason, the remaining Independent Director shall be entitled to elect or designate a person meeting the foregoing criteria to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons who would be independent directors under the rules of the NASDAQ Global Select Market to fill such vacancies, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

(b) At such time, the Company will also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on each committee of the Company Board in the same proportion as contemplated by the first sentence of this Section 1.3(a).

(c) The Company’s obligations to appoint Parent’s designees to the Company Board will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company will promptly take all actions necessary to effect the appointment of Parent’s designees, including mailing to its stockholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 1.3(c), which, unless Parent otherwise elects, will be mailed together with the Schedule 14D-9. Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 1.3(a) will be subject to the receipt of such information.

(d) Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, the approval of the Independent Directors will be required to authorize (and such authorization will constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, will be required to authorize) (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (iv) any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, (v) any change of date or postponement or adjournment of the Company Stockholders Meeting except as required by applicable Law, (vi) any exercise of the Company’s rights or remedies under this Agreement, and (vii) any amendment of the Certificate of Incorporation or Bylaws of the Company; provided that, in the case of (v), in the event that the Company has not received proxies representing a sufficient number of shares of the Company Common Stock to obtain the Company Stockholder Approval, the Independent Directors shall authorize a change of date, postponement or adjournment of the Company Stockholders Meeting to permit the Company and Parent additional time to solicit additional proxies in connection with the Company Stockholders Meeting, provided that any such adjournments, postponements or delays shall not cause the Company Stockholders Meeting to be reconvened on a date that is beyond the date that is 60 days from the date of the mailing of the Company Proxy Statement.

Section 1.4 Top-Up Option.

(a) The Company hereby irrevocably grants to the Merger Sub an option (the “Top-Up Option”), exercisable only from and after the Acceptance Time upon the terms and subject to the conditions set forth herein, to purchase at a price per share equal to the Offer Price an aggregate number of shares of Company Common Stock

(the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned, directly or indirectly, by Merger Sub or Parent at the time of such exercise, shall constitute one share more than 90% of the shares of Company Common Stock then outstanding (after giving effect to the issuance of the Top-Up Option Shares); provided, however, that the Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, the Short Form Threshold would be reached (assuming the issuance of the Top-Up Option Shares); provided, further, that in no event shall the Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the Company’s then total authorized and unissued shares of Company Common Stock (treating shares of Company Common Stock owned by the Company as treasury stock as unissued). Upon Parent’s request, the Company shall use commercially reasonable efforts to cause its transfer agent to certify in writing to Parent the number of shares of Company Common Stock issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares. Merger Sub shall pay the Company the aggregate par value of the Top-Up Option Shares in cash and the balance of the aggregate price required to be paid for the Top-Up Option Shares by delivery of a promissory note (the “Promissory Note”). The Promissory Note shall be full recourse against Merger Sub, shall be guaranteed by Parent and shall bear interest at the rate of interest per annum equal to the prime lending rate prevailing from time to time during such period as published in The Wall Street Journal, shall mature on the first anniversary of the date of execution and delivery of such Promissory Note and may be prepaid without premium or penalty; provided, however, upon any event of default under the Promissory Note, all principal and accrued interest thereunder shall immediately become due and payable.

(b) Provided that no applicable Law shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal, the Merger Sub may exercise the Top-Up Option only once and in whole but not in part, after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the valid termination of this Agreement. The Parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws (other than any Laws that require shareholder approval for the issuance of the Top-Up Option Shares), including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(c) To exercise the Top-Up Option, Parent shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying (i) the number of Shares held by Parent and Merger Sub immediately preceding the purchase of the Top-Up Option Shares, (ii) the denominations of the certificate or certificates evidencing the Top-Up Option Shares that Merger Sub wishes to receive, and (iii) the place, time and date for the closing of the purchase and sale of the Top-Up Option Shares. Merger Sub agrees that, if requested by the Company, Merger Sub shall exercise the Top-Up Option and cause the Merger to be consummated in accordance with Article II. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Parent confirming the number of Top-Up Option Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the closing of the purchase and sale pursuant to the Top-Up Option, which shall take place immediately prior to the Merger Closing, Merger Sub shall deliver to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares in an aggregate amount equal to the purchase price specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to Merger Sub a certificate or certificates representing the Top-Up Option Shares or, at Parent’s request, the applicable number of Book-Entry Shares. Such certificates or Book-Entry Shares may include any legends that are required by applicable Law. Parent and the Merger Sub each acknowledge that the Top-Up Option Shares shall not be registered under the Securities Act and shall be issued in reliance upon an exemption for transactions not involving a public offering. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares are being and shall be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) Notwithstanding anything to the contrary herein, the Parties agree that in any appraisal proceeding under Section 262 of the DGCL, the exercise of the Top-Up Option, the issuance of the Top-Up Option Shares, the delivery by Merger Sub of cash or the Top-Up Promissory Note in payment for such Top-Up Option Shares and the other transactions contemplated in connection with the exercise of the Top-Up Option shall not be considered in connection with the determination of the fair value of any Dissenting Shares in accordance with Section 262 of the DGCL, and the Parties further agree that no Party shall take any position to the contrary in any such proceeding.

Section 1.5 Merger Without Meeting of Stockholders. Notwithstanding the terms of Section 6.5, if after the Acceptance Time and, if applicable, the expiration of any “subsequent offering period” provided by the Parent in accordance with this Agreement and the exercise of the Top-Up Option, the Parent shall then own, in the aggregate, at least 90% of the outstanding shares of each class of stock of the Company that, absent Section 253 of the DGCL, would be entitled to vote on the adoption of this Agreement under applicable Law (the “Short Form Threshold”), the Parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting, vote or consent of the Company Stockholders in accordance with Section 253 of the DGCL.

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 2.2 Closing. The closing of the Merger (the “Merger Closing”) shall take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, at 10:00 a.m., New York time, on the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Merger Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger or a certificate of ownership and merger, as applicable (in either case, the “Certificate of Merger”), executed in accordance with, and containing such information as are required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such time as is agreed between the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such time is hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 2.5 Organizational Documents of the Surviving Corporation.

(a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended by virtue of the Merger at the Effective Time to read in the form of Exhibit A hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Parties shall take all necessary action such that, at the Effective Time, and subject to Section 6.9, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 2.6 Directors. The Parties shall take all necessary action such that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 2.7 Officers. The Parties shall take all necessary action such that, except as otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and as of the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares of Company Common Stock or common stock of Merger Sub:

(i) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Certain Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or owned by any Subsidiary of the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, Merger Sub or any other direct or indirect Subsidiary of Parent shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares or any Dissenting Shares) shall be automatically converted into the right to receive the Offer Price, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law. As of the Effective Time, each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article III shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive, pursuant to the terms of this Agreement, the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 3.1.

(b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change. Nothing in this Section 3.1(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2 Surrender of Certificates.

(a) Appointment of Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration and shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities under this Agreement.

(b) Deposit of Merger Consideration. At the Effective Time, Parent shall deposit, or shall cause Merger Sub to deposit, with the Paying Agent an amount sufficient to pay the aggregate Merger Consideration payable pursuant to Section 3.1(a)(iii) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund will not be used for any purpose other than the payment of the Merger Consideration in accordance with this Article III.

(c) Procedures for Surrender. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall, subject to the Company’s reasonable approval, be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent shall reasonably designate) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Paying Agent (in the case of Book-Entry Shares, by receipt of the Paying Agent of an “agent’s message”) together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, the Merger Consideration to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate and Book-Entry Share (other than Cancelled Shares or shares of Company Common Stock owned or held by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time) shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender pursuant to the terms of this Agreement, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement.

(e) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, subject to applicable Law, in the case of the cancellation of the Cancelled Shares, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the applicable portion of the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this

Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.2(d), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III.

(f) Investment of Payment Fund. The Paying Agent shall invest the Payment Fund if and as directed by Parent, in its sole discretion; provided that no gain or loss thereon shall affect the amounts payable to the holders of shares of Company Common Stock following consummation of the Merger pursuant to this Article III and Parent shall take all actions necessary to ensure that the Payment Fund includes at all times cash sufficient to satisfy Parent’s obligations under this Article III. Subject to Parent’s obligations pursuant to this Article III, any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(g) Termination of Payment Fund. At any time following the 12-month anniversary of the Closing Date, Parent shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration which such holder has the right to receive pursuant to this Article III without any interest thereon.

(h) No Liability. None of Parent, the Company, Merger Sub or the Paying Agent shall be liable to any person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration to be paid in accordance with this Article III that remains unclaimed by the holders of Certificates and Book-Entry Shares, as of immediately prior to the date on which such portion of the Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) Withholding Rights. Each of the Surviving Corporation, Parent, Merger Sub and the Paying Agent (without duplication) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as is required to be deducted or withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted and withheld shall be paid over to the appropriate Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made. No later than three Business Days prior to any payment required to be made hereunder to any Company Stockholder or holder of Company Warrants, Parent shall notify the Company in writing of an intent to so deduct or withhold from such payment and shall (and shall cause its Affiliates to) give the Company reasonable opportunity to provide any information or other documentation, and otherwise reasonably cooperate with the Company, so as to minimize or eliminate any such otherwise required deduction or withholding; provided, however, that, notwithstanding the foregoing, Parent shall determine if any amounts are required to be deducted or withheld.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 3.2(g), Parent) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 3.3 Company Options and Company Warrants.

(a) Each option to purchase shares of Company Common Stock granted pursuant to the Company Stock Plans that will be outstanding and unexercised as of immediately prior to the Effective Time (each, a “Company Option”) shall, at the Effective Time, (i) to the extent not then vested or exercisable, become fully vested and exercisable and (ii) be cancelled in exchange for a cash payment in an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such Company Option. All such payments shall be made within five Business Days following the Effective Time and shall be subject to all applicable federal, state and local Tax withholding requirements. In the event that the exercise price of a Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled for no consideration

(b) Promptly following the execution and delivery of this Agreement, the Company shall take all actions reasonably necessary to ensure compliance with the obligations of the Company under the warrants to purchase Company Common Stock (collectively, the “Company Warrants”) in accordance with the terms thereof, including the giving of any notice (in form and substance reasonably acceptable to Parent) required thereunder. To the extent any holder of a Company Warrant exercises its rights pursuant to Section 9(c) of the Company Warrant, Parent shall ensure that the Company will have the requisite funds necessary to satisfy the Company’s obligation in respect thereof.

(c) With respect to any Company Warrants that have not been cancelled in exchange for a cash payment from the Company in accordance with Section 9(c) of such Company Warrant, at the earlier of (i) the Acceptance Time and (ii) the Effective Time, each Company Warrant that is outstanding and unexercised as of such earlier time shall be cancelled and shall only entitle the holder of such Company Warrant to receive at such time an amount in cash equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Warrant immediately prior to such time times (y) the excess, if any, of the Offer Price over the exercise price per share of Company Common Stock under such Company Warrant, without interest, less applicable Taxes required to be withheld with respect to such payment.

(d) Prior to the Effective Time, the Company shall take all actions that may be reasonably necessary (under the Company Stock Plans, the Company Warrants and otherwise) to effectuate the provisions of this Section 3.3 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto and holders of Company Warrants have no rights with respect thereto other than those specifically provided in this Section 3.3 and in the Company Warrants.

Section 3.4 Further Assurances. If at any time after the Effective Time, Parent or the Surviving Corporation reasonably believes or is advised that any further instruments, deeds, assignments, actions or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement, then Parent and the Surviving Corporation and their respective officers and directors shall be authorized to execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

Section 3.5 Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of Company Common Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (such share of Company Common Stock, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the consideration due to such

Dissenting Shares in accordance with and to the extent provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of any Dissenting Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce Parent to enter into this Agreement, subject to the exceptions set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (which exceptions shall specifically identify a Section to which such exception relates, it being understood and agreed that each such exception shall be deemed to be disclosed both under such Section and any other Section of this Agreement to which it is reasonably apparent such disclosure relates) and subject to the information disclosed by the Company in any Company SEC Document filed or furnished during the period from December 31, 2013 through the Business Day prior to the date of this Agreement (other than in any risk factor or other cautionary, predictive or forward-looking disclosure contained in such Company SEC Document), the Company represents and warrants to Parent as follows:

Section 4.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not currently in material default of the performance, observance or fulfillment of any provision of its certificate of incorporation, as amended and restated, and bylaws, in each case as in effect on the date of this Agreement (the “Company Organizational Documents”). The Company has furnished to Parent a complete and correct copy of the Company Organizational Documents as they exist on the date of this Agreement. Listed in Section 4.1 to the Company Disclosure Schedule is each jurisdiction in which the Company or a Subsidiary of the Company is qualified to do business as of the date of this Agreement.

Section 4.2 Subsidiaries. The Company does not own, directly or indirectly, any equity, partnership interest or other similar ownership interest in any corporation, partnership, joint venture or other entity, other than the Subsidiaries set forth in Section 4.2 to the Company Disclosure Schedule, all of which are wholly owned by the Company. The Company is not obligated to make any investment (in the form of a loan, capital contribution or otherwise) in any non-natural person. Each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all Liens. Section 4.2 to the Company Disclosure Schedule sets forth for the name and jurisdiction of incorporation or organization of each Subsidiary of the Company as of the date of this Agreement. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any Subsidiary of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any Subsidiary of the Company, and neither the Company nor any Subsidiary of the Company has any obligation to repurchase or redeem any securities of any Subsidiary of the Company or any predecessor thereof. Each of the Company’s Subsidiaries is (i) a corporation or other business entity duly organized or formed, validly existing and in good standing under the laws of its state of organization with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, (ii) duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and (iii) not currently in default of the performance, observance or fulfillment of any provision of its certificate of incorporation, bylaws or equivalent organizational documents as in effect on the date of this Agreement (collectively, the “Company Subsidiary Organizational Documents”).

Section 4.3 Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement and, subject to, if required by applicable Law, receipt of the Company Stockholder Approval, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and, subject to, if required by applicable Law, receipt of the Company Stockholder Approval, the consummation of the Transactions by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity (the “General Enforceability Exceptions”)). If required by applicable Law, the affirmative vote to adopt this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Transactions (the “Company Stockholder Approval”). The representations and warranties set forth in this Section 4.3 shall be deemed to have been made with respect to the Original Merger Agreement as of the Original Execution Date and shall be deemed to be made with respect to this Agreement (as amended and restated as of the Execution Date) as of the Execution Date.

Section 4.4 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 350,000,000 shares of common stock, par value $0.01 per share (the “Company Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of September 11, 2015 (the “Measurement Date”), (i) 131,951,033 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) no shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iv) 4,150,686 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, of which amount 23,226,342 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options, (v) 23,333,902 shares of Company Common Stock were reserved for future issuance pursuant to Company Warrants, and (vi) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Options and Company Warrants, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except (i) as set forth in this Section 4.4(a) and Section 4.4(b) or (ii) as expressly permitted by Section 6.1(b)(E), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a Party (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement relating to the capital stock or other equity interest of the Company or any Subsidiary of the Company, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests of the Company or any of its Subsidiaries, (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned, directly or indirectly, by the Company or (5) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Company Stockholders on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries. Since the Measurement Date through the date of this Agreement, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Options and Company Warrants in accordance with their respective terms) or granted any Company Options or Company Warrants.

(b) Section 4.4(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Options and Company Warrants outstanding as of the Measurement Date, specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Option or Company Warrant, (iii) the grant date of each such Company Option or Company Warrant, (iv) the per share exercise price for each such Company Option or Company Warrant, to the extent applicable, (v) the expiration date of each such Company Option or Company Warrant, to the extent applicable, and (vi) with respect to Company Options, the Company Stock Plan under which the Company Option was granted. With respect to each grant of a Company Option, each such grant was made, in all material respects, in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable Laws and has a grant date identical to or following the date on which the Company Board or compensation committee approved such Company Option. Each Company Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, as determined by Section 409A of the Code, to the extent applicable.

(c) Section 4.4(c) of the Company Disclosure Schedule sets forth a true and complete list of all outstanding Indebtedness of the Company and any of its Subsidiaries that exceeds $25,000.

Section 4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger will:

(a) subject to receipt, if required by applicable Law, of the Company Stockholder Approval, conflict with, or result in a breach of any provision of, the Company Organizational Documents;

(b) assuming compliance with the matters referred to in Section 4.5(d), violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, adversely modify or call a default under, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Company Contract;

(c) assuming compliance with the matters referred to in Section 4.5(d), and subject to receipt, if required by applicable Law, of the Company Stockholder Approval, violate any laws, statutes, ordinances, rules, regulations, legally binding policies or guidelines promulgated, or judgments, decrees, decisions or orders entered by any Governmental Authority (collectively, “Laws” and each, a “Law”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its Affiliates with, any Governmental Authority, other than (i) registrations or other actions required under federal, provincial and state securities Laws as are contemplated by this Agreement, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) consents or approvals of, or notifications to, the Governmental Authorities set forth in Section 4.5(d)(iii) to the Company Disclosure Schedule;

except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.6 Absence of Certain Changes. Since December 31, 2014 through the date of this Agreement, (a) there have been no Events that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and (b) none of the Company nor any of its Subsidiaries has engaged in any transaction that, if effected after execution of this Agreement, would violate Section 6.1(a) or Sections 6.1(b)(C), (F), (H), (I), (K), (O) or (Q).

Section 4.7 The Company SEC Documents; Controls; Registration Rights.

(a) The Company has timely filed or received the appropriate extension of time within which to file with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2012 under the Exchange Act or the Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be; provided that the representations and warranties in subclauses (a)(i) and (a)(ii) above shall not apply to statements in, or omissions from, the Schedule 14D-9 or the Company Proxy Statement made in reliance upon and in conformity with information furnished to the Company in writing by Parent for use in the Schedule 14D-9 or the Company Proxy Statement. The financial statements of the Company included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments and subject to restatements filed with the SEC prior to the date of this Agreement) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act other than as part of the Company’s consolidated group or required to file any form, report or other document with the SEC, OTC Bulletin Board, any stock exchange or comparable Governmental Authority.

(b) The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based upon the most recent evaluation by the Chief Executive Officer and Chief Financial Officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(c) The Company has no agreement, arrangement or understandings to register any securities of the Company or any of its Subsidiaries under the Securities Act or under any state securities law and has not granted registration rights to any person (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement).

Section 4.8 Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the audited consolidated balance sheet (or footnotes thereto) of the Company as of December 31, 2014 included in the Company SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with past practice, (c) as set forth in Section 4.8 to the Company Disclosure Schedule, or (d) for liabilities and obligations incurred in connection with this Agreement, the Merger or the other Transactions, the Company, together with its Subsidiaries, does not have any liabilities or obligations of a nature required to be disclosed on a balance sheet prepared in accordance with GAAP.

Section 4.9 Compliance with Law.

(a) The Company and its Subsidiaries are in compliance with, and at all times since January 1, 2012 have been in compliance with, all applicable Laws relating to the Company, its Subsidiaries or their respective business or properties, except where any such failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Knowledge of the Company, as of the date of this Agreement (i) no investigation or review by any Governmental Authority with respect to the Company or its Subsidiaries is pending or threatened, nor (ii) since January 1, 2012, has any Governmental Authority indicated in writing an intention to conduct the same, in each case other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b) Since January 1, 2012, neither the Company nor any of its current or former Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, directors, agents, distributors, employees or other persons acting on behalf of the Company or its current or former Subsidiaries or joint ventures have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977 or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its current or former Subsidiaries or joint ventures in any jurisdiction other than the United States (collectively, the “Anti-bribery Laws”), or, to the Knowledge of the Company, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to non-United States or United States government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with all applicable Anti-bribery Laws.

Section 4.10 Taxes.

(a) The Company and its Subsidiaries (i) have duly filed all income and all other material Tax Returns required to have been filed by the Company or any of its Subsidiaries, and all such Tax Returns are true and correct in all material respects; (ii) have within the time and manner prescribed by applicable Law paid all Taxes required to be paid by each of them; (iii) as of the date of this Agreement have adequate accruals and reserves on the financial statements included in the Company SEC Documents for Taxes in accordance with GAAP; and (iv) as of the date of this Agreement have not received written notice of any deficiencies for any Tax from any Taxing Authority, against the Company or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Company SEC Documents. Neither the Company nor any of its Subsidiaries is the subject of any pending or currently ongoing Tax audit, Action or other proceeding with respect to Taxes nor has any Tax audit, Action or other proceeding with respect to Taxes been proposed against any of them in writing. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of the Company or any of its Subsidiaries (other than Permitted Liens). No claim has ever been made in writing by a Taxing Authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has any liability for the Taxes of another person (pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) or otherwise) by reason of (i) being a member of an affiliated, consolidated, combined or unitary group other than a group of which the common parent is the Company or otherwise as a transferee or successor or (ii) being party to any Tax sharing or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes). Neither the Company nor any of the Subsidiaries will be required to include any material item of income in, or to exclude any material item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Merger Closing as a result of any (i) change in method of accounting or (ii) closing agreement.

(b) Each of the Company and its Subsidiaries has timely and duly withheld and paid all Taxes to the appropriate Taxing Authority required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company has timely and duly collected and remitted to the appropriate Taxing Authority all Taxes required to be collected and remitted by it.

(c) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years. The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code.

(d) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(e) For purposes of this Agreement:

(i) “Tax Returns” means any and all returns (including information returns), reports, declarations, forms or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to any Taxing Authority in connection with the determination, assessment, collection or payment of Taxes, and including, for the avoidance of doubt, Foreign Bank Account Report FinCEN 114.

(ii) “Taxes” means all taxes (whether U.S. or non-U.S. federal, state, local, provincial, territorial, municipal, or otherwise) based upon or measured by income and any other tax, duty, tariff, assessment, withholding, impost or similar obligation whatsoever, including gross receipts, profits, net worth, sales, use, occupation, value added, ad valorem, premium, transfer, franchise, withholding, employment, payroll, capital, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, goods and services, harmonized sales, gross income, business, corporation, environmental, workers compensation, severance, license, lease, service, service use, unemployment, employer health, social security, government pension plan contributions, national insurance, disability, resignation, recording, stamp, custom, escheat, excise, windfall profits, real or personal property, estimated and other taxes of any kind whatsoever, together with any interest, fines, penalties, assessments, additions to tax or additional amounts imposed or assessed with respect thereto imposed by any Taxing Authority with respect thereto.

Section 4.11 Intellectual Property.

(a) Section 4.11(a)(i) of the Company Disclosure Schedule identifies: (i) each item of Registered IP included in the Company Intellectual Property and each item of Registered IP to which the Company or any of its Subsidiaries has an exclusive license; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other person that has an ownership interest in such item of Registered IP (except with respect to each item of Registered IP to which the Company or any of its Subsidiaries has an exclusive license, in which case the information called for in this Section 4.11(a)(iii) is provided to the Knowledge of the Company) and the nature of such ownership interest (i.e., whether such ownership interest is “sole” or “joint”). Each of the Patents included in the Registered IP that are owned solely by the Company or any of its Subsidiaries (and, to the Knowledge of the Company, with respect to any co-owned Patents) properly identifies by name each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent is issued or pending. All Registered IP included in the Company Intellectual Property is valid, subsisting and enforceable. The Company or its Subsidiaries have good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Liens) to all Company Intellectual Property. Section 4.11(a)(ii) of the Company Disclosure Schedule describes each filing, payment, and action that must be made or taken on or before the date that is one hundred and eighty (180) days after the date of this Agreement in order to maintain each such item of Registered IP that is listed on Section 4.11(a)(i) of the Company Disclosure Schedule. No Registered IP that is listed on Section 4.11(a(i) of the Company Disclosure Schedule is or has (or in the case of Registered IP exclusively licensed to the Company or any of its Subsidiaries, to the Knowledge of the Company is or has) in the last three years been involved in any interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the scope, validity or enforceability of any such Registered IP is being or has been contested or challenged, and to the Knowledge of the Company, no such proceeding has been threatened with respect to any such Registered IP.

(b) The Company or its Subsidiaries have good, valid, unexpired and enforceable title (free and clear of all Liens other than Permitted Liens) or otherwise have the valid and enforceable right to use all of the Intellectual Property used in the conduct of their business as currently conducted. There is no Intellectual Property owned by any person that (i) the Company or any of its Subsidiaries in good faith believes is valid and enforceable, (ii) is required by the Company or any of its Subsidiaries to conduct their business as currently conducted, and (iii) to the extent authorization is required, the Company is not currently authorized to use. Notwithstanding the foregoing, nothing in this Section 4.11(b) shall be deemed to be a representation regarding infringement, misappropriation or other violation of Intellectual Property rights of others.

(c) To the Knowledge of the Company, neither the Company’s nor any of its Subsidiaries’ conduct of their business as currently conducted has not in the past six years and does not infringe upon, misappropriate or otherwise violate or make unlawful use of any Intellectual Property rights of others. No person has asserted any written claim (or to the Knowledge of the Company, any oral claim) in the past six years (i) challenging the Company’s or any of its Subsidiaries’ right, interest or title in any of the Company Intellectual Property or (ii) alleging infringement, misappropriation or violation of any Intellectual Property by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has ever assumed, or agreed to indemnify, discharge or otherwise take responsibility for, any existing or potential liability of another person for infringement, misappropriation or violation of any Intellectual Property (except for indemnity obligations included in any Material Company Contract or in material transfer agreements, clinical trial agreements, consulting agreements, contract manufacturing agreements or licenses granted to third parties exclusively so that such third parties may perform services for the Company entered into in the ordinary course of business). None of the Company Intellectual Property nor, to the Knowledge of the Company, any of the Intellectual Property exclusively licensed to the Company or any of its Subsidiaries, is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute, in each case with respect to the Company Intellectual Property to which the Company or its Subsidiaries are a party, that materially adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company or its Subsidiaries, or otherwise materially adversely affects the validity, scope, use, registrability, or enforceability of any Company Intellectual Property.

(d) To the Knowledge of the Company, no person has in the past three years infringed upon, misappropriated, or otherwise violated or made unlawful use of any Company Intellectual Property, and, to the Knowledge of the Company, no person is currently infringing upon, misappropriating, or otherwise violating or making unlawful use of any Company Intellectual Property.

(e) Except as otherwise set forth in any Material Company Contract, neither the Company nor any of its Subsidiaries is obligated under any Contract to make any payments by way of royalties, fees, or otherwise to any owner or licensor of any Intellectual Property material to the conduct of the Company’s and its Subsidiaries’ business as currently conducted. Except as otherwise permitted by any Material Company Contract, no person other than the Company and its Subsidiaries has any right to receive royalties for any Company Intellectual Property.

(f) The Company has taken reasonable security measures, consistent with practices in the industry in which the Company and its Subsidiaries operate, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other confidential and technical information. All past and present employees, officers, directors, contractors, consultants, advisors, and third parties with access to the Company’s or its Subsidiaries’ confidential information are either parties to written agreements under which each such individual is obligated to maintain the confidentiality of such information of the Company and its Subsidiaries for a specified time period or are subject to confidentiality obligations under professional or similar standards, and to the Knowledge of the Company, no individual is in violation of any such written agreement.

(g) All current and former employees, contractors, and consultants of the Company or its Subsidiaries who have been involved in or contributed to the development of Company Intellectual Property have executed written agreements pursuant to which such individuals have assigned to the Company or its Subsidiaries all of their rights in and to all inventions and Intellectual Property rights developed or conceived of in the course of their employment or engagement with the Company or its Subsidiary.

(h) To the Knowledge of the Company, the Company and its Subsidiaries have complied with all duties of candor and disclosure with respect to each Patent included in the Company Intellectual Property. To the Knowledge of the Company, the Company and its Subsidiaries have not publicly disclosed the inventions claimed in the Patents included in the Company Intellectual Property prior to the priority date for each relevant Patent or taken any other action that would render any such invention unpatentable or restrict the period of protection under such Patents.

Section 4.12 No Real Property Interests. Neither the Company nor any of its Subsidiaries owns any real property.

Section 4.13 Offer Documents; Schedule 14D-9; Company Proxy Statement. The information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 filed with the SEC by the Company (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC, when distributed or disseminated to the Company Stockholders or at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by or on behalf of Parent or Merger Sub in writing expressly for inclusion therein. The Company Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company Stockholders and at the time of any meeting of the Company Stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements therein based on information supplied by or on behalf of Parent or Merger Sub in writing expressly for inclusion in the Company Proxy Statement. The Company Proxy Statement (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

Section 4.14 Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding, litigation, arbitration or mediation (an “Action”) pending or, to the Knowledge of the Company, any Action threatened against the Company or any of its Subsidiaries or their respective officers or directors. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree. Since January 1, 2012 through the date of this Agreement, neither the Company nor any of its Subsidiaries has been subject to any material outstanding order, writ, injunction or decree relating to the Company’s method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of the Company.

Section 4.15 Brokerage and Finder’s Fees. Except for the Company’s obligations under the agreements listed on Section 4.15 of the Company Disclosure Schedule, true, correct and complete copies of which have been made available to Parent, neither the Company, any of its Subsidiaries nor any of their respective stockholders, directors, officers or employees has incurred or will incur on behalf of the Company or its Subsidiaries any brokerage, finder’s, success or similar fee in connection with the Transactions.

Section 4.16 Employee Benefit Plans.

(a) Section 4.16(a) to the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, all material employment, compensation, individual consulting, bonus, incentive, equity or equity-based compensation, deferred compensation, vacation, stock purchase, stock option, severance, change of control, retention, collective bargaining, employee loan, retirement, salary continuation, health or life insurance, fringe benefit and all other material employee benefit plans, programs, policies, agreements or arrangements, whether or not subject to ERISA, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or individual independent contractors of the Company or its Subsidiaries or to which the Company or any of its Subsidiaries has any material liability (contingent or otherwise) (collectively, the “Company Plans”).

(b) With respect to each Company Plan, the Company has provided or made available to Parent a true, correct and complete copy of the following (in each case where applicable given the nature of the Company Plan) as of the date of this Agreement: (i) all plan documents and amendments thereto, trust agreements or other funding vehicles and amendments thereto; (ii) the most recent annual report (Form 5500 Series) and accompanying schedule; (iii) the current summary plan description and any material modifications thereto;

(iv) the most recent annual financial report; (v) the most recent actuarial report; (vi) the most recent determination, opinion or advisory letter from the Internal Revenue Service and (vii) written descriptions of all material non-written Company Plans. Except as specifically provided in the foregoing documents delivered or made available to Parent, as of the date of this Agreement, there are no material amendments to any Company Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any material new Company Plan.

(c) Each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code has received a favorable determination, opinion, or advisory letter with respect to its qualification.

(d) All contributions required to be made under any of the Company Plans to any funds or trusts established thereunder or in connection therewith and all premiums due or payable with respect to insurance policies funding any Company Plan, before the date of this Agreement, have been made or paid in full in all material respects.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Company Plan has been established, maintained and operated in compliance with its terms and all applicable provisions of ERISA, the Code and all Laws applicable to such Company Plan. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any Lien on the assets of the Company or any of its Subsidiaries under ERISA, the Code or applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Company Plan is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to, is obligated to contribute to, or has in the last six years maintained, sponsored, contributed or been obligated to contribute to any plans subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA. No Company Plan provides for postemployment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of Subtitle B of Title 1 of ERISA or similar state Law and at the expense of the participant or the participant’s beneficiary.

(f) Since January 1, 2005, each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A (d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code.

(g) Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in combination with another event, will result in, cause the accelerated vesting, funding of any amounts to a rabbi trust, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries. No amount paid or payable by the Company or any of its Subsidiaries in connection with the Transactions is reasonably likely to result in any payment or benefit which would not be deductible by reason of Section 280G of the Code. Neither the Company nor any of its Subsidiaries is a party to, nor is the Company or any of its Subsidiaries otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code.

(h) There are no pending or to the Knowledge of the Company threatened claims (other than claims for benefits in the ordinary course consistent with past practice), lawsuits or arbitrations which have been asserted or instituted against the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans which would result in any material liability of the Company or any of its Subsidiaries to the United States Department of Treasury, the United States Department of Labor, any multiemployer plan, or any current or former participants of such Company Plans.

(i) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or as of the date of this Agreement negotiating, any collective bargaining agreement, labor union contract, or trade union agreement. As of the date of this Agreement, there is no material labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company, and the Company has not experienced any material labor dispute since January 1, 2012. To the Knowledge of the Company, as of the date of this Agreement there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries, and there have not been any such material organizational efforts since January 1, 2012.

(j) Since January 1, 2012, none of the Company or any of its Subsidiaries has breached or violated any (i) applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such law respecting employment discrimination, employee classification, workers’ compensation, family and medical leave, the Immigration Reform and Control Act and occupational safety and health requirements, or (ii) employment agreement or other agreement establishing terms of employment, except, in the case of clauses (i) and(ii), where such breach or violation, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries; and no material claims, controversies, investigations, audits or suits are pending or, to the Knowledge of the Company, threatened in writing, with respect to such laws or agreements, either by private individuals or by Governmental Authorities.

(k) The Company has made available to Parent a list of all employees of the Company and its Subsidiaries by employee number and each such employee’s initial date of employment, position or title and annual base salary or hourly wage rate.

Section 4.17 Material Company Contracts. As of the date of this Agreement, Section 4.17 to the Company Disclosure Schedule lists all contracts, notes, bonds, mortgages, indentures, deeds of trust, licenses, leases, agreements, arrangements, commitments or other instruments or obligations that are legally binding (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, have ongoing obligations or rights (other than obligations of confidentiality or nondisclosure or rights to enforce confidentiality or nondisclosure) and that fall within any of the following categories:

(a) any Contract (or group of related Contracts) that by their terms require future payments by or to the Company or any of its Subsidiaries in excess of $50,000 in 2015 or in any subsequent calendar year, in each case to the extent the Contract is not terminable by the Company or its applicable Subsidiary without penalty on 90 days’ or shorter notice;

(b) (i) any Contract relating to the acquisition or disposition of any tangible assets (other than inventory or other materials acquired in the ordinary course of business consistent with past practice) pursuant to which the Company or any of its Subsidiaries has continuing or unsatisfied obligations, other than obligations of confidentiality, or (ii) any Contract under which the Company or any of its Subsidiaries has any continuing material indemnification or other obligations, other than any such Contracts (including, without limitation, clinical trial agreements, service agreements and research and development agreements with universities and other academic institutions) entered into in the ordinary course of business consistent with past practice;

(c) (i) any Contract (A) relating to any loan or advance by the Company or any of its Subsidiaries to any person which is outstanding as of the date of this Agreement (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (B) obligating or committing the Company or any of its Subsidiaries to make any such loans or advances, and (ii) any currency, commodity or other hedging or swap contract;

(d) (i) any Contract creating or purporting to create any partnership or joint venture or any sharing of profits or losses, or (ii) any Contract that provides for “earn-outs” or other contingent payments (other than royalty payments) by or to the Company or any of its Subsidiaries;

(e) any Contract under which any Governmental Authority has any material rights;

(f) any Contract (i) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or any of its Subsidiaries or, after the Merger Closing, Parent, the Surviving Corporation or their respective Affiliates from engaging in any business or activity in any geographic area or other jurisdiction, (ii) any Contract in which the Company or any of its Subsidiaries has granted “exclusivity” or that requires the Company or any of its Subsidiaries to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other person, (iii) any Contract that includes minimum purchase conditions or other requirements, in either case that exceed $50,000 in any calendar year to the extent the Contract is not terminable by the Company or any of its Subsidiaries without penalty on 90 days’ or shorter notice, or (iv) any Contract containing a “most-favored-nation”, “best pricing” or other similar term or provision by which another party to such Contract or any other person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another person;

(g) any Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar person who is reasonably likely to receive commissions or fees from the Company or any of its Subsidiaries in excess of $50,000 in any of the current fiscal year, the next succeeding fiscal year or the last fully completed fiscal year, in each case, in connection with, the provision or resale of goods or services of the Company or any of its Subsidiaries;

(h) any Contract involving commitments by the Company or any of its Subsidiaries to make capital expenditures involving $50,000 or more individually;

(i) any lease, sublease, rental or occupancy agreement, or agreement under which the Company or any of its Subsidiaries is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property and for which the annual lease or other payment obligation by the Company and any of its Subsidiaries is more than $50,000;

(j) any Contract (other than material transfer agreements, clinical trial agreements or licenses to third parties exclusively so that such third parties may perform services for the Company) relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property, other than employment agreements, consulting agreements and license agreements for commercially available off-the-shelf software available on standard terms for an annual or one-time license and maintenance fee of less than $50,000;

(k) any research and development agreement or any clinical trial agreement, clinical research agreement or similar Contract (other than any clinical trial agreements, clinical research agreement or similar Contract entered into in the ordinary course of business consistent with past practice);

(l) any power of attorney granted by the Company or any of its Subsidiaries that is currently in effect;

(m) any manufacturing or supply agreement with a manufacturer or supplier of raw materials, bulk product, final packaged doses, or any intermediate form of any drug product;

(n) any Contract with QLT or any Affiliate of QLT; and

(o) any other Contract that if terminated, or if such Contract expired without being renewed, would have or would reasonably be expected to have a Material Adverse Effect on the Company.

All such Contracts (each, a “Material Company Contract”) are (assuming due authorization, execution and delivery by each other party thereto) valid and binding obligations of the Company or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the valid and binding obligation of each other party thereto (subject to the General Enforceability Exceptions). Neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in material violation of or in material default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a material default under or permit the termination by another party thereto of, any Material Company Contract.

Section 4.18 Company Permits. The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to carry on their business as it is now being conducted (collectively, the “Company Permits”). Neither the Company nor any of its Subsidiaries is in material conflict with, or in material default or material violation of any of the Company Permits.

Section 4.19 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws and all past noncompliance of the Company or any of its Subsidiaries with any Environmental Laws or Environmental Permits that has been resolved with any Governmental Authority has been resolved without any pending, ongoing or future obligation, cost or liability, and, to the Knowledge of the Company, since January 1, 2012, there has been no other past noncompliance of the Company or any of the Company’s Subsidiaries with any Environmental Laws or Environmental Permits; (b) the Company and its Subsidiaries and the properties and operations of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened Action by or before any Governmental Authority under any Environmental Law or regarding any Hazardous Materials; (c) there has been no Release of any Hazardous Materials by the Company or its Subsidiaries into the environment and, to the Knowledge of the Company, there has been no Release of any Hazardous Materials in connection with the properties or operations of the Company or its Subsidiaries; (d) to the Knowledge of the Company, there has been no exposure of any person or property to any Hazardous Materials in connection with the properties, operations and activities of the Company or its Subsidiaries; and (e) as of the date of this Agreement, the Company and its Subsidiaries have made available to Parent any internal or external environmental audits and reports (in each case relevant to the Company or any of its Subsidiaries) prepared since January 1, 2012. The term “Environmental Laws” means all federal, state, local or foreign laws, including common law, relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, or industrial, toxic or hazardous substances or wastes or terms of similar meaning (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, management, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. “Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

Section 4.20 Opinion of Financial Advisors. The Company Board received the written opinion of Roth Capital Partners LLC (the “Fairness Opinion”) to the effect that, as of June 7, 2015, and based upon and subject to various limitations, assumptions, factors and matters set forth therein, the Merger Consideration (as defined in the QLT Merger Agreement) that was to be paid to Company Stockholders pursuant to the QLT Merger Agreement was fair to the Company Stockholders from a financial point of view.

Section 4.21 Board Recommendation. The Company Board, at a meeting duly called and held, and at which all directors were in attendance and voted, has unanimously (a) determined that this Agreement and the Transactions, including the Offer and the Merger, taken together, are advisable, fair to and in the best interests of the Company and the Company Stockholders, (b) determined that the termination of the QLT Agreement on September 15, 2015 was in the best interests of the Company and the Company Stockholders, (c) approved this Agreement and the Merger, (d) approved and authorized the Top-Up Option and the issuance of the Top-Up Option Shares, (e) directed that, to the extent the adoption of this Agreement by the Company Stockholders is required by applicable Law, the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders and (f) resolved to recommend that the Company Stockholders tender their shares of Company Common Stock to Merger Sub or Parent pursuant to the Offer, and, if the adoption of this Agreement by the Company Stockholders is required by applicable Law, the Company Stockholders adopt this Agreement and the

Merger (the “Company Board Recommendation”). The representations and warranties set forth in this Section 4.21 shall be deemed to have been made with respect to the Original Merger Agreement as of the Original Execution Date and shall be deemed to be made with respect to this Agreement (as amended and restated as of the Execution Date) as of the Execution Date.

Section 4.22 Takeover Statutes. Assuming the accuracy of Parent’s representations in Section 5.5, prior to the date of this Agreement, the Company Board has taken all action necessary to exempt under or make not subject to the restrictions of Section 203 of the DGCL: (a) the execution of this Agreement; (b) the Merger; and (c) the other Transactions.

Section 4.23 Insurance. The Company has the insurance of the types and in the amounts set forth in Section 4.23 of the Company Disclosure Schedule (the “Insurance Policies”). All material Insurance Policies are in full force and effect and all premiums due and payable under such material Insurance Policies have been paid on a timely basis. As of the date of this Agreement, there is no material claim pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies. The Company is in compliance in all material respects with the terms of such material Insurance Policies. The Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies. A true, correct and complete copy of the material Insurance Policies has been made available to Parent. Set forth in Section 4.23 to the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company and its Subsidiaries for its directors’ and officers’ liability insurance policy as of the date of this Agreement (a true, correct and complete copy of which has been made available to Parent).

Section 4.24 Regulatory Matters.

(a) Since January 1, 2012, the Company has filed, or caused its Subsidiaries to file, with the FDA or any other Governmental Authority performing functions similar to those performed by the FDA, all required filings, declarations, listings, registrations, reports or submissions, including adverse event reports. To the Knowledge of the Company, all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Laws when filed, and the Company has not received any communication from any such applicable Governmental Authority asserting deficiencies with respect to any such filings, declarations, listing, registrations, reports or submissions.

(b) To the Knowledge of the Company, all preclinical and clinical investigations sponsored by the Company with respect to products or product candidates currently in development by the Company or any of its Subsidiaries are being conducted in material compliance with all applicable Laws including the FDCA and its implementing regulations and applicable experimental protocols, informed consents, procedures, controls, guidance and industry standards, including good manufacturing practice, good laboratory practice, and good clinical practice, requirements and industry standards of oversight of clinical sites including monitors, and Laws and guidance restricting the use, disclosure and protection of individually identifiable health information. None of the Company or its Subsidiaries has received any notices or other correspondence from the FDA or any other Governmental Authority performing functions similar to those performed by the FDA or any institutional review board or ethics committee with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests. To the Knowledge of the Company, neither the FDA nor any other applicable Governmental Authority nor any clinical investigator that has participated or is participating in, or institutional review board or ethics committee that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company or its Subsidiaries has commenced or threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, suspend or materially restrict, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or its Subsidiaries.

(c) All reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any other Governmental Authority performing functions similar to those performed by the FDA or drug regulatory agency by the Company or its Subsidiaries have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(d) As of the date of this Agreement, the Company has made available to Parent (i) complete and correct copies of each investigational new drug application and each similar state or foreign regulatory filing made on behalf of the Company or its Subsidiaries, including all supplements and amendments thereto, (ii) all material correspondence sent to and received from the FDA and similar state and foreign Governmental Authorities by the Company or its Subsidiaries and (iii) all existing written records relating to all material discussions and all meetings between the Company or its Subsidiaries and the FDA or similar foreign regulatory or Governmental Authorities.

(e) Neither the Company nor any of its Subsidiaries has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority performing functions similar to those performed by the FDA or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority performing functions similar to those performed by the FDA. To the Knowledge of the Company, none of the Company or any of its Subsidiaries is the subject of any pending or threatened investigation by the FDA or any Governmental Authority performing functions similar to those performed by the FDA to take enforcement action against the Company or any of its Subsidiaries including the termination or suspension of any clearance, authorization, license or registration.

(f) The Company and its Subsidiaries is in compliance and has, during the past three years, been in compliance, in each case, in all material respects with all healthcare Laws applicable to the operation of its business as currently conducted, including: (i) any and all federal, state and local fraud and abuse Laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the Clinical Laboratory Improvement Amendments of 1988; and (iii) requirements of Law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by the Company and its Subsidiaries. None of the Company or any of its Subsidiaries is subject to any currently pending enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under the FDCA or similar Law, and to the Knowledge of the Company no such enforcement, regulatory or administrative proceeding has been threatened.

(g) None of the Company or any of its Subsidiaries is enrolled as a supplier or provider under Medicare, Medicaid, or any other governmental health care program or third party payment program or a party to any participation agreement for payment by any such a health care program and third party payment program.

(h) None of the Company or any of its Subsidiaries has been, and to the Knowledge of the Company, none of their respective employees or other persons engaged to perform clinical services by the Company or any of its Subsidiaries have ever been while performing services for the Company or such Subsidiary, (i) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)) (“Debarred”), (ii) convicted of a crime for which a person can be Debarred or (iii) indicted for a crime or otherwise engaged in conduct for which a person can be Debarred or engaged in any conduct that would reasonably be expected to result in Debarment under applicable Law. To the Knowledge of the Company, none of the matters listed in sub-parts (i), (ii), or (iii) herein has been threatened, against the Company, its Subsidiaries or any of its officers, employees or agents.

(i) Set forth on Section 4.24(i) of the Company Disclosure Schedule is a list of all new drug applications that, as of the date of this Agreement, the Company intends to submit to the FDA within 90 days following the date of this Agreement.

Section 4.25 QLT Merger Agreement. Immediately prior to execution of the Original Merger Agreement, the Company validly terminated the QLT Merger Agreement in accordance with Section 7.1(h) of the QLT Merger Agreement.

Section 4.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, Parent acknowledges that none of the Company, any Subsidiaries of the Company or any other person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, the Subsidiaries of the Company or any other person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and the Subsidiaries of the Company (including any such projections or forecasts made available to Parent or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the Transactions), and Parent has not relied on any such information or any representation or warranty not set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In order to induce the Company to enter into this Agreement, Parent represents and warrants to the Company as follows:

Section 5.1 Organization and Standing. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing (to the extent such concepts are recognized under applicable Laws) under the Laws of the jurisdiction of its organization         , each with all requisite power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent is not currently in material default of the performance, observance or fulfillment of any provision of the certificate of incorporation or bylaws of Parent as in effect on the date of this Agreement (the “Parent Organizational Documents”). Merger Sub is not currently in material default of the performance, observance or fulfillment of any provision of its certificate of incorporation or bylaws.

Section 5.2 Corporate Power and Authority. Each of Parent and Merger Sub has all requisite corporate or company power and authority to enter into and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions by Parent and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms (subject to the General Enforceability Exceptions). The adoption of this Agreement by the sole stockholder of Merger Sub (which shall be obtained immediately following execution of this Agreement) is the only vote of the holders of any class or series of capital stock of Parent or Merger Sub necessary to approve the Transactions. The representations and warranties set forth in this Section 5.2 shall be deemed to have been made with respect to the Original Merger Agreement as of the Original Execution Date and shall be deemed to be made with respect to this Agreement (as amended and restated as of the Execution Date) as of the Execution Date.

Section 5.3 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the Merger will:

(a) conflict with, or result in a breach of any provision of, the Parent Organizational Documents or the certificate of incorporation or bylaws of Merger Sub;

(b) assuming compliance with the matters referred to in Section 5.3(d), violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, adversely modify or call a default under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party;

(c) assuming (i) compliance with the matters referred to in Section 5.3(d) and (ii) adoption of this Agreement by sole stockholder of Merger Sub (which adoption Parent shall cause to be obtained immediately following the execution of this Agreement), violate any Laws applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by Parent or any of its Affiliates with, any Governmental Authority, other than (i) registrations or other actions required under federal, provincial and state securities Laws as are contemplated by this Agreement, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; except in the case of clauses (b), (c) and (d) above for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or a Material Adverse Effect on the ability of Parent to consummate any of the Transactions.

Section 5.4 Offer Documents; Schedule 14D-9; Company Proxy Statement. The information supplied by or on behalf of Parent and Merger Sub for inclusion in, or incorporation by reference into, the Schedule 14D-9 filed with the SEC by the Company (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company Stockholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Offer Documents filed with the SEC by Parent or Merger Sub (and any amendment thereof or supplement thereto), will not, when filed with the SEC and at the time of distribution or dissemination thereof to the Company Stockholders, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that neither Parent nor Merger Sub makes any representation or warranty with respect to statements made in the Offer Documents based on information supplied by or on behalf of the Company for inclusion therein. The Offer Documents filed with the SEC by Parent or Merger Sub will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws. The information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Proxy Statement, if any (and any amendment thereof or supplement thereto), will not, at the date mailed to the Company Stockholders and at the time of the meeting of the Company Stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 5.5 Takeover Statutes. None of Parent, Merger Sub or any other Affiliate of Parent has been an “interested stockholder” (as such term is used in Section 203 of DGCL) with respect to the Company at any time within three years of the date of this Agreement. As of the date hereof, none of Parent, Merger Sub nor any of their respective Affiliates beneficially own any shares of Company Common Stock.

Section 5.6 Litigation. As of the date of this Agreement, there is no claim, suit, action, proceeding or investigation of any nature pending or, to the knowledge of Parent, threatened, against Parent, Merger Sub or any Subsidiary of Parent seeking to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.7 Sufficient Funds. Parent and Merger Sub will have all of the funds available as and when needed that are necessary to enable them to pay the aggregate Offer Price and the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the Offer, the Merger and the other transactions contemplated hereby.

Section 5.8 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Parent owns directly all of the issued and outstanding shares of capital stock and other equity interests of Merger Sub. Except for obligations or liabilities incurred and activities undertaken in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 5.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, the Company acknowledges that none of Parent, the Subsidiaries of Parent or any other person on behalf of Parent makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, the Subsidiaries of Parent or any other person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Affiliates or Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and the Subsidiaries of Parent (including any such projections or forecasts made available to the Company or its Affiliates and Representatives in certain “data rooms” or management presentations in expectation of the Transactions), and the Company has not relied on any such information or any representation or warranty not set forth in this Article V.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Company Conduct of Business.

(a) During the period from the date of this Agreement until the earlier of the Acceptance Time, the Effective Time and the termination of this Agreement in accordance with its terms, except (w) as may be required by applicable Law, (x) with the prior written consent of Parent, (y) as may be expressly required or permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall and shall cause each of its Subsidiaries to, subject to compliance with the other restrictions in this Section 6.1, (i) conduct its business (A) in the ordinary course consistent with past practice and (B) in compliance with applicable Law in a manner so as to not cause the condition set forth in Section 7.2(a) to fail to be satisfied due to any noncompliance, (ii) use commercially reasonable efforts to (A) preserve intact its present and presently planned business organization, (B) maintain in effect all necessary licenses, permits, consents, franchises, approvals and authorizations, except in each case for any termination in accordance with the terms of any such license, permit, consent, franchise, approval or authorization (other than as a result of a breach by the Company or any of its Subsidiaries), (C) keep available the services of its executive officers and key employees on commercially reasonable terms and (D) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company to perform its covenants and agreements under this Agreement or to consummate the Transactions.

(b) During the period from the date of this Agreement until the earlier of the Acceptance Time, the Effective Time and the termination of this Agreement in accordance with its terms, except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to Sections 6.1(b)(J), (K), (L), (N), (O), and (P), (iii) as may be expressly required or permitted by this Agreement, or (iv) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to:

(A) amend the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(B) split, combine or reclassify any of its capital stock;

(C) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (1) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, (2) in connection with the settlement of Company Warrants or (3) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Options or for withholding Taxes incurred in connection with the exercise of Company Options or the vesting or settlement of Company Option in accordance with past practice and the terms of the applicable award agreements);

(D) grant any Company Option or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(E) issue, encumber, sell or otherwise permit to become outstanding any additional shares of its capital stock or voting securities or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or voting securities or any options, warrants, or other rights of any kind to acquire any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for securities of its capital stock, except pursuant to the exercise of Company Options or pursuant to the settlement of Company Warrants, in each case in accordance with their terms, or enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock, equity interests or other voting securities;

(F) adopt a plan of complete or partial liquidation, dissolution, merger, conversion, consolidation, restructuring, recapitalization or other reorganization, other than the Merger;

(G) incur, create, assume or otherwise become liable for any Indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the financial obligations of any other person, except (1) pursuant to existing Indebtedness arrangements as set forth on Section 6.1(b)(G) of the Company Disclosure Schedule, (2) pursuant to the Parent Secured Note, or (3) pursuant to agreements or arrangements between the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries;

(H) make any loans or advances to any other person, except for (1) loans among the Company and any of its wholly owned Subsidiaries and (2) advances permitted pursuant to Section 6.1(b)(L)(4);

(I) other than in accordance with Contracts in effect on the date of this Agreement as set forth on the Company Disclosure Schedule, (1) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets having a value in excess of $50,000 (other than licenses to clinical research organizations, clinical trial sites, manufacturers or suppliers and similar arrangements in which a third party receives a license in order to perform services for the Company or any of its Subsidiaries in the ordinary course of business), or (2) cancel, release or assign any material Indebtedness of any such person owed to it or any material claims held by it against any such person other than in the ordinary course of business consistent with past practice;

(J) acquire any capital stock of any other person, or acquire any assets other than assets acquired in the ordinary course of business consistent with past practice or assets valued at less than $50,000 in the aggregate;

(K) make any capital expenditures in excess of $50,000 for any individual capital expenditure and $250,000 in the aggregate;

(L) except as required under the terms of this Agreement or the terms of any Company Plan existing as of the date of this Agreement, (1) increase the compensation or benefits of any of the current or former directors or executive officers (collectively, “Company Covenant Individuals”) or increase in any manner the compensation or benefits of employees or individuals who are individual consultants classified as independent contractors (other than in the ordinary course of business consistent with past practice), (2) pay to any Company Covenant Individual any amounts or increase any amounts payable to Company Covenant Individuals not required by applicable Law or any Company Plan, (3) become a party to, establish, materially amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, retention, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan, agreement or policy with or for the benefit of any Company Covenant Individual, (4) other than routine business and travel expense advances, loan any money or other property to any Company Covenant Individual, or (5) hire any new employee at the level of vice president or above;

(M) (1) implement or adopt any change in its accounting principles or its methods, other than as may be required by GAAP or applicable Law or (2) make, revoke or modify any material Tax election;

(N) settle or compromise any Action, other than settlements or compromises that do not create obligations of the Company or any of its Subsidiaries other than the payment of monetary damages not in excess of $50,000 for any individual Action and $100,000 in the aggregate;

(O) other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew any material Insurance Policies;

(P) (1) enter into any Contract that, if in effect on the date of this Agreement, would be a Material Company Contract or (2) other than in the ordinary course of business consistent with past practice, amend or terminate (other than in accordance with its terms) any other Material Company Contract or waive any material right under any Material Company Contract, provided that nothing in this Section 6.1(b)(P) shall preclude the Company or its Subsidiaries from entering into Material Company Contracts with manufacturers, suppliers, service providers, sales agents, representatives, distributors, resellers, middlemen, marketers, brokers, franchisors or similar persons which are terminable without penalty by the Company on 90 days’ or less notice in the ordinary course of business consistent with past practices;

(Q) (1) sell, assign, license or covenant not to assert or otherwise transfer any rights under or to any Company Intellectual Property, other than material transfer agreements, clinical trial agreements, and non-exclusive licenses to third parties solely to permit such third parties to perform services for the Company or any of its Subsidiaries, (2) allow to lapse (other than pursuant to its terms or pursuant to applicable Law) or default under any rights under or to any Company Intellectual Property, or (3) disclose to any third party, other than to Representatives of Parent or pursuant to a valid, written confidentiality agreement entered into in the ordinary course of business consistent with past practice, any trade secret included in the Company Intellectual Property, in each case in a manner so as to cause the condition set forth in Section 7.2(a) to not be satisfied as a result of any such action;

(R) except (1) as otherwise permitted by this Agreement, (2) for any repayment or prepayment by the Company or any of its Subsidiaries permitted under the Parent Secured Note, or (3) for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, prepay, redeem, repurchase, defease, cancel or otherwise terminate any Indebtedness or guarantees thereof of the Company or any Subsidiary; or

(S) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1(b).

The Company shall be permitted to request consent from Parent with respect to any of the actions prohibited by Section 6.1(b) by delivery of written notice (including by electronic mail) of such request to Jerry St. Peter, Vice President & Head Ophthalmic Business, Sun Pharmaceutical Industries Ltd., 201 Main St., 6th Floor, Fort Worth, TX 76102, Facsimile: (978) 909-2871, Email: jerry.stpeter@sunpharma.com, with a copy to counsel for Parent and counsel to the Company (it being understood and agreed that, for the purposes of this Section 6.1, if Parent does not respond to any request for consent on or prior to 11:59 p.m., Pacific Coast time, on the fifth Business Day after the Company delivers such request to Parent and Parent’s counsel (counting as day one the first Business Day after the day of receipt by Parent and Parent’s counsel), Parent shall be deemed to have provided its prior written consent to the taking of such action upon and under the circumstances described in such request and only as to the specific instances subject to such request).

Section 6.2 Parent Conduct of Business. During the period from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action or fail to take any action that would reasonably be expected to delay or prevent the consummation of the Transactions.

Section 6.3 Access.

(a) For purposes of furthering the Transactions, during the period from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall (i) afford Parent and its Representatives reasonable access during normal business hours upon reasonable advance notice to the Company, to its and its Subsidiaries’ officers, employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws (other than information concerning the value of the Company or relating to the process leading to the negotiation and execution of this Agreement and any communications relating to any Company Acquisition Proposal or Company Competing Transaction) and (ii) use its reasonable best efforts to make available to Parent, during normal business hours and at the Company’s principal place of business or via telephone, the Company’s accountants, consultants, legal counsel, financial advisors and representatives, in each case to the extent reasonably requested by Parent in order to discuss the affairs of the Company and its Subsidiaries. During such period, the Company shall, and shall cause its Subsidiaries to, without limitation to the preceding obligations, make available to Parent a copy of any written communication (and a summary of any material oral communication) received from the FDA or similar Governmental Authority promptly after receipt of such communication, shall provide Parent with a reasonable opportunity to review and comment on such filing or submission, and shall give reasonable consideration to all comments reasonably proposed by Parent. All access pursuant to this Section 6.3(a) shall be (i) conducted in such a manner as not to interfere unreasonably with the normal operations of the Company or any of its Subsidiaries and (ii) coordinated through the Chief Executive Officer of the Company or a designee thereof.

(b) Notwithstanding anything to the contrary contained in this Section 6.3, neither the Company nor its Subsidiaries nor their respective Representatives shall be required to provide any access, or make available any document, correspondence or information, if doing so would, in the reasonable judgment of the Company’s outside legal counsel, (i) jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or (ii) conflict with any (A) Law applicable to the Company or any of its Subsidiaries or the assets, or operation of the business, of the Company or any of its Subsidiaries or (B) Material Company Contract to which the Company or any of its Subsidiaries is party or by which any of their assets or properties are bound; provided, however, that in such instances the Company shall inform Parent of the general nature of the information being withheld and the basis for withholding and, upon Parent’s request, reasonably cooperate with Parent to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in the foregoing clauses (i) and (ii), including using commercially reasonable efforts to seek consent from the applicable third party to any such Material Company Contract under which disclosure is prohibited.

(c) No investigation by Parent or its Representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement.

(d) The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Transactions shall be governed in accordance with the Mutual Non-Disclosure Agreement, dated as of January 31, 2014, as amended on August 7, 2015, between the Company and Sun Pharmaceutical Industries Ltd. (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

Section 6.4 No Solicitation.

(a) During the period from the date of this Agreement until the earlier of the Acceptance Time, the Effective Time and the termination of this Agreement in accordance with its terms, the Company will not, and will cause its Subsidiaries not to, and will use commercially reasonable efforts to cause each controlled Affiliate and any Representative of the Company, any of its Subsidiaries or any such controlled Affiliate not to, and on becoming aware of it will use commercially reasonable efforts to stop any such person from continuing to, directly or indirectly, (i) solicit, initiate or knowingly encourage, knowingly cooperate with any person regarding, or knowingly facilitate (including by way of furnishing material, non-public information) any inquiries or proposals regarding, or that would reasonably be expected to lead to, any Company Competing Transaction (any of the foregoing inquiries or proposals being referred to herein as a “Company Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding any Company Acquisition Proposal (but the foregoing will not prohibit the Company or any of its Representative from making a person aware or otherwise informing such person of the provisions of this Section 6.4), or (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement, other than any Acceptable Confidentiality Agreement, regarding, or that is intended to result in, or would reasonably be expected to lead to, any Company Acquisition Proposal (a “Company Acquisition Agreement”).

(b) As used in this Agreement, “Company Competing Transaction” means any of (i) a transaction, including any tender offer, exchange offer or share exchange, pursuant to which any third person or group (other than Parent or any of its Affiliates or any group of which Parent or its Affiliates is a member), or the stockholders of such third person, directly or indirectly, acquires or would acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 15% or more of the outstanding shares of common stock of the Company or of the outstanding voting power of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such common stock or other securities representing such voting power), whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or business combination pursuant to which any third person or group of persons (other than Parent or any of its Affiliates or any group of which Parent or its Affiliates is a member), or the stockholders of such third person or persons, beneficially owns or would beneficially own 15% or more of the outstanding shares of common stock or the outstanding voting power of the Company, or, if applicable, any surviving entity or the parent entity resulting from any such transaction, immediately upon consummation thereof, (iii) a recapitalization of the Company or any of its Subsidiaries or any transaction similar to a transaction referred to in clause (ii) above involving the Company or any of its Subsidiaries pursuant to which any third person or group of persons (other than Parent or any of its Affiliates or any group of which Parent or its Affiliates is a member), or its stockholders, beneficially owns or would beneficially own 15% or more of the outstanding shares of common stock or the outstanding voting power of the Company or such Subsidiary or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof or (iv) any transaction pursuant to which any third person or group of persons (other than Parent or any of its Affiliates) directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture or otherwise) acquires or would acquire control of assets (including for this purpose the equity securities of, or other ownership interest in, Subsidiaries of the Company and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Company) of the Company or any of its Subsidiaries representing 15% or more of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction. Wherever the term “group” is used in this Agreement, it is used as defined in Rule 13d-3 under the Exchange Act.

(c) The Company will notify Parent promptly (but in no event later than one Business Day) after the Company has Knowledge of its receipt of any Company Acquisition Proposal, or any material modification of or material amendment to any Company Acquisition Proposal, or any inquiry or request for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any person that is reasonably likely to lead to a Company Acquisition Proposal. Such notice to Parent will be made orally and confirmed in writing and will include the identity of the person or persons making the Company Acquisition Proposal or inquiry or requesting non-public information or access to the properties, books or records of the Company or any of its Subsidiaries, and a copy of the Company Acquisition Proposal or, if not in writing, a written summary in reasonable detail of the material terms of any such Company Acquisition Proposal, inquiry or request or modification or amendment to a Company Acquisition Proposal. The Company will (i) keep Parent reasonably informed, on a current basis, of any material changes in the status of, and any material changes or modifications in the terms of, any such Company Acquisition Proposal, inquiry or request, and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all material documents (including electronic material) or other substantive materials that contain financial terms, material conditions or other material terms of such Company Competing Transaction that are sent or provided to the Company from any third party in connection with any Company Acquisition Proposal or sent or provided by the Company to any third party in connection with any Company Acquisition Proposal; provided, however, that any material written material or material correspondence will be sent or provided pursuant to clause (ii) within one Business Day after receipt or delivery thereof. The Company will not enter into any agreement on or after the date of this Agreement that would prevent the Company from providing any information required by this Section 6.4 to Parent.

(d) Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company or its Representatives may (i) to the extent necessary, contact any person or group of persons (and their Representatives) that makes a Company Acquisition Proposal solely to clarify the terms of such Company Acquisition Proposal that are unclear to the Company and that the Company reasonably determines are material to its analysis of such Company Acquisition Proposal, and (ii) furnish or cause to be furnished information to, and enter or cause to be entered into discussions with, and only with, the person or group (and its Representatives) who has made a Company Acquisition Proposal that was not solicited on or after the date of this Agreement in violation of Section 6.4(a) if the Company Board (A) determines in good faith (after consultation with its outside legal counsel and financial advisor or advisors) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, (B) provides notice to Parent of its intent to furnish information to or enter into discussions with such person in accordance with this Section 6.4(d), and (C) enters into a confidentiality agreement with such person containing terms that are determined in good faith by the Company to be no less favorable to the Company in the aggregate than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements will not include any provision calling for any exclusive right to negotiate with such person or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) provided that in no event will any such confidentiality agreement be required to contain any provision that would prevent the person making a Company Acquisition Proposal from making Company Acquisition Proposals to the Company Board (any such agreement, an “Acceptable Confidentiality Agreement”). Unless such information has been previously provided to Parent, all information provided by the Company to the person making such Company Acquisition Proposal will be promptly provided to Parent.

(e) As used in this Agreement, “Company Superior Proposal” means a bona fide written Company Acquisition Proposal made by a third person (or group of persons) to consummate a merger, consolidation, business combination or other similar transaction involving the Company pursuant to which the Company Stockholders immediately preceding such transaction would hold less than 50% of the outstanding shares of common stock of, or less than 50% of the outstanding voting power of, the Company, any surviving entity or the parent entity resulting from any such transaction immediately upon consummation thereof that the Company Board (after consultation with its outside legal counsel and its financial advisor or advisors) determines in good faith (i) to be more favorable from a financial point of view to the Company’s stockholders than the Merger and (ii) is reasonably capable of being completed in accordance with its terms.

(f) Except as permitted by Sections 6.4(g) or 6.4(h), the Company Board will not (i) withhold, withdraw or modify in a manner adverse to Parent the Company Board Recommendation or the approval or declaration of advisability by the Company Board of this Agreement and the Transactions (including the Merger) or (ii) resolve, agree or propose publicly to take any such actions (each such action set forth in this sentence of this Section 6.4(f) being referred to herein as an “Adverse Recommendation Change”) or approve, adopt or recommend, or cause or permit the entry into or propose publicly to do so with respect to, any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement).

(g) Notwithstanding anything to the contrary in this Agreement, if, at any time prior to obtaining the Company Stockholder Approval (i) the Company receives a Company Acquisition Proposal, (ii) such Company Acquisition Proposal did not result from a breach of Section 6.4(a) and (iii) the Company Board determines in good faith after consultation with its outside legal counsel and with its financial advisor that (A) such Company Acquisition Proposal constitutes a Company Superior Proposal, and (B) in light of such Company Acquisition Proposal, failure to make an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary obligations under applicable Law, the Company Board may, subject to the provisions of Section 6.4(i) and Section 8.2, make an Adverse Recommendation Change or terminate this Agreement to enter into a definitive Company Acquisition Agreement with respect to such Company Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing, and any purported termination pursuant to the foregoing shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays, or causes to be paid, the Termination Fee to Parent in immediately available funds in accordance with Section 8.2(c).

(h) Notwithstanding anything in this Agreement to the contrary, if (i) an Intervening Event occurs or arises after the date of this Agreement and prior to obtaining the Company Stockholder Approval and (ii) the Company Board determines in good faith after consultation with its outside legal counsel and with its financial advisor that in light of the existence of such Intervening Event, failure to make an Adverse Recommendation Change would constitute a breach of the directors’ fiduciary obligations under applicable Law, then prior to obtaining the Company Stockholder Approval, the Company Board may, subject to the provisions of Section 6.4(i) and Section 8.2, make an Adverse Recommendation Change.

(i) Prior to making any Adverse Recommendation Change as a result of a Company Superior Proposal or an Intervening Event or terminating this Agreement pursuant to Section 6.4(g), the Company shall deliver to Parent a written notice (a “Change in Recommendation Notice”) stating that the Company Board intends to take such action pursuant to Section 6.4(g) or 6.4(h), as the case may be, and, together with such notice, provide a copy of the proposed form of the Company Acquisition Agreement or a description of the Intervening Event, as applicable. During the four Business Day period commencing, if Parent’s receipt of the Change in Recommendation Notice is prior to 5:00 p.m. Pacific Coast time, on the date of Parent’s receipt of such Change in Recommendation Notice, or, if such receipt is after 5:00 p.m. Pacific Coast time, on the Business Day first following the date of Parent’s receipt of such Change in Recommendation Notice (the “Negotiation Period”), the Company shall make its directors, officers and outside advisors reasonably available for the purpose of engaging in negotiations with Parent and its Representatives (to the extent Parent desires to negotiate) regarding a possible amendment to this Agreement so that the Company Acquisition Proposal that is the subject of the Change in

Recommendation Notice ceases to be a Company Superior Proposal, in the case of an Adverse Recommendation Change or termination of this Agreement pursuant to Section 6.4(g), or so as to obviate the need for an Adverse Recommendation Change as a result of the Intervening Event, in the case of an Adverse Recommendation Change pursuant to Section 6.4(h). Any written proposal made by Parent to amend this Agreement during the Negotiation Period shall be considered by the Company Board in good faith. With respect to a Change in Recommendation Notice issued in connection with a Company Acquisition Proposal, each time the financial or other material terms of such Company Acquisition Proposal are amended, the Company will deliver to Parent a new Change in Recommendation Notice (including as attachments thereto a copy of the new Company Acquisition Agreement related to such amended proposal and copies of any material documents related thereto), and the Negotiation Period shall be extended by an additional two Business Days from the date of Parent’s receipt of such new Change in Recommendation Notice.

(j) (i) Nothing contained in this Section 6.4 will prohibit the Company from taking or disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act and (ii) no disclosure that the Company Board may determine (after consultation with legal counsel) that it or the Company is required to make under applicable Law will constitute a violation of this Agreement; provided, however, that in any event the Company Board shall not make an Adverse Recommendation Change except in accordance with Section 6.4(g) and Section 6.4(h). Any disclosure by the Company relating to a Company Acquisition Proposal shall be deemed to be an Adverse Recommendation Change by the Company unless the Company Board reaffirms its recommendation and declaration of advisability with respect to this Agreement in such disclosure.

(k) The Company and its Subsidiaries will immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent to this Agreement) conducted heretofore with respect to any Company Acquisition Proposal, and to the extent it has not previously done so, will request that all persons, other than Parent, who have been furnished confidential information regarding the Company or its Subsidiaries in connection with the solicitation of or discussions regarding a Company Acquisition Proposal within the 12 months prior to the date of this Agreement promptly to return or destroy such information.

(l) It is understood that any violation of the restrictions set forth in this Section 6.4 by any Representative of the Company or any of its Subsidiaries or controlled Affiliates will be deemed to be a breach of this Section 6.4 by the Company.

Section 6.5 Preparation of the Company Proxy Statement; Company Stockholders Meeting.

(a) Provided that this Agreement has not been terminated in accordance with Article VIII, as promptly as practicable after the date hereof (and in any event, within five Business Days after the date of the commencement of the Offer), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Merger and this Agreement (together with any amendments and supplements thereto and any other required disclosure materials, the “Company Proxy Statement”). Parent shall furnish all information concerning Parent and its Affiliates, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Company Proxy Statement. Except with respect to an Alternative Acquisition Proposal or Intervening Event, Parent and its counsel shall be given a reasonable opportunity to review the Company Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. Subject to the making of an Adverse Recommendation Change pursuant to Section 6.4, the Company shall include the Company Board Recommendation and the Fairness Opinion, together with a summary thereof in customary form, in the Company Proxy Statement. The Company shall cause the Company Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Company Proxy Statement, and the Company shall provide Parent with copies of all correspondence between the Company and its Representatives, on one hand, and the SEC, on the other hand. The Company shall use commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Company Proxy Statement. Notwithstanding the foregoing, prior to mailing the Company Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall, other than with respect to filings relating to Company Acquisition Proposals, (i) provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after the Company’s receipt of such comments, (ii) provide Parent and its counsel a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (iii) give reasonable consideration in such document or response to all comments reasonably proposed by Parent and its counsel.

(b) If after the Acceptance Time and, if applicable, the completion of the “subsequent offering period,” or after the termination of the Offer in accordance with Section 1.1(i), the adoption of this Agreement by the Company Stockholders is required under applicable Law to consummate the Merger, then, unless this Agreement has been terminated in accordance with Article VIII, the Company shall (x) as promptly as practicable (and in any event within two Business Days following the later of (i) if the Offer is terminated in accordance with Section 1.1(i), the request of Parent and (ii) the date (“Proxy Statement Clearance Date”) on which the SEC (or the staff of the SEC), orally or in writing, confirms that it has no further comments on the Company Proxy Statement, including the first Business Day that is at least 10 calendar days after the filing of the preliminary Company Proxy Statement if the SEC has not informed the Company that it intends to review the Company Proxy Statement), establish a record date for and give notice of a meeting of the Company Stockholders for the purpose of considering and taking action upon this Agreement (the “Company Stockholders Meeting”) and (y) as promptly as practicable but not later than 10 Business Days after the record date, mail to the stockholders of record of the Company and to other stockholders as required by Rule 14a-13 of the Exchange Act, as of the record date established for the Company Stockholders Meeting, the definitive Company Proxy Statement (the date the Company is required to take such action, the “Proxy Date”); provided, however, that in no event shall the Company set a record unless the Acceptance Time or the Offer Termination has occurred. The Company shall duly call, convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that in no event shall such meeting be initially scheduled later than 21 Business Days following the date the Company Proxy Statement is mailed to the Company Stockholders. Once the Company has established a record date for the Company Stockholders Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), unless required to do so by the DGCL, including as a result of any adjournment or postponement of the Company Stockholders Meeting pursuant Section 6.5(g). If the record date for the Company Stockholders Meeting is changed, the Company shall, as to that record date, comply with each of its obligations under this Section 6.5.

(c) If, at any time prior to the Company Stockholders Meeting, any event occurs with respect to the Company or any of its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Company Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Company Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Company Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company Stockholders. Nothing in this Section 6.5(a) shall limit the obligations of any Party under Section 6.5(a).

(d) If, at any time prior to the Company Stockholders Meeting, any event occurs with respect to Parent or any of its Subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Company Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Company Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Company Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company Stockholders. Nothing in this Section 6.5(d) shall limit the obligations of any Party under Section 6.5(a).

(e) The Company, in consultation with Parent, shall use commercially reasonable efforts to, unless the Company Board shall have made an Adverse Recommendation Change in accordance with Section 6.4, (i) solicit proxies in favor of the Company Stockholder Approval and (ii) if it is reasonably necessary to obtain the Company Stockholder Approval, engage the services of a proxy solicitation agent. The Company agrees that its obligations pursuant to this Section 6.5 shall not be affected solely by either (x) the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or (y) the making of any Adverse Recommendation Change by the Company Board. Without the prior written consent of Parent, the adoption of this Agreement and the Transactions shall be the only matter (other than routine procedure matters) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders Meeting.

(f) The Company shall, prior to the Company Stockholders Meeting, keep Parent reasonably informed of the number of proxy votes received in respect of matters to be acted upon at the Company Stockholders Meeting, and in any event shall provide such number promptly upon the request of Parent or its Representatives.

(g) The Company shall not adjourn, postpone, delay or cancel (or propose for adjournment, postponement, delay or cancellation) the Company Stockholders Meeting without Parent’s prior written consent; provided that the Company shall be permitted to adjourn, postpone or delay the Company Stockholders Meeting without the prior consent of Parent if and to the extent that: (i) there are holders of an insufficient number of shares of Company Common Stock present or represented by a proxy at the Company Stockholders Meeting to constitute a quorum at the Company Stockholders Meeting, provided that any such adjournments, postponements or delays shall not cause the Company Stockholders Meeting to be reconvened on a date that is beyond the date that is 60 days from the date of the mailing of the Company Proxy Statement; (ii) the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, provided that any such adjournments, postponements or delays shall not cause the Company Stockholders Meeting to be reconvened on a date that is beyond the date that is 60 days from the date of the mailing of the Company Proxy Statement; (iii) such adjournment, postponement, delay or cancellation is required by applicable Law or a request from the SEC or its staff; or (iv) in the good faith judgment of the Company Board (after consultation with its outside legal advisors), the failure to adjourn, postpone or delay the Company Stockholders Meeting could be reasonably likely to not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Company Proxy Statement.

(h) The Company will provide notice to Parent of the Company Stockholders Meeting and shall allow Representatives of Parent and its counsel to attend the Company Stockholders Meeting.

Section 6.6 Filings; Commercially Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable (but subject to Company’s right to delay under Section 6.4 or Section 6.5) and in any event prior to the End Date, the Transactions, including (i) obtaining and maintaining all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals (collectively, “Consents”) from Governmental Authorities and the making of all other necessary registrations and filings, (ii) obtaining all Consents from third parties that are necessary or desirable in connection with the Transactions, (iii) the execution and delivery of any additional instruments necessary to consummate any of the Transactions, and to fully carry out the purposes of, this Agreement and (iv) providing all such information concerning such Party, its Subsidiaries and its Subsidiaries’ officers, directors, employees and partners as may reasonably be requested in connection with any of the matters set forth in this Section 6.6. None of the Parties will, and each will cause its Subsidiaries and controlled Affiliates not to, take any action or agree to take any action that would reasonably be expected to impose a request to file with Governmental Authorities or to impose any delay in the obtaining of, or materially increasing the risk of not obtaining, any required consent from any Governmental Authority, in each case with respect to the Transactions.

(b) Subject to Section 6.6(c), each of Parent and the Company shall (i) make or cause to be made such filings with Governmental Authorities as are required in connection with the Merger as soon as reasonably practicable after the date of this Agreement and (ii) cooperate in good faith with the other Party in obtaining any Consents from Governmental Authorities and in connection with resolving any investigation or other inquiry of any Governmental Authority with respect such filings.

(c) Parent and the Company shall coordinate with respect to the overall strategy relating to obtaining any Consents from Governmental Authorities, including with respect to any filings, notifications, submissions and communications with or to any Governmental Authority; and neither Parent nor the Company shall be constrained from complying with applicable Law. Subject to Section 6.3(b), each of Parent and the Company shall (i) consult and cooperate with the other regarding, allow the other to have a reasonable opportunity to review in advance prior to their submission (if applicable) and consider in good faith the views of the other regarding the form and content of, any filings, correspondence, written communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of a Party in connection with proceedings relating to obtaining any Consents from Governmental Authorities, (ii) promptly furnish the other with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Transactions and (iii) give the other the opportunity to attend and participate in any in-person meetings, and to the extent reasonably practicable, substantive telephone calls with any Governmental Authority (to the extent permitted by such Governmental Authority) with respect to the subject matter of this Section 6.6 and, if the other is prohibited by applicable Laws or by such Governmental Authority from attending and participating in any such meetings or calls, keep the other reasonably apprised with respect thereto to the extent permitted under applicable Law. Each of Parent and the Company shall use commercially reasonable efforts to furnish to the other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions. No Party will directly or indirectly enter into any agreement with a Governmental Authority related to this Agreement or the Transactions except with the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding any provisions of this Section 6.6 to the contrary, materials provided to the other Party pursuant to this Section 6.6 may be redacted (A) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address privilege or confidentiality concerns.

(d) Notwithstanding anything to the contrary in this Agreement, (i) neither the Company nor any of its Subsidiaries shall, without the written consent of Parent, offer or agree to divest, license, hold separate (including by trust or otherwise) or otherwise commit any of the Company, Parent or any of their respective Subsidiaries to take any action that limits any freedom of action with respect to their ability to retain or operate any of their businesses, services or assets, and (ii) neither Parent nor any of its Subsidiaries shall, without the written consent of the Company, offer or agree to divest, license, hold separate (including by trust or otherwise) or otherwise commit any of the Company, Parent or any of their respective Subsidiaries to take any action that limits any freedom of action with respect to their ability to retain or operate any of their businesses, services or assets.

Section 6.7 Takeover Statutes. The Company and its Subsidiaries shall not take any action that would cause the Transactions to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other Transactions, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 6.8 Public Announcements. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the Company and Parent. Except with respect to any Adverse Recommendation Change, Company Acquisition Proposal or Company Competing Transaction made in accordance with the terms of this Agreement, the Company and Parent shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public announcement without the prior consent of the other (which shall not be unreasonably withheld, delayed or conditioned); provided, however, that a Party may, without the prior consent of another Party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law. Notwithstanding the foregoing sentences of this Section 6.8, Parent and the Company may make any oral or written press release or public announcement without complying with the foregoing requirements if the substance of such press release or public announcement was publicly disclosed and previously subject to the foregoing requirements.

Section 6.9 Indemnification and Insurance.

(a) From and after the earlier of the Acceptance Time and the Effective Time, Parent shall cause (including, to the extent necessary, providing sufficient funds to) the Surviving Corporation to indemnify, defend and hold harmless, and provide advancement of expenses to, all present and former officers and directors of the Company and any Company Subsidiary (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) against all losses, claims, damages, costs, expenses (including attorneys’ fees and expenses and disbursements), liabilities or judgments that are paid in settlement of or in connection with any Action, investigation, audit or claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of the Company Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Acceptance Time or Effective Time, as applicable (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) to the fullest extent provided or permitted under the Company Organizational Documents and any indemnification agreement entered into between the Company and such person (representative forms of which have been made available to Parent prior to the date of this Agreement), in each case as in effect as of the date of this Agreement, and under applicable Law. Without limiting the foregoing, Parent shall cause the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws of the Surviving Corporation to be at least as favorable to Company Indemnified Parties as those contained as of the date of this Agreement in the Company Organizational Documents.

(b) At or prior to the Merger Closing, the Company may purchase a “tail” directors’ and officers’ liability insurance policy for the Company’s present and former directors and officers who are covered prior to the Effective Time by the directors’ and officers’ liability insurance currently maintained by the Company with coverage for six years following the Effective Time, and with coverage and amounts and terms and conditions no less favorable to the covered persons than the existing policies of directors’ and officers’ liability insurance maintained by the Company; provided that the Company shall not purchase such “tail” policy for a total cost in excess of 300% of the then current annual premium paid by the Company for such insurance (the “Tail Cap”) without the prior written consent of Parent; provided further that if the total cost for such “tail” policy exceeds the Tail Cap, then the Company may obtain a “tail” policy with the maximum coverage available for a total cost not to exceed the Tail Cap. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) Parent agrees that from and after the Effective Time, Parent will provide to the directors and officers of the Company that become directors or officers of Parent or its Subsidiaries (including the Surviving

Corporation), so long as they hold such offices, directors’ and officers’ liability and insurance and indemnification agreements on the same basis and upon terms that are at least as favorable to those terms as are provided to any other director or officer of Parent.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any person, then, in each case, Parent, the Surviving Corporation or any of their respective successors and assigns, as applicable, shall take such action as may be necessary so that such person shall assume all of the applicable obligations set forth in this Section 6.9.

(e) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each present and former director and officer referred to in this Section 6.9 and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Parent shall guarantee the obligations of the Surviving Corporation under this Section 6.9.

Section 6.10 Section 16 Matters. Prior to the Acceptance Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.11 Transaction Litigation. The Company shall give Parent the opportunity to participate in, but not control, the Company’s defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to this Agreement or the Transactions, including the Offer and the Merger. The Company agrees that it shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any stockholder of the Company relating to this Agreement, the Merger, or any other Transactions without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.12 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company (as applicable), execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 6.13 Advice of Changes.

(a) The Company shall promptly advise Parent of any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on the Company or which the Company believes would or would be reasonably likely to give rise to a failure of a condition precedent set forth in Section 7.3(a), and to the extent the same then remains a condition, Section 7.3(b) or Section 7.3(c); provided that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.13 or the failure of any condition set forth in Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Company, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.3 to be satisfied; provided further, that that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies of Parent available hereunder and no information delivered pursuant to this Section 6.13 shall update any section of the Company Disclosure Schedule or shall affect the representations or warranties of the Company hereunder.

(b) Parent shall promptly advise the Company of any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on Parent or which Parent believes would or would be reasonably likely to give rise to a failure of a condition precedent set forth in Section 7.2(a) or Section 7.2(b) to the extent the same then remains a condition; provided that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.13 or the failure of any condition set forth in Section 7.2 to be satisfied, or otherwise constitute a breach of this Agreement by Parent, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 to be satisfied; provided further, that that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies of the Company available hereunder and no information delivered pursuant to this Section 6.13 shall affect the representations or warranties of Parent hereunder.

(c) Each of the Company and Parent shall promptly advise the other of (i) any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the Transactions to the extent that such Party believes there is a reasonable likelihood that the failure to obtain such consent would have a material impact on the timing of the consummation of the Merger or on Parent, the Company or the Surviving Corporation or (ii) upon receiving any written communication from any Governmental Authority or third party whose consent or approval is required for the satisfaction of one of the conditions to the Merger Closing set forth in Article VII that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

Section 6.14 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement.

Section 6.15 Adoption of this Agreement. Immediately following execution and delivery of this Agreement by the Parties, Parent shall cause the sole stockholder of Merger Sub, to adopt this Agreement and, promptly thereafter, deliver to the Company a copy of the written consent reflecting the adoption of this Agreement by the sole stockholder of Merger Sub or the minutes of the stockholders meeting of Merger Sub at which this Agreement was adopted.

Section 6.16 Employee Matters.

(a) For 12 months following the Effective Time, Parent shall, and shall cause its Affiliates, the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms all employment agreements of the Company or any of its Subsidiaries, except in the event the individuals covered under such agreements enter into new agreements with Parent, the Surviving Corporation or their Affiliates that supersede or change the terms of such employment agreements. If any Continuing Employee becomes covered by any employee benefit plan sponsored by Parent or any of its Affiliates or Parent or Surviving Corporation make any material change to a Company Plan that was in effect as of the date hereof (collectively, the “Continuing Employee Plans”) (i) Parent shall cause any such Continuing Employee Plans to recognize the service with the Company and its Subsidiaries prior to the Effective Time (to the extent such service was recognized by the Company and its Subsidiaries under the Company Plans) of each individual employed by the Company or one of its Subsidiaries immediately prior to the Effective Time and who remains in the employment of the Surviving Corporation or one of its Subsidiaries or Affiliates (each, a “Continuing Employee”) for all purposes of vesting, eligibility and benefit entitlement; and (ii) for 12 months following the Effective Time, Parent shall cause each Continuing Employee Plan that actually covers any Continuing Employee following the Effective Time to waive pre-existing condition limitations to the extent waived or not applicable under the analogous Company Plan relating to such Continuing Employee, and Parent shall cause such Continuing Employees to be given credit under such Continuing Employee Plans for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Continuing Employee Plan. The foregoing shall not apply to the extent such service credit would result in a duplication of benefits for the same period or is not permitted by the applicable third party benefit provider under the terms and conditions of such Continuing Employee Plan.

(b) For 12 months following the Effective Time, Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) to pay to Continuing Employee whose service with Parent and its Subsidiaries and Affiliates is terminated during such 12 month period, severance benefits that are no less favorable than those provided to such Continuing Employee under the terms of any Company severance plan or program in which such individual is eligible to participate as of the date of this Agreement, in each case, that is listed on Section 6.16 of the Company Disclosure Schedule. Without limiting the foregoing, for a period of 12 months following the Effective Time, Parent agrees to cause the Surviving Corporation to perform its obligations under the InSite Vision Incorporated Severance Plan and the InSite Vision Incorporated Change in Control Plan, copies of which have been made available to Parent.

(c) No provision of this Agreement shall (i) create any right in any employee to continued employment by Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof, or preclude the ability of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof to terminate the employment of any employee for any reason or (ii) except as set forth in Section 6.16(a) and (b), require Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof, to continue any Company Plan or prevent the amendment, modification, or termination thereof in accordance with the plan terms after the Closing Date. This Section 6.16 shall be binding upon and shall inure solely to the benefit of each of the Parties, and nothing in this Section 6.16, express or implied, is intended to confer upon any person any rights or remedies of any nature whatsoever under or by reason of this Section 6.16 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, arrangement or policy of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof.

Section 6.17 14d-10 Matters. Prior to the Acceptance Time and to the extent permitted by applicable Law, the compensation committee of the Company Board, at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding that has been or will be entered into by Merger Sub, the Company or their respective Affiliates with any of the officers, directors or employees of the Company pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to the Obligations of Each Party. The obligations of each of the Parties to consummate the Merger shall be subject to the satisfaction (or waiver by the Company and Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) If the adoption of this Agreement by the Company Stockholders is required by applicable Law, this Agreement shall have been duly adopted by the Company Stockholder Approval.

(b) No outstanding judgment, injunction, order or decree of a competent Governmental Authority shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that prohibits, enjoins or makes illegal the consummation of the Merger.

(c) If the Offer Conditions have been satisfied, Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer; provided, however, that neither Parent nor Merger Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

Section 7.2 Conditions to Obligation of the Company to Effect the Merger. Only if the Acceptance Time shall not have occurred, the obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of Parent set forth in Article V (other than Section 5.1, Section 5.2, Section 5.3(a) and Section 5.5) shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Merger Closing as though made at and as of such times, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect on Parent, and (ii) the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3(a) and Section 5.5 shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Merger Closing as though made at and as of such times; provided, however, that with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) and (ii) above, as applicable) only as of such date or period.

(b) Each of Parent and Merger Sub shall have performed in all material respects their obligations and agreements and shall have complied in all material respects with the covenants to be performed and complied with by it under this Agreement at or prior to the Merger Closing.

(c) Parent shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer of Parent to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

Section 7.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. Only if the Acceptance Time shall not have occurred, the obligations of Parent and Merger Sub to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Article IV (other than Section 4.1, Section 4.2, Section 4.3, Section 4.4(a), Section 4.5(a), Section 4.7(a), Section 4.15, Section 4.22 and Section 4.25) shall be true and correct (without regard to “materiality” Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Merger Closing as though made at and as of such times, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect on the Company, (ii) the representations and warranties set forth in Section 4.4(a) shall be true and correct (without regard to “materiality” Material Adverse Effect and similar qualifiers contained in such representations and warranties), except for any de minimis inaccuracies and other than with respect to any issuances permitted pursuant to this Agreement at and as of the date of this Agreement and at and as of the Merger Closing as though made at and as of such times, (iii) the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.5(a), Section 4.15 and Section 4.22 shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Merger Closing as though made at and as of such times and (iv) the representations and warranties set forth in Section 4.6(a) and Section 4.25 shall be true and correct at and as of the Merger Closing as if made at and as of such time; provided, however, that with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv) above, as applicable) only as of such date or period.

(b) The Company shall have performed in all material respects its obligations and agreements under this Agreement and shall have complied in all material respects with the covenants to be performed and complied with by it under this Agreement at or prior to the Merger Closing.

(c) Since the date of this Agreement, there shall not have occurred any Events that have had or would have a Material Adverse Effect on the Company.

(d) The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by the Chief Financial Officer of the Company to the effect that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(c) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the Company Stockholders:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a competent Governmental Authority enjoining the Company or Parent from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its commercially reasonable efforts to render inapplicable such Law or regulation or remove such judgment, injunction, order or decree as required by Section 6.7;

(c) by either the Company or Parent if neither the Acceptance Time nor the Effective Time shall have occurred on or before 11:59 p.m. Eastern Time on January 29, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose material breach of any representation, warranty covenant or obligation under this Agreement has been the cause of or resulted in the failure of such time to occur on or before the End Date;

(d) by Parent prior to the earlier of the Acceptance Time and obtaining the Company Stockholder Approval (i) at any time following an Adverse Recommendation Change by the Company Board, or (ii) if after the date of this Agreement a Company Acquisition Proposal is publicly announced or disclosed (or any person shall have publicly announced an intention (whether or not conditional) to make such Company Acquisition Proposal) and the Company Board fails to affirm the Company Board Recommendation within five Business Days after receipt of a written request from Parent to do so with respect to such Company Acquisition Proposal (provided, however, that in no event will the Company Board be required to affirm the Company Board Recommendation more than once with respect to any particular Company Acquisition Proposal or more than once with respect to a material amendment thereof);

(e) by Parent or the Company if the Company Stockholders Meeting has concluded (including after taking into account any adjournment or postponement thereof), the Company Stockholders voted and the Company Stockholder Approval shall not have been obtained;

(f) by Parent or the Company if prior to the earlier of the Acceptance Time or the Effective Time there shall have been a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any Event shall have occurred, which breach or Event would result in the failure of one or more of the conditions set forth in Section 7.2(a) or Section 7.2(b) (in the case of a breach by, or Event with respect to, Parent) or clauses (b), (c) or (d) of Annex A (in the case of a breach by, or Event with respect to, the Company) to be satisfied on or prior to the End Date, and such breach or Event shall not be capable of being cured or shall not have been cured by the earlier of (i) the End Date and (ii) 30 Business Days after detailed written notice thereof shall have been received by the Party alleged to be in breach or with respect to which an Event is alleged to have occurred, provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(f) is not then in material breach of any representation, warranty or covenant under this Agreement;

(g) by Parent prior to the earlier of the Acceptance Time and the receipt of the Company Stockholder Approval if there shall have been a material breach by the Company under Section 6.4(a); or

(h) by the Company in accordance with Section 6.4(g).

The Party desiring to terminate this Agreement pursuant to clauses (b)-(h) of this Section 8.1 will give written notice of such termination to the other Parties in accordance with Section 9.7, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of Section 6.3(d), this Section 8.2 and Article IX, shall terminate and become void and have no effect, without any liability on the part of any Party or its directors, officers or stockholders with respect thereto. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any Party to this Agreement of liability for any breach of any representation or warranty known by the Party making such representation or warranty to be materially untrue or any willful or intentional breach of any covenant or agreement set forth in this Agreement. In the case of the preceding sentence, the non-breaching Party shall be entitled to seek damages based on what such Party believes to be an appropriate theory of damages. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.

(b) If this Agreement is terminated by Parent pursuant to Section 8.1(d) or Section 8.1(g) (or is terminated by the Company or Parent pursuant to Section 8.1(e) at a time when this Agreement was terminable pursuant to Section 8.1(d)), then the Company will, within three Business Days following any such termination, pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent a termination fee in an amount equal to $2,667,000 (the “Termination Fee”). If this Agreement is terminated by Parent pursuant to Section 8.1(d) or Section 8.1(g), then the Company will, concurrently with payment of the Termination Fee, pay an amount to Parent equal to the QLT Termination Fee Amount.

(c) If this Agreement is terminated by the Company pursuant to Section 8.1(h), then the Company will, concurrently with such termination, pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent an amount equal to the Termination Fee.

(d) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) (solely in the event that neither the Acceptance Time has occurred and nor has the Company Stockholder Approval been obtained) or Section 8.1(e), and (i) (A) in the case of a termination pursuant to Section 8.1(c), prior to the termination of this Agreement and (B) in the case of a termination pursuant to Section 8.1(e), after the date of this Agreement but prior to the Company Stockholders Meeting (including any adjournment or postponement thereof) at which the Company Stockholder Approval was not obtained, a Company Acquisition Proposal was publicly announced or disclosed (or any person shall have publicly announced an intention to make such Company Acquisition Proposal) and (ii) within 12 months after the date of such termination, the Company enters into a definitive and binding agreement to engage in a Company Competing Transaction or consummates a Company Competing Transaction, then the Company will, prior to the consummation of the Company Competing Transaction, pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent an amount equal to the Termination Fee plus the QLT Termination Fee Amount (provided that for all purposes under this Section 8.2(d), the references in the definition of Company Competing Transaction to “15%” shall be deemed to be references to 50%).

(e) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(d), Section 8.1(f) (due to a breach by the Company of any covenants of the Company are set forth herein), Section 8.1(g), or Section 8.1(h), the Company shall pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent an amount equal to the QLT Termination Fee Amount (in addition to any Termination Fee that may be payable upon such termination).

(f) Parent and Merger Sub acknowledge and agree that in no event shall the Company be required to pay the Termination Fee or the QLT Termination Fee Amount (to the extent it becomes payable) on more than one occasion or in combination with one another. In the event the Termination Fee (and if applicable, the QLT Termination Fee Amount) is paid by the Company and accepted by Parent, such payment shall be the sole and exclusive remedy of Parent and its Subsidiaries, Affiliates, stockholders and Representatives and their respective successors and assigns against the Company or any of its Subsidiaries, stockholders, Affiliates or Representatives and their respective successors and assigns pursuant to this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 9.2 Expenses. Except as otherwise provided in this Agreement (including in Section 8.2), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the Party incurring or required to incur such expenses; provided that Parent shall reimburse the Company for its reasonable and documented out of pocket costs incurred in preparing, printing and mailing the Company Proxy Statement in an amount not to exceed $250,000.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.5 Specific Enforcement; Jurisdiction. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that each of the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) without regard to any bonding requirement under any applicable Law (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 8.2). In addition, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Notwithstanding the foregoing, the Parties may bring an Action in a state other than Delaware for the purposes of enforcing a judgment, injunction, order or decree issued by a judge within the State of Delaware. Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereby consents to the service of process in accordance with Section 9.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 9.7 Notices. Unless otherwise specifically provided in this Agreement, all notices and other communications hereunder shall be in writing and made in accordance with this Section 9.7, and shall be deemed given: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if personally delivered, upon personal delivery to the Party receiving notice; (c) if sent by facsimile or email of a .pdf, .tif, .gif, .jpeg or similar electronic attachment, on the Business Day transmitted so long as such notice is transmitted before 5:00 p.m. in the time zone of the receiving Party, otherwise, on the next Business Day; or (d) if sent by a nationally recognized overnight air courier (such as UPS or Federal Express), upon receipt of proof of delivery. Notice shall be provided to a Party at the following address, facsimile number or email address:

To Parent or Merger Sub:

Ranbaxy, Inc.

c/o Sun Pharmaceutical Industries Ltd.

201 Main St., 6th Floor

Fort Worth, TX 76102

Facsimile:	(978) 909-2871
Attention:	Jerry St. Peter, Vice President & Head Ophthalmic Business
Email:	jerry.stpeter@sunpharma.com

with copies to (which shall not constitute notice):

Sun Pharmaceutical Industries Limited

Sun House

201-B/1 Western Express highway

Goregaon (East)

Mumbai, Maharashtra

India 400063

Facsimile:	+91 22 4324 4343
Attention:	Uday Baldota
Email:	uday.baldota@sunpharma.com

and

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Facsimile:	(212) 848-7179
Attention:	David Connolly
Email:	david.connolly@shearman.com

To the Company:

InSite Vision Incorporated

965 Atlantic Avenue

Alameda California 94501

Facsimile:	(510) 865-5700
Attention:	Timothy Ruane
Email:	truane@insite.com

with copies to (which shall not constitute notice):

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

Facsimile:	650.739.3900
Attention:	Timothy Curry and Jonn R. Beeson
Email:	tcurry@jonesday.com and
jbeeson@jonesday.com

Any Party may notify any other Party of any changes to the address or any of the other details specified in this Section 9.7; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties. Subject to the first sentence of this Section 9.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement. This Agreement, together with the exhibits, annexes and schedules hereto (including the Company Disclosure Schedules) and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the Parties.

Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub; provided, however, that after receipt, if required by applicable Law, of the Company Stockholder Approval, no amendment, modification or supplement of this Agreement shall be made unless, to the extent required by applicable Law, approved by the Company Stockholders. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, each Company Indemnified Party shall be an express third Party beneficiary of and shall be entitled to rely upon Section 6.9, 8.2 and 9.5 and this Section 9.13.

Section 9.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if”. The use of the word “or” is not intended to be exclusive unless expressly indicated otherwise. All references in this Agreement to “dollars” or “$” shall mean United States Dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. For any matter under this Agreement requiring the consent or approval of any Party to be valid and binding on the

Parties, such consent or approval must be in writing and executed and delivered to the other Parties by a person duly authorized by such Party to do so. Notwithstanding anything to the contrary elsewhere in this Agreement, unless expressly indicated otherwise in this Agreement, (a) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the Original Execution Date, and (b) the date on which the representations and warranties set forth in Article III and Article IV are made shall not change as a result of the execution of this Agreement and shall be made as of such dates as they were in the Original Merger Agreement, it being agreed that if any such representations and warranties are not expressly made as of another date such representations and warranties shall be made as of the Original Execution Date.

Section 9.15 Definitions.

(a) General Definitions. References in this Agreement to “Subsidiaries” of any Party means any corporation, partnership, association, trust or other form of legal entity of which (i) 50% or more of the voting power of the outstanding voting securities are directly or indirectly owned by such Party or (ii) such Party or any Subsidiary of such Party is a general partner. References in this Agreement (except as specifically otherwise defined) to “Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is “under common control with”, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Authority, and any permitted successors and assigns of such person.

(b) Certain Specified Definitions. As used in this Agreement:

(i) “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Mumbai, India or New York, New York are authorized or required by Law to close.

(ii) “Code” means the Internal Revenue Code of 1986, as amended.

(iii) “Company Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company and its Subsidiaries.

(iv) “Company Stock Plans” means the InSite Vision Incorporated 1994 Stock Option Plan, as amended and restated as of December 15, 1997 and the InSite Vision Incorporated 2007 Performance Incentive Plan.

(v) “Copyrights” shall mean all copyrights, whether or not registered, and all pending applications for registration of the same.

(vi) “ERISA” means Employee Retirement Income Security Act of 1974, as amended.

(vii) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

(viii) “Exchange Act” means the Securities Exchange Act of 1934.

(ix) “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

(x) “FDCA” shall mean the Federal Food, Drug, and Cosmetic Act, and all related rules, regulations and guidelines.

(xi) “Fully Diluted Basis” means, as of any date, (A) the number of shares of Company Common Stock issued and outstanding, plus (B) the number of shares of Company Common Stock that the Company is then required or may be required to issue under any employee stock option or other benefit plans, warrants, options or other securities convertible or exchangeable into or exercisable for shares of Company Common Stock (assuming all options and other rights to acquire or obligations to issue such shares of Company Common Stock are fully vested and exercisable, but in each case, excluding (1) all Company Options that are to be canceled as of the Effective Time in accordance with Section 3.3(a), (2) shares of Company Common Stock subject to Company Warrants that have an exercise price that is equal to or greater than the Offer Price, and (3) shares of Company Common Stock that may be subject to the Top-Up Option.

(xii) “Governmental Authority” means any federal, state, provincial, territorial, municipal, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral tribunal, mediator, administrative agency or commission or other governmental authority or regulatory body, agency, instrumentality or authority, domestic or foreign, or any national securities exchange or national quotation system or any SRO.

(xiii) “Indebtedness” means, with respect to any person, without duplication, as of the date of determination (A) all obligations of such person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (D) all lease obligations of such person capitalized on the books and records of such person, (E) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby have been assumed, (F) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon, and (H) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than a wholly owned Subsidiary of such person.

(xiv) “Intellectual Property” shall mean all intellectual property rights of any kind, whether in the United States or in any other foreign jurisdiction, in the following:

(A) Patents;

(B) Trademarks;

(C) Copyrights;

(D) domain names and URLs;

(E) all technical information, know-how and data, including, without limitation, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis there; and

(F) computer software, including, without limitation, computer software embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

(xv) “Intervening Event” means a material development or change in circumstances in the business, results of operations or financial condition of the Company and its Subsidiaries (other than and not related to (A) a Company Acquisition Proposal or (B) a development or change in circumstances related to the marketing or development of BromSiteTM or (C) a development or change in circumstances relating to the availability of financing or capital or the terms thereof) that was neither known to nor reasonably foreseeable by the Company Board on or prior to the date of this Agreement.

(xvi) “Knowledge” means actual knowledge after due inquiry of, with respect to the Company, the individuals listed on Section 9.15(b)(xvi) of the Company Disclosure Schedule.

(xvii) A “Material Adverse Effect” with respect to any Party shall be deemed to occur if any event, change or effect (an “Event”), individually or in the aggregate with other such Events, has occurred that has a material adverse effect on the financial condition, business or results of operations of such Party and its Subsidiaries, taken as a whole or prevent the ability of such Party to consummate the Transactions; provided, however, that a Material Adverse Effect with respect to any Party shall not include any Event directly or indirectly arising out of or attributable to: (A) any decrease in the market price of the Company Common Stock, in the case of the Company (but in such case any Event underlying such decrease may be taken into account in determining whether there has been a Material Adverse Effect unless excluded by another clause of this definition); (B) changes in GAAP, applicable Law or accounting standards, or in any interpretation of GAAP, applicable Law or accounting standards; (C) the failure, in and of itself, of Parent or the Company, as the case may be, to meet any expected or projected financial or operating performance target publicly announced or provided to the other Party prior to the date of this Agreement, as well as any change, in and of itself, by Parent or the Company, as the case may be, in any expected or projected financial or operating performance target as compared with any target publicly announced or provided to the other Party prior to the date of this Agreement, but in each case any Event underlying such failure or change may be taken into account in determining whether there has been a Material Adverse Effect unless excluded by another clause of this definition; (D) any changes or developments in United States or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting United States or global financial or securities markets; (E) any reduction in (1) the credit rating or credit worthiness of a Party or any of its Subsidiaries or (2) in the credit rating of any Indebtedness or capital stock or other security of a Party (but in either case any Event underlying such decrease may be taken into account in determining whether there has been a Material Adverse Effect unless excluded by another clause of this definition); (F) any changes or developments resulting from the announcement of this Agreement, including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors (provided that the exceptions in subclauses (B) and (D) shall not apply to the extent that Parent or the Company, as the case may be, and their respective Subsidiaries are materially disproportionately affected thereby compared to other participants in the industry or industries in which they operate); or (G) with respect to the Company, the termination of the QLT Merger Agreement.

(xviii) “Patents” shall mean all patents and patent applications (including provisional applications) and all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

(xix) “Permitted Lien” means (A) any Lien for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (B) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice, (C) Liens imposed or promulgated by applicable Law or any Governmental Authority with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (E) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use of the respective leased real property of the Company and its Subsidiaries (in the case of the Company) or owned real property or leased real property of Parent and its Subsidiaries (in the case of Parent) or otherwise materially impair the business operations of the Company and its Subsidiaries (in the case of the Company) or Parent and its Subsidiaries (in the case of Parent), (F) purchase money Liens securing rental payments under capital lease arrangements, (G) other encumbrances arising by operation of Law that are immaterial in amount to the Company and its Subsidiaries (in the case of the Company) or Parent and its Subsidiaries (in the case of Parent), taken as a whole, and are not yet due and payable arising in the ordinary course of business, (H) Liens arising from or related to the Parent Secured Note; and (I) Liens set forth in Section 9.15(b)(xix) of the Company Disclosure Schedule.

(xx) “Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority along with all applications therefor, whether in the United States or in any other foreign jurisdiction, including all Patents, Copyrights, Trademarks and domain names.

(xxi) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(xxii) “Representatives” means, with respect to any person, all directors, officers, employees, financial advisors, attorneys, accountants or other agents of such person.

(xxiii) “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

(xxiv) “Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

(xxv) “Trademarks” means all trademarks, trade names, service marks, designs, logos, trade dress, trade styles, domain names, and other source or business identifiers, whether or not registered, together with all goodwill symbolized by any of the foregoing, and all registrations, applications for registration, renewals and extensions of any of the foregoing.

(xxvi) “Transactions” means the Merger, the Offer and the Top-Up Option and all other transactions and agreements contemplated by this Agreement.

Index of Defined Terms

Acceptable Confidentiality Agreement	Section 6.4(d)
Acceptance Time	Section 1.3(a)
Action	Section 4.14
Adverse Recommendation Change	Section 6.4(f)
Affiliates	Section 9.15(a)
Agreement	Preamble
Anti-bribery Laws	Section 4.9(b)
Book-Entry Shares	Section 3.1(a)(iii)
Business Day	Section 9.15(b)(i)
Cancelled Shares	Section 3.1(a)(ii)
Certificate	Section 3.1(a)(iii)
Certificate of Merger	Section 2.3
Change in Recommendation Notice	Section 6.4(i)

Closing Date	Section 2.2
Code	Section 9.15(b)(ii)
Company	Preamble
Company Acquisition Agreement	Section 6.4(a)
Company Acquisition Proposal	Section 6.4(a)
Company Board	Recitals
Company Board Recommendation	Section 4.21
Company Common Stock	Section 4.4(a)
Company Competing Transaction	Section 6.4(b)
Company Covenant Individuals	Section 6.1(b)(L)
Company Disclosure Schedule	Article IV
Company Indemnified Party	Section 6.9(a)
Company Intellectual Property	Section 9.15(b)(iii)
Company Option	Section 3.3(a)
Company Organizational Documents	Section 4.1
Company Permits	Section 4.18
Company Plans	Section 4.16(a)
Company Preferred Stock	Section 4.4(a)
Company Proxy Statement	Section 6.5(a)
Company SEC Documents	Section 4.7(a)
Company Stock Plans	Section 9.15(b)(iv)
Company Stockholder Approval	Section 4.3
Company Stockholders	Recitals
Company Stockholders Meeting	Section 6.5(b)
Company Subsidiary Organizational Documents	Section 4.2
Company Superior Proposal	Section 6.4(e)
Company Warrants	Section 3.3(b)
Confidentiality Agreement	Section 6.3(d)
Consents	Section 6.6(a)
Continuing Employees	Section 6.16(a)
Contract	Section 4.17
control	Section 9.15(a)
controlled by	Section 9.15(a)
Copyrights	Section 9.15(b)(v)
Debarred	Section 4.24(h)
DGCL	Section 2.1
Dissenting Shares	Section 3.5
Fairness Opinion	Section 4.20
Effective Time	Section 2.3
End Date	Section 8.1(c)
Environmental Laws	Section 4.19
Environmental Permit	Section 4.19
ERISA Affiliate	Section 9.15(b)(vi)
Event	Section 9.15(b)(xvii)
Exchange Act	Section 9.15(b)(viii)
Expiration Date	Section 1.1(d)
FDA	Section 9.15(b)(ix)
FDCA	Section 9.15(b)(x)
GAAP	Section 4.7(a)
General Enforceability Exceptions	Section 4.3
Governmental Authority	Section 9.15(b)(xi)
Hazardous Materials	Section 4.19

Indebtedness	Section 9.15(b)(xiii)
Independent Director	Section 1.3(a)
Initial Expiration Date	Section 1.1(d)
Insurance Policies	Section 4.23
Intellectual Property	Section 9.15(b)(xiv)
Intervening Event	Section 9.15(b)(xv)
Knowledge	Section 9.15(b)(xvi)
Law	Section 4.5(c)
Laws	Section 4.5(c)
Letter of Transmittal	Section 3.2(c)
Lien	Section 4.5(b)
Material Adverse Effect	Section 9.15(b)(xvii)
Material Company Contract	Section 4.17
Measurement Date	Section 4.4(a)
Merger	Recitals
Merger Closing	Section 2.2
Merger Consideration	Section 3.1(a)(iii)
Merger Sub	Preamble
Minimum Condition	Section 1.1(a)
Negotiation Period	Section 6.4(i)
Offer	Recitals
Offer Conditions	Section 1.1(a)
Offer Documents	Section 1.1(h)
Offer Price	Recitals
Offer to Purchase	Section 1.1(c)
Original Execution Date	Preamble
Original Merger Agreement	Preamble
Parent	Preamble
Parent Organizational Documents	Section 5.1
Parent Secured Note	Recitals
Parties	Preamble
Party	Preamble
Patents	Section 9.15(b)(xviii)
Paying Agent	Section 3.2(a)
Payment Fund	Section 3.2(b)
Permitted Lien	Section 9.15(b)(xix)
person	Section 9.15(a)
Promissory Note	Section 1.4(a)
Proxy Date	Section 6.5(b)
Proxy Statement Clearance Date	Section 6.5(b)
Offer Termination	Section 1.1(i)
QLT	Recitals
QLT Merger Agreement	Recitals
QLT Termination Fee Amount	Recitals
Registered IP	Section 9.15(b)(xx)
Release	Section 9.15(b)(xxi)
Representatives	Section 9.15(b)(xxii)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(h)
SEC	Section 1.1(e)
Securities Act	Section 4.7(a)
Short Form Threshold	Section 1.5

SRO	Section 9.15(b)(xxiii)
Subsidiaries	Section 9.15(a)
Surviving Corporation	Section 2.1
Tail Cap	Section 6.9(b)
Tax Returns	Section 4.10(e)(i)
Taxes	Section 4.10(e)(ii)
Taxing Authority	Section 9.15(b)(xxiv)
Termination Fee	Section 8.2(b)
Top-Up Exercise Notice	Section 1.4(c)
Top-Up Notice Receipt	Section 1.4(c)
Top-Up Option	Section 1.4(a)
Top-Up Option Shares	Section 1.4(a)
Trademarks	Section 9.15(b)(xxv)
Transactions	Section 9.15(b)(xxv)
under common control with	Section 9.15(a)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

INSITE VISION INCORPORATED

By:	/s/ Timothy Ruane
Name: Timothy Ruane
Title: Chief Executive Officer

[Signature Page to Amended and Restated Merger Agreement]

RANBAXY, INC.

By:	/s/ Zvi Albert
Name: Zvi Albert
Title: Chief Financial Officer

THEA ACQUISITION CORP.

By:	/s/ Zvi Albert
Name: Zvi Albert
Title: Treasurer

[Signature Page to Amended and Restated Merger Agreement]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[●]

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

A. The name of the Corporation is [●]. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 3, 1987.

B. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

C. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Corporation’s Certificate of Incorporation.

D. The text of such Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is [●] (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808. The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “General Corporation Law”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock, par value $0.01 per share.

ARTICLE V

DIRECTORS

(1) Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the bylaws of the Corporation.

(2) To the fullest extent permitted by the General Corporation Law of Delaware as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

(1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(3) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections (1) and (2) of this Article VI, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(4) Any indemnification under Sections (1) and (2) of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in such Sections (1) and (2). Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination: (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) by the stockholders of the Corporation.

(5) Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VI. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the Corporation or by persons serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

(6) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(7) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Section 145 of the General Corporation Law.

(8) For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(9) For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

(10) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VII

BYLAWS

The directors of the Corporation shall have the power to adopt, amend or repeal bylaws.

ARTICLE VIII

REORGANIZATION

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision of this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights conferred on stockholders, directors, officers and other persons in this Certificate of Incorporation are subject to this reserved power.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has duly executed this Amended and Restated Certificate of Incorporation on behalf of the Corporation on this [    ] day of [        ], [        ].

By:	/s/ [ ]
Name: [ ]
Title: [ ]

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex A and not otherwise defined herein have the meanings assigned to them in the Agreement and Plan of Merger to which this Annex A is attached (the “Agreement”).

The obligation of Merger Sub to accept for payment and pay for shares of the Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the conditions set forth in clauses “(a)” through “(f)” below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Merger Sub shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered shares of the Company Common Stock, and, to the extent permitted by the Agreement, may terminate the Offer: (i) upon termination of the Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 1.1(e) of the Agreement) or amend the Offer as otherwise permitted by this Agreement, if: (A) the Minimum Condition shall not be satisfied by 12:00 midnight, Eastern Time, at the end of the day on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(a)” through “(f)” below shall not be satisfied or waived in writing by Parent:

(c) There is no outstanding judgment, injunction, order or decree of a competent Governmental Authority shall have been entered and shall continue to be in effect, and no Law has been adopted or be effective, in each case that prohibits, enjoins or makes illegal the consummation of the Merger;

(d) the representations and warranties of the Company set forth in Article IV (other than Section 4.1, Section 4.2, Section 4.3, Section 4.4(a), Section 4.5(a), Section 4.7(a), Section 4.15, Section 4.22 and Section 4.25) shall be true and correct (without regard to “materiality” Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the Expiration Date as though made at and as of such time, except for such failures to be true and correct as would not have, in the aggregate, a Material Adverse Effect on the Company, (ii) the representations and warranties set forth in Section 4.4(a) shall be true and correct (without regard to “materiality” Material Adverse Effect and similar qualifiers contained in such representations and warranties), except for any de minimis inaccuracies and other than with respect to any issuances permitted pursuant to the Agreement at and as of the Expiration Date as though made at and as of such time, (iii) the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.5(a), Section 4.15 and Section 4.22 shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the Expiration Date as though made at and as of such time and (iv) the representations and warranties set forth in Section 4.6(a) and Section 4.25 shall be true and correct at and as of the Expiration Date as if made at and as of such time; provided, however, that with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv) above, as applicable) only as of such date or period;

(e) the Company shall have performed in all material respects its obligations and agreements under the Agreement and shall have complied in all material respects with the covenants to be performed and complied with by it under this Agreement at or prior to the Expiration Date;

(f) since the date of the Agreement, there shall not have occurred any Events that have had or would have a Material Adverse Effect on the Company;

(g) the Company shall have furnished Parent with a certificate dated the Expiration Date signed on its behalf by the Chief Financial Officer of the Company to the effect that the conditions set forth in clauses (b), (c) and (d) of this Annex A have been satisfied; and

(h) the Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived in writing (as permitted by applicable Law) by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Agreement; provided that in no event may Parent or Merger Sub waive the Minimum Condition. Any reference in this Annex A or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived in writing (where permitted by applicable Law). The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ANNEX B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

June 7, 2015

Board of Directors

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, CA 94501

Members of the Board of Directors:

Roth Capital Partners, LLC (“Roth” or “We”) understands that InSite Vision Incorporated (“InSite”, “Company” or “Isotope”), QLT, Inc. (“QLT”, “Parent” or “Quest”) and a wholly-owned indirect subsidiary of the Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 1, 2015 (the “Merger Agreement”), which provides among other things, for Merger Sub to be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned indirect subsidiary of Parent. Pursuant to the Merger, (i) each share of common stock, par value $0.01 per share, of InSite (“Company Common Stock”), other than shares of such common stock held in treasury or shares held by QLT or its subsidiaries, will be converted into the right to receive 0.048 of a share (“Exchange Ratio”) of QLT common stock (“Parent Common Stock”), (the “Merger Consideration”); and (ii) each Company warrant that is outstanding will either, at the option of the holder thereof, be exchanged for cash based on its Black-Scholes value, or be rolled over and become exercisable for Parent Common Stock after adjusting for the exercise price and underlying Parent Common Stock in accordance with the Exchange Ratio (together, “Aggregate Merger Consideration”).

You have asked us to render our opinion on whether, as of the date hereof, the Merger Consideration to be issued by QLT is fair from a financial point of view to the current holders of InSite Common Stock.

For purposes of the opinion set forth herein, we have, among other things, reviewed the Merger Agreement and also:

(i)	reviewed certain publicly available business and financial information of InSite and QLT, that we assume to be prepared on a best practices basis and believe to be relevant to our inquiry;

(ii)	reviewed certain other financial and operating data, assuming such data was reasonably prepared on a best practices basis, concerning InSite and QLT;

(iii)	discussed the past and current operations, financial condition and prospects of InSite and QLT with management of InSite and the advisors to InSite and QLT, respectively;

(iv)	reviewed the reported prices and trading activity during the twelve month period ending June 4, 2015 of Company Common Stock;

(v)	reviewed the reported prices and trading activity for the twelve month period ending June 4, 2015 of Parent Common Stock;

(vi)	compared the financial performance of InSite and QLT with that of certain publicly traded companies we deemed relevant;

(vii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant; and

InSite Vision Incorporated

June 7, 2015

(viii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which we deemed relevant. The scope of our review and analyses is limited and nothing contained herein is intended to expand such scope except as expressly provided herein. We did not use any projected financial information provided from InSite or QLT.

In conducting our review and arriving at our opinion, with your consent, we have not independently verified, nor have we assumed responsibility or liability for independently verifying any of the foregoing information and we have assumed and relied upon such information being accurate and complete in all material respects, and we have further relied upon the express assurances of InSite management and the advisors of InSite and QLT that they, each respectively, are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any material respect. We relied on InSite management, as well as each company’s advisors, to advise us if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with regard to any projections or the assumptions on which they were based and did not use any projections provided by InSite or QLT for performing our analyses. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, of either InSite or QLT, nor have we been furnished with any such valuation or appraisal. In addition, we have not assumed, with your express permission, any obligation to conduct, nor have we conducted any physical inspection of the properties or facilities of InSite or QLT.

In performing our analyses, with your consent, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of InSite. The analyses performed by us are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by us with respect to our opinion and do not form a part of this opinion.

We also have assumed, with your consent, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and in compliance with all applicable federal, state and local statutes, rules, regulations and ordinances, that the representations and warranties of each party, as qualified by each parties’ disclosure schedules in the Merger Agreement are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by such party under such agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no modification, delay, limitation, restriction or condition will be imposed.

Our opinion only addresses whether the Merger Consideration payable pursuant to the Merger Agreement is fair, from a financial point of view, to the current holders of InSite Common Stock, and our opinion does not in any manner address any other aspect or implication of the Merger or any agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger or otherwise. Our opinion also does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for InSite, the underlying business decision of InSite to proceed with the Merger, or the effects of any other transaction in which InSite or QLT might engage. The issuance of this opinion was approved by an authorized

InSite Vision Incorporated

June 7, 2015

internal committee. Our opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to us on, the date hereof. We express no opinion as to the underlying valuation (including the methodology thereof and the utilization or use of any blended or combined methodology), future performance or long-term viability of InSite or QLT. Further, we express no opinion as to what the value of the shares of Parent Common Stock actually will be upon consummation of the Merger or the prices at which shares of Parent Common Stock will trade at any time. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

We will receive a fee for our services upon notifying InSite management that we are prepared to deliver this letter. We will not receive any other payment or compensation contingent upon the consummation of the Merger. We may perform financial services for InSite or QLT and its affiliates in the future and, in such case, expect to receive customary fees for such services. InSite has agreed to indemnify us for certain liabilities and other items arising out our engagement.

Roth, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Accordingly, we may have a conflict of interest with InSite by virtue thereof. For example, we and our affiliates may in the future provide investment banking and other financial services to InSite or QLT for which we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity securities, or other interests or securities of InSite or QLT, and, accordingly, may at any time hold a long or a short position in such securities. Specifically Ted Roth, our President and a member of our Board of Directors, owns 10,000 shares of common stock of the Company.

It is understood that this opinion is solely for the use and benefit of the Board of Directors of InSite (the “Board”) (solely in its capacity as such) in connection with its evaluation of the financial terms of the Merger and may not be relied upon by any other person (including, without limitation, security holders of InSite) or used for any other purpose without our prior written consent in each instance. This opinion should not be construed as creating any fiduciary duty on Roth’s part to any party. This opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger, or as to the specific economic benefits that may ultimately be enjoyed by InSite or its shareholders as our opinion does not address the underlying business decisions of InSite to effect the Merger or the merits of any such transactions as opposed to our analysis. This opinion may not be disclosed, reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any references to Roth or any of its affiliates be made without our prior written consent except that this letter may be reproduced in its entirety, if required, in a proxy statement or other form filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, provided that this letter is reproduced in such filing in full and that any description of or reference to us or summary of this letter in such filing will be in a form reasonably acceptable to us and our counsel. It is understood that we have no obligation to update this opinion as future events may change the underlying assumptions and analyses. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

InSite Vision Incorporated

June 7, 2015

On the basis of and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof and based on current market conditions that the Merger Consideration payable pursuant to the Merger Agreement is fair, from a financial point of view, to the current holders of InSite.

Very truly yours,

Roth Capital Partners, LLC

ANNEX D

Form of Proxy Card

INSITE VISION INCORPORATED

965 ATLANTIC AVENUE

ALAMEDA, CALIFORNIA 94501

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INSITE VISION

INCORPORATED FOR ITS SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                     , 2015

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of InSite Stockholders to be held on                     , 2015 and the accompanying proxy statement, and appoints each of Timothy Ruane, Louis Drapeau and Lyle M. Bowman as proxies of the undersigned, with full power of substitution, to vote all shares of common stock of InSite Vision Incorporated (the “Company”), which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders of the Company to be held at the principal executive offices of the Company, 965 Atlantic Avenue, Alameda, California, 94501 on                     , 2015 at 10:00 a.m., local time (the “Special Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

The Board of Directors of the Company recommends a vote FOR each proposal. This proxy, when properly executed, will be voted in the manner directed herein. THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 IF NO SPECIFICATION IS MADE.

(Continued and to be signed on reverse side)

INSITE VISION INCORPORATED 965 ATLANTIC AVENUE ALAMEDA, CA 94501

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

D-1

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors of the Company recommends you vote FOR proposals 1, 2 and 3.

		For	Against	Abstain
1.	Adoption of the Agreement and Plan of Merger, dated September 15, 2015, as amended and restated on September 28, 2015, among InSite Vision Incorporated, Ranbaxy, Inc. and Thea Acquisition Corp.	☐	☐	☐

2.	The approval of a non-binding, advisory basis, the compensation payments that will or may be made by InSite to its named executive officers in connection with the Merger.	☐	☐	☐

3.	The adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the special meeting.	☐	☐	☐

D-2